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Exhibit 99.1

[                  ], 2015

Dear Ventas Stockholder:

        We are pleased to inform you that on July 30, 2015, the board of directors of Ventas, Inc. ("Ventas") declared the distribution of all of the Ventas-owned shares of common stock of Care Capital Properties, Inc. ("CCP'), a wholly owned subsidiary of Ventas, to the Ventas stockholders. CCP will hold, directly or indirectly, Ventas's interests in 355 skilled nursing facilities and other healthcare assets operated by private regional and local care providers.

        This transaction creates two separate companies with distinct and focused strategies, strong balance sheets and experienced management teams. Independently, both CCP and Ventas will be well positioned to grow and create value for stockholders.

        The distribution of shares of CCP common stock will occur on August 17, 2015 by way of a pro rata special dividend to Ventas stockholders. Each Ventas stockholder will be entitled to receive one share of CCP common stock for every four shares of Ventas common stock held by such stockholder as of the close of business on August 10, 2015, which is the record date for the distribution. The shares of CCP common stock will be issued in book-entry form only, which means that no physical share certificates will be issued. We expect that the separation and distribution will be tax-free to Ventas stockholders. However, any cash you receive in lieu of fractional shares generally will be taxable to you.

        Ventas stockholder approval of the distribution is not required, and you are not required to take any action to receive your shares of CCP common stock. Following the distribution, you will own shares in both Ventas and CCP. The number of shares of Ventas common stock that you own will not change as a result of this distribution. Ventas's common stock will continue to trade on the New York Stock Exchange under the symbol "VTR." CCP has been approved to list its shares of common stock on the New York Stock Exchange under the symbol "CCP."

        The information statement, which is being made available to all holders of Ventas common stock as of the record date for the distribution, describes the distribution in detail and contains important information about CCP, its business, financial condition and operations. We urge you to read the information statement carefully.

        We want to thank you for your continued support of Ventas, and we look forward to your support of CCP in the future.

Sincerely,

Debra A. Cafaro
Chairman of the Board and Chief Executive Officer

[                  ], 2015

Dear Future Care Capital Properties, Inc. Stockholder:

        It is our pleasure to welcome you as a stockholder of our company, Care Capital Properties, Inc. ("CCP"). Following the distribution of all of the shares of our common stock owned by Ventas, Inc. ("Ventas") to its stockholders, we will be a newly listed, publicly traded real estate investment trust that will own, acquire and lease skilled nursing facilities and other healthcare assets across the United States.

        Our large, diversified portfolio will initially consist of 355 high-quality assets operated by 41 private regional and local care providers. We have an independent, experienced management team and strategy focused on attractive investment opportunities with quality regional and local operators in the fragmented skilled nursing market. With a strong balance sheet, equity currency and independent access to capital markets, we aim to drive growth and create value through acquisitions and active asset management, including redevelopment.

        We invite you to learn more about CCP by reviewing the enclosed information statement. We urge you to read the information statement carefully and in its entirety. We are excited by our future prospects, and look forward to your support as a holder of CCP common stock.

Sincerely,

Raymond J. Lewis
Chief Executive Officer

PRELIMINARY AND SUBJECT TO COMPLETION, DATED JULY 30, 2015

Information contained herein is subject to completion or amendment. A Registration Statement on Form 10 relating to these securities has been filed with the U.S. Securities and Exchange Commission under the U.S. Securities Exchange Act of 1934, as amended.

INFORMATION STATEMENT

Care Capital Properties, Inc.

        This information statement is being furnished in connection with the distribution by Ventas, Inc. ("Ventas") to its stockholders of all of the Ventas-owned shares of common stock of Care Capital Properties, Inc. ("CCP"), a wholly owned subsidiary of Ventas that will hold, directly or indirectly, Ventas's interests in 355 skilled nursing facilities ("SNFs") and other healthcare assets operated by private regional and local care providers. To implement the distribution, Ventas will distribute all of the shares of CCP common stock it owns on a pro rata basis to the Ventas stockholders in a transaction that is intended to qualify as tax-free for U.S. federal income tax purposes. However, any cash you receive in lieu of fractional shares generally will be taxable to you.

        For every four shares of Ventas common stock held of record by you as of the close of business on August 10, 2015, the record date for the distribution, you will receive one share of CCP common stock. You will receive cash in lieu of any fractional shares of CCP common stock that you would have received after application of the distribution ratio described above. As discussed under "The Separation and Distribution—Trading Between the Record Date and Distribution Date," if you sell your shares of Ventas common stock in the "regular-way" market after the record date and before the distribution, you also will be selling your right to receive shares of CCP common stock in connection with the separation. We expect the shares of CCP common stock will be distributed by Ventas to you on August 17, 2015. We refer to the date of the distribution of the CCP common stock as the "distribution date."

        No vote of Ventas stockholders is required for the distribution. Therefore, you are not being asked for a proxy, and you are requested not to send Ventas a proxy, in connection with the distribution. You do not need to pay any consideration, exchange or surrender your existing shares of Ventas common stock or take any other action to receive your shares of CCP common stock.

        There is no current trading market for CCP common stock, although we expect that a limited market, commonly known as a "when-issued" trading market, will develop on or shortly before the record date for the distribution, and we expect "regular-way" trading of CCP common stock to begin on the first trading day following the completion of the distribution. CCP has applied to have its common stock authorized for listing on the New York Stock Exchange ("NYSE") under the symbol "CCP."

        CCP intends to elect and qualify to be taxed as a real estate investment trust ("REIT") for U.S. federal income tax purposes, from and after CCP's taxable year that includes the distribution. To assist CCP in qualifying as a REIT, CCP's certificate of incorporation will contain various restrictions on the ownership and transfer of its capital stock, including a provision generally prohibiting any person from beneficially owning more than 9.0% of the outstanding shares of CCP common stock or more than 9.0% of the outstanding shares of any class or series of CCP preferred stock, as determined by value or number, whichever is more restrictive. Please refer to "Description of CCP's Capital Stock—Restrictions on Ownership and Transfer."

        Following the separation, CCP will be an "emerging growth company," as defined in the Jumpstart Our Business Startups Act of 2012 (the "JOBS Act"), and, as such, is allowed to provide in this information statement more limited disclosures than an issuer that would not so qualify. In addition, for so long as CCP remains an emerging growth company, it may also take advantage of certain limited exceptions from investor protection laws such as the Sarbanes-Oxley Act of 2002, as amended (the "Sarbanes-Oxley Act"), and the Investor Protection and Securities Reform Act of 2010, for limited periods. See "Information Statement Summary—Emerging Growth Company Status."

        In reviewing this information statement, you should carefully consider the matters described under the caption "Risk Factors" beginning on page 22.

        Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this information statement is truthful or complete. Any representation to the contrary is a criminal offense.

        This information statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

The date of this information statement is [                        ], 2015.

This information statement was made available to Ventas stockholders on or about [                        ], 2015.

ii

 PRESENTATION OF INFORMATION

        Except as otherwise indicated or unless the context otherwise requires, the information included in this information statement assumes the completion of all of the transactions referred to herein in connection with the separation and distribution. Except as otherwise indicated or unless the context otherwise requires, references in this information statement to "CCP," "we," "us," "our" and "the company" refer to Care Capital Properties, Inc., a Delaware corporation, and its consolidated subsidiaries; references in this information statement to "Ventas" refer to Ventas, Inc., a Delaware corporation, and its consolidated subsidiaries; and references to CCP's historical business and operations refer to Ventas's interests in the business and operations of the SNFs and other healthcare assets that will be transferred to CCP in connection with the separation and distribution. Except as otherwise indicated or unless the context otherwise requires, all references to CCP per share data assume a distribution ratio of one share of CCP common stock for every four shares of Ventas common stock.

iii

 INFORMATION STATEMENT SUMMARY

        The following is a summary of material information disclosed in this information statement. This summary may not contain all the details concerning the separation or other information that may be important to you. To better understand the separation and CCP's business and financial position, you should carefully review this entire information statement.

        This information statement describes the businesses to be transferred to CCP by Ventas in the separation as if the transferred businesses were CCP's businesses for all historical periods described. References in this information statement to CCP's historical assets, liabilities, businesses and activities are generally intended to refer to the historical assets, liabilities, businesses and activities of the transferred businesses as the businesses were conducted as part of Ventas and its subsidiaries prior to the separation.

CCP

        CCP is a self-administered, self-managed REIT engaged in the ownership, acquisition, and leasing of SNFs and other healthcare assets operated by private regional and local care providers. We primarily generate our revenues by leasing our properties to third-party operators under triple-net leases, pursuant to which the tenants are obligated to pay all property-related expenses, including maintenance, utilities, repairs, taxes, insurance and capital expenditures. Our leases have a weighted average remaining term of greater than nine years, with remaining expirations of up to 16 years, and typically include annual rent escalators that average approximately 2.3% per year.

        Upon completion of the separation, we are expected to be one of only two publicly traded, SNF-focused REITs, with a diverse portfolio of 355 properties. Our properties are currently operated by 41 private regional and local care providers, spread across 37 states, and contain a total of nearly 39,000 beds/units. For the year ended December 31, 2014, we generated total revenues and net operating income ("NOI") of $295.4 million, net income attributable to CCP of $157.6 million, and normalized funds from operations ("FFO") attributable to CCP of $258.7 million. Please refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures" for reconciliations of normalized FFO and NOI to net income attributable to CCP.

        Our SNFs provide rehabilitative, restorative, skilled nursing and medical treatment for patients and residents who do not require the high-technology, care-intensive, high-cost setting of an acute care or rehabilitation hospital. Patients and residents generally come to SNFs to receive post-acute care to recover from an illness or surgery or long-term care with skilled nursing assistance to aid with numerous daily living activities. Treatment programs include physical, occupational, speech, respiratory and other therapies, including sub-acute clinical protocols such as wound care and intravenous drug treatment. SNF operators receive payment for these services through a combination of government reimbursement, including Medicare, Medicaid, and private sources.

        Our specialty hospitals and healthcare assets include hospitals focused on providing children's care, inpatient rehabilitation facilities, long-term acute care hospitals and personal care facilities. Our inpatient rehabilitation facilities are devoted to the rehabilitation of patients with various neurological, musculoskeletal, orthopedic and other medical conditions following stabilization of their acute medical issues. Our long-term acute care hospitals serve medically-complex, chronically-ill patients who require high levels of monitoring and specialized care, but whose conditions do not necessitate the continued services of an intensive care unit. All of our long-term acute care hospitals are freestanding facilities, and we do not own any "hospitals within hospitals." Our personal care facilities provide specialized care, including supported living services, neurorehabilitation, neurobehavioral management and vocational programs, for persons with acquired or traumatic brain injury.

        Our seniors housing communities, which are leased under master lease agreements with certain of our SNFs, include independent and assisted living communities, continuing care retirement communities and communities providing care for individuals with Alzheimer's disease and other forms of dementia or memory loss.

        In addition, we originate and manage a small portfolio of secured and unsecured loans, made primarily to SNF operators or secured by SNF assets.

        Upon separation, we will be well positioned for growth, with the ability to capitalize on attractive investment opportunities and favorable industry dynamics. With a strategy focused on our post-acute/SNF business, we expect to grow and further diversify our portfolio through acquisitions and active asset management, including redevelopment. We believe that our strong balance sheet and independent access to multiple sources of capital support this strategy and will enable us to drive value for our stockholders.

        Our company will be led by a highly experienced and dedicated management team comprised of current Ventas executives with knowledge of CCP's industry, assets and customers, along with an independent board of directors. This well-seasoned team has extensive experience working together in the healthcare real estate industry, and the top four executives have an average tenure of approximately 10 years at Ventas. Our non-executive chairman of the board, Douglas Crocker II, who has been a director of Ventas since 1998 and has more than 40 years of experience as a real estate executive, has a comprehensive understanding of REIT operations and strategy, capital markets, and corporate governance.

        Certain of our support functions will be provided by Ventas on a transitional basis until August 31, 2016, subject to extension upon mutual agreement, and we expect that our properties will be seamlessly transitioned into our company due to the institutional knowledge of our asset managers and our deep familiarity with the markets in which our assets are located.

        We expect to request that the major credit rating agencies evaluate our creditworthiness and give us specified credit ratings based on several factors, including our financial strength and flexibility, credit statistics and our operating strategy and execution. Upon completion of the separation, we expect to have approximately $1.3 billion of total debt outstanding.

        We plan to elect to be treated as a REIT in connection with the filing of our federal income tax return for the taxable year that includes the distribution, subject to our ability to meet the requirements of a REIT at the time of election, and we intend to maintain this status in future periods.

Industry Opportunities

        There are 14 publicly traded healthcare REITs representing an aggregate market capitalization of approximately $92 billion, based on publicly available data as of December 31, 2014. Most of these companies either specialize in healthcare properties other than SNFs or are large, diversified companies that focus on investing in healthcare properties other than SNFs, resulting in private regional and local operators being underserved. According to the American Health Care Association ("AHCA"), the SNF industry is comprised of approximately 15,600 facilities and 1.7 million beds, and according to the National Investment Center for the Seniors Housing & Care Industry ("NIC"), there are more than 2,500 SNF operators. With only 14.3% of SNFs owned by publicly traded REITs, according to the AHCA, the large and highly fragmented market provides ample opportunities for consolidation. We believe that CCP will be poised to take advantage of those opportunities.

        These dynamics within the SNF industry may create an opportunity for attractive returns. The SNF industry is expected to benefit from current and projected near-term demographic, economic and regulatory trends driving demand for post-acute and long-term care services provided by SNFs. The demand for SNFs is based on the medical needs of residents who may have been discharged from a hospital and are in need of rehabilitation or restorative care and long-term residents who require assistance with numerous activities of daily living. SNFs provide comprehensive delivery of care to these residents at a relatively low cost. Moreover, while the supply of SNFs is constrained by obstacles, such as licensing, Certificate of Need ("CON"), and state regulatory requirements, a recent healthcare policy shift towards treating patients in lower cost, more clinically appropriate settings is expected to generate increased utilization of SNFs.

        SNF operators generally receive revenue through reimbursement from the federal and state funded Medicare and Medicaid programs, as well as private insurers. Government reimbursement is a key factor supporting the revenues and profitability of SNF operators. From 2000 to 2014, despite significant volatility during the period, SNF Medicare reimbursement rates increased at a compound annual growth rate ("CAGR") of 3.8% and SNF Medicaid reimbursement rates increased at a CAGR of 3.9%, according to Eljay LLC and the Centers for Medicare & Medicaid Services ("CMS").

CCP's Strengths

        We possess a number of competitive advantages that distinguish us from our competitors, including:

Growing Earnings Stream Providing for Reliable Dividend Payments to Stockholders

        We lease all of our real estate properties to third-party operators under triple-net leases, pursuant to which the tenants are obligated to pay all property-related expenses, including maintenance, utilities, repairs, taxes, insurance and capital expenditures. Our leases have a weighted average remaining term of greater than nine years.

        We have strong cash flow-to-rent coverage, which is an indication of our tenants' ability to pay the rent due under our leases. In addition, our triple-net lease structure helps to insulate us from variability in operator cash flows. We support our ability to generate attractive returns on a long-term basis by structuring our leases with a variety of favorable provisions. For instance, our leases typically have initial terms of 10 years and include annual rent escalators that average approximately 2.3% per year. These escalator provisions help us to maintain our cash rental stream.

        We regularly enter into lease extensions during the terms of our leases in connection with additional acquisitions, reinvestment projects and other opportunities that arise from our close tenant relationships. Our leases also generally provide us with key credit support for our contractual rents through guarantees and/or security deposits, and we have strong structural protections by entering into master leases or leases with cross-default provisions. We typically require security deposits of several months' rent.

National, Diversified Portfolio with Ventas Legacy Positioning CCP to Capitalize on Market Opportunities

        Most of our 355 properties have been owned by Ventas, an S&P 500 company and global leader in the healthcare real estate industry, for a long time, and our geographically diverse portfolio was constructed by Ventas through its highly regarded capital allocation expertise and excellent underwriting standards. The geographic and operator diversification of this strategically assembled portfolio not only reduces our exposure to any single market or tenant, but also helps us to expand our operating expertise and provides us with numerous relationships upon which to grow. We expect to capitalize on our relationships and experience to enhance our forward growth profile.

        Specifically, we pursue a strategy of leasing properties to multiple tenants in each of our markets and leasing multiple properties to each of our tenants, which helps us to expand our expertise and relationships in a given market, while also helping us to diversify and mitigate risk. As leases expire, we often re-lease properties to new tenants. Over the last three years, we re-leased properties accounting for 30% of our NOI at market rents, providing us with a more stable forward growth profile. The result is that leases that were once concentrated with some of our larger operators have been re-leased to new regional and local operators with lower cost structures and greater knowledge of their particular markets, broadening our tenant base and expanding our pipeline of new investment opportunities.

Strong Relationships with Operators

        The members of our management team have developed an extensive network of relationships with qualified local, regional and national operators of SNFs across the U.S. Our management team has built this extensive network over 95 years of collective experience in the REIT, real estate, healthcare assets and finance industries, and through involvement in industry organizations and the development of strong relationships with customers, lenders and investors within the post-acute/SNF sector. We work collaboratively with our operators, investing capital to help them achieve their growth and business objectives. We believe these strong relationships with operators help us to source investment opportunities and give us a key competitive advantage in objectively evaluating an operator's financial position, quality of care and operating efficiency.

Increasing Government Reimbursement Expenditures

        Our portfolio consists primarily of properties leased to operators that receive a majority of their revenue through reimbursement from the federal and state funded Medicare and Medicaid programs. While dependence on government reimbursement is not without certain challenges, our management's experience and relationships with SNF operators enable us to better navigate these challenges. Moreover, growing reimbursement expenditures and a recent healthcare policy shift toward providing care in lower cost, more clinically appropriate settings provides cash flow growth for those operators who operate SNFs, which, in turn, helps us to maintain our cash flow. According to Eljay LLC and CMS, average Medicare reimbursement rates increased from $408 per day to an estimated $484 per day from 2008 to 2014, a CAGR of 2.9%, despite a decline in fiscal year 2012 to adjust for overpayments made in the prior year under the RUG-IV classification model. Average Medicaid reimbursement rates increased from $164 per day to an estimated $186 per day from 2008 to 2014, a CAGR of 2.1%. Since the inception of the Medicare and Medicaid programs in 1965, the federal and state governments have supported care for the U.S. elderly population, and we anticipate that they will continue to provide adequate funding for the healthcare facilities in our portfolio.

Experienced, Dedicated and Disciplined Management Team Focused on Growth

        Our company will be led by a highly experienced and dedicated executive management team comprised of individuals who were previously employed by Ventas, as well as externally recruited executives. We believe that this combination will provide continuity to our business and customers, in addition to new perspectives on driving future growth for the benefit of stockholders.

        We also expect that several members of Ventas's current SNF team will become employees of CCP, providing continuity in the day-to-day asset management of CCP's portfolio following the separation. These individuals have extensive experience working together in the SNF business and longstanding relationships with our tenants.

        Our management team has an accomplished record of successfully identifying and executing acquisition opportunities and possesses the knowledge and experience that will put CCP in an excellent position to participate as a consolidator in a fragmented industry.

        In addition, through years of public company experience, our management team has extensive experience accessing both debt and equity capital markets to fund growth and maintain a flexible capital structure. With its focus exclusively on developing CCP's portfolio, our management team will use this expertise to create a capital structure tailored to our asset base and investment opportunities.

Flexible UPREIT Structure

        We have the flexibility to operate through an umbrella partnership, commonly referred to as an UPREIT structure, in which substantially all of our properties and assets are held by a limited partnership, Care Capital Properties, LP, the general partner of which is an entity controlled by CCP, or by such limited partnership's subsidiaries. Conducting business through Care Capital Properties, LP allows us flexibility in the manner in which we structure and acquire properties. In particular, an UPREIT structure enables us to acquire additional properties from sellers in exchange for limited partnership units, which provides property owners the opportunity to defer the tax consequences that would otherwise arise from a sale of their real properties and other assets to us. As a result, this structure may facilitate our acquisition of assets in a more efficient manner or allow us to acquire assets that the owner would otherwise be unwilling to sell because of tax considerations. We have no current plan or intention, and at the time of the separation will have no plan or intention, to use limited partnership units in Care Capital Properties, LP as consideration for properties we acquire or to issue any limited partnership units in connection with the separation; however we believe that the flexibility to do so in the future gives us an advantage in making acquisitions.

CCP's Strategies

        CCP will aim to drive growth and create value by:

Leveraging Size, Relationships, and Expertise to Opportunistically Consolidate a Fragmented Industry

        Data from the NIC indicates that there is a high degree of fragmentation among SNF owners and operators, with many privately held regional and local players controlling a high percentage of markets, and over 75% of SNF operators owning 25 or fewer properties. We believe that many of these owners are too small to attract interest from larger REITs, such as Ventas, and other institutional investors, affording us the opportunity to acquire their properties at attractive prices in a less competitive environment. As a more flexible, SNF-focused REIT, we intend to capitalize on this opportunity by actively participating as a consolidator in this fragmented industry. We believe that our size, relationships and investment expertise will enable us to identify and consummate accretive acquisitions to expand and further diversify our portfolio.

Sourcing Investments from Our Operator Relationships

        Our tenants represent many of the most experienced regional and local operators of SNFs in the U.S. These operators have a demonstrated desire and ability to grow, which will require capital, and we expect our strong relationships with these operators to lead directly to future acquisitions and other investment opportunities.

        These operators own many of the facilities they operate, which creates opportunities for us to grow our portfolio through sale-leaseback transactions that are attractive to the operators because they provide liquidity to grow their businesses. We believe we can develop and expand our relationships with our existing tenants, who collectively operate nearly 2,000 properties throughout the U.S., as well as expand our network of relationships with new operators. We will focus on operator relationships that meet our investment criteria, and we believe our management team's experience in the industry will help us to identify attractive acquisition, sale-leaseback, reinvestment, new construction and other investment opportunities. We expect that our size and market position will allow us to generate a significant pipeline of unique and attractive opportunities to grow our portfolio.

Maintaining a Strong Balance Sheet with Access to Multiple Sources of Capital

        We expect to maintain a strong balance sheet and conservative capital structure, providing the resources and flexibility to support the growth of our business. In addition, we believe our independent access to the debt and equity capital markets will be sufficient to fund the growth of our operations.

Driving Growth through Redevelopment, Expansion and Enhancement of Current Properties

        Certain members of our management team have significant experience evaluating the operational and financial performance of SNF operators. We expect to leverage this expertise to drive growth at our existing properties.

        Over time, we expect to work closely with our operators to identify and capitalize on opportunities to enhance the operations of our facilities through capital investment. When the opportunities are attractive, we may finance the redevelopment or expansion of our properties, generating higher lease rates while improving the quality of our assets.

Strategically Pursuing Opportunities to Invest in Complementary Healthcare Properties

        Over time, we may capitalize on our management team's extensive knowledge of healthcare properties, as well as our strong relationships with our tenants, to supplement our core strategy of acquiring and investing in SNFs by opportunistically acquiring complementary healthcare properties. We may also pursue forms of investment other than triple-net leases, including joint ventures or other structures for our healthcare properties, as well as senior, mezzanine, secured and unsecured debt investments that are consistent with our investment objectives.

Our Properties

        Our portfolio of properties will consist initially of 322 SNFs, 16 specialty hospitals and healthcare assets and 17 seniors housing properties located in 37 states and containing nearly 39,000 beds/units. We lease all of our properties to third-party operators under triple-net leases, pursuant to which the tenants are obligated to pay all property-related expenses, including maintenance, utilities, repairs, taxes, insurance and capital expenditures.

        The following chart summarizes the contribution of each of our property types to NOI(1):

(1)
Based on pro forma annualized NOI.

Risks Associated with CCP's Business and the Separation and Distribution

        An investment in our common stock is subject to a number of risks, including risks relating to the separation and distribution. The following list of risk factors is not exhaustive. Please read the information in the section entitled "Risk Factors" for a more thorough description of these and other risks.

Risks Related to Our Business and Operations

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  Our business is dependent upon our operators successfully operating their businesses, and their failure to do so could have a material adverse effect on our business, financial condition, results of operations or liquidity and our ability to service our indebtedness and other obligations and to make distributions to stockholders, as required for us to continue to qualify as a REIT.

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  We may not be successful in identifying and consummating suitable acquisitions or investment opportunities, which may impede our growth and negatively affect our results of operations and may result in the use of a significant amount of management resources.

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  Our three largest operators account for a meaningful portion of our rental income, and the failure of any of these operators to meet their obligations to us could materially reduce our revenues and net income.

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  We expect to have approximately $1.3 billion of indebtedness outstanding upon completion of the separation and distribution, and our indebtedness could adversely affect our financial condition, and, as a result, our operations.

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  If we cannot obtain additional capital, our growth may be limited.

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  Our operators depend on reimbursement from government and other third-party payors for a significant percentage of their revenues; reductions in reimbursement rates from such payors could cause our operators' revenues to decline and affect their ability to meet their obligations to us.

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  The bankruptcy, insolvency or financial deterioration of our operators could delay or prevent our ability to collect unpaid rents or require us to replace our tenants; in such cases we may be unable to reposition our properties on as favorable terms, or at all, and we could be subject to delays, limitations and expenses.

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  Our success depends, in part, on our ability to attract and retain talented employees, and the loss of any one of our key personnel could adversely impact our business.

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  Market conditions, including, but not limited to, interest rates and credit spreads, the availability of credit, the actual and perceived state of the real estate markets and public capital markets generally, and unemployment rates, could negatively impact our business, results of operations, and financial condition.

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  Increased competition may affect the ability of our operators to meet their obligations to us.

Risks Related to the Separation

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  We have not previously operated as a standalone company, and our historical and pro forma financial information is not necessarily representative of the results that we would have achieved as a separate, publicly traded company and may not be a reliable indicator of our future results.

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  If the distribution, together with certain related transactions, does not qualify as a transaction that is generally tax-free for U.S. federal income tax purposes, Ventas, CCP and Ventas stockholders could be subject to significant tax liabilities and, in certain circumstances, we could be required to indemnify Ventas for the payment of material taxes pursuant to our indemnification obligations.

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  We may not be able to engage in desirable strategic or capital raising transactions following the separation, and we could be liable for adverse tax consequences resulting from engaging in certain significant strategic or capital-raising transactions.

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  We may not achieve some or all of the expected benefits of the separation, and the separation may adversely affect our business.

Risks Related to Our Status as a REIT

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  If we do not qualify to be taxed as a REIT, or if we fail to remain qualified as a REIT, we will be subject to U.S. federal income tax as a regular corporation and could face substantial tax liability, which would substantially reduce funds available for distribution to our stockholders.

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  Legislative, administrative, regulatory or other actions affecting REITs, including positions taken by the Internal Revenue Service ("IRS"), could have a negative effect on us.

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  The share ownership limit imposed by the Internal Revenue Code of 1986, as amended (the "Code"), for REITs, and our certificate of incorporation, may inhibit market activity in our shares and restrict our business combination opportunities.

Risks Related to Ownership of Our Common Stock

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  We cannot be certain that an active trading market for our common stock will develop or be sustained after the separation, and, following the separation, our stock price may fluctuate significantly.

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  We cannot guarantee the timing, amount or payment of dividends on our common stock.

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  Your ownership percentage in us may be diluted in the future.

The Separation and Distribution

        On April 6, 2015, Ventas announced that it intended to separate its post-acute/SNF portfolio operated by regional and local care providers from the remainder of its businesses. The separation will be effected by means of a pro rata distribution to Ventas stockholders all of the Ventas-owned shares of common stock of CCP, which was formed to hold the assets and liabilities associated with these properties.

        On July 30, 2015, the Ventas board of directors approved the distribution of all of the issued and outstanding shares of CCP common stock owned by Ventas on the basis of one share of CCP common stock for every four shares of Ventas common stock held as of the close of business on August 10, 2015, the record date. Following the distribution, each of Ventas and CCP will be an independent, publicly held company.

Structure and Formation of CCP

        Prior to or concurrently with the separation and distribution, Ventas will engage in certain restructuring transactions that are designed to transfer its direct or indirect ownership interests in the properties constituting the CCP portfolio to CCP, facilitate the separation and distribution and provide us with our initial capital.

        In connection with the separation and distribution, the following transactions have occurred or are expected to occur concurrently with or prior to completion of the separation and distribution:

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  CCP, a Delaware corporation, was formed on April 2, 2015. This entity was initially named Solomon 353 HoldCo, Inc. and subsequently renamed Care Capital Properties, Inc. on April 23, 2015.

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  On April 2, 2015, CCP formed Solomon 353 GP, LLC, a Delaware limited liability company, of which CCP is the sole member. Together with Solomon 353 GP, LLC, CCP formed Solomon 353, LP, a Delaware limited partnership in which CCP, as limited partner, owns a 99% interest and Solomon 353 GP, LLC, as general partner, owns a 1% interest. On April 23, 2015, Solomon 353 GP, LLC was renamed Care Capital Properties GP, LLC, and Solomon 353, LP was renamed Care Capital Properties, LP.

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  Pursuant to the terms of the separation and distribution agreement, the interests in our properties (including interests in entities holding properties currently held directly or indirectly by Ventas) will be contributed or otherwise transferred to CCP and its subsidiaries, including Care Capital Properties, LP.

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  In connection with the contribution or other transfer of properties described above, it is expected that CCP will incur approximately $1.3 billion of new indebtedness and will transfer substantially all of the proceeds from such indebtedness to Ventas.

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  Shortly before the distribution, CCP will acquire a specialty healthcare and seniors housing valuation firm in exchange for the issuance of shares of CCP common stock having a value of approximately $11 million (the "Valuation Firm Acquisition"). As a result, Ventas will own and distribute slightly less than 100% of CCP's issued and outstanding common stock on the distribution date to Ventas stockholders of record.

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  Following the transactions described above, Ventas will distribute all of the outstanding shares of CCP common stock owned by Ventas on a pro rata basis to the holders of record of shares of Ventas common stock as of the record date.

        Upon completion of the separation and distribution, we expect to have approximately $1.3 billion of total debt outstanding. In general, we intend to own our properties and conduct substantially all our business through our operating partnership and its subsidiaries.

        The following chart depicts our expected organizational structure upon completion of the separation and distribution.

CCP's Post-Separation Relationship with Ventas

        CCP will enter into a separation and distribution agreement with Ventas, which we refer to in this information statement as the "separation and distribution agreement." In connection with the separation, CCP will enter into various other agreements to effect the separation and provide a framework for our relationship with Ventas following the separation, including a transition services agreement, a tax matters agreement and an employee matters agreement. These agreements will provide for the allocation between CCP and Ventas of Ventas's assets, employees, liabilities and obligations (including its investments, property and employee benefits and tax-related assets and liabilities) attributable to periods prior to, at and after CCP's separation from Ventas and will govern certain relationships between CCP and Ventas after the separation. For additional information regarding the separation and distribution agreement and other transaction agreements, see the sections entitled "Risk Factors—Risks Related to the Separation" and "Our Relationship with Ventas Following the Distribution."

Reasons for the Separation

        The Ventas board of directors believes that separating most of Ventas's post-acute/SNF portfolio into an independent, publicly traded company is in the best interests of Ventas and its stockholders for a number of reasons, including the following:

  •
  Establish CCP as a separate company with a greater ability to focus on and grow its business. Through Ventas, investors have exposure to a diversified portfolio across several different asset types. The separation will provide investors with the opportunity to invest in two separate platforms with different business strategies, target customers, asset bases, equity currencies and management teams. All of CCP's properties will be operated by private regional and local care providers, which give CCP's business a unique profile with respect to growth prospects, demographic exposure and reimbursement and payment sources, among other factors, and will enable management to respond more effectively to the unique requirements of and opportunities within the SNF business. As an independent company, CCP may pursue attractive, value-creating investment opportunities that did not fit within Ventas's core business strategy or were otherwise too small to meet Ventas's investment criteria. By separating the businesses, CCP will have the flexibility to implement strategic initiatives aligned with its business plan and prioritize investment spending and capital allocation in a manner that will lead to growth and operational efficiencies that otherwise would not occur as part of a larger, more diversified enterprise like Ventas. Similarly, Ventas will be able to focus its attention on other healthcare properties that are better suited to its business strategy.

  •
  Create a company with balance sheet strength and equity currency to grow through acquisitions. Even though CCP's properties benefited from active asset management under Ventas's ownership, the SNFs were not prioritized or provided the same level of management's attention in terms of capital allocation as were other large-scale opportunities that better matched Ventas's business strategy and strategic positioning. As a result of the separation, CCP will have its own balance sheet and direct access to capital sources that will position the company to take advantage of growth opportunities more suited to its asset base. CCP's expected low leverage and strong equity currency will enable management to advance its business strategy through acquisitions.

  •
  Provide an experienced and dedicated management team to execute on CCP's growth strategy.  CCP will have a dedicated management team focused on enhancing the performance of CCP's assets and finding value-creating opportunities within the SNF industry. Separating the CCP portfolio from the remainder of Ventas's businesses will enable executive management to channel its attention exclusively to these assets, which require a high level of focus due to their operating characteristics. Ventas's business strategy is concentrated on a more diversified mix of properties, such as seniors housing, hospitals and medical office buildings, that require significant amounts of financial capital and management attention due to their large-scale, complex nature. Accordingly, Ventas's management did not allocate as much time and attention to CCP's properties as CCP's properties are expected to receive from CCP's dedicated executive management team, which will be entirely focused on CCP and its assets. Likewise, the separation will allow Ventas's executive management team to focus on growth through larger, private pay assets.

  •
  Tailor equity compensation to appropriately incentivize employees of each company.  The separation will facilitate incentive compensation arrangements for employees more directly tied to the performance of each company's business and enhance employee hiring and retention by, among other things, improving the alignment of management and employee incentives with performance and growth objectives of their respective employer's business.

  •
  Enhance investor transparency and better highlight the attributes of both companies.  The separation will provide investors with two distinct, targeted investment opportunities and enable them to separately value Ventas and CCP based on their unique investment identities, including the merits, performance and future prospects of their respective businesses. There is only one other publicly traded, SNF-focused REIT, and CCP's entrance into this market will provide investors with another platform through which they can access an asset class and cash flow profile with different characteristics than those of most other healthcare REITs.

  •
  Pursue a discrete strategy in an unconsolidated industry in a manner and on a scale that would not fit Ventas's business model. As a separate company focused on SNFs, CCP will be able to pursue consolidation opportunities in a fragmented industry with thousands of private regional and local operators and owners. Since 2011, Ventas has invested approximately $21 billion in additional assets through acquisitions, only $2.4 billion of which consisted of SNFs. Approximately 89% of these SNF investments were completed as part of larger portfolio acquisitions of public company assets that comprised properties from several different asset classes. CCP's smaller size and differentiated business strategy will allow it to take advantage of potentially attractive opportunities in the SNF industry that might not otherwise have sufficient scale or fall within a strategically suitable asset class to fit within Ventas's investment criteria. By separating the businesses, both companies will be able to better focus on investment strategies more tailored to their particular business models and size.

        The Ventas board of directors considered a number of potentially negative factors in evaluating the separation, including risks relating to the creation of a new public company, possible increased administrative costs and one-time separation costs, but concluded that the potential benefits of the separation outweighed these factors. For more information, see the sections entitled "The Separation and Distribution—Reasons for the Separation" and "Risk Factors."

Emerging Growth Company Status

        We are an "emerging growth company" as defined in the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that apply to other public companies that are not emerging growth companies, including, but not limited to, compliance with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and the requirements to hold a non-binding advisory vote on executive compensation and any golden parachute payments not previously approved. We have not made a decision whether to take advantage of any or all of these exemptions. If we do take advantage of some or all of these exemptions, some investors may find our common stock less attractive. The result may be a less active trading market for our common stock and our stock price may be more volatile.

        In addition, Section 107 of the JOBS Act provides that an emerging growth company may take advantage of the extended transition period provided in Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected not to take advantage of the benefits of this extended transition period and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. This election is irrevocable.

        We could remain an emerging growth company until the earliest of (a) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (b) the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common equity securities pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Securities Act"), (c) the date that we become a "large accelerated filer" as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (d) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

Corporate Information

        CCP was incorporated in Delaware on April 2, 2015 for the purpose of holding the assets and liabilities associated with most of Ventas's post-acute/SNF portfolio. Prior to the contribution of these assets and liabilities to CCP, which will occur prior to the distribution, CCP will have no operations. The address of CCP's principal executive offices is 353 North Clark Street, Suite 2900, Chicago, Illinois 60654. CCP's telephone number is (312) 881-4700.

        Beginning on or about the commencement of the when-issued trading period, CCP will also maintain an Internet site at www.carecapitalproperties.com. CCP's website and the information contained therein or connected thereto shall not be deemed to be incorporated herein, and you should not rely on any such information in making an investment decision.

Summary Historical Combined Consolidated Financial Data

        The following table sets forth the summary historical combined consolidated financial and other data of our business, which was carved out from the financial information of Ventas, as described below. We were formed for the purpose of holding certain assets and assuming certain liabilities of Ventas. Prior to the effective date of the Form 10 registration statement, of which this information statement forms a part, and the completion of the distribution, we did not conduct any business operations other than those incidental to our formation and in connection with the transactions related to the separation and distribution. The summary historical combined consolidated financial data set forth below as of December 31, 2014 and 2013 and for the years ended December 31, 2014, 2013 and 2012 has been derived from the audited combined consolidated financial statements, which are included elsewhere in this information statement. The summary historical combined consolidated financial data set forth below as of December 31, 2012 has been derived from the unaudited combined consolidated financial statements, which are not included in this information statement, but which have been prepared on the same basis as the audited combined consolidated financial statements. The summary historical combined consolidated financial data set forth below as of March 31, 2015 and for the three months ended March 31, 2015 and 2014 has been derived from the unaudited combined consolidated financial statements, which are included elsewhere in this information statement.

        Our combined consolidated financial statements were carved out from the financial information of Ventas at a carrying value reflective of such historical cost in such Ventas records. The combined consolidated financial statements include an allocation of expenses related to certain Ventas corporate functions, including executive oversight, treasury, finance, legal, human resources, tax planning, internal audit, financial reporting, information technology and investor relations. These expenses have been allocated to us based on direct usage or benefit where specifically identifiable, with the remainder allocated primarily on a pro rata basis of revenue, headcount or other measures. We consider the expense methodology and results to be reasonable for all periods presented. However, the allocations may not be indicative of the actual expense that would have been incurred had we operated as an independent, publicly traded company for the periods presented. In connection with the separation, we will enter into a transition services agreement with Ventas to receive certain support services from Ventas on a transitional basis until August 31, 2016, subject to extension upon mutual agreement. The summary historical combined consolidated financial information presented may not be indicative of the results of operations, financial position or cash flows that would have been obtained if we had been an independent, standalone entity during the periods shown. Please refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Principles of Combination and Consolidation and Basis of Presentation."

        The historical combined consolidated financial information set forth below does not indicate results expected for any future periods. The summary financial data set forth below are qualified in their entirety by, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our combined consolidated financial statements and related notes thereto included elsewhere in this information statement, as acquisitions, dispositions, changes in accounting policies and other items may impact the comparability of the financial data.

	For the Three Months Ended March 31,		For the Years Ended December 31,
	2015	2014	2014	2013	2012
	(In thousands)
Operating Data
Rental income	$77,700	$74,398	$291,962	$287,794	$285,998
General, administrative and professional fees	6,400	6,493	22,412	22,552	18,643
Total expenses	41,304	33,839	137,523	117,107	117,769
Net income attributable to CCP	37,221	41,365	157,595	174,290	172,421
Other Data
Net cash provided by operating activities	$54,920	$53,344	$255,082	$249,727	$251,556
Net cash used in investing activities	(354,444)	(5,057)	(28,977)	(4,505)	(21,899)
Net cash used in financing activities	298,476	(48,405)	(225,848)	(249,800)	(231,240)

		As of December 31
	As of March 31, 2015
		2014	2013	2012
				(Unaudited)
		(In thousands)
Balance Sheet Data
Real estate investments, at cost	$3,335,715	$2,793,819	$2,780,878	$2,760,989
Cash	1,376	2,424	2,167	6,745
Total assets	2,916,024	2,331,750	2,405,764	2,499,879
Total equity	2,711,009	2,123,079	2,191,300	2,265,524

Reason for Furnishing this Information Statement

        This information statement is being furnished solely to provide information to stockholders of Ventas who will receive shares of CCP common stock in the distribution. It is not, and is not to be construed as, an inducement or encouragement to buy or sell any of CCP's securities. The information contained in this information statement is believed by CCP to be accurate as of the date set forth on its cover. Changes may occur after that date and neither Ventas nor CCP will update the information except in the normal course of their respective disclosure obligations and practices.

 QUESTIONS AND ANSWERS ABOUT THE SEPARATION AND DISTRIBUTION

What is CCP and why is Ventas separating CCP's business and distributing CCP's stock?	CCP, which is currently a wholly owned subsidiary of Ventas, was formed to hold Ventas's post-acute/SNF portfolio operated by regional and local care providers (which we refer to as the "CCP portfolio"). The separation of CCP from Ventas and the distribution of CCP common stock will enable each of CCP and Ventas to better focus on its own operations and respond more effectively to the different needs of its respective businesses and markets. Ventas and CCP expect that the separation will result in enhanced long-term performance of each business for the reasons discussed in the sections entitled "The Separation and Distribution—Background" and "The Separation and Distribution—Reasons for the Separation."
What is a REIT?
A real estate investment trust, or "REIT," is a company that derives most of its income from real property or real estate mortgages and has elected to be taxed as a REIT. If a corporation elects to be taxed and qualifies as a REIT, it generally will not be subject to U.S. federal income tax on its REIT taxable income that it distributes to its stockholders. A company's qualification as a REIT depends on its ability to meet, on a continuing basis, through actual investment and operating results, various complex requirements under the Code, relating to, among other things, the sources of its gross income, the composition and value of its assets, its distribution levels and the diversity of ownership of its shares.
Following the separation, CCP intends to qualify and elect to be taxed as a REIT under Sections 856 through 859 of the Code, from and after CCP's taxable year that includes the distribution.

CCP believes that its intended manner of operation will enable it to meet the requirements for qualification and taxation as a REIT. CCP anticipates that distributions it makes to its stockholders generally will be taxable to its stockholders as ordinary income, although a portion of the distributions may be designated by CCP as qualified dividend income or capital gain or may constitute a return of capital. For a more complete discussion of the U.S. federal income taxation of REITs and the tax treatment of distributions to stockholders of CCP, please refer to "Material U.S. Federal Income Tax Consequences of Investment in Our Common Stock."
Why am I receiving this document?
Ventas is delivering this document to you because you hold shares of Ventas common stock. If you hold shares of Ventas common stock as of the close of business on August 10, 2015, you are entitled to receive one share of CCP common stock for every four shares of Ventas common stock that you held at the close of business on such date. This document will help you understand how the separation and distribution will affect your investment in Ventas and your investment in CCP after the separation.
How will the separation of CCP from Ventas work?	To accomplish the separation, Ventas will distribute all of the outstanding shares of CCP common stock owned by Ventas to Ventas stockholders on a pro rata basis.

What is the record date for the distribution?	The record date for the distribution will be August 10, 2015.
When will the distribution occur?
It is expected that all of the shares of CCP common stock owned by Ventas will be distributed on August 17, 2015, to holders of record of shares of Ventas common stock at the close of business on August 10, 2015, the record date.
What do stockholders need to do to participate in the distribution?
Stockholders of Ventas as of the record date will not be required to take any action to receive CCP common stock in the distribution, but you are urged to read this entire information statement carefully. No stockholder approval of the distribution is required. You are not being asked for a proxy. You do not need to pay any consideration, exchange or surrender your existing Ventas common stock or take any other action to receive your shares of CCP common stock. The distribution will not affect the number of outstanding shares of Ventas common stock or any rights of Ventas stockholders, although it will affect the market value of each outstanding share of Ventas common stock.
How will shares of CCP common stock be issued?
You will receive shares of CCP common stock through the same channels that you currently use to hold or trade Ventas common stock, whether through a brokerage account, 401(k) plan or other channel. Receipt of CCP shares will be documented for you in the same manner that you typically receive stockholder updates, such as monthly broker statements and 401(k) statements.

If you own shares of Ventas common stock as of the close of business on the record date, Ventas, with the assistance of Wells Fargo Shareowner Services, the settlement and distribution agent, will electronically distribute shares of CCP common stock to you in book-entry form or to your brokerage firm on your behalf. Wells Fargo Shareowner Services will mail you a book-entry account statement that reflects your shares of CCP common stock, or your bank or brokerage firm will credit your account for the shares.

Following the distribution, stockholders whose shares are held in book-entry form may request that their shares of CCP common stock be transferred to a brokerage or other account at any time, without charge.
How many shares of CCP common stock will I receive in the distribution?
Ventas will distribute to you one share of CCP common stock for every four shares of Ventas common stock held by you as of the record date. Based on approximately 332.5 million shares of Ventas common stock outstanding as of July 28, 2015, a total of approximately 83.1 million shares of CCP common stock will be distributed. For additional information on the distribution, see "The Separation and Distribution."

Will CCP issue fractional shares of its common stock in the distribution?
No. CCP will not issue fractional shares of its common stock in the distribution. Fractional shares that Ventas stockholders would otherwise have been entitled to receive will be aggregated and sold in the public market by the distribution agent. The aggregate net cash proceeds of these sales will be distributed pro rata (based on the fractional share such holder would otherwise be entitled to receive) to those stockholders who would otherwise have been entitled to receive fractional shares. Recipients of cash in lieu of fractional shares will not be entitled to any interest on the amounts of payment made in lieu of fractional shares.
What are the conditions to the distribution?	The distribution is subject to a number of conditions, including, among others:

•

The incurrence of at least $1.3 billion of new indebtedness by CCP and the determination by Ventas at its sole discretion that following the separation it will have no liability or obligation whatsoever with respect to such new indebtedness;

•

the receipt of an opinion of counsel, satisfactory to the Ventas board of directors, to the effect that the manner in which CCP is organized and its proposed method of operation will enable it to be taxed as a REIT under Sections 856 through 859 of the Code;

•

the receipt of an opinion of counsel, satisfactory to the Ventas board of directors, regarding treatment of the distribution, together with certain related transactions, under Sections 355 and 368(a)(1)(D) of the Code;

•

the receipt by the Ventas board of directors of one or more opinions delivered by an independent appraisal firm satisfactory to the Ventas board of directors confirming the solvency and financial viability of Ventas before the consummation of the distribution and each of Ventas and CCP after consummation of the distribution, such opinions being in form and substance satisfactory to the Ventas board of directors in its sole discretion and such opinions having not been withdrawn or rescinded;

•

the U.S. Securities and Exchange Commission ("SEC") having declared effective the registration statement of which this information statement forms a part, and this information statement having been made available to Ventas stockholders;

•

no order, injunction, or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the separation, distribution or any of the related transactions shall be in effect;

• the shares of CCP common stock to be distributed shall have been accepted for listing on the NYSE, subject to official notice of distribution;

• the transfer of assets and liabilities between Ventas and CCP contemplated by the separation and distribution agreement shall have been completed, subject to potential limited exceptions;

• each of the various agreements contemplated by the separation and distribution agreement shall have been executed;

• all required material actions or filings with governmental authorities shall have been taken or made; and

•

no other event or development shall be existing or shall have occurred that, in the judgment of Ventas's board of directors, in its sole discretion, makes it inadvisable to effect the separation, distribution and other related transactions.

Ventas and CCP cannot assure you that any or all of these conditions will be met. In addition, Ventas can decline at any time to go forward with the separation. For a complete discussion of all of the conditions to the distribution, see "The Separation and Distribution—Conditions to the Distribution."
What is the expected date of completion of the separation?
It is expected that the shares of CCP common stock will be distributed by Ventas on August 17, 2015 to the holders of record of Ventas common stock at the close of business on the record date. However, the completion and timing of the separation are dependent upon a number of conditions, and no assurance can be provided as to the timing of the separation or that all conditions to the separation will be met.
Can Ventas decide to cancel the distribution of CCP common stock even if all the conditions have been met?
Yes. The distribution is subject to the satisfaction or waiver of certain conditions. See the section entitled "The Separation and Distribution—Conditions to the Distribution." Until the distribution has occurred, Ventas has the right to terminate the distribution, even if all the conditions are satisfied.
What if I want to sell my Ventas common stock or my CCP common stock?
You should consult with your financial advisors, such as your stockbroker, bank or tax advisor. The distribution will not result in any additional restrictions on your ability to sell either Ventas common stock or, following the distribution and upon the commencement of trading, CCP common stock.
What is "regular-way" and "ex-distribution" trading of Ventas common stock?
Beginning on or shortly before the record date and continuing up to and through the distribution date, it is expected that there will be two markets in Ventas common stock: a "regular-way" market and an "ex-distribution" market. Ventas common stock that trades in the "regular-way" market will trade with an entitlement to shares of CCP common stock distributed pursuant to the distribution. Ventas common stock that trades in the "ex-distribution" market will trade without an entitlement to shares of CCP common stock distributed pursuant to the distribution.

If you decide to sell any shares of Ventas common stock before the distribution date, you should make sure your stockbroker, bank or other nominee understands whether you want to sell your Ventas common stock with or without your entitlement to CCP common stock pursuant to the distribution.

Where will I be able to trade shares of CCP common stock?
CCP has applied to list its common stock on the NYSE under the symbol "CCP." CCP anticipates that trading in shares of its common stock will begin on a "when-issued" basis on or shortly before the record date and will continue up to and through the distribution date and that "regular-way" trading in CCP common stock will begin on the first trading day following the completion of the separation. If trading begins on a "when-issued" basis, you may purchase or sell CCP common stock up to and through the distribution date, but your transaction will not settle until after the distribution date. CCP cannot predict the trading prices for its common stock before, on or after the distribution date.
What will happen to the listing of Ventas common stock?	Shares of Ventas common stock will continue to trade on the NYSE after the distribution, and the separation and distribution will have no effect on such listing.
Will the number of Ventas common shares that I own change as a result of the distribution?	No. The number of shares of Ventas common stock that you own will not change as a result of the separation and distribution.
Will the distribution affect the market price of my Ventas common stock?
Yes. As a result of the separation and distribution, Ventas expects the trading price of shares of Ventas common stock immediately following the separation and distribution to be lower than the "regular-way" trading price of such shares immediately prior to the separation and distribution because the trading price will no longer reflect the value of the CCP portfolio. Ventas believes that over time following the separation, assuming the same market conditions and the realization of the expected benefits of the separation, the aggregate market value of Ventas common stock and CCP common stock should be higher than the market value of Ventas common stock had the separation and distribution not occurred. There can be no assurance, however, that such a higher aggregate market value will be achieved. This means, for example, that the combined trading prices of the shares of Ventas and CCP common stock that you own after the distribution may be equal to, greater than or less than the trading price of your shares of Ventas common stock before the distribution.
What are the material U.S. federal income tax consequences of the contribution and the distribution?
It is a condition to the completion of the separation that Ventas obtain an opinion from its tax advisors regarding treatment of the distribution, together with certain related transactions, under Sections 355 and 368(a)(1)(D) of the Code. Assuming that the distribution, together with certain related transactions, qualifies as a transaction that is generally tax-free under Sections 355 and 368(a)(1)(D) of the Code, you will not recognize any gain or loss, and no amount will be included in your income, upon your receipt of shares of CCP common stock pursuant to the distribution.

You should consult your own tax advisor as to the particular consequences of the distribution to you, including the applicability and effect of any U.S. federal, state and local tax laws, as well as foreign tax laws, which may result in the distribution being taxable to you. For more information regarding the tax opinion and certain U.S. federal income tax consequences of the separation, see the section entitled "Material U.S. Federal Income Tax Consequences of the Distribution."

What will CCP's relationship be with Ventas following the separation?
CCP will enter into a separation and distribution agreement with Ventas to effect the separation and provide a framework for CCP's relationship with Ventas after the separation and will enter into certain other agreements, including a transition services agreement, a tax matters agreement and an employee matters agreement. These agreements will provide for the separation between CCP and Ventas of Ventas's assets, employees, liabilities and obligations (including its investments, property and employee benefits and tax-related assets and liabilities) attributable to periods prior to, at and after CCP's separation from Ventas and will govern the relationship between CCP and Ventas subsequent to the completion of the separation. For additional information regarding the separation and distribution agreement and other transaction agreements, see the sections entitled "Risk Factors—Risks Related to the Separation" and "Our Relationship with Ventas Following the Distribution."
Who will manage CCP after the separation?
CCP's management team will include experienced former members of Ventas's management team who have a detailed understanding of CCP's industry, assets and customers. For more information regarding CCP's management, see "Management."
Are there risks associated with owning CCP common stock?
Yes. Ownership of CCP common stock is subject to both general and specific risks relating to CCP's business, the industry in which it operates, its ongoing contractual relationships with Ventas and its status as an independent, publicly traded company. Ownership of CCP common stock is also subject to risks relating to the separation. These risks are described in the "Risk Factors" section of this information statement beginning on page 22. You are encouraged to read that section carefully.
Does CCP plan to pay dividends?	We intend to make regular quarterly distributions equating to at least 90% of our REIT taxable income to our stockholders out of assets legally available therefor.
To qualify as a REIT, we must distribute to our stockholders an amount at least equal to:
(i)
90% of our REIT taxable income, determined before the deduction for dividends paid and excluding any net capital gain (which does not necessarily equal net income as calculated in accordance with U.S. generally accepted accounting principles ("GAAP"); plus
(ii) 90% of the excess of our net income from foreclosure property over the tax imposed on such income by the Code; less
(iii) Any excess non-cash income (as determined under the Code).
Please refer to "Material U.S. Federal Income Tax Consequences of Investment in Our Common Stock."

Although CCP currently expects that it will pay regular distributions, the declaration and payment of any distributions in the future by CCP will be subject to the sole discretion of its board of directors and will depend upon many factors. Please refer to "Dividend Policy."

Who will be the distribution agent, transfer agent, registrar and information agent for the CCP common stock?
The distribution agent, transfer agent and registrar for the CCP common stock will be Wells Fargo Shareowner Services. For questions relating to the transfer or mechanics of the stock distribution, you should contact:
Wells Fargo Shareowner Services P.O. Box 64874 St. Paul, MN 55164-0874 Tel: 800-468-9716
Where can I find more information about Ventas and CCP?	Before the distribution, Ventas stockholders who have questions relating to Ventas should contact:
Ventas, Inc. Investor Relations 353 North Clark Street Suite 3300 Chicago, Illinois 60654 Tel: 877-483-6827 www.ventasreit.com/investor-relations
After the distribution, CCP stockholders who have questions relating to CCP should contact:
Care Capital Properties, Inc. Investor Relations 353 North Clark Street Suite 2900 Chicago, Illinois 60654 Tel: (312) 881-4700 www.carecapitalproperties.com
The CCP investor website will be operational beginning on or about the commencement of the when-issued trading period.

 RISK FACTORS

        You should carefully consider the following risks and other information in this information statement in evaluating our company and our common stock. These risks, any of which could materially adversely affect our results of operations or financial condition, generally are categorized as follows: risks related to our business and operations; risks related to the separation; risks related to our status as a REIT; and risks related to ownership of our common stock.

Risks Related to Our Business and Operations

         Our business is dependent upon our operators successfully operating their businesses, and their failure to do so could have a material adverse effect on our business, financial condition, results of operations or liquidity and our ability to service our indebtedness and other obligations and to make distributions to stockholders, as required for us to continue to qualify as a REIT (a "Material Adverse Effect").

        We depend on our operators to operate the properties we own in a manner that generates revenues sufficient to allow them to meet their obligations to us, including their obligations to pay rent, maintain certain insurance coverage, pay real estate taxes and maintain the properties in a manner so as not to jeopardize their operating licenses or regulatory status. The ability of our operators to fulfill their obligations under our leases may depend, in part, upon the overall profitability of their operations, including any other SNFs or other properties or businesses they may acquire or operate. Cash flow generated by certain individual properties may not be sufficient for an operator to meet its obligations to us. Our financial position could be weakened and our ability to fulfill our obligations under our indebtedness could be limited if any of our major operators were unable to meet their obligations to us or failed to renew or extend their relationship with us as their lease terms expire, or if we were unable to lease or re-lease our properties on economically favorable terms. While we have generally been successful in the past in transitioning properties from one operator to another where properties are underperforming, we cannot assure you that we will be able to continue to identify and successfully transition underperforming properties going forward. In addition, from time to time we may recognize straight-line rent write-offs in connection with transitioning properties.

        Our portfolio is predominantly comprised of SNFs. As a result of our focus on SNFs, any changes affecting SNFs or SNF operators, including changes in governmental rules and regulations, particularly with respect to Medicare and Medicaid reimbursement, could have an adverse impact on our operators' revenues, costs and results of operations, which may affect their ability to meet their obligations to us. Additionally, if conditions in the SNF industry decline, we may be required to evaluate our properties for impairments or write-downs, which could result in charges that might be significant.

         We may not be successful in identifying and consummating suitable acquisitions or investment opportunities, which may impede our growth and negatively affect our results of operations and may result in the use of a significant amount of management resources.

        Our ability to expand through acquisitions is integral to our business strategy and requires us to identify suitable acquisition or investment opportunities that meet our criteria and are compatible with our growth strategy. We may not be successful in identifying suitable properties or other assets that meet our acquisition criteria or in consummating acquisitions or investments on satisfactory terms or at all. Failure to identify or consummate acquisitions or investment opportunities, or to integrate successfully any acquired properties without substantial expense, delay or other operational or financial problems, would slow our growth, which could in turn adversely affect our stock price.

        Our ability to acquire properties successfully may be constrained by the following significant risks:

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  competition from other real estate investors with significant capital, including publicly-traded REITs and institutional investment funds;

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  unsatisfactory results of our due diligence investigations or failure to meet closing conditions; and

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  failure to finance an acquisition on favorable terms or at all.

The realization of any of these risks could have a Material Adverse Effect on us.

         Our three largest operators account for a meaningful portion of our rental income, and the failure of any of these operators to meet their obligations to us could materially reduce our revenues and net income.

        Our three largest operators, Senior Care Centers, LLC, Avamere Group, LLC and Signature Healthcare, LLC, currently account for approximately 12%, 11% and 10%, respectively, of our rental income. The failure or inability of any of these operators, or of other operators that account for a meaningful portion of our rental income, to meet their obligations to us could materially reduce our revenues and net income, which could have a Material Adverse Effect on us.

         If we must replace any of our tenants or operators, we might be unable to reposition the properties on as favorable terms, or at all, and we could be subject to delays, limitations and expenses, which could have a Material Adverse Effect on us.

        We cannot predict whether our tenants will renew existing leases beyond their current term. If our leases with our tenants are not renewed, we would attempt to reposition those properties with another tenant or operator. In case of non-renewal, we generally have one year prior to expiration of the lease term to arrange for repositioning of the properties and our tenants are required to continue to perform all of their obligations (including the payment of all rental amounts) for the non-renewed assets until such expiration. However, following expiration of a lease term or if we exercise our right to replace a tenant or operator in default, rental payments on the related properties could decline or cease altogether while we reposition the properties with a suitable replacement tenant or operator. We also might not be successful in identifying suitable replacements or entering into leases or other arrangements with new tenants or operators on a timely basis or on terms as favorable to us as our current leases, if at all, and we may be required to fund certain expenses and obligations (e.g., real estate taxes, property-level debt costs and maintenance expenses) to preserve the value of, and avoid the imposition of liens on, our properties while they are being repositioned. In addition, we may incur certain obligations and liabilities, including obligations to indemnify the replacement tenant or operator, which could have a Material Adverse Effect on us.

        In the event of non-renewal or a tenant default, our ability to reposition our properties with a suitable replacement tenant or operator could be significantly delayed or limited by state licensing, receivership, CON or other laws, as well as by the Medicare and Medicaid change-of-ownership rules, and we could incur substantial additional expenses in connection with any licensing, receivership or change-of-ownership proceedings. Our ability to locate and attract suitable replacement tenants could also be impaired by the specialized healthcare uses or contractual restrictions on use of the properties, and we may be forced to spend substantial amounts to adapt the properties to other uses. Any such delays, limitations and expenses could adversely impact our ability to collect rent, obtain possession of leased properties or otherwise exercise remedies for tenant default and could have a Material Adverse Effect on us.

        Moreover, in connection with certain of our properties, we have entered into intercreditor agreements with the tenants' lenders. Our ability to exercise remedies under the applicable leases or to reposition the applicable properties may be significantly delayed or limited by the terms of the intercreditor agreement. Any such delay or limit on our rights and remedies could adversely affect our ability to mitigate our losses and could have a Material Adverse Effect on us.

         Our acquisition and investment activity could present certain risks to our business and operations.

        We expect to make significant acquisitions and investments as part of our overall business strategy. Our acquisition and investment activity could present certain risks to our business and operations, including, among other things, that:

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  We may be unable to successfully integrate acquired properties, maintain consistent standards, controls, policies and procedures, or realize the anticipated benefits of acquisitions and other investments within the anticipated time frame or at all;

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  We may be unable to effectively monitor and manage our expanded portfolio of properties, retain key employees or attract highly qualified new employees;

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  Projections of estimated future revenues, costs savings or operating metrics that we develop during the due diligence and integration planning process might be inaccurate;

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  Our leverage could increase or our per share financial results could decline if we incur additional debt or issue equity securities to finance acquisitions and investments;

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  Acquisitions and other new investments could divert management's attention from our existing assets;

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  The value of acquired assets or the market price of our common stock may decline; and

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  We may be unable to make distributions to our stockholders.

        We cannot assure you that we will be able to integrate acquisitions and investments without encountering difficulties or that any such difficulties will not have a Material Adverse Effect on us.

         We have now, and may have in the future, exposure to contingent rent escalators, which could hinder our growth and profitability.

        We receive substantially all of our revenues by leasing assets under long-term triple-net leases that generally provide for fixed rental rates subject to annual escalations. The annual escalations in certain of our leases may be contingent upon the achievement of specified revenue parameters or based on changes in CPI, with caps and floors. If, as a result of weak economic conditions or other factors, the properties subject to these leases do not generate sufficient revenue to achieve the specified rent escalation parameters or CPI does not increase, our growth and profitability may be hindered by these leases. In addition, if strong economic conditions result in significant increases in CPI, but the escalations under our leases are capped, our growth and profitability may be limited.

         We rely on external sources of capital to fund future capital needs, and if we encounter difficulty in obtaining such capital, we may not be able to make future investments necessary to grow our business or meet maturing commitments.

        We expect to rely on external sources of capital, including debt and equity financing. If we are unable to obtain needed capital at all or only on unfavorable terms from these sources, we might not be able to make the investments needed to expand our business, or to meet our obligations and commitments as they mature. Our access to capital will depend upon a number of factors over which we have little or no control, including general market conditions, the market's perception of our current and potential future earnings and cash distributions and the market price of the shares of our capital stock. We may not be in position to take advantage of attractive investment opportunities for growth in the event that we are unable to access the capital markets on a timely basis or we are only able to obtain capital on unfavorable terms.

         We expect to have approximately $1.3 billion of indebtedness outstanding upon completion of the separation and distribution, and our indebtedness could adversely affect our financial condition and, as a result, our operations.

        We expect to incur approximately $1.3 billion of indebtedness in connection with the separation, and we may increase our indebtedness in the future. Our level of indebtedness could have important consequences for our stockholders. For example, it could:

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  increase our vulnerability to general adverse economic and industry conditions;

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  limit our ability to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements, or to carry out other aspects of our business;

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  increase our cost of borrowing;

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  require us to dedicate a substantial portion of our cash flow from operations to payments on indebtedness, thereby reducing the availability of such cash flow to fund working capital, capital expenditures and other general corporate requirements, or to carry out other aspects of our business;

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  limit our ability to make material acquisitions or take advantage of business opportunities that may arise;

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  limit our ability to make distributions to our stockholders, which may cause us to lose our qualification as a REIT under the Code or to become subject to federal corporate income tax on any REIT taxable income that we do not distribute; and

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  place us at a potential competitive disadvantage compared to our competitors that have less debt.

        Further, we have the ability to incur substantial additional debt, including secured debt. If we incur additional debt, the related risks described above could intensify. In addition, our cash flow from operations may not be sufficient to repay all of our outstanding debt as it becomes due, and we may not be able to borrow money, sell assets or otherwise raise funds on acceptable terms, if at all, to refinance our debt.

         Adverse changes in our credit ratings could affect our borrowing capacity and borrowing terms.

        We plan to manage CCP to maintain a capital structure consistent with the profile upon separation, but there can be no assurance that we will be able to maintain the credit ratings, if any, we receive at separation. Any downgrades in our credit ratings or outlook by any or all of the rating agencies could have a material adverse impact on our cost and availability of capital, which could in turn have a Material Adverse Effect on us.

         Covenants in our debt agreements may limit our operational flexibility, and a covenant breach or default could have a Material Adverse Effect on us.

        The terms of our credit agreements will require us to comply with a number of customary financial and other covenants which may limit our management's discretion by restricting our ability to, among other things, incur additional debt, redeem our capital stock, enter into certain transactions with affiliates, pay dividends and make other distributions, make investments and other restricted payments, and create liens. Any additional financing we may obtain could contain similar or more restrictive covenants. Our continued ability to incur indebtedness and conduct our operations will be subject to compliance with these financial and other covenants. Breaches of these covenants could result in defaults under the instruments governing the applicable indebtedness, in addition to any other indebtedness cross-defaulted against such instruments. Any such breach could have a Material Adverse Effect on us.

         Because real estate investments are relatively illiquid, our ability to promptly sell properties in our portfolio is limited.

        Because real estate investments are relatively illiquid, our ability to promptly sell one or more properties in our portfolio is limited. The real estate market is affected by many factors, such as general economic conditions, availability of financing, interest rates and supply and demand, that are beyond our control. In addition, our properties are special purpose properties that could not be readily converted to general residential, retail or office use. Transfers of operations of SNFs and other healthcare properties are subject to regulatory approvals not required for transfers of other types of commercial operations and other types of real estate. We cannot predict whether we will be able to sell any property for the price or on the terms set by us or whether any price or other terms offered by a prospective purchaser would be acceptable to us. We also cannot predict the length of time needed to find a willing purchaser and to close the sale of a property. To the extent we are unable to sell any properties for our book value, we may be required to take a non-cash impairment charge or loss on the sale, either of which would reduce our net income.

        We may be required to expend funds to correct defects or to make improvements before a property can be sold. We may not have funds available to correct those defects or to make those improvements. We may agree to transfer restrictions that materially restrict us from selling that property for a period of time or impose other restrictions, such as a limitation on the amount of debt that can be placed or repaid on that property. These transfer restrictions would impede our ability to sell a property even if we deem it necessary or appropriate. These facts and any others that would impede our ability to respond to adverse changes in the performance of our properties may have a Material Adverse Effect on us.

         The amount and scope of insurance coverage provided by our policies and policies maintained by our tenants may not adequately insure against losses.

        We maintain or require in our lease agreements that our tenants maintain all applicable lines of insurance on our properties and their operations. Although we regularly review the amount and scope of insurance provided by our policies and required to be maintained by our tenants and believe the coverage provided to be customary for similarly situated companies in our industry, we cannot assure you that we or our tenants will continue to be able to maintain adequate levels of insurance. We also cannot assure you that we or our tenants will maintain the required coverages, that we will continue to require the same levels of insurance under our lease agreements, that such insurance will be available at a reasonable cost in the future or that the policies maintained will fully cover all losses on our properties upon the occurrence of a catastrophic event, nor can we make any guaranty as to the future financial viability of the insurers that underwrite our policies and the policies maintained by our tenants.

        For various reasons, including to reduce and manage costs, many healthcare companies utilize different organizational and corporate structures coupled with self-insurance trusts or captive programs that may provide less insurance coverage than a traditional insurance policy. Companies that insure any part of their general and professional liability risks through their own captive limited purpose entities generally estimate the future cost of general and professional liability through actuarial studies that rely primarily on historical data. However, due to the rise in the number and severity of professional claims against healthcare providers, these actuarial studies may underestimate the future cost of claims, and reserves for future claims may not be adequate to cover the actual cost of those claims. As a result, the tenants and operators of our properties who self-insure could incur large funded and unfunded general and professional liability expenses, which could materially adversely affect their liquidity, financial condition and results of operations and, in turn, their ability to satisfy their obligations to us. If we or our operators decide to implement a captive or self-insurance program, any large funded and unfunded general and professional liability expenses incurred could have a Material Adverse Effect on us.

        Should an uninsured loss or a loss in excess of insured limits occur, we could incur substantial liability or lose all or a portion of the capital we have invested in a property, as well as the anticipated future revenues from the property. Following the occurrence of such an event, we might nevertheless remain obligated for any mortgage debt or other financial obligations related to the property. We cannot assure you that material uninsured losses, or losses in excess of insurance proceeds, will not occur in the future.

         As an owner of real property, we may be exposed to environmental liabilities.

        Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner of real property, such as us, may be liable in certain circumstances for the costs of investigation, removal, remediation or release of hazardous or toxic substances (including materials containing asbestos) at, under or disposed of in connection with such property, as well as certain other potential costs relating to hazardous or toxic substances, including government fines and damages for injuries to persons or adjacent property. Such laws often impose liability without regard to whether the owner knew of, or was responsible for, the presence or disposal of such substances and liability may be imposed on the owner in connection with the activities of an operator at the property. The cost of any required investigation, remediation, removal, fines or personal or property damages and the owner's liability therefore could exceed the value of the property and/or the assets of the owner. In addition, the presence of such substances, or the failure to properly dispose of or remediate such substances, may adversely affect our operators' ability to attract additional patients or residents, our ability to sell or rent such property or to borrow using such property as collateral which, in turn, could reduce our revenues.

        Although our leases require the operator to indemnify us for certain environmental liabilities, the scope of such obligations may be limited. For instance, some of our leases do not require the operator to indemnify us for environmental liabilities arising before the operator took possession of the premises. Further, we cannot assure you that any such operator would be able to fulfill its indemnification obligations. If we were to be liable for any such environmental liabilities and were unable to seek recovery against our operators, this could have a Material Adverse Effect on us.

         Our success depends, in part, on our ability to attract and retain talented employees, and the loss of any one of our key personnel could adversely impact our business.

        The success of our business depends, in part, on the leadership and performance of our executive management team and key employees, and our ability to attract, retain and motivate talented employees could significantly impact our future performance. Competition for these individuals is intense, and we cannot assure you that we will retain our key officers and employees or that we will be able to attract and retain other highly qualified individuals in the future. Losing any one or more of these persons could have a Material Adverse Effect on us.

         Our operators may be adversely affected by increasing healthcare regulation and enforcement.

        Over the last several years, the regulatory environment of the long-term healthcare industry has intensified both in the amount and type of regulations and in the efforts to enforce those regulations. The extensive federal, state and local laws and regulations affecting the healthcare industry include those relating to, among other things, licensure, conduct of operations, ownership of facilities, addition of facilities and equipment, allowable costs, services, prices for services, qualified beneficiaries, quality of care, patient rights, fraudulent or abusive behavior, and financial and other arrangements that may be entered into by healthcare providers. Changes in enforcement policies by federal and state governments have resulted in a significant increase in the number of inspections, citations of regulatory deficiencies and other regulatory sanctions, including terminations from the Medicare and Medicaid programs, bars on Medicare and Medicaid payments for new admissions, civil monetary penalties and even criminal penalties.

        If our operators fail to comply with the extensive laws, regulations and other requirements applicable to their businesses and the operation of our properties, they could become ineligible to receive reimbursement from governmental and private third-party payor programs, face bans on admissions of new patients or residents, suffer civil or criminal penalties or be required to make significant changes to their operations. Our operators also could be forced to expend considerable resources responding to an investigation or other enforcement action under applicable laws or regulations. In such event, the results of operations and financial condition of our operators and the results of operations of our properties operated by those entities could be adversely affected, which, in turn, could have a material adverse effect on us. We are unable to predict future federal, state and local regulations and legislation, including the Medicare and Medicaid statutes and regulations, or the intensity of enforcement efforts with respect to such regulations and legislation, and any changes in the regulatory framework could have a material adverse effect on our operators, which, in turn, could have a Material Adverse Effect on us.

         Our operators depend on reimbursement from government and other third-party payors; reductions in federal or state government spending, tax reform initiatives or other legislation to address the federal government's projected operating deficit could have a material adverse effect on our operators' liquidity, financial condition or results of operations, which could affect their ability to meet their obligations to us.

        Many of our tenants depend on third-party payors, including Medicare, Medicaid or private third-party payors, for significant portions of their revenue. The reduction in reimbursement rates from third-party payors, including Medicare and Medicaid programs, or other measures reducing reimbursements for services provided by our tenants may result in a reduction in our tenants' revenues and operating margins.

        While reimbursement rates have generally increased over the past few years, President Obama and members of the U.S. Congress have approved or proposed various spending cuts and tax reform initiatives that have resulted or could result in changes (including substantial reductions in funding) to Medicare, Medicaid or Medicare Advantage Plans. In addition, a number of states are currently managing budget deficits, which may put pressure on states to decrease reimbursement rates for our operators with a goal of decreasing state expenditures under their state Medicaid programs. Any such existing or future federal or state legislation relating to deficit reduction that reduces reimbursement payments to healthcare providers could have a material adverse effect on certain of our operators' liquidity, financial condition or results of operations, which could adversely affect their ability to satisfy their obligations to us and could have a Material Adverse Effect on us.

         Possible changes in the healthcare needs of our operators' residents, as well as payor mix and payment methodologies, may significantly affect the profitability of our operators.

        The sources and amounts of our operators' revenues are determined by a number of factors, including licensed bed capacity, occupancy, the healthcare needs of residents and the rate of reimbursement. Changes in the healthcare needs of the residents, as well as payor mix among private pay, Medicare and Medicaid, may significantly affect our operators' profitability and which may affect their ability to meet their obligations to us.

         Our operators may be subject to significant legal actions that could subject them to increased operating costs and substantial uninsured liabilities, which may affect their ability to meet their obligations to us.

        Our operators may be subject to claims that their services have resulted in resident injury or other adverse effects. The insurance coverage maintained by our operators, whether through commercial insurance or self-insurance, may not cover all claims made against them or continue to be available at a reasonable cost, if at all. In some states, insurance coverage for the risk of punitive damages arising from professional liability and general liability claims and/or litigation may not, in certain cases, be available to our operators due to state law prohibitions or limitations of availability. As a result, our operators operating in these states may be liable for punitive damage awards that are either not covered or are in excess of their insurance policy limits. From time to time, there may also be increases in government investigations of long-term care providers, particularly in the area of Medicare/Medicaid false claims, as well as increases in enforcement actions resulting from these investigations. Insurance is not available to cover such losses. Any adverse determination in a legal proceeding or government investigation, whether currently asserted or arising in the future, could lead to potential termination from government programs, large penalties and fines and otherwise have a material adverse effect on an operator's financial condition. If an operator is unable to obtain or maintain insurance coverage, if judgments are obtained in excess of the insurance coverage, if an operator is required to pay uninsured punitive damages or if an operator is subject to an uninsurable government enforcement action, the operator could be exposed to substantial additional liabilities, which could result in its bankruptcy or insolvency or have a material adverse effect on the operator's business and its ability to meet its obligations to us.

         The bankruptcy, insolvency or financial deterioration of our operators could delay or prevent our ability to collect unpaid rents or require us to find new operators.

        We receive substantially all of our income as rent payments under leases of our properties. We have very limited control over the success or failure of our operators' businesses and, at any time, any of our operators may experience a downturn in its business that may weaken its financial condition. As a result, our operators may fail to make rent payments when due or declare bankruptcy. Any operator failures to make rent payments when due or operator bankruptcies could result in the termination of the operator's lease and could have a material adverse effect on our business, financial condition and results of operations, our ability to make distributions to our stockholders and the trading price of our common stock. This risk is magnified in situations where we lease multiple properties to a single operator under a master lease, as an operator failure or default under a master lease could reduce or eliminate rental revenue from multiple properties.

        If operators are unable to comply with the terms of the leases, we may be forced to modify the leases in ways that are unfavorable to us. Alternatively, the failure of an operator to perform under a lease could require us to declare a default, repossess the property, find a suitable replacement operator, operate the property or sell the property. There is no assurance that we would be able to lease a property on substantially equivalent or better terms than the prior lease, or at all, find another qualified operator, successfully reposition the property for other uses or sell the property on terms that are favorable to us. It may be more difficult to find a replacement operator for a SNF property than it would be to find a replacement tenant for a general commercial property due to the specialized nature of the business. Even if we are able to find a suitable replacement operator for a property, transfers of operations of SNFs and other healthcare facilities are subject to regulatory approvals not required for transfers of other types of commercial operations, which may affect our ability to successfully transition a property.

        Any bankruptcy filing by or relating to one of our operators could bar all efforts by us to collect pre-bankruptcy debts from that operator or seize its property. An operator bankruptcy could also delay our efforts to collect past due balances under the leases and could ultimately preclude collection of all or a portion of these sums. It is possible that we may recover substantially less than the full value of any unsecured claims we hold, if any, which could have a Material Adverse Effect on us. Furthermore, dealing with an operator's bankruptcy or other default may divert management's attention and cause us to incur substantial legal and other costs.

        If one or more of our operators files for bankruptcy relief, the U.S. federal Bankruptcy Code provides that a debtor has the option to assume or reject the unexpired lease within a certain period of time. However, our leases with operators that lease more than one of our properties are generally made pursuant to a single master lease covering all of that operator's properties leased from us, or are cross-defaulted with other leases, and consequently there is uncertainty about how such arrangements may be treated in a bankruptcy. It is possible that in bankruptcy the debtor-operator may be required to assume or reject the master lease or cross-defaulted leases as a whole, rather than making the decision on a property-by-property basis, thereby preventing the debtor-operator from assuming the better performing properties and terminating the master lease or cross-defaulted leases with respect to the poorer performing properties.

         Increased competition may affect the ability of our operators to meet their obligations to us.

        The healthcare industry is highly competitive. Our operators are competing with numerous other companies providing similar healthcare services or alternatives such as long-term acute care hospitals, in-patient rehabilitation facilities, home health agencies, hospices, life care at home, community-based service programs, retirement communities and convalescent centers. Our operators may not be able to achieve performance levels that will enable them to meet their obligations to us.

         Real estate is a competitive business and this competition may make it difficult for us to identify and purchase suitable healthcare properties.

        We operate in a highly competitive industry and face competition from other REITs, investment companies, private equity and hedge fund investors, sovereign funds, healthcare operators, lenders and other investors, some of whom are significantly larger than us and have greater resources and lower costs of capital than we do. This competition makes it more challenging to identify and successfully capitalize on acquisition opportunities that meet our investment objectives. If we cannot identify and purchase a sufficient quantity of healthcare properties at favorable prices or if we are unable to finance acquisitions on commercially favorable terms, this could have a Material Adverse Effect on us.

         Market conditions, including, but not limited to, interest rates and credit spreads, the availability of credit, the actual and perceived state of the real estate markets and public capital markets generally, and unemployment rates, could negatively impact our business, results of operations, and financial condition.

        The markets in which we operate are affected by a number of factors that are largely beyond our control but may nevertheless have a significant negative impact on us. These factors include, but are not limited to:

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  Interest rates and credit spreads;

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  The availability of credit, including the price, terms and conditions under which it can be obtained;

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  The actual and perceived state of the real estate market, the market for dividend-paying stocks and public capital markets in general; and

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  Unemployment rates, both nationwide and within the primary markets in which we operate.

        In addition, increased inflation may have a pronounced negative impact on the interest expense we pay in connection with our outstanding indebtedness and our general and administrative expenses, as these costs could increase at a rate higher than our rents. Also, inflation may adversely affect tenant leases with fixed escalations, which could be lower than the increase in inflation at any given time.

        Deflation may result in a decline in general price levels, often caused by a decrease in the supply of money or credit. The predominant effects of deflation are high unemployment, credit contraction and weakened consumer demand. Restricted lending practices may impact our ability to obtain financing for our properties and may also negatively impact our tenants' ability to obtain credit.

         If we cannot obtain additional capital, our growth may be limited.

        In order to qualify and maintain our qualification as a REIT each year, we will be required to distribute at least 90% of our REIT taxable income, excluding net capital gains, to our stockholders. As a result, our retained earnings available to fund acquisitions, redevelopment, or other capital expenditures are nominal, and we will rely upon the availability of additional debt or equity capital to fund these activities. Our long-term ability to grow through acquisitions or redevelopment, which is an important component of our strategy, will be limited if we cannot obtain additional debt financing or equity capital. Market conditions may make it difficult to obtain debt financing or raise equity capital, and we cannot assure you that we will be able to obtain additional debt or equity financing or that we will be able to obtain such capital on favorable terms.

Risks Related to the Separation

         We have not previously operated as a standalone company, and our historical and pro forma financial information is not necessarily representative of the results that we would have achieved as a separate, publicly traded company and may not be a reliable indicator of our future results.

        The historical information about us in this information statement refers to our business as operated by and integrated with Ventas. Our historical and pro forma financial information included in this information statement is derived from the consolidated financial statements and accounting records of Ventas. Accordingly, the historical and pro forma financial information included in this information statement does not necessarily reflect the financial condition, results of operations or cash flows that we would have achieved as a separate, publicly traded company during the periods presented or those that we will achieve in the future. Factors which could cause our results to differ from those reflected in such historical and pro forma financial information and which may adversely impact our ability to receive similar results in the future may include, but are not limited to, the following:

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  Prior to the separation, our business has been operated by Ventas as part of its broader corporate organization, rather than as an independent company. Ventas or one of its affiliates performed various corporate functions for us, such as accounting, treasury, tax, information technology, and finance. Following the separation, Ventas will provide some of these functions to us, as described in "Our Relationship with Ventas Following the Distribution." Our historical and pro forma financial results reflect allocations of corporate expenses from Ventas for such functions and are likely to be less than the expenses we would have incurred had we operated as a separate, publicly traded company. We will need to make significant investments to replicate or outsource from other providers certain facilities, systems, infrastructure, and personnel to which we will no longer have access after our separation from Ventas. Developing our ability to operate without access to Ventas's current operational and administrative infrastructure will be costly and may prove difficult. We may not be able to operate our business efficiently or at comparable costs, and our profitability may decline;

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  Currently, our business is integrated with the other businesses of Ventas, and we are able to use Ventas's size and purchasing power in procuring various goods and services and shared economies of scope and scale in costs, employees, vendor relationships and customer relationships. For example, we have historically been able to take advantage of Ventas's purchasing power in technology and services, including information technology, marketing, insurance, treasury services, property support and the procurement of goods. Although we will enter into certain transition and other separation-related agreements with Ventas, these arrangements may not fully capture the benefits we have enjoyed as a result of being integrated with Ventas and may result in us paying higher charges than in the past for these services. In addition, services provided to us under the transition services agreement will generally only be provided until August 31, 2016, and this may not be sufficient to meet our needs. As a separate, independent company, we may be unable to obtain goods and services at the prices and terms obtained prior to the separation, which could decrease our overall profitability. Likewise, it may be more difficult for us to attract and retain desired tenants. This could have a Material Adverse Effect on us;

  •
  Generally, our working capital requirements and capital for our general corporate purposes, including acquisitions, redevelopment, and capital expenditures, have historically been satisfied as part of the corporation-wide cash management policies of Ventas. Following the separation, we may need to obtain additional financing from banks, through public offerings or private placements of debt or equity securities, strategic relationships or other arrangements, which may not be on terms as favorable to those obtained by Ventas, and the cost of capital for our business may be higher than Ventas's cost of capital prior to the separation;

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  Our historical financial information does not reflect the debt we expect to incur in connection with the separation or our receipt from Ventas of certain operations and assets or the assumption of the corresponding liabilities of our business after the separation; and

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  As a public company, as modified by our status as an emerging growth company, we will become subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and the Dodd-Frank Act and will be required to prepare our financial statements according to the rules and regulations required by the SEC. Complying with these requirements could result in significant costs to us and require us to divert substantial resources, including management time, from other activities.

        Other significant changes may occur in our cost structure, management, financing and business operations as a result of operating as an independent company. For additional information about the past financial performance of our business and the basis of presentation of the historical combined consolidated financial statements and the unaudited pro forma condensed combined consolidated financial statements of our business, please refer to "Unaudited Pro Forma Condensed Combined Consolidated Financial Statements," "Selected Historical Combined Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements and accompanying notes included elsewhere in this information statement.

         If the distribution, together with certain related transactions, does not qualify as a transaction that is generally tax-free for U.S. federal income tax purposes, Ventas, CCP and Ventas stockholders could be subject to significant tax liabilities and, in certain circumstances, CCP could be required to indemnify Ventas for material taxes and related amounts pursuant to indemnification obligations under the tax matters agreement.

        It is a condition to distribution that Ventas receive an opinion of counsel, satisfactory to the Ventas board of directors, regarding treatment of the distribution, together with certain related transactions, under Sections 355 and 368(a)(1)(D) of the Code. The opinion of counsel will be based and rely on, among other things, certain facts and assumptions, as well as certain representations, statements and undertakings of Ventas and CCP, including those relating to the past and future conduct of Ventas and CCP. If any of these representations, statements or undertakings are, or become, inaccurate or incomplete, if Ventas or CCP breach any of their respective covenants in the separation documents, the ruling or the opinion of counsel may be invalid and the conclusions reached therein could be jeopardized.

        Notwithstanding the receipt by Ventas of the opinion of counsel, the IRS could determine that the distribution, together with certain related transactions, should be treated as a taxable transaction if it determines that any of the representations, assumptions or undertakings are false or have been violated, or if it disagrees with the conclusions in the opinion of counsel. The opinion of counsel is not binding on the IRS and there can be no assurance that the IRS will not take a contrary position.

        If the distribution, together with certain related transactions, fails to qualify for tax-free treatment, in general, Ventas would recognize taxable gain as if it had sold the CCP common stock in a taxable sale for its fair market value (unless Ventas and CCP jointly make an election under Section 336(e) of the Code with respect to the distribution, in which case, in general, CCP would (i) recognize taxable gain as if it had sold all of its assets in a taxable sale in exchange for an amount equal to the fair market value of the CCP common stock and the assumption of all of CCP's liabilities and (ii) obtain a related step up in the basis of its assets) and Ventas stockholders who receive shares of CCP common stock in the distribution would be subject to tax as if they had received a taxable distribution equal to the fair market value of such shares. For more information, please refer to "Material U.S. Federal Income Tax Consequences of the Distribution."

        Under the tax matters agreement that CCP will enter into with Ventas, CCP may be required to indemnify Ventas against any additional taxes and related amounts resulting from (i) an acquisition of all or a portion of the equity securities or assets of CCP, whether by merger or otherwise, (ii) other actions or failures to act by CCP, or (iii) any of CCP's representations or undertakings being incorrect or violated. For a more detailed discussion, please refer to "Our Relationship with Ventas Following the Distribution—Tax Matters Agreement."

         We may not be able to engage in desirable strategic or capital-raising transactions following the separation, and we could be liable for adverse tax consequences resulting from engaging in significant strategic or capital-raising transactions.

        To preserve the tax-free treatment of the separation, for the two-year period following the separation, we may be prohibited, except in specific circumstances, from: (i) entering into any transaction pursuant to which all or a portion of our shares would be acquired, whether by merger or otherwise, (ii) issuing equity securities beyond certain thresholds, (iii) repurchasing our common stock, (iv) ceasing to actively conduct certain of our businesses, or (v) taking or failing to take any other action that prevents the distribution and related transactions from being tax-free.

        These restrictions may limit our ability to pursue strategic transactions or engage in new business or other transactions that may maximize the value of our business. For more information, please refer to "Material U.S. Federal Income Tax Consequences of the Distribution" and "Our Relationship with Ventas Following the Distribution—Tax Matters Agreement."

         Potential indemnification liabilities to Ventas pursuant to the separation and distribution agreement could have a Material Adverse Effect on us.

        The separation and distribution agreement with Ventas provides for, among other things, the principal corporate transactions required to effect the separation, certain conditions to the separation and distribution and provisions governing our relationship with Ventas with respect to and following the separation and distribution. Among other things, the separation and distribution agreement provides for indemnification obligations designed to make us financially responsible for substantially all liabilities that may exist relating to our business activities, whether incurred prior to or after the separation and distribution, as well as those obligations of Ventas that we will assume pursuant to the separation and distribution agreement. If we are required to indemnify Ventas under the circumstances set forth in this agreement, we may be subject to substantial liabilities. For a description of this agreement, please refer to "Our Relationship with Ventas Following the Distribution—The Separation and Distribution Agreement."

         We may have received more favorable terms from unaffiliated third parties than the terms we will receive in our agreements with Ventas.

        We will enter into agreements with Ventas in connection with the separation, including a separation and distribution agreement, a transition services agreement, a tax matters agreement and an employee matters agreement. Such agreements were prepared in the context of the separation while CCP was still a wholly owned subsidiary of Ventas. Accordingly, during the period in which the terms of these agreements were prepared, CCP did not have an independent board of directors or management team that was independent of Ventas. As a result, although the parties attempted to include arm's-length terms in these agreements, the terms of these agreements may not reflect terms that would have resulted from arm's-length negotiations between unaffiliated third parties. Arm's-length negotiations between Ventas and an unaffiliated third party in another form of transaction, such as a buyer in a sale of a business transaction, may have resulted in more favorable terms to the unaffiliated third party. See "Our Relationship with Ventas Following the Distribution."

         After the separation, certain of our directors and executive officers and directors may have actual or potential conflicts of interest because of their previous or continuing equity interest in, or positions at, Ventas.

        Some of our directors and executive officers will be persons who are or have been employees of Ventas. Because of their current or former positions with Ventas, certain of our directors and executive officers may own Ventas common stock, and our independent, non-executive chairman, Douglas Crocker II, will continue to hold equity-based incentive awards in respect of Ventas common stock. Following the separation, even though our board of directors will consist of a majority of directors who are independent, we expect that some of our executive officers and some of our directors will continue to have a financial interest in Ventas common stock. In addition, Mr. Crocker will continue serving on the board of directors of Ventas for a limited period following the distribution. Continued ownership of Ventas common stock or, in the case of Mr. Crocker, service as a director at both companies could create, or appear to create, potential conflicts of interest.

         Any of our directors who is also a director, officer or employee of Ventas may in certain circumstances direct investment opportunities away from our company.

        Our Guidelines on Governance will provide that if any of our directors who is also a director, officer or employee of Ventas acquires knowledge of a corporate opportunity or is otherwise offered a corporate opportunity (provided that this knowledge was not acquired solely in such person's capacity as a director of our company), then to the fullest extent permitted by law, such person is deemed to have fully satisfied such person's fiduciary duties owed to us and is not liable to us if Ventas, or its affiliates, pursues or acquires the corporate opportunity, or if such person did not present the corporate opportunity to us. Accordingly, while we expect that Mr. Crocker is the only director who will also serve as a director of Ventas (for a period of less than one year following the distribution), any of our directors who is also a director, officer or employee of Ventas may, in certain circumstances, direct investment opportunities away from our company.

         We may not achieve some or all of the expected benefits of the separation, and the separation may adversely affect our business.

        We may not be able to achieve the full strategic and financial benefits expected to result from the separation, or such benefits may be delayed due to a variety of circumstances, not all of which may be under our control. The separation is expected to provide the following benefits, among others: (i) a distinct investment identity allowing investors to evaluate our merits, performance and future prospects as an independent company; (ii) more efficient allocation of capital for both Ventas and for us; and (iii) direct access by us to the capital markets.

        We may not achieve these and other anticipated benefits for a variety of reasons, including, among others: (i) the separation will require significant amounts of management's time and effort, which may divert management's attention from operating and growing our business; (ii) following the separation, we may be more susceptible to market fluctuations and other adverse events than if we were still a part of Ventas; (iii) following the separation, our business will be less diversified than Ventas's business prior to the separation; and (iv) the other actions required to separate our business from that of Ventas could disrupt our operations. If we fail to achieve some or all of the benefits expected to result from the separation, or if such benefits are delayed, this could have a Material Adverse Effect on us.

         Ventas may fail to perform under various transaction agreements that will be executed as part of the separation or we may fail to have necessary systems and services in place when certain of the transaction agreements expire.

        We will enter into agreements with Ventas in connection with the separation, including a separation and distribution agreement, a transition services agreement, a tax matters agreement and an employee matters agreement. Certain of these agreements will provide for the performance of services by each company for the benefit of the other for a period of time after the separation. We will rely on Ventas to satisfy its performance and payment obligations under these agreements. If Ventas is unable to satisfy its obligations under these agreements, including its indemnification obligations, we could incur operational difficulties or losses.

        If we do not have in place our own systems and services, or if we do not have agreements with other providers of these services when the transaction or long-term agreements terminate, we may not be able to operate our business effectively and our profitability may decline. See "Our Relationship with Ventas Following the Distribution."

         No vote of the Ventas stockholders is required in connection with the separation and distribution.

        No vote of the Ventas stockholders is required in connection with the separation and distribution. Accordingly, if this transaction occurs and you do not want to receive our common stock in the distribution, your only recourse will be to divest yourself of your Ventas common stock prior to the record date for the distribution.

         Ventas's board of directors has reserved the right, in its sole discretion, to amend, modify or abandon the separation and distribution and the related transactions at any time prior to the distribution date; in addition, the conditions to the separation and distribution may not be met.

        The Ventas board of directors has reserved the right, in its sole discretion, to amend, modify or abandon the separation and distribution and the related transactions at any time prior to the distribution date. This means that Ventas may cancel or delay the planned separation and distribution of our common stock if at any time the board of directors of Ventas determines that it is not in the best interests of Ventas and its stockholders. If Ventas's board of directors makes a decision to cancel the separation, stockholders of Ventas will not receive any distribution of our common stock and Ventas will be under no obligation whatsoever to its stockholders to distribute such common stock. In addition, the separation and distribution and related transactions are subject to the satisfaction or waiver by Ventas's board of directors in its sole discretion of a number of conditions. We cannot assure you that any or all of these conditions will be met.

         In connection with our separation from Ventas, Ventas will indemnify us for certain pre-distribution liabilities and liabilities related to Ventas assets; however, these indemnities may be insufficient to protect us against the full amount of such liabilities.

        Pursuant to the separation and distribution agreement, Ventas will agree to indemnify us for certain liabilities. However, third parties could seek to hold us responsible for any of the liabilities that Ventas agrees to retain, and there can be no assurance that Ventas will be able to fully satisfy its indemnification obligations. Moreover, even if we ultimately succeed in recovering from Ventas any amounts for which we are held liable, such indemnification may be insufficient to fully offset the financial impact of such liabilities and/or we may be temporarily required to bear these losses while seeking recovery from Ventas.

         Failure to maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act could have a Material Adverse Effect on us.

        As a public company, we will become subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and the Dodd-Frank Act and will be required to prepare our financial statements according to the rules and regulations required by the SEC. In addition, the Exchange Act requires that we file annual, quarterly and current reports. Our failure to prepare and disclose this information in a timely manner or to otherwise comply with applicable law could subject us to penalties under federal securities laws, expose us to lawsuits and restrict our ability to access financing.

        In addition, the Sarbanes-Oxley Act requires that we, among other things, establish and maintain effective internal controls and procedures for financial reporting and disclosure purposes. Internal control over financial reporting is complex and may be revised over time to adapt to changes in our business, or changes in applicable accounting rules. We cannot assure you that our internal control over financial reporting will be effective in the future or that a material weakness will not be discovered with respect to a prior period for which we had previously believed that internal controls were effective. If we are not able to maintain or document effective internal control over financial reporting, our independent registered public accounting firm will not be able to certify as to the effectiveness of our internal control over financial reporting.

        Matters impacting our internal controls may cause us to be unable to report our financial information on a timely basis, or may cause our company to restate previously issued financial information, and thereby subject us to adverse regulatory consequences, including sanctions or investigations by the SEC, or violations of applicable stock exchange listing rules. There could also be a negative reaction in the financial markets due to a loss of investor confidence in our company and the reliability of our financial statements. Confidence in the reliability of our financial statements is also likely to suffer if we or our independent registered public accounting firm report a material weakness in our internal control over financial reporting. This could have a Material Adverse Effect on us by, for example, leading to a decline in our share price and impairing our ability to raise additional capital.

        For as long as we are an emerging growth company under the recently enacted JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404(b). An independent assessment of the effectiveness of our internal controls could detect problems that our management's assessment might not. Undetected material weaknesses in our internal controls could lead to financial statement restatements and require us to incur the expense of remediation.

         Substantial sales of our common stock may occur in connection with the distribution, which could cause our share price to decline.

        The shares that Ventas intends to distribute to its stockholders generally may be sold immediately in the public market. Upon completion of the distribution, we expect that we will have an aggregate of approximately 83.1 million shares of common stock issued and outstanding (excluding shares issued in the Valuation Firm Acquisition), based on the number of outstanding shares of Ventas common stock as of July 28, 2015. These shares will be freely tradable without restriction or further registration under the Securities Act unless the shares are owned by one of our "affiliates," as that term is defined in Rule 405 under the Securities Act.

        Although we have no actual knowledge of any plan or intention on the part of any 5% or greater stockholder to sell our shares following the distribution, it is possible that some Ventas stockholders, including possibly some of our large stockholders, will sell our common stock that they receive in the distribution. For example, Ventas stockholders may sell our common stock because our business profile or market capitalization as an independent company does not fit their investment objectives or because our common stock is not included in certain indices after the distribution. A portion of Ventas common stock is held by index funds tied to the Standard & Poor's 500 Index or other indices, and if we are not included in these indices at the time of the distribution, these index funds may be required to sell our shares. The sales of significant amounts of our common stock, or the perception in the market that this will occur, may result in the lowering of the market price of our shares.

Risks Related to Our Status as a REIT

         If we do not qualify to be taxed as a REIT, or if we fail to remain qualified as a REIT, we will be subject to U.S. federal income tax as a regular corporation and could face substantial tax liability, which would substantially reduce funds available for distribution to our stockholders.

        We expect to receive an opinion of Wachtell, Lipton, Rosen & Katz with respect to our qualification as a REIT in connection with the separation. Investors should be aware, however, that opinions of advisors are not binding on the IRS or any court. The opinions of Wachtell, Lipton, Rosen & Katz represent only the view of Wachtell, Lipton, Rosen & Katz based on its review and analysis of existing law and on certain representations as to factual matters and covenants made by us, including representations relating to the value of our assets and the sources of our income. The opinion is expressed as of the date issued. Wachtell, Lipton, Rosen & Katz will have no obligation to advise us, or the holders of our common shares, of any subsequent change in the matters stated, represented or assumed or of any subsequent change in applicable law.

        Furthermore, both the validity of the opinion of Wachtell, Lipton, Rosen & Katz and our qualification as a REIT will depend on our satisfaction of certain asset, income, organizational, distribution, stockholder ownership and other requirements on a continuing basis, the results of which will not be monitored by Wachtell, Lipton, Rosen & Katz. Our ability to satisfy the asset tests depends upon our analysis of the characterization and fair market values of our assets, some of which are not susceptible to a precise determination, and for which we will not obtain independent appraisals. Our compliance with the REIT income and quarterly asset requirements also depends upon our ability to successfully manage the composition of our income and assets on an ongoing basis. Moreover, the proper classification of one or more of our investments may be uncertain in some circumstances, which could affect the application of the REIT qualification requirements. Accordingly, there can be no assurance that the IRS will not contend that our investments violate the REIT requirements.

        If we were to fail to qualify as a REIT in any taxable year, we would be subject to U.S. federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates, and distributions to our stockholders would not be deductible by us in computing our taxable income. Any such corporate tax liability could be substantial and would reduce the amount of cash available for distribution to our stockholders, which in turn could have an adverse effect on the value of, and trading prices for, our common stock. Unless we are deemed to be entitled to relief under certain provisions of the Code, we would also be disqualified from taxation as a REIT for the four taxable years following the year during which we initially ceased to qualify as a REIT.

         Our failure to qualify as a REIT could cause our shares to be delisted from the NYSE.

        The NYSE requires, as a condition to the listing of our common stock, that we maintain our REIT status. Consequently, if we fail to maintain our REIT status, our common stock could promptly be delisted from the NYSE, which would decrease the trading activity of such common stock, making the sale of such common stock difficult.

        If we were delisted as a result of losing our REIT status and wished to relist our shares on the NYSE, we would be required to reapply to the NYSE to be listed as a non-REIT corporation. As the NYSE's listing standards for REITs are less burdensome than its standards for non-REIT corporations, it would be more difficult for us to become a listed company under these heightened standards. We may not be able to satisfy the NYSE's listing standards for non-REIT corporations. As a result, if we were delisted from the NYSE, we may not be able to relist as a non-REIT corporation, in which case our shares could not trade on the NYSE.

         Our ownership of and relationship with any taxable REIT subsidiaries that we have formed or will form will be limited and a failure to comply with the limits would jeopardize our REIT status and may result in the application of a 100% excise tax.

        A REIT may own up to 100% of the stock of one or more taxable REIT subsidiaries ("TRSs"). A TRS may earn income that would not be qualifying income if earned directly by the parent REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation (other than a REIT) of which a TRS directly or indirectly owns securities possessing more than 35% of the total voting power or total value of the outstanding securities of such corporation will automatically be treated as a TRS. Overall, no more than 25% of the value of a REIT's total assets may consist of stock or securities of one or more TRSs. A domestic TRS will pay U.S. federal, state and local income tax at regular corporate rates on any income that it earns. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. The rules also impose a 100% excise tax on certain transactions between a TRS and its parent REIT that are not conducted on an arm's-length basis. Any domestic TRS that we may form will pay U.S. federal, state and local income tax on its taxable income, and its after-tax net income will be available for distribution to us but is not required to be distributed to us unless necessary to maintain our REIT qualification.

         Dividends payable by REITs do not qualify for the reduced tax rates available for some dividends.

        Dividends payable by non-REIT corporations to non-REIT stockholders that are individuals, trusts and estates are generally taxed at reduced tax rates. Dividends payable by REITs, however, generally are not eligible for the reduced rates. The more favorable rates applicable to regular corporate dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the shares of non-REIT corporations that pay dividends, which could adversely affect the value of the shares of REITs, including shares of our common stock.

         Qualifying as a REIT involves highly technical and complex provisions of the Code.

        Qualifying as a REIT involves the application of highly technical and complex provisions of the Code for which only limited judicial and administrative authorities exist. Even a technical or inadvertent violation could jeopardize our REIT qualification. Our qualification as a REIT will depend on our satisfaction of certain asset, income, organizational, distribution, stockholder ownership and other requirements on a continuing basis. Compliance with these requirements must be carefully monitored on a continuing basis, and there can be no assurance that our personnel responsible for doing so will be able to successfully monitor our compliance. In addition, our ability to satisfy the requirements to qualify to be taxed as a REIT may depend, in part, on the actions of third parties over which we have either no control or only limited influence.

         Legislative, administrative, regulatory or other actions affecting REITs, including positions taken by the IRS, could have a negative effect on us.

        The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process, and by the IRS and the U.S. Department of the Treasury (the "Treasury"). In particular, in June 2013, several companies pursuing REIT conversions disclosed that they had been informed by the IRS that it had formed a new internal working group to study the current legal standards the IRS uses to define "real estate" for purposes of the REIT provisions of the Code. Changes to the tax laws or interpretations thereof by the IRS and the Treasury, with or without retroactive application, could materially and adversely affect our investors or our company. We cannot predict how changes in the tax laws might affect our investors or us. New legislation, Treasury regulations, administrative interpretations or court decisions could significantly and negatively affect our ability to qualify to be taxed as a REIT and/or the U.S. federal income tax consequences to our investors and our company of such qualification.

         REIT distribution requirements could adversely affect our liquidity and our ability to execute our business plan.

        In order for us to qualify to be taxed as a REIT, and assuming that certain other requirements are also satisfied, we generally must distribute at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gains, to our stockholders each year, so that U.S. federal corporate income tax does not apply to earnings that we distribute. To the extent that we satisfy this distribution requirement and qualify for taxation as a REIT, but distribute less than 100% of our REIT taxable income, determined without regard to the dividends paid deduction and including any net capital gains, we will be subject to U.S. federal corporate income tax on our undistributed net taxable income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we distribute to our stockholders in a calendar year is less than a minimum amount specified under U.S. federal income tax laws. We intend to make distributions to our stockholders to comply with the REIT requirements of the Code.

        From time to time, we may generate taxable income greater than our cash flow as a result of differences in timing between the recognition of taxable income and the actual receipt of cash or the effect of nondeductible capital expenditures, the creation of reserves, or required debt or amortization payments. If we do not have other funds available in these situations, we could be required to borrow funds on unfavorable terms, sell assets at disadvantageous prices, distribute amounts that would otherwise be invested in future acquisitions, capital expenditures or repayment of debt, or make taxable distributions of our capital stock or debt securities to make distributions sufficient to enable us to pay out enough of our taxable income to satisfy the REIT distribution requirement and avoid corporate income tax and the 4% excise tax in a particular year. These alternatives could increase our costs or reduce our equity. Further, amounts distributed will not be available to fund investment activities. Thus, compliance with the REIT requirements may hinder our ability to grow, which could adversely affect the value of our shares. Any restrictions on our ability to incur additional indebtedness or make certain distributions could preclude us from meeting the 90% distribution requirement. Decreases in FFO due to unfinanced expenditures for acquisitions of properties or increases in the number of shares outstanding without commensurate increases in FFO each would adversely affect our ability to maintain distributions to our stockholders. Consequently, there can be no assurance that we will be able to make distributions at the anticipated distribution rate or any other rate. Please refer to "Dividend Policy."

         Complying with REIT requirements may cause us to forego otherwise attractive acquisition opportunities or liquidate otherwise attractive investments.

        To qualify to be taxed as a REIT for U.S. federal income tax purposes, we must ensure that, at the end of each calendar quarter, at least 75% of the value of our assets consist of cash, cash items, government securities and "real estate assets" (as defined in the Code), including certain mortgage loans and securities. The remainder of our investments (other than government securities, qualified real estate assets and securities issued by a TRS) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer.

        Additionally, in general, no more than 5% of the value of our total assets (other than government securities, qualified real estate assets and securities issued by a TRS) can consist of the securities of any one issuer, and no more than 25% of the value of our total assets can be represented by securities of one or more TRSs. Please refer to "Material U.S. Federal Income Tax Consequences of Investment in Our Common Stock." If we fail to comply with these requirements at the end of any calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification and suffering adverse tax consequences. As a result, we may be required to liquidate or forego otherwise attractive investments. These actions could have the effect of reducing our income and amounts available for distribution to our stockholders.

        In addition to the asset tests set forth above, to qualify to be taxed as a REIT, we must continually satisfy tests concerning, among other things, the sources of our income, the amounts we distribute to our stockholders and the ownership of our shares. We may be unable to pursue investments that would be otherwise advantageous to us in order to satisfy the source-of-income or asset-diversification requirements for qualifying as a REIT. Thus, compliance with the REIT requirements may hinder our ability to make certain attractive investments.

         Complying with REIT requirements may limit our ability to hedge effectively and may cause us to incur tax liabilities.

        The REIT provisions of the Code substantially limit our ability to hedge our assets and liabilities. Income from certain potential hedging transactions that we may enter into to manage risk of interest rate changes with respect to borrowings made or to be made to acquire or carry real estate assets or from transactions to manage risk of currency fluctuations with respect to any item of income or gain that satisfy the REIT gross income tests (including gain from the termination of such a transaction) does not constitute "gross income" for purposes of the 75% or 95% gross income tests that apply to REITs, provided that certain identification requirements are met. To the extent that we enter into other types of hedging transactions or fail to properly identify such transaction as a hedge, the income is likely to be treated as non-qualifying income for purposes of both of the gross income tests. Please refer to "Material U.S. Federal Income Tax Consequences of Investment in Our Common Stock."

        As a result of these rules, we may be required to limit our use of advantageous hedging techniques or implement those hedges through a total return swap. This could increase the cost of our hedging activities because the total return swap may be subject to tax on gains or expose us to greater risks associated with changes in interest rates than we would otherwise want to bear. In addition, losses in the total return swap will generally not provide any tax benefit, except that such losses could theoretically be carried back or forward against past or future taxable income in the total return swap.

         The share ownership limit imposed by the Code for REITs, and our certificate of incorporation, may inhibit market activity in our shares and restrict our business combination opportunities.

        In order for us to maintain our qualification as a REIT under the Code, not more than 50% in value of our outstanding shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of each taxable year after our first taxable year. Our certificate of incorporation, with certain exceptions, will authorize our board of directors to take the actions that are necessary and desirable to preserve our qualification as a REIT. Unless exempted by our board of directors, no person may beneficially own more than 9.0% of the outstanding CCP common stock or more than 9.0% of any outstanding class or series of CCP preferred stock, as determined by value or number, whichever is more restrictive. The board of directors may exempt a person from the ownership limit if the board of directors receives a ruling from the IRS or an opinion of tax counsel that such ownership will not jeopardize our status as a REIT or such other documents the board deems appropriate. These ownership limits could delay or prevent a transaction or a change in our control that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.

Risks Related to Ownership of Our Common Stock

         No market currently exists for our common stock and we cannot be certain that an active trading market will develop or be sustained after the separation, and, following the separation, our share price may fluctuate significantly.

        A public market for our common stock does not currently exist. We anticipate that on or prior to the record date for the distribution, trading of our common stock will begin on a "when-issued" basis and will continue through the distribution date. However, we cannot guarantee that an active trading market will develop or be sustained after the separation, nor can we predict the prices at which our common stock may trade after the separation. Similarly, we cannot predict the effect of the separation on the trading prices of our common stock or whether the combined market value of our common stock and Ventas's common stock will be less than, equal to, or greater than the market value of Ventas's common stock prior to the separation. The market price of our common stock may fluctuate significantly due to a number of factors, some of which may be beyond our control, including:

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  actual or anticipated variations in our quarterly operating results;

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  changes in our FFO or earnings estimates;

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  increases in market interest rates, which may lead purchasers of our shares to demand a higher yield;

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  changes in market valuations of similar companies;

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  adverse market reaction to any increased indebtedness we incur in the future;

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  additions or departures of key personnel;

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  actions by stockholders;

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  speculation in the press or investment community;

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  general market, economic and political conditions;

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  our operating performance and the performance of other similar companies;

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  changes in accounting principles;

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  passage of legislation or other regulatory developments that adversely affect us or our industry; and

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  the potential impact of governmental budgets and healthcare reimbursement expenditures.

        In addition, when the market price of a company's common shares drops significantly, stockholders often institute securities class action lawsuits against the company. A lawsuit against us could cause us to incur substantial costs and could divert the time and attention of our management and other resources.

         We cannot guarantee the timing, amount or payment of dividends on our common stock.

        Although we expect to pay regular cash distributions following the separation, the timing, declaration, amount and payment of future distributions to stockholders will fall within the discretion of our board of directors. Our board of directors' decisions regarding the payment of distributions will depend on many factors, such as our financial condition, earnings, capital requirements, debt service obligations, limitations under our financing arrangements, industry practice, legal requirements, regulatory constraints, and other factors that it deems relevant. Our ability to pay distributions will depend on our ongoing ability to generate cash from operations and access capital markets. We cannot guarantee that we will pay any distributions in the future or continue to pay any distributions if we commence paying them. For more information, please refer to "Dividend Policy."

         Your ownership percentage in our company may be diluted in the future.

        In the future, your percentage ownership in us may be diluted because of equity issuances for acquisitions, capital market transactions or otherwise. We also anticipate granting compensatory equity-based incentive awards to directors, officers and employees who will provide services to us after the distribution. Such awards will have a dilutive effect on our earnings per share, which could adversely affect the market price of our common stock.

        In addition, our certificate of incorporation will authorize us to issue, without the approval of our stockholders, one or more classes or series of preferred stock having such designation, powers, preferences and relative, participating, optional and other special rights, including preferences over our common stock respecting dividends and distributions, as our board of directors generally may determine. The terms of one or more classes or series of preferred stock could dilute the voting power or reduce the value of our common stock. For example, we could grant the holders of preferred stock the right to elect some number of our directors in all events or on the occurrence of specified events, or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we could assign to shares of preferred stock could affect the residual value of the common stock. Please refer to "Description of CCP's Capital Stock."

         Certain provisions in our certificate of incorporation and bylaws, and provisions of Delaware law, may prevent or delay an acquisition of our company, which could decrease the trading price of our common shares.

        Our certificate of incorporation and bylaws will contain, and Delaware law contains, provisions that are intended to deter coercive takeover practices and inadequate takeover bids by making such practices or bids unacceptably expensive to the bidder and to encourage prospective acquirers to negotiate with our board of directors rather than to attempt a hostile takeover. These provisions include, among others:

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  The inability of our stockholders to call a special meeting;

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  Advance notice requirements and other limitations on the ability of stockholders to present proposals or nominate directors for election at stockholder meetings;

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  The right of our board of directors to issue preferred shares without stockholder approval;

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  The ability of our directors, and not stockholders, to fill vacancies on our board of directors;

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  Restrictions on the number of shares of capital stock that individual stockholders may own;

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  Supermajority vote requirements for stockholders to amend certain provisions of our certificate of incorporation and bylaws; and

  •
  Restrictions on an "interested stockholder" to engage in certain business combinations with us for a three-year period following the date the interested stockholder became such.

        We believe these provisions will protect our stockholders from coercive or otherwise unfair takeover tactics by requiring potential acquirers to negotiate with our board of directors and by providing our board of directors with more time to assess any acquisition proposal. These provisions are not intended to make the company immune from takeovers. However, these provisions will apply even if the offer may be considered beneficial by some stockholders and could delay or prevent an acquisition that our board of directors determines is not in the best interests of our stockholders and us. These provisions may also prevent or discourage attempts to remove and replace incumbent directors.

        Several of the agreements that we expect to enter into in connection with the separation with Ventas may require Ventas's consent to any assignment by us of our rights and obligations under the agreements. These agreements will generally expire within two years of our separation from Ventas, except for certain agreements that will continue for longer terms. The consent and termination rights set forth in these agreements might discourage, delay or prevent a change of control that you may consider favorable.

        In addition, an acquisition or further issuance of our common stock could trigger the application of Section 355(e) of the Code. For a discussion of Section 355(e), please refer to "Material U.S. Federal Income Tax Consequences of the Distribution." Under the tax matters agreement, we would be required to indemnify Ventas for any resulting taxes and related amounts, and this indemnity obligation might discourage, delay or prevent a change of control that you may consider favorable. Please refer to "Our Relationship with Ventas Following the Distribution" and "Description of CCP's Capital Stock" for a more detailed description of these agreements and provisions.

 CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

        This information statement and other materials that Ventas and CCP have filed or will file with the SEC contain, or will contain, certain forward-looking statements regarding business strategies, market potential, future financial performance and other matters. The words "believe," "expect," "anticipate," "intend," "may," "could," should," "will," and other similar expressions, generally identify "forward-looking statements," which speak only as of the date the statements were made. The matters discussed in these forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those projected, anticipated or implied in the forward-looking statements. In particular, information included under "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," and "The Separation and Distribution" contain forward-looking statements. Where, in any forward-looking statement, an expectation or belief as to future results or events is expressed, such expectation or belief is based on the current plans and expectations of CCP management and expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. Factors that could cause actual results or events to differ materially from those anticipated include the matters described under "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

 DIVIDEND POLICY

        CCP is a newly formed company that has not conducted any business operations other than those incidental to its formation and in connection with the transactions related to the separation and distribution. As a result, we have not paid any distributions as of the date of this information statement. We expect pay quarterly dividends in cash in an aggregate annual amount equal to approximately 76% of our normalized FFO for the relevant year, but in no event will the aggregate annual amount be less than 90% of our REIT taxable income for that year. On this basis, CCP's annualized dividend in 2015, based on first quarter 2015 pro forma results, would have been at least $2.20 per share, assuming the distribution had occurred on January 1, 2015 with a distribution ratio of one share of CCP common stock for every four shares of Ventas common stock. Normalized FFO attributable to CCP, annualized based on the three months ended March 31, 2015, as reflected in the unaudited pro forma condensed consolidated financial statements included elsewhere in this information statement, would have been approximately $242 million, or $2.88 per share, assuming a distribution ratio of one share of CCP common stock for every four shares of Ventas common stock.

        To qualify as a REIT, we must distribute to our stockholders an amount at least equal to:

  (i)
  90% of our REIT taxable income, determined before the deduction for dividends paid and excluding any net capital gain (which does not necessarily equal net income as calculated in accordance with GAAP); plus

  (ii)
  90% of the excess of our net income from foreclosure property over the tax imposed on such income by the Code; less

  (iii)
  Any excess non-cash income (as determined under the Code). Please refer to "Material U.S. Federal Income Tax Consequences of Investment in Our Common Stock."

        We cannot assure you that our distribution policy will remain the same in the future, or that any estimated distributions would be made or sustained. Distributions made by us will be authorized and determined by our board of directors, in its sole discretion, out of legally available funds, and will depend upon a number of factors, including restrictions under applicable law, our actual and projected financial condition, liquidity, FFO and results of operations, the revenue we actually receive from our properties, our operating expenses, our debt service requirements, our capital expenditures, prohibitions and other limitations under the arrangements governing our indebtedness, the annual REIT distribution requirements and such other factors as our board of directors deems relevant. For more information regarding risks that could materially adversely affect our ability to make distributions, please see the section entitled "Risk Factors."

        Our distributions may be funded from a variety of sources. To the extent that our cash available for distribution is less than 90% of our taxable income, we may consider various means to cover any such shortfall, including borrowing under a revolving credit facility or other loans, selling certain of our assets or using a portion of the net proceeds we receive from future offerings of equity or debt securities or declaring taxable share dividends. In addition, our certificate of incorporation allows us to issue shares of preferred stock that could have a preference on distributions, and if we do, the distribution preference on the preferred stock could limit our ability to make distributions to the holders of our common stock.

        For a discussion of the tax treatment of distributions to holders of our common shares, please see the section entitled "Material U.S. Federal Income Tax Consequences of Investment in Our Common Stock."

 CAPITALIZATION

        The following table sets forth our capitalization as of March 31, 2015 on a historical basis and on a pro forma basis to give effect to the pro forma adjustments included in our unaudited pro forma condensed combined consolidated financial information. The information below is not necessarily indicative of what CCP's capitalization would have been had the separation, distribution and related financing transactions been completed as of March 31, 2015. In addition, it is not indicative of our future capitalization. This table should be read in conjunction with "Unaudited Pro Forma Condensed Combined Consolidated Financial Statements," "Selected Historical Combined Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and our consolidated financial statements and notes thereto included elsewhere in this information statement.

	As of March 31, 2015
	Actual	Pro Forma
	(In thousands)
Cash	$1,376	$5,017

New unsecured indebtedness	$—	$1,300,000

Total indebtedness	—	1,300,000
Total CCP equity	2,706,205	1,291,054
Noncontrolling interest	4,804	4,804

Total capitalization	$2,711,009	$2,595,858

 SELECTED HISTORICAL COMBINED CONSOLIDATED FINANCIAL DATA

        The following table sets forth the selected historical combined consolidated financial and other data of our business, which was carved out from the financial information of Ventas, as described below. We were formed for the purpose of holding certain assets and assuming certain liabilities of Ventas. Prior to the effective date of the Form 10 registration statement, of which this information statement forms a part, and the completion of the distribution, we did not conduct any business operations other than those incidental to our formation and in connection with the transactions related to the separation and distribution. The selected historical combined consolidated financial data set forth below as of December 31, 2014 and 2013 and for the years ended December 31, 2014, 2013 and 2012 has been derived from the audited combined consolidated financial statements, which are included elsewhere in this information statement. The selected historical combined consolidated financial data set forth below as of December 31, 2012 has been derived from the unaudited combined consolidated financial statements, which are not included in this information statement, but which have been prepared on the same basis as the audited combined consolidated financial statements. The summary historical combined consolidated financial data set forth below as of March 31, 2015 and for the three months ended March 31, 2015 and 2014 has been derived from the unaudited combined consolidated financial statements, which are included elsewhere in this information statement.

        Our combined consolidated financial statements were carved out from the financial information of Ventas at a carrying value reflective of such historical cost in such Ventas records. The combined consolidated financial statements include an allocation of expenses related to certain Ventas corporate functions, including executive oversight, treasury, finance, legal, human resources, tax planning, internal audit, financial reporting, information technology and investor relations. These expenses have been allocated to us based on direct usage or benefit where specifically identifiable, with the remainder allocated primarily on a pro rata basis of revenue, headcount or other measures. We consider the expense methodology and results to be reasonable for all periods presented. However, the allocations may not be indicative of the actual expense that would have been incurred had we operated as an independent, publicly traded company for the periods presented. In connection with the separation, we will enter into a transition services agreement with Ventas to receive certain support services from Ventas on a transitional basis until August 31, 2016, subject to extension upon mutual agreement. The historical combined consolidated financial information presented may not be indicative of the results of operations, financial position or cash flows that would have been obtained if we had been an independent, standalone entity during the periods shown. Please refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Principles of Combination and Consolidation and Basis of Presentation."

        The historical combined consolidated financial information set forth below does not indicate results expected for any future periods. The selected financial data set forth below are qualified in their entirety by, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our combined consolidated financial statements and related notes thereto included elsewhere in this information statement, as acquisitions, dispositions, changes in accounting policies and other items may impact the comparability of the financial data.

	For the Three Months Ended March 31,		For the Years Ended December 31,
	2015	2014	2014	2013	2012
	(In thousands)
Operating Data
Rental income	$77,700	$74,398	$291,962	$287,794	$285,998
General, administrative and professional fees	6,400	6,493	22,412	22,552	18,643
Total expenses	41,304	33,839	137,523	117,107	117,769
Net income attributable to CCP	37,221	41,365	157,595	174,290	172,421
Other Data
Net cash provided by operating activities	$54,920	$53,344	$255,082	$249,727	$251,556
Net cash used in investing activities	(354,444)	(5,057)	(28,977)	(4,505)	(21,899)
Net cash provided by (used in) financing activities	298,476	(48,405)	(225,848)	(249,800)	(231,240)
FFO attributable to CCP(1)	68,303	67,516	257,197	266,651	269,968
Normalized FFO attributable to CCP(1)	71,551	67,516	258,744	266,651	270,533
FAD attributable to CCP(1)	60,290	62,624	236,019	251,053	259,377

		As of December 31
	As of March 31, 2015
		2014	2013	2012
				(Unaudited)
		(In thousands)
Balance Sheet Data
Real estate investments, at cost	$3,335,715	$2,793,819	$2,780,878	$2,760,989
Cash	1,376	2,424	2,167	6,745
Total assets	2,916,024	2,331,750	2,405,764	2,499,879
Total equity	2,711,009	2,123,079	2,191,300	2,265,524

(1)
We believe that net income, as defined by U.S. generally accepted accounting principles ("GAAP"), is the most appropriate earnings measurement. However, we consider Funds From Operations ("FFO"), normalized FFO and Funds Available for Distribution ("FAD") to be appropriate measures of operating performance of an equity REIT. In particular, we believe that normalized FFO is useful because it allows investors, analysts and our management to compare our operating performance to the operating performance of other real estate companies and between periods on a consistent basis without having to account for differences caused by unanticipated items and other events such as transactions and litigation. For our definitions of FFO, normalized FFO and FAD, an important discussion of their uses and inherent limitations, and a reconciliation of FFO, normalized FFO and FAD to our GAAP earnings, please refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures."

 UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED
FINANCIAL STATEMENTS

As of and For the Three Months Ended March 31, 2015 and
For the Year Ended December 31, 2014

        On April 6, 2015, Ventas announced its plan to spin off its post-acute/skilled nursing facility ("SNF") portfolio operated by private regional and local care providers (the "CCP Business"), thereby creating two separate, independent publicly traded companies.

        To accomplish this separation, Ventas created a newly formed Delaware corporation, Care Capital Properties, Inc. ("CCP"), to hold the CCP Business. CCP is currently a wholly owned subsidiary of Ventas. Prior to or concurrently with the separation, Ventas will engage in certain reorganization transactions that are designed to consolidate the ownership of its interests in 355 properties and certain loans receivable that comprise the CCP Business and contribute such interests to CCP. Pursuant to the separation and distribution agreement, Ventas will distribute all of the outstanding shares of CCP common stock owned by Ventas on a pro rata basis to the holders of record of Ventas common stock on the record date.

        The following unaudited pro forma condensed combined consolidated financial statements as of and for the three months ended March 31, 2015 and for the year ended December 31, 2014 have been derived from the historical combined consolidated financial statements included elsewhere in this information statement.

        The following unaudited pro forma condensed combined consolidated financial statements give effect to the separation of the CCP Business and the related transactions, including:

  •
  the impact of certain assets included in the CCP Business that will not be transferred to us as part of the separation;

  •
  the acquisition by Ventas in January 2015 of 20 properties from American Realty Capital Healthcare Trust, Inc. ("HCT") and 12 SNFs that will be transferred to us as part of the separation;

  •
  the impact of a transition services agreement between us and Ventas;

  •
  the anticipated incurrence by CCP of approximately $1.3 billion of new indebtedness, including the related transfer of substantially all of the proceeds thereof to Ventas, and the anticipated interest expense related thereto; and

  •
  the distribution of approximately 84.0 million shares of CCP common stock by Ventas to Ventas stockholders, based on the distribution ratio of one share of CCP common stock for every four shares of Ventas common stock held on the record date.

        The unaudited pro forma condensed combined consolidated balance sheet assumes the separation and the related transactions occurred on March 31, 2015. The unaudited pro forma condensed combined consolidated statements of income presented for the three months ended March 31, 2015 and for the year ended December 31, 2014 assume the separation and the related transactions occurred on January 1, 2014. The pro forma adjustments are based on currently available information and assumptions we believe are reasonable, factually supportable, directly attributable to our separation from Ventas, and for purposes of the statements of income, are expected to have a continuing impact on our business. Our unaudited pro forma condensed combined consolidated financial statements and explanatory notes present how our financial statements may have appeared had we completed the above transactions as of the dates noted above.

        The following unaudited pro forma condensed combined consolidated financial statements were prepared in accordance with Article 11 of Regulation S-X, using the assumptions set forth in the notes to our unaudited pro forma condensed combined consolidated financial statements. The unaudited pro forma condensed combined consolidated financial statements are presented for illustrative purposes only and do not purport to reflect the results we may achieve in future periods or the historical results that would have been obtained had the above transactions been completed on January 1, 2014 or as of March 31, 2015, as the case may be. The unaudited pro forma condensed combined consolidated financial statements also do not give effect to the potential impact of current financial conditions, any anticipated synergies, operating efficiencies or cost savings that may result from the transactions described above.

        The unaudited pro forma condensed combined consolidated financial statements are derived from and should be read in conjunction with the historical combined consolidated financial statements and accompanying notes included elsewhere in this information statement.

Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet

March 31, 2015

(In thousands)

	Historical	Asset Transfer Adjustments (A)	Spin-Off Adjustments (B)	Total Pro Forma
Assets
Net real estate investments	$2,729,520	$(100,766)	$—	$2,628,754
Cash	1,376	(1,359)	5,000	5,017
Goodwill	162,705	(33,302)	—	129,403
Other assets	22,423	(332)	11,200	33,291

Total assets	$2,916,024	$(135,759)	$16,200	$2,796,465

Liabilities and equity
Liabilities:
Senior notes payable and other debt	$—	$—	$1,300,000	$1,300,000
Tenant deposits	52,958	—	—	52,958
Lease intangible liabilities, net	147,328	(1,519)	—	145,809
Accounts payable and other liabilities	4,729	(2,889)	—	1,840

Total liabilities	205,015	(4,408)	1,300,000	1,500,607
Commitments and contingencies
Equity:
Total CCP equity	2,706,205	(131,351)	(1,283,800)	1,291,054
Noncontrolling interest	4,804	—	—	4,804

Total equity	2,711,009	(131,351)	(1,283,800)	1,295,858

Total liabilities and equity	$2,916,024	$(135,759)	$16,200	$2,796,465

See accompanying notes and management's assumptions to unaudited pro forma condensed combined consolidated financial statements.

Unaudited Pro Forma Condensed Combined Consolidated Statement of Income

For the Three Months Ended March 31, 2015

(In thousands, except per share amounts)

	Historical	Asset Transfer Adjustments (C)	2015 Acquisitions Adjustments (D)	Spin-Off Adjustments		Total Pro Forma
Revenues:
Rental income, net	$77,700	$1,095	$552	$—		$79,347
Income from investments in direct financing leases and loans	872	—	—	—		872
Interest and other income	1	—	—	—		1

Total revenues	78,573	1,095	552	—		80,220
Expenses:
Interest	—	—	(3)	12,430	(E)	12,427
Depreciation and amortization	31,241	491	459	—		32,191
General, administrative and professional fees	6,400	98	(650)	902	(F)	6,750
Merger-related expenses and deal costs	3,248	—	—	—		3,248
Other	415	—	—	—		415

Total expenses	41,304	589	(194)	13,332		55,031

Net income	37,269	506	746	(13,332)		25,189
Net income attributable to noncontrolling interest	48	—	—	—		48

Net income attributable to CCP	$37,221	$506	$746	$(13,332)		$25,141

Net income attributable to CCP per common share
Basic	N/A	N/A	N/A	N/A		$0.30
Diluted	N/A	N/A	N/A	N/A		$0.30
Weighted average shares used in computing earnings per common share:
Basic	N/A	N/A	N/A	83,961	(G)	83,961
Diluted	N/A	N/A	N/A	83,961	(G)	83,961

See accompanying notes and management's assumptions to unaudited pro forma condensed combined consolidated financial statements.

Unaudited Pro Forma Condensed Combined Consolidated Statement of Income

For the Year Ended December 31, 2014

(In thousands, except per share amounts)

	Historical	Asset Transfer Adjustments (C)	2015 Acquisitions Adjustments (D)	Spin-Off Adjustments		Total Pro Forma
Revenues:
Rental income, net	$291,962	$3,674	$30,633	$—		$326,269
Income from investments in direct financing leases and loans	3,400	—	—	—		3,400
Interest and other income	2	—	—	—		2

Total revenues	295,364	3,674	30,633	—		329,671
Expenses:
Interest	—	—	(35)	49,720	(E)	49,685
Depreciation and amortization	100,381	1,784	14,749	—		116,914
General, administrative and professional fees	22,412	267	—	4,321	(F)	27,000
Merger-related expenses and deal costs	1,547	—	—	—		1,547
Other	13,183	—	—	—		13,183

Total expenses	137,523	2,051	14,714	54,041		208,329

Income before real estate dispositions and noncontrolling interest	157,841	1,623	15,919	(54,041)		121,342
Loss on real estate dispositions	(61)	—	—	—		(61)

Net income	157,780	1,623	15,919	(54,041)		121,281
Net income attributable to noncontrolling interest	185	—	—	—		185

Net income attributable to CCP	$157,595	$1,623	$15,919	$(54,041)		$121,096

Net income attributable to CCP per common share, including real estate dispositions
Basic	N/A	N/A	N/A	N/A		$1.44
Diluted	N/A	N/A	N/A	N/A		$1.44
Weighted average shares used in computing earnings per common share:
Basic	N/A	N/A	N/A	83,961	(G)	83,961
Diluted	N/A	N/A	N/A	83,961	(G)	83,961

See accompanying notes and management's assumptions to unaudited pro forma condensed combined consolidated financial statements.

Notes and Management's Assumptions to Unaudited Pro Forma Condensed Combined
Consolidated Financial Statements

NOTE 1—BASIS OF PRO FORMA PRESENTATION

        On April 6, 2015, Ventas, Inc. ("Ventas") announced its plan to spin off its post-acute/skilled nursing facility ("SNF") portfolio operated by regional and local care providers (the "CCP Business"), thereby creating two separate, independent publicly-traded companies.

        To accomplish this separation, Ventas created a newly formed Delaware corporation, Care Capital Properties, Inc. ("CCP"), to hold the CCP Business. CCP is currently a wholly owned subsidiary of Ventas. Prior to or concurrently with the separation, Ventas will engage in certain reorganization transactions that are designed to consolidate the ownership of its interests in 355 properties and certain loans receivable that comprise the CCP Business and contribute such interests to CCP. Pursuant to the separation and distribution agreement, Ventas will distribute all of the outstanding shares of CCP common stock owned by Ventas on a pro rata basis to the holders of Ventas common stock on the record date. Unless otherwise indicated or except where the context otherwise requires, references to "we," "us," or "our" refer to CCP and its consolidated subsidiaries after giving effect to the transfer of the assets and liabilities from Ventas.

NOTE 2—ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET

  (A)
  Adjustments reflect certain real estate investments, other assets and liabilities (i) included in the historical assets and liabilities of the CCP Business that will not be transferred to CCP or (ii) not included in the historical assets and liabilities of the CCP Business that will be transferred to CCP. Also reflects adjustments to the acquisition date fair values relating to certain assets previously acquired by Ventas that will be transferred to CCP as part of the separation.

  (B)
  Reflects the incurrence of approximately $1.3 billion of new indebtedness, including the related transfer of substantially all of the proceeds thereof to Ventas, and the formation and capitalization of CCP. These estimated values are as follows (in millions):

Incurrence of new indebtedness	$1,300
Deferred financing fees, closing costs and legal expenses	(13)
Transfer to Ventas	(1,282)

Net cash proceeds	$5

NOTE 3—ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENTS OF INCOME

  (C)
  Reflects certain historical revenues and expenses (i) included in the historical operations of the CCP Business that will not be transferred to CCP or (ii) not included in the historical operations of the CCP Business that will be transferred to CCP.

  (D)
  Adjustments reflect the effect on CCP's historical combined consolidated statements of income in connection with the transfer of the additional 32 assets acquired by Ventas in January 2015, as if those assets were transferred on January 1, 2014. Included in net real estate investments is our initial estimate of the fair values of land, land improvements, buildings, furniture and equipment and in-place lease intangibles relating to these assets. Depreciation and amortization expense is recognized on a straight-line basis over the

Notes and Management's Assumptions to Unaudited Pro Forma Condensed Combined
Consolidated Financial Statements (Continued)

NOTE 3—ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENTS OF INCOME (Continued)

    estimated useful lives of the assets. Buildings generally have a useful life not to exceed 35 years; land improvements, 15 years; and furniture and equipment, five years. In-place lease intangibles are amortized over the remaining life of the lease.

    The following table summarizes our initial estimate of fair value and weighted average useful lives, by asset category, as well as the related depreciation and amortization expense for the periods presented.

			Depreciation and Amortization Expense (in thousands)
		Weighted Average Estimate of Useful Lives (in years)
Asset Category	Initial Estimate of Fair Value (in thousands)		For the Three Months Ended March 31, 2015	For the Year Ended December 31, 2014
Land	$21,100	N/A	$—	$—
Land improvements	8,071	12.4	223	894
Building	325,508	33.2	2,580	10,320
Furniture and equipment	16,044	5.0	802	3,209
In-place lease intangibles	4,671	14.5	81	326

Total	$375,394		$3,686	$14,749

  (E)
  Reflects the the associated interest expense related to the incurrence of approximately $1.3 billion of new indebtedness with a weighted average interest rate of approximately 3.8% per year.

  (F)
  Reflects the transition services agreement with Ventas pursuant to which Ventas will provide certain support services for CCP on a transitional basis until August 31, 2016, subject to extension upon mutual agreement. Pursuant to the transition services agreement, Ventas will continue to provide CCP with certain corporate support services that the CCP Business has historically received from Ventas and will allow CCP to operate independently prior to establishing a standalone support services infrastructure.

  (G)
  Reflects the distribution of all of the outstanding shares of CCP common stock owned by Ventas on the basis of one share of CCP common stock for every four shares of Ventas common stock held as of the close of business on the record date.

Notes and Management's Assumptions to Unaudited Pro Forma Condensed Combined
Consolidated Financial Statements (Continued)

NOTE 4—FUNDS FROM OPERATIONS AND NORMALIZED FUNDS FROM OPERATIONS

        CCP's historical and pro forma funds from operations ("FFO") and normalized FFO for the three months ended March 31, 2015 are summarized as follows (in thousands):

	CCP Historical	Asset Transfer Adjustments	2015 Acquisitions Adjustments	Spin-Off Adjustments	Total Pro Forma
Net income attributable to CCP	$37,221	$506	$746	$(13,332)	$25,141
Adjustments:
Real estate depreciation and amortization	31,149	491	459	—	32,099
Real estate depreciation related to noncontrolling interest	(67)	—	—	—	(67)

FFO attributable to CCP	68,303	997	1,205	(13,332)	57,173
Adjustments:
Merger-related expenses and deal costs	3,248	—	—	—	3,248

Normalized FFO attributable to CCP	$71,551	$997	$1,205	$(13,332)	$60,421

        CCP's pro forma FFO and normalized FFO per diluted share outstanding for the three months ended March 31, 2015 follows (in thousands, except per share amounts)(1):

Total Pro Forma
Net income attributable to CCP	$0.30
Adjustments:
Real estate depreciation and amortization	0.38
Real estate depreciation related to noncontrolling interest	(0.00)

FFO attributable to CCP	0.68
Adjustments:
Merger-related expenses and deal costs	0.04

Normalized FFO attributable to CCP	$0.72

Dilutive shares outstanding used in computing FFO and normalized FFO per common share	83,961

(1)
Per share amounts may not add due to rounding.

Notes and Management's Assumptions to Unaudited Pro Forma Condensed Combined
Consolidated Financial Statements (Continued)

NOTE 4—FUNDS FROM OPERATIONS AND NORMALIZED FUNDS FROM OPERATIONS (Continued)

        CCP's historical and pro forma FFO and normalized FFO for the year ended December 31, 2014 are summarized as follows (in thousands):

	CCP Historical	Asset Transfer Adjustments	2015 Acquisitions Adjustments	Spin-Off Adjustments	Total Pro Forma
Net income attributable to CCP	$157,595	$1,623	$15,919	$(54,041)	$121,096
Adjustments:
Real estate depreciation and amortization	99,968	1,784	14,749	—	116,501
Real estate depreciation related to noncontrolling interest	(427)	—	—	—	(427)
Loss on real estate dispositions	61	—	—	—	61

FFO attributable to CCP	257,197	3,407	30,668	(54,041)	237,231
Adjustments:
Merger-related expenses and deal costs	1,547	—	—	—	1,547

Normalized FFO attributable to CCP	$258,744	$3,407	$30,668	$(54,041)	$238,778

        CCP's pro forma FFO and normalized FFO per diluted share outstanding for the year ended December 31, 2014 follows (in thousands, except per share amounts)(1):

Total Pro Forma
Net income attributable to CCP	$1.44
Adjustments:
Real estate depreciation and amortization	1.39
Real estate depreciation related to noncontrolling interest	(0.01)
Loss on real estate dispositions	0.00

FFO attributable to CCP	2.83
Adjustments:
Merger-related expenses and deal costs	0.02

Normalized FFO attributable to CCP	$2.84

Dilutive shares outstanding used in computing FFO and normalized FFO per common share	83,961

(1)
Per share amounts may not add due to rounding.

        Unaudited pro forma FFO and normalized FFO are presented herein for informational purposes only and are based on available information and assumptions that CCP's management believes to be reasonable; however, they are not necessarily indicative of what CCP's FFO or normalized FFO actually would have been had CCP completed the above transactions as of January 1, 2014.

        Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. However, since real estate values historically have risen or fallen with market conditions, many industry investors deem presentations of operating results for real

Notes and Management's Assumptions to Unaudited Pro Forma Condensed Combined
Consolidated Financial Statements (Continued)

NOTE 4—FUNDS FROM OPERATIONS AND NORMALIZED FUNDS FROM OPERATIONS (Continued)

estate companies that use historical cost accounting to be insufficient by themselves. For that reason, we consider FFO and normalized FFO to be appropriate measures of operating performance of an equity REIT. In particular, we believe that normalized FFO is useful because it allows investors, analysts and our management to compare our operating performance to the operating performance of other real estate companies and between periods on a consistent basis without having to account for differences caused by unanticipated items and other events such as transactions and litigation.

        We use the National Association of Real Estate Investment Trusts ("NAREIT") definition of FFO. NAREIT defines FFO as net income attributable to CCP (computed in accordance with GAAP), excluding gains (or losses) from sales of real estate property and impairment write-downs of depreciable real estate, plus real estate depreciation and amortization, and after adjustments for joint ventures. Adjustments for joint ventures will be calculated to reflect FFO on the same basis. We define normalized FFO as FFO excluding merger-related expenses and deal costs (which may be recurring in nature).

 MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion in conjunction with the historical combined consolidated financial statements and the notes thereto and the unaudited pro forma condensed combined consolidated financial statements and the notes thereto included elsewhere in this information statement. This Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements. The matters discussed in these forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those made, projected or implied in the forward-looking statements. Please see "Risk Factors" and "Cautionary Statement Concerning Forward-Looking Statements" for a discussion of the risks, uncertainties and assumptions associated with these statements.

        On April 6, 2015, Ventas, Inc. ("Ventas") announced its plan to spin off its post-acute/skilled nursing facility ("SNF") portfolio operated by regional and local care providers (the "CCP Business"), thereby creating two separate, independent publicly traded companies.

        To accomplish this separation, Ventas created a newly formed Delaware corporation, Care Capital Properties, Inc. ("CCP"), to hold the CCP Business. CCP is currently a wholly owned subsidiary of Ventas. Prior to or concurrently with the separation, Ventas will engage in certain reorganization transactions that are designed to consolidate the ownership of its interests in 355 properties and certain loans receivable that comprise the CCP Business and contribute such interests to CCP. The separation will be effected by means of a pro rata distribution of all of the outstanding shares of CCP common stock owned by Ventas to the holders of Ventas common stock on the record date. Unless otherwise indicated or except where the context otherwise requires, references to "we," "us," or "our" refer to the CCP Business after giving effect to the transfer of the assets and liabilities from Ventas.

        To date, we have not conducted any business as a separate company and have no material assets or liabilities. The operations of the CCP Business to be transferred to CCP by Ventas are presented as if the transferred business was our business for all historical periods described and at the carrying value of such assets and liabilities reflected in Ventas's books and records.

        Ventas has elected to be treated as a real estate investment trust ("REIT") under the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), for every year beginning with the year ended December 31, 1999. Accordingly, Ventas is generally not subject to federal income tax. We intend to elect to be treated as a REIT as of the effective date of the spin-off under the applicable provisions of the Code.

        As of March 31, 2015, the CCP Business consisted of 358 properties (including two properties that will not be transferred to CCP as part of the spin-off and four properties that were classified as held for sale). In addition, we originate and manage a small portfolio of secured and unsecured loans and other investments made primarily to SNF operators or secured by SNF assets. Subsequent to the initial filing of the registration statement on Form 10, of which this information statement forms a part, we have made additional determinations regarding the specific properties that are part of the CCP Business and will be transferred to CCP in the separation. Our combined consolidated financial statements for future periods will reflect any changes in such determinations.

        The historical combined consolidated financial statements included elsewhere in this information statement have been prepared on a standalone basis and are derived from Ventas's consolidated financial statements and accounting records. The combined consolidated financial statements reflect our financial position, results of operations and cash flows as the CCP Business was operated as part of Ventas prior to the distribution, in conformity with U.S. generally accepted accounting principles ("GAAP").

        Our equity balance (net parent investment) in the combined consolidated financial statements represents the excess of total assets over total liabilities, including the intercompany balances between CCP and Ventas. Net parent investment is primarily impacted by contributions from Ventas, which are the result of treasury activities and net funding provided by or distributed to Ventas prior to the separation.

        The following discussion provides information that management believes is relevant to an understanding and assessment of CCP's combined consolidated financial condition and results of operations. You should read this discussion in conjunction with our historical combined consolidated financial statements and our pro forma condensed combined consolidated financial statements and the notes thereto included elsewhere in this information statement, as they will help you understand:

  •
  Our company and the environment in which we operate;

  •
  Recent developments;

  •
  Our critical accounting policies and estimates;

  •
  Our results of operations for the three months ended March 31, 2015 and 2014 and for the years ended December 31, 2014, 2013 and 2012;

  •
  How we manage our assets and liabilities;

  •
  Our liquidity and capital resources; and

  •
  Our cash flows.

Corporate and Operating Environment

        We have a diversified portfolio of SNFs and other healthcare properties located throughout the U.S. As of March 31, 2015, this portfolio included 100% ownership interests in 352 properties (including two properties that will not be transferred to CCP as part of the spin-off and four properties that were classified as held for sale) and controlling joint venture interests in six properties.

        Following the spin-off, we will operate through one reportable business segment: triple-net leased properties. We primarily generate our revenues by leasing our properties to third-party operators under triple-net leases, pursuant to which the tenants are obligated to pay all property-related expenses, including maintenance, utilities, repairs, taxes, insurance and capital expenditures.

        We intend to elect to be treated as a REIT under the applicable provisions of the Code, beginning with the taxable year in which the distribution occurs.

Recent Developments

  •
  In January 2015, Ventas completed its acquisition of American Realty Capital Healthcare Trust, Inc. ("HCT") in a stock and cash transaction, which added 152 properties to Ventas's portfolio, including 14 SNFs, two specialty hospitals and four seniors housing properties that will be transferred to CCP as part of the separation. Also in January 2015, Ventas completed the acquisition of 12 SNFs for an aggregate purchase price of $234.9 million, all of which will be transferred to CCP as part of the separation.

  •
  In April 2015, a wholly owned subsidiary of CCP entered into a definitive agreement to acquire a specialty healthcare and seniors housing valuation firm in exchange for the issuance of shares of CCP common stock having a value of approximately $11 million, subject to a potential post-closing issuance of a limited number of additional shares.

Critical Accounting Policies and Estimates

        Our historical combined consolidated financial statements included elsewhere in this information statement have been prepared in accordance with U.S. generally accepted accounting principles ("GAAP") set forth in the Accounting Standards Codification ("ASC"), as published by the Financial Accounting Standards Board ("FASB"). GAAP requires us to make estimates and assumptions regarding future events that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. We base these estimates on our experience and assumptions we believe to be reasonable under the circumstances. However, if our judgment or interpretation of the facts and circumstances relating to various transactions or other matters had been different, we may have applied a different accounting treatment, resulting in a different presentation of our financial statements. We periodically reevaluate our estimates and assumptions, and in the event they prove to be different from actual results, we make adjustments in subsequent periods to reflect more current estimates and assumptions about matters that are inherently uncertain. We believe that the critical accounting policies described below, among others, affect our more significant estimates and judgments used in the preparation of our financial statements. For more information regarding our critical accounting policies, see "Note 2—Accounting Policies" of the Notes to Combined Consolidated Financial Statements included elsewhere in this information statement.

Principles of Combination and Consolidation and Basis of Presentation

        The accompanying historical combined consolidated financial statements of the CCP Business do not represent the financial position and results of operations of a legal entity but rather a combination of entities under common control that have been "carved out" of Ventas's consolidated financial statements and reflect significant assumptions and allocations. All intercompany transactions and balances have been eliminated in consolidation, and our net earnings are reduced by the portion of net earnings attributable to noncontrolling interests.

        These combined consolidated financial statements include the attribution of certain asset and liabilities that have historically been held at the Ventas corporate level, but which are specifically identifiable or attributable to us. All transactions between Ventas and the CCP Business are considered to be effectively settled in the combined consolidated financial statements at the time the transaction is recorded. The total net effect of the settlement of these intercompany transactions is reflected in the combined consolidated statements of cash flows as a financing activity and in the combined consolidated balance sheets as net parent investment. No other related party transactions or relationships are reflected in our combined consolidated financial statements.

        These combined consolidated financial statements include an allocation of expenses related to certain Ventas corporate functions, including executive oversight, treasury, finance, legal, human resources, tax planning, internal audit, financial reporting, information technology and investor relations. These expenses have been allocated to us based on direct usage or benefit where specifically identifiable, with the remainder allocated primarily on a pro rata basis of revenue, headcount or other measures. We consider the expense methodology and results to be reasonable for all periods presented. However, the allocations may not be indicative of the actual expense that would have been incurred had we operated as an independent, publicly traded company for the periods presented. We believe that the assumptions and estimates used in preparation of the underlying combined consolidated financial statements are reasonable. However, the combined consolidated financial statements herein do not necessarily reflect what our financial position, results of operations or cash flows would have been if we had been a standalone company during the periods presented. As a result, historical financial information is not necessarily indicative of our future results of operations, financial position or cash flows.

Impairment of Long-Lived and Intangible Assets and Goodwill

        We periodically evaluate our long-lived assets, primarily consisting of investments in real estate, for impairment indicators. If indicators of impairment are present, we evaluate the carrying value of the related real estate investments in relation to the future undiscounted cash flows of the underlying operations. In performing this evaluation, we consider market conditions and our current intentions with respect to holding or disposing of the asset. We adjust the net book value of leased properties and other long-lived assets to fair value if the sum of the expected future undiscounted cash flows, including sales proceeds, is less than book value. We recognize any shortfall from carrying value as an impairment loss in the current period.

        If impairment indicators arise with respect to intangible assets with finite useful lives, we evaluate impairment by comparing the carrying amount of the asset to the estimated future undiscounted net cash flows expected to be generated by the asset. If estimated future undiscounted net cash flows are less than the carrying amount of the asset, then we estimate the fair value of the asset and compare the estimated fair value to the intangible asset's carrying value. We recognize any shortfall from carrying value as an impairment loss in the current period.

        We test goodwill for impairment at least annually, and more frequently if indicators arise. We first assess qualitative factors, such as current macroeconomic conditions, state of the equity and capital markets and our overall financial and operating performance, to determine the likelihood that the fair value of the reporting unit is less than its carrying amount. If we determine it is more likely than not that the fair value of the reporting unit is less than its carrying amount, we proceed with the two-step approach to evaluating impairment. First, we estimate the fair value of the reporting unit and compare it to the reporting unit's carrying value. If the carrying value exceeds fair value, we proceed with the second step, which requires us to assign the fair value of the reporting unit to all of the assets and liabilities of the reporting unit as if it had been acquired in a business combination at the date of the impairment test. The excess fair value of the reporting unit over the amounts assigned to the assets and liabilities is the implied value of goodwill and is used to determine the amount of impairment. We recognize an impairment loss to the extent the carrying value of goodwill exceeds the implied value in the current period.

        Estimates of fair value used in our evaluation of goodwill, investments in real estate and intangible assets are based upon discounted future cash flow projections or other acceptable valuation techniques that are based, in turn, upon various estimates and assumptions, such as revenue and expense growth rates, capitalization rates, discount rates or other available market data. Our ability to accurately predict future operating results and cash flows and to estimate and allocate fair values impacts the timing and recognition of impairments. While we believe our assumptions are reasonable, changes in these assumptions may have a material impact on our financial results.

Revenue Recognition

  Triple-Net Leased Properties

        Certain of our triple-net leases provide for periodic and determinable increases in base rent. We recognize base rental revenues under these leases on a straight-line basis over the applicable lease term when collectability is reasonably assured. Recognizing rental income on a straight-line basis generally results in recognized revenues during the first half of a lease term exceeding the cash amounts contractually due from our tenants, creating a straight-line rent receivable that is included in other assets on our combined consolidated balance sheets.

        Our remaining leases provide for periodic increases in base rent only if certain revenue parameters or other substantive contingencies are met. We recognize the increased rental revenue under these leases as the related parameters or contingencies are met, rather than on a straight-line basis over the applicable lease term.

        We recognize income from rent, lease termination fees and all other income when all of the following criteria are met in accordance with Securities and Exchange Commission ("SEC") Staff Accounting Bulletin 104: (i) the applicable agreement has been fully executed and delivered; (ii) services have been rendered; (iii) the amount is fixed or determinable; and (iv) collectability is reasonably assured.

  Allowances

        We assess the collectability of our rent receivables, including straight-line rent receivables. We base our assessment of the collectability of rent receivables (other than straight-line rent receivables) on several factors, including, among other things, payment history, the financial strength of the tenant and any guarantors, the value of the underlying collateral, if any, and current economic conditions. If our evaluation of these factors indicates it is probable that we will be unable to recover the full value of the receivable, we provide a reserve against the portion of the receivable that we estimate may not be recovered. We also base our assessment of the collectability of straight-line rent receivables on several factors, including, among other things, the financial strength of the tenant and any guarantors, the historical operations and operating trends of the property, the historical payment pattern of the tenant and the type of property. If our evaluation of these factors indicates it is probable that we will be unable to receive the rent payments due in the future, we provide a reserve against the recognized straight-line rent receivable asset for the portion, up to its full value, that we estimate may not be recovered. If we change our assumptions or estimates regarding the collectability of future rent payments required by a lease, we may adjust our reserve to increase or reduce the rental revenue recognized in the period we make such change in our assumptions or estimates.

  Loans

        We recognize interest income from loans, including discounts and premiums, using the effective interest method when collectability is reasonably assured. We apply the effective interest method on a loan-by-loan basis and recognize discounts and premiums as yield adjustments over the related loan term. We recognize interest income on an impaired loan to the extent our estimate of the fair value of the collateral is sufficient to support the balance of the loan, other receivables and all related accrued interest. When the balance of the loan, other receivables and all related accrued interest is equal to or less than our estimate of the fair value of the collateral, we recognize interest income on a cash basis. We provide a reserve against an impaired loan to the extent our total investment in the loan exceeds our estimate of the fair value of the loan collateral.

Federal Income Tax

        Ventas has elected to be treated as a REIT under the applicable provisions of Code for every year beginning with the year ended December 31, 1999. Accordingly, Ventas is generally not subject to federal income tax. We intend to elect to be treated as a REIT under the applicable provisions of the Code, beginning with the taxable year in which the distribution occurs.

Recently Issued or Adopted Accounting Standards

        In June 2011, the FASB issued Accounting Standards Update ("ASU") 2011-05, Presentation of Comprehensive Income ("ASU 2011-05"), which amends ASC Topic 220, Comprehensive Income. ASU 2011-05 requires entities to present comprehensive income in either: (i) one continuous financial statement or (ii) two separate but consecutive statements that display net income and the components of other comprehensive income. Totals and individual components of both net income and other comprehensive income must be included in either presentation. We adopted the provisions of ASU 2011-05 on January 1, 2012. This adoption had no impact on our combined consolidated financial statements, as we have no applicable components of other comprehensive income.

        In 2014, the FASB issued ASU 2014-08, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity ("ASU 2014-08"), which raises the threshold for disposals to qualify as discontinued operations. A discontinued operation is defined as: (1) a component of an entity or group of components that has been disposed of or classified as held for sale and represents a strategic shift that has or will have a major effect on an entity's operations and financial results; or (2) an acquired business that is classified as held for sale on the acquisition date. ASU 2014-08 also requires additional disclosures regarding discontinued operations, as well as material disposals that do not meet the definition of discontinued operations. The combined consolidated financial statements reflect the adoption of ASU 2014-08 as of January 1, 2012. There were no properties that met the definition of discontinued operations for any of the periods presented.

        In 2014, the FASB also issued ASU 2014-09, Revenue From Contracts With Customers ("ASU 2014-09"), which outlines a comprehensive model for entities to use in accounting for revenue arising from contracts with customers. ASU 2014-09 states that "an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services." While ASU 2014-09 specifically references contracts with customers, it may apply to certain other transactions such as the sale of real estate or equipment. ASU 2014-09 is effective for us beginning January 1, 2018, although on April 1, 2015, the FASB proposed a one-year deferral of the effective date for ASU 2014-09. We are continuing to evaluate this guidance; however, we do not expect its adoption to have a significant impact on our combined consolidated financial statements, as substantially all of our revenue consists of rental income from leasing arrangements, which are specifically excluded from ASU 2014-09.

        In 2015, the FASB ASU 2015-02, Consolidation (Topic 810): Amendments to the Consolidation Analysis ("ASU 2015-02") which makes certain changes to both the variable interest model and the voting model including changes to (1) the identification of variable interests (fees paid to a decision maker or service provider), (2) the variable interest entity characteristics for a limited partnership or similar entity and (3) the primary beneficiary determination. ASU 2015-02 is effective for us beginning January 1, 2016. We are continuing to evaluate this guidance; however, we do not expect its adoption to have a significant impact on our combined consolidated financial statements.

        In addition, Section 107 of the JOBS Act provides that an "emerging growth company" can take advantage of the extended transition period provided in Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected not to take advantage of the benefits of this extended transition period and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. This election is irrevocable.

Components of CCP Revenues and Expenses Following the Spin-Off

Rental Income, Net

        Following the separation and distribution, our revenues will be primarily attributable to rental income earned in connection with the leasing of our SNFs and other healthcare properties to third-party operators pursuant to triple-net leases. We do not expect to incur direct operating expenses in connection with these triple-net leases, as they obligate the tenant to pay all property-related expenses, including maintenance, utilities, repairs, taxes, insurance and capital expenditures.

        Our revenues will generally consist of fixed rental amounts (subject to annual contractual escalations) received from our tenants in accordance with the applicable lease terms and will not vary based on the underlying operating performance of the properties. Therefore, while occupancy rates may affect the profitability of our tenants' operations, they will not have a direct impact on our revenues or financial results.

        The following table sets forth average continuing occupancy rates related to the properties we owned at March 31, 2015 for the fourth quarter of 2014 (which is the most recent information available to us from our tenants).

	Number of Properties Owned at March 31, 2015(1)	Average Occupancy For the Three Months Ended December 31, 2014(1)
SNFs	294	78.8%
Specialty hospitals and healthcare assets	6	79.2
Seniors housing communities	12	83.2

(1)
Excludes properties sold or classified as held for sale as of March 31, 2015 and certain properties for which we do not receive occupancy information. Also excludes properties acquired during the three months ended March 31, 2015.

        The occupancy data included in the table above has been obtained from third-party operators who may perform such computations using different methodologies and/or on an inconsistent basis from period to period. While we have no reason to believe that the information we receive from our operators is inaccurate in any material respect, we cannot and do not verify this information either through an independent investigation or otherwise.

Interest Expense

        We currently have no outstanding debt. However, we expect to incur interest expense from future borrowings and the amortization of debt issuance costs related to our future indebtedness.

Depreciation and Amortization

        We will incur depreciation and amortization expense related to the properties transferred to us from Ventas and any properties that we may acquire in the future.

General, Administrative and Professional Fees

        The combined consolidated financial statements reflect our operating results and financial position as we were operated by Ventas, rather than as an independent company. We will incur additional expenses to operate as an independent company, including costs for various corporate headquarters functions and incremental costs to operate a standalone support services infrastructure.

        We will enter into a transition services agreement with Ventas pursuant to which Ventas will provide certain support services for us on a transitional basis until August 31, 2016, subject to extension upon mutual agreement. Pursuant to the transition services agreement, Ventas will continue to provide us with certain corporate support services that we have historically received from Ventas and will allow us to operate independently prior to establishing a standalone support services infrastructure. During the transition period, we expect to incur non-recurring expenses to expand our infrastructure, some of which may be redundant with costs incurred under the transition services agreement with Ventas.

Results of Historical Operations

Three Months Ended March 31, 2015 and 2014

        The table below shows the results of operations for the CCP Business for the three months ended March 31, 2015 and 2014 and the effect of changes in those results from period to period on our net income attributable to CCP.

	For the Three Months Ended March 31,		Increase (Decrease) to Net Income
	2015	2014	$	%
	(Dollars in thousands)
Revenues:
Rental income, net	$77,700	$74,398	$3,302	4.4%
Income from investments in direct financing leases and loans	872	850	22	2.6
Interest and other income	1	1	—	—

Total revenues	78,573	75,249	3,324	4.4
Expenses:
Depreciation and amortization	31,241	26,358	(4,883)	(18.5)
General, administrative and professional fees	6,400	6,493	93	1.4
Merger-related expenses and deal costs	3,248	—	(3,248)	nm
Other	415	988	573	58.0

Total expenses	41,304	33,839	(7,465)	(22.1)

Net income	37,269	41,410	(4,141)	(10.0)
Net income attributable to noncontrolling interest	48	45	(3)	(6.7)

Net income attributable to CCP	$37,221	$41,365	(4,144)	(10.0)

  nm—not meaningful

  Rental Income, Net

        Rental income increased during the three months ended March 31, 2015 over the prior year primarily due to rent attributable to properties acquired by Ventas in January 2015 that will be transferred to CCP as part of the separation and contractual rent escalations pursuant to the terms of our existing leases, partially offset by the re-establishment of market rental levels for certain properties that we re-leased to new operators during 2014 and 2015 as a result of the re-leasing process described below.

        The following table compares results of continuing operations for our 320 same-store properties. Throughout this discussion, "same-store" refers to properties that we owned for the full period in both comparison periods.

	For the Three Months Ended March 31,		Increase (Decrease) to Rental Income, Net
	2015	2014	$	%
	(Dollars in thousands)
Rental income	$70,140	$73,994	$(3,854)	(5.2)%

        Same-store rental income decreased during the three months ended March 31, 2015 over the prior year primarily as a result of the proactive process undertaken to re-lease to new operators certain properties whose leases with the former operator were scheduled to expire in 2014, partially offset by contractual rent escalations pursuant to the terms of our existing leases. In the course of the re-leasing process, we acquired a significant number of new tenant relationships and effectively re-established market rental levels for the transitioned properties based on the expected future cash flows at those properties.

  Depreciation and Amortization

        Depreciation and amortization expense increased during the three months ended March 31, 2015 compared to the same period in 2014 primarily due to the properties acquired during January 2015. In addition, we recognized $5.2 million of impairments on real estate assets during the three months ended March 31, 2015, compared to $3.7 million during the same period in 2014.

  Merger-Related Expenses and Deal Costs

        Merger-related expenses and deal costs for both periods consist of transition, integration, deal and severance-related expenses primarily related to consummated transactions. The increase for the three months ended March 31, 2015 over the prior year is primarily due to the HCT acquisition.

  Other

        Other consists primarily of certain unreimbursable expenses related to our triple-net leased portfolio.

Years Ended December 31, 2014 and 2013

        The table below shows the results of operations for the CCP Business for the years ended December 31, 2014 and 2013 and the effect of changes in those results from period to period on our net income attributable to CCP.

	For the Year Ended December 31,		Increase (Decrease) to Net Income
	2014	2013	$	%
	(Dollars in thousands)
Revenues:
Rental income, net	$291,962	$287,794	$4,168	1.4%
Income from investments in direct financing leases and loans	3,400	3,813	(413)	(10.8)
Interest and other income	2	25	(23)	(92.0)

Total revenues	295,364	291,632	3,732	1.3
Expenses:
Depreciation and amortization	100,381	93,187	(7,194)	(7.7)
General, administrative and professional fees	22,412	22,552	140	0.6
Merger-related expenses and deal costs	1,547	—	(1,547)	nm
Other	13,183	1,368	(11,815)	nm

Total expenses	137,523	117,107	(20,416)	(17.4)

Income before real estate dispositions and noncontrolling interest	157,841	174,525	(16,684)	(9.6)
Loss on real estate dispositions	(61)	(15)	(46)	nm

Net income	157,780	174,510	(16,730)	(9.6)
Net income attributable to noncontrolling interest	185	220	35	15.9

Net income attributable to CCP	$157,595	$174,290	(16,695)	(9.6)

nm—not meaningful

  Rental Income, Net

        Rental income increased in 2014 over the prior year primarily due to contractual escalations in rent pursuant to the terms of our leases, and net increases in base and other rent under certain of our leases.

        The following table compares results of continuing operations for our 321 same-store properties.

	For the Year Ended December 31,		Increase (Decrease) to Rental Income, Net
	2014	2013	$	%
	(Dollars in thousands)
Rental income	$290,582	$286,136	$4,446	1.6%

  Income from Investments in Direct Financing Leases and Loans

        Income from investments in direct financing leases and loans decreased in 2014 over the prior year due primarily to the final repayment of two secured loans receivable in 2013.

  Depreciation and Amortization

        Depreciation and amortization expense increased in 2014 primarily due to real estate impairments recorded in 2014.

  Merger-Related Expenses and Deal Costs

        Merger-related expenses and deal costs in 2014 consist of transition, integration, deal and severance-related expenses primarily related to consummated transactions. No similar transactions occurred in 2013.

  Other

        Other consists primarily of certain unreimbursable expenses related to our triple-net leased portfolio. In 2014, this includes a $10.0 million payment made in relation to the transfer of certain properties to a replacement operator.

Years Ended December 31, 2013 and 2012

        The table below shows the CCP Business results of operations for the years ended December 31, 2013 and 2012 and the effect of changes in those results from period to period on our net income attributable to CCP.

	For the Year Ended December 31,		Increase (Decrease) to Net Income
	2013	2012	$	%
	(Dollars in thousands)
Revenues:
Rental income, net	$287,794	$285,998	$1,796	0.6%
Income from investments in direct financing leases and loans	3,813	4,516	(703)	(15.6)
Interest and other income	25	23	2	8.7

Total revenues	291,632	290,537	1,095	0.4
Depreciation and amortization	93,187	98,374	5,187	5.3
General, administrative and professional fees	22,552	18,643	(3,909)	(21.0)
Merger-related expenses and deal costs	—	565	565	nm
Other	1,368	187	(1,181)	nm

Total expenses	117,107	117,769	662	0.6

Income before real estate dispositions and noncontrolling interest	174,525	172,768	1,757	1.0
Loss on real estate dispositions	(15)	(28)	13	46.4

Net income	174,510	172,740	1,770	1.0
Net income attributable to noncontrolling interest, net of tax	220	319	99	31.0

Net income attributable to CCP	$174,290	$172,421	1,869	1.1

nm—not meaningful

  Rental Income, Net

        Rental income increased in 2013 over the prior year primarily due to contractual rent escalations pursuant to the terms of our leases, as well as increases in base and other rent under certain of our existing triple-net leases.

        The following table compares results of continuing operations for our 323 same-store properties.

	For the Year Ended December 31,		Increase (Decrease) to Rental Income, Net
	2013	2012	$	%
	(Dollars in thousands)
Rental income	$284,936	$284,005	$931	0.3%

  Income from Investments in Direct Financing Leases and Loans

        Income from investments in direct financing leases and loans decreased in 2013 over the prior year due primarily to the final repayment of two secured loans receivable in 2013, one of which occurred early in the year.

  General, Administrative and Professional Fees

        General, administrative and professional fees increased in 2013 primarily due to organizational growth.

  Merger-Related Expenses and Deal Costs

        Merger-related expenses and deal costs in 2012 consist of transition and integration expenses related to consummated transactions and deal costs. No similar transactions occurred in 2013.

  Other

        Other primarily includes certain unreimbursable expenses related to our triple-net leased portfolio.

Non-GAAP Financial Measures

        We believe that net income, as defined by GAAP, is the most appropriate earnings measurement. However, we consider certain non-GAAP financial measures to be useful supplemental measures of our operating performance. A non-GAAP financial measure is a measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are not excluded from or included in the most directly comparable measure calculated and presented in accordance with GAAP. Described below are the non-GAAP financial measures used by management to evaluate our operating performance and that we consider most useful to investors, together with reconciliations of these measures to the most directly comparable GAAP measures.

        The non-GAAP financial measures we present in this information statement may not be comparable to those presented by other real estate companies due to the fact that not all real estate companies use the same definitions. You should not consider these measures as alternatives to net income (determined in accordance with GAAP) as indicators of our financial performance or as alternatives to cash flow from operating activities (determined in accordance with GAAP) as measures of our liquidity, nor are these measures necessarily indicative of sufficient cash flow to fund all of our needs. In order to facilitate a clear understanding of our combined consolidated historical operating results, you should examine these measures in conjunction with net income as presented in our combined consolidated financial statements and other financial data included elsewhere in this information statement.

Funds From Operations, Normalized Funds From Operations and Funds Available for Distribution

        Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. However, since real estate values historically have risen or fallen with market conditions, many industry investors deem presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. For that reason, we consider Funds From Operations ("FFO"), normalized FFO and Funds Available for Distribution ("FAD") to be appropriate measures of operating performance of an equity REIT. In particular, we believe that normalized FFO is useful because it allows investors, analysts and our management to compare our operating performance to the operating performance of other real estate companies and between periods on a consistent basis without having to account for differences caused by unanticipated items and other events such as transactions and litigation.

        We use the National Association of Real Estate Investment Trusts ("NAREIT") definition of FFO. NAREIT defines FFO as net income attributable to CCP (computed in accordance with GAAP), excluding gains (or losses) from sales of real estate property and impairment write-downs of depreciable real estate, plus real estate depreciation and amortization, and after adjustments for joint ventures. Adjustments for joint ventures will be calculated to reflect FFO on the same basis. We define normalized FFO as FFO excluding merger-related expenses and deal costs (which may be recurring in nature). FAD represents normalized FFO excluding amortization of above and below market lease intangibles, accretion of direct financing lease, other amortization, straight-line rental adjustments and non-revenue enhancing capital expenditures, but including merger-related expenses and deal costs.

        The following table summarizes our FFO, normalized FFO and FAD for the periods presented:

	For the Three Months Ended March 31,		For the Year Ended December 31,
	2015	2014	2014	2013	2012
	(In thousands)
Net income attributable to CCP	$37,221	$41,365	$157,595	$174,290	$172,421
Adjustments:
Real estate depreciation and amortization	31,149	26,258	99,968	92,817	98,092
Real estate depreciation related to noncontrolling interest	(67)	(107)	(427)	(471)	(573)
Loss on real estate dispositions	—	—	61	15	28

FFO attributable to CCP	68,303	67,516	257,197	266,651	269,968
Adjustments:
Merger-related expenses and deal costs	3,248	—	1,547	—	565

Normalized FFO attributable to CCP	71,551	67,516	258,744	266,651	270,533
Amortization of above and below market lease intangibles, net	(2,319)	(3,684)	(11,184)	(10,978)	(9,227)
Accretion of direct financing lease	(319)	(285)	(1,207)	(1,078)	(1,140)
Other amortization	(32)	(27)	36	(37)	(120)
Straight-lining of rental income, net	(40)	(56)	(294)	(252)	(104)
Capital expenditures(1)	(5,303)	(840)	(8,529)	(3,253)	—
Merger-related expenses and deal costs	(3,248)	—	(1,547)	—	(565)

FAD attributable to CCP	$60,290	$62,624	$236,019	$251,053	$259,377

(1)
Capital expenditures for the three months ended March 31, 2015 and the year ended December 31, 2014 include amounts related to properties that transitioned operators during 2014 and 2015 and, as a result, were significantly higher than historical levels.

Adjusted EBITDA

        We consider Adjusted EBITDA an important supplemental measure to net income because it provides an additional manner in which to evaluate our operating performance and serves as another indicator of our ability to service debt. We define Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, excluding merger-related expenses and deal costs and gains (or losses) from sales of real estate property. The following table sets forth a reconciliation of our Adjusted EBITDA to net income for the periods presented:

	For the Three Months Ended March 31,		For the Year Ended December 31,
	2015	2014	2014	2013	2012
	(In thousands)
Net income	$37,269	$41,410	$157,780	$174,510	$172,740
Adjustments:
Depreciation and amortization	31,241	26,358	100,381	93,187	98,374
Merger-related expenses and deal costs	3,248	—	1,547	—	565
Loss on real estate dispositions	—	—	61	15	28

Adjusted EBITDA	$71,758	$67,768	$259,769	$267,712	$271,707

NOI

        We also consider NOI an important supplemental measure to net income because it enables investors, analysts and our management to assess our unlevered property-level operating results and to compare our operating results with the operating results of other real estate companies and between periods on a consistent basis. We define NOI as total revenues, less interest and other income. Cash receipts may differ due to straight-line recognition of certain rental income and the application of other GAAP policies. The following table sets forth a reconciliation of our NOI to net income for the periods presented:

	For the Three Months Ended March 31,		For the Year Ended December 31,
	2015	2014	2014	2013	2012
	(In thousands)
Net income	$37,269	$41,410	$157,780	$174,510	$172,740
Adjustments:
Interest and other income	(1)	(1)	(2)	(25)	(23)
Depreciation and amortization	31,241	26,358	100,381	93,187	98,374
General, administrative and professional fees	6,400	6,493	22,412	22,552	18,643
Merger-related expenses and deal costs	3,248	—	1,547	—	565
Other	415	988	13,183	1,368	187
Loss from real estate dispositions	—	—	61	15	28

NOI	$78,572	$75,248	$295,362	$291,607	$290,514

Asset/Liability Management

        Asset/liability management, a key element of enterprise risk management, is designed to support the achievement of our business strategy, while ensuring that we maintain appropriate and tolerable levels of market risk (primarily interest rate risk) and credit risk. Effective management of these risks is a contributing factor to the absolute levels and variability of our FFO and net worth. The following discussion addresses our integrated management of assets and liabilities.

Market Risk

        As of March 31, 2015, December 31, 2014 and December 31, 2013, the fair value of our secured and unsecured loans receivable, based on our estimates of currently prevailing rates for comparable loans, was $9.1 million, $9.3 million and $8.4 million, respectively. See "Note 5—Loans Receivable" of the Notes to Combined Consolidated Financial Statements included elsewhere in this information statement.

Concentration and Credit Risk

        We use concentration ratios to identify, understand and evaluate the potential impact of economic downturns and other adverse events that may affect our asset types, geographic locations and tenants. We evaluate concentration risk in terms of real estate investment mix and operations mix. Investment mix measures the percentage of our investments that is concentrated in a specific asset type or that is operated by a particular tenant. Operations mix measures the percentage of our operating results that is attributed to a particular tenant or geographic location. The following tables reflect our concentration risk as of the dates and for the periods presented:

		As of December 31,
	As of March 31, 2015
		2014	2013
Investment mix by asset type(1):
SNFs	87.5%	91.1%	91.2%
Seniors housing communities	5.1	4.6	4.7
Specialty hospitals and healthcare assets	7.4	4.3	4.1
Investment mix by tenant(1):
Senior Care Centers, LLC	13.8	2.0	2.0
Signature Healthcare, LLC	4.6	5.2	2.0
Avamere Group, LLC	6.8	8.2	8.0
All others	74.8	84.6	88.0

(1)
Ratios are based on the gross book value of tangible real estate property (excluding assets classified as held for sale) as of each reporting date.

	For the Three Months Ended March 31,		For the Year Ended December 31,
	2015	2014	2014	2013	2012
Operations mix by tenant(1):
Senior Care Centers, LLC	10.1%	4.3%	1.5%	1.5%	1.4%
Signature Healthcare, LLC	9.8	8.2	7.6	3.4	2.8
Avamere Group, LLC	8.5	7.3	8.8	8.4	7.9
All others	71.6	80.2	82.1	86.7	87.9
Operations mix by geographic location(1):
Texas	22.9	16.2	17.5	15.6	15.3
Massachusetts	8.9	9.9	10.0	11.1	12.0
Indiana	8.3	8.3	8.6	8.4	7.7
Kentucky	7.3	7.1	7.4	7.2	7.8
New York	5.6	5.6	5.8	5.6	5.2
All others	47.0	52.9	50.7	52.1	52.0

(1)
Ratios are based on revenues for each period presented.

        We derive substantially all of our revenues by leasing assets under long-term triple-net leases with annual escalators, subject to certain limitations. Some of these escalators are contingent upon the satisfaction of specified facility revenue parameters or based on increases in the Consumer Price Index ("CPI"), with caps, floors or collars.

        While no individual tenant accounted for a significant portion of our revenues for the years ended December 31, 2014, 2013 and 2012, our three largest operators currently account for approximately 33% of our rental income. This concentration of our revenues creates credit risk. Our financial condition and results of operations could be weakened and our ability to service any indebtedness and to make distributions to our stockholders could be constrained if any of our tenants, and in particular our three largest operators, in part or in whole, become unable or unwilling to satisfy their obligations to us or to renew their leases with us upon expiration of the terms thereof. We cannot assure you that these tenants will have sufficient assets, income and access to financing to enable them to satisfy their respective obligations to us, and any failure, inability or unwillingness by them to do so could have a Material Adverse Effect on us. We also cannot assure you that any of our tenants, and in particular our three largest operators, will elect to renew their respective leases with us upon expiration of the leases or that we will be able to reposition any non-renewed properties on a timely basis or on the same or better economic terms, if at all.

        We regularly monitor and assess any changes in the relative credit risk of all of our tenants, although we pay particular attention to those tenants that have recourse obligations under our triple-net leases and with whom we have a higher concentration of credit risk. The ratios and metrics we use to evaluate a tenant's liquidity and creditworthiness depend on facts and circumstances specific to that tenant, including without limitation the tenant's credit history and economic conditions related to the tenant, its operations and the markets and industries in which the tenant operates, that may vary over time. Among other things, we may (i) review and analyze information regarding the real estate, post-acute and healthcare industries generally, publicly available information regarding the tenant, and information required to be provided by the tenant under the terms of its lease agreements with us, including covenant calculations required to be provided to us by the tenant, (ii) examine monthly and/or quarterly financial statements of the tenant to the extent publicly available or otherwise provided under the terms of our lease agreements, and (iii) participate in periodic discussions and in-person meetings with representatives of the tenant. Using this information, we calculate multiple financial ratios (which may, but do not necessarily, include net debt to EBITDAR or EBITDARM, fixed charge coverage and tangible net worth), after making certain adjustments based on our judgment, and assess other metrics we deem relevant to an understanding of the tenant's credit risk.

Triple-Net Lease Expirations

        The following table summarizes, as of December 31, 2014, our triple-net lease expirations scheduled to occur over the next ten years (excluding leases related to assets classified as held for sale):

	Number of Leases	Number of Beds/Units	2014 Rental Income	% of 2014 Rental Income
	(Dollars in thousands)
2015	6	987	$8,249	2.8%
2016	4	1,659	8,600	2.9
2017	1	188	1,115	0.4
2018	8	1,247	7,228	2.5
2019	1	170	650	0.2
2020	16	7,701	60,131	20.6
2021	2	416	1,447	0.5
2022	2	1,443	13,163	4.5
2023	6	5,977	46,943	16.1
2024	—	—	—	—

Liquidity and Capital Resources

        Our wholly owned subsidiaries have historically been subject to Ventas's centralized cash management system. All payments have been controlled and made by Ventas resulting in intercompany transactions between us and Ventas that do not settle in cash.

        As of March 31, 2015 and December 31, 2014, we had a total of $1.4 million and $2.4 million, respectively, of unrestricted cash related to our joint venture entities that do not participate in the centralized cash management system.

        During the three months ended March 31, 2015 and the year ended December 31, 2014, our principal sources of liquidity were cash flows from operations, cash on hand and contributions from Ventas, which are the result of treasury activities and net funding provided by Ventas prior to the separation.

        For the next 12 months, our principal liquidity needs are to: (i) fund operating expenses; (ii) meet our debt service requirements; (iii) fund acquisitions, investments and commitments, including redevelopment activities; and (iv) make distributions to our stockholders, as required for us to qualify as a REIT. We expect that these liquidity needs generally will be satisfied by a combination of cash flows from operations, borrowings under any revolving credit facility and term loans that we enter into, dispositions of assets, and issuances of debt and equity securities. However, an inability to access liquidity through one or any combination of these capital sources concurrently could have a Material Adverse Effect on us.

Dividends

        Ventas has elected to be treated as a REIT under the applicable provisions of the Code, for every year beginning with the year ended December 31, 1999. Accordingly, Ventas is generally not subject to federal income tax. We intend to elect to be treated as a REIT under the applicable provisions of the Code, beginning with the taxable year in which the distribution occurs. By qualifying for taxation as a REIT, we generally will not be subject to federal income tax on net income that we currently distribute to stockholders, which substantially eliminates the "double taxation" (i.e., taxation at both the corporate and stockholder levels) that results from investment in a C corporation (i.e., a corporation generally subject to full corporate-level tax).

        We expect that our cash flows after the spin-off will exceed our REIT taxable income due to depreciation and other non-cash deductions in computing REIT taxable income and that we will be able to satisfy the 90% distribution requirement. However, from time to time, we may not have sufficient cash on hand or other liquid assets to meet this requirement or we may decide to retain cash or distribute such greater amount as may be necessary to avoid income and excise taxation. If we do not have sufficient cash on hand or other liquid assets to enable us to satisfy the 90% distribution requirement, or if we desire to retain cash, we may borrow funds, issue equity securities, pay taxable stock dividends, if possible, distribute other property or securities or engage in a transaction intended to enable us to meet the REIT distribution requirements or any combination of the foregoing. See "Material U.S. Federal Income Tax Consequences of Investment in Our Common Stock" and "Risk Factors—Risk Factors Related to Our Status as a REIT" included elsewhere in this information statement.

Capital Expenditures

        The terms of our triple-net leases generally obligate our tenants to pay all capital expenditures necessary to maintain and improve our triple-net leased properties. However, from time to time, we may fund the capital expenditures for our triple-net leased properties through loans to the tenants or advances, which may increase the amount of rent payable with respect to the properties in certain cases. We expect to fund any capital expenditures for which we may become responsible upon expiration of our triple-net leases or in the event that our tenants are unable or unwilling to meet their obligations under those leases with cash flows from operations or through additional borrowings.

Cash Flows

        The following table sets forth our sources and uses of cash flows for the periods presented:

	For the Three Months Ended March 31,		For the Year Ended December 31,
	2015	2014	2014	2013
	(In thousands)
Cash at beginning of period	$2,424	$2,167	$2,167	$6,745
Net cash provided by operating activities	54,920	53,344	255,082	249,727
Net cash used in investing activities	(354,444)	(5,057)	(28,977)	(4,505)
Net cash provided by (used in) financing activities	298,476	(48,405)	(225,848)	(249,800)

Cash at end of period	$1,376	$2,049	$2,424	$2,167

Cash Flows from Operating Activities

        Cash flows from operating activities increased in 2015 over the prior year primarily due to rent from properties acquired by Ventas in January 2015 that will be transferred to CCP as part of the separation.

        Cash flows from operating activities increased in 2014 over the prior year primarily due to increased rental income from escalations under our existing leases and an increase in tenant deposits, partially offset by a payment of $10.0 million in full settlement of a certain loan guarantee that had been provided to a third-party lender to a former tenant of CCP.

Cash Flows from Investing Activities

        Cash used in investing activities during the three months ended March 31, 2015 and 2014 consisted primarily of cash paid for our investments in real estate ($346.2 million and $2.1 million in 2015 and 2014, respectively) and capital expenditures ($8.5 million and $3.2 million in 2015 and 2014, respectively).

        Cash used in investing activities during 2014 and 2013 consisted primarily of cash paid for our investments in real estate ($13.2 million and $11.8 million in 2014 and 2013, respectively), capital expenditures ($17.2 million and $10.2 million in 2014 and 2013, respectively) and purchase of redeemable noncontrolling interest ($3.0 million in 2013), partially offset by proceeds from real estate dispositions ($1.0 million and $10.4 million in 2014 and 2013, respectively) and proceeds from loans receivable ($1.2 million and $10.5 million in 2014 and 2013, respectively).

Cash Flows from Financing Activities

        Cash provided by financing activities during the three months ended March 31, 2015 consisted primarily of net contribution from parent ($298.6 million). Cash used in financing activities during the three months ended March 31, 2014 consisted primarily of net distribution to parent ($48.3 million).

        Cash used in financing activities during 2014 and 2013 consisted primarily of net distribution to parent ($225.4 million and $249.3 million in 2014 and 2013, respectively).

 BUSINESS

CCP

        CCP is a self-administered, self-managed REIT engaged in the ownership, acquisition, and leasing of SNFs and other healthcare assets operated by private regional and local care providers. We primarily generate our revenues by leasing our properties to third-party operators under triple-net leases, pursuant to which the tenants are obligated to pay all property-related expenses, including maintenance, utilities, repairs, taxes, insurance and capital expenditures. Our leases have a weighted average remaining term of greater than nine years, with remaining expirations of up to 16 years, and typically include annual rent escalators that average approximately 2.3% per year.

        Upon completion of the separation, we are expected to be one of only two publicly traded, SNF-focused REITs, with a diverse portfolio of 355 properties. Our properties are currently operated by 41 private regional and local care providers, spread across 37 states, and contain a total of nearly 39,000 beds/units. For the year ended December 31, 2014, we generated total revenues and NOI of $295.4 million, net income attributable to CCP of $157.6 million, and normalized FFO attributable to CCP of $258.7 million. Please refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures" for reconciliations of normalized FFO and NOI to net income attributable to CCP.

        Our SNFs provide rehabilitative, restorative, skilled nursing and medical treatment for patients and residents who do not require the high-technology, care-intensive, high-cost setting of an acute care or rehabilitation hospital. Patients and residents generally come to SNFs to receive post-acute care to recover from an illness or surgery or long-term care with skilled nursing assistance to aid with numerous daily living activities. Treatment programs include physical, occupational, speech, respiratory and other therapies, including sub-acute clinical protocols such as wound care and intravenous drug treatment. SNF operators receive payment for these services through a combination of government reimbursement, including Medicare and Medicaid, and private sources.

        Our specialty hospitals and healthcare assets include hospitals focused on providing children's care, inpatient rehabilitation facilities, long-term acute care hospitals and personal care facilities. Our inpatient rehabilitation facilities are devoted to the rehabilitation of patients with various neurological, musculoskeletal, orthopedic and other medical conditions following stabilization of their acute medical issues. Our long-term acute care hospitals serve medically-complex, chronically-ill patients who require high levels of monitoring and specialized care, but whose conditions do not necessitate the continued services of an intensive care unit. All of our long-term acute care hospitals are freestanding facilities, and we do not own any "hospitals within hospitals." Our personal care facilities provide specialized care, including supported living services, neurorehabilitation, neurobehavioral management and vocational programs, for persons with acquired or traumatic brain injury.

        Our seniors housing communities, which are leased under master lease agreements with certain of our SNFs, include independent and assisted living communities, continuing care retirement communities and communities providing care for individuals with Alzheimer's disease and other forms of dementia or memory loss.

        In addition, we originate and manage a small portfolio of secured and unsecured loans, made primarily to SNF operators or secured by SNF assets.

        Upon separation, we will be well positioned for growth, with the ability to capitalize on attractive investment opportunities and favorable industry dynamics. With a strategy focused on our post-acute/SNF business, we expect to grow and further diversify our portfolio through acquisitions and active asset management, including redevelopment. We believe that our strong balance sheet and independent access to multiple sources of capital support this strategy and will enable us to drive value for our stockholders.

        Our company will be led by a highly experienced and dedicated management team comprised of current Ventas executives with knowledge of CCP's industry, assets and customers, along with an independent board of directors. This well-seasoned team has extensive experience working together in the healthcare real estate industry, and the top four executives have an average tenure of approximately 10 years at Ventas. Our non-executive chairman of the board, Douglas Crocker II, who has been a director of Ventas since 1998 and has more than 40 years of experience as a real estate executive, has a comprehensive understanding of REIT operations and strategy, capital markets, and corporate governance.

        Certain of our support functions will be provided by Ventas on a transitional basis until August 31, 2016, subject to extension upon mutual agreement, and we expect that our properties will be seamlessly transitioned into our company due to the institutional knowledge of our asset managers and our deep familiarity with the markets in which our assets are located.

        We expect to request that the major credit rating agencies evaluate our creditworthiness and give us specified credit ratings based on several factors, including our financial strength and flexibility, credit statistics and our operating strategy and execution. Upon completion of the separation, we expect to have approximately $1.3 billion of total debt outstanding.

        We plan to elect to be treated as a REIT in connection with the filing of our federal income tax return for the taxable year that includes the distribution, subject to our ability to meet the requirements of a REIT at the time of election, and we intend to maintain this status in future periods.

Industry Opportunities

        There are 14 publicly traded healthcare REITs representing an aggregate market capitalization of approximately $92 billion, based on publicly available data as of December 31, 2014. Most of these companies either specialize in healthcare properties other than SNFs or are large, diversified companies that focus on investing in healthcare properties other than SNFs, resulting in private regional and local operators being underserved. According to the AHCA, the SNF industry is comprised of approximately 15,600 facilities and 1.7 million beds, and according to the NIC, there are more than 2,500 SNF operators. With only 14.3% of SNFs owned by publicly traded REITs, according to the AHCA, the large and highly fragmented market provides ample opportunities for consolidation. We believe that CCP will be poised to take advantage of those opportunities.

        These dynamics within the SNF industry may create an opportunity for attractive returns. The SNF industry is expected to benefit from current and projected near-term demographic, economic and regulatory trends driving demand for post-acute and long-term care services provided by SNFs. The demand for SNFs is based on the medical needs of residents who may have been discharged from a hospital and are in need of rehabilitation or restorative care and long-term residents who require assistance with numerous activities of daily living. SNFs provide comprehensive delivery of care to these residents at a relatively low cost. Moreover, while the supply of SNFs is constrained by obstacles, such as licensing, CON, and state regulatory requirements, a recent healthcare policy shift towards treating patients in lower cost, more clinically appropriate settings is expected to generate increased utilization of SNFs.

        SNF operators generally receive revenue through reimbursement from the federal and state funded Medicare and Medicaid programs, as well as private insurers. Government reimbursement is a key factor supporting the revenues and profitability of SNF operators. From 2000 to 2014, despite significant volatility during the period, SNF Medicare reimbursement rates increased at a CAGR of 3.8% and SNF Medicaid reimbursement rates increased at a CAGR of 3.9%, according to Eljay LLC and CMS.

CCP's Strengths

        We possess a number of competitive advantages that distinguish us from our competitors, including:

Growing Earnings Stream Providing for Reliable Dividend Payments to Stockholders

        We lease all of our real estate properties to third-party operators under triple-net leases, pursuant to which the tenants are obligated to pay all property-related expenses, including maintenance, utilities, repairs, taxes, insurance and capital expenditures. Our leases have a weighted average remaining term of greater than nine years.

        We have strong cash flow-to-rent coverage, which is an indication of our tenants' ability to pay the rent due under our leases. In addition, our triple-net lease structure helps to insulate us from variability in operator cash flows. We support our ability to generate attractive returns on a long-term basis by structuring our leases with a variety of favorable provisions. For instance, our leases typically have initial terms of 10 years and include annual rent escalators that average approximately 2.3% per year. These escalator provisions help us to maintain our cash rental stream.

        We regularly enter into lease extensions during the terms of our leases in connection with additional acquisitions, reinvestment projects and other opportunities that arise from our close tenant relationships. Our leases also generally provide us with key credit support for our contractual rents through guarantees and/or security deposits, and we have strong structural protections by entering into master leases or leases with cross-default provisions. We typically require security deposits of several months' rent.

National, Diversified Portfolio with Ventas Legacy Positioning CCP to Capitalize on Market Opportunities

        Most of our 355 properties have been owned by Ventas, an S&P 500 company and global leader in the healthcare real estate industry, for a long time, and our geographically diverse portfolio was constructed by Ventas through its highly regarded capital allocation expertise and excellent underwriting standards. The geographic and operator diversification of this strategically assembled portfolio not only reduces our exposure to any single market or tenant, but also helps us to expand our operating expertise and provides us with numerous relationships upon which to grow. We expect to capitalize on our relationships and experience to enhance our forward growth profile.

        Specifically, we pursue a strategy of leasing properties to multiple tenants in each of our markets and leasing multiple properties to each of our tenants, which helps us to expand our expertise and relationships in a given market, while also helping us to diversify and mitigate risk. As leases expire, we often re-lease properties to new tenants. Over the last three years, we re-leased properties accounting for 30% of our NOI at market rents, providing us with a more stable forward growth profile. The result is that leases that were once concentrated with some of our larger operators have been re-leased to new regional and local operators with lower cost structures and greater knowledge of their particular markets, broadening our tenant base and expanding our pipeline of new investment opportunities.

Strong Relationships with Operators

        The members of our management team have developed an extensive network of relationships with qualified local, regional and national operators of SNFs across the U.S. Our management team has built this extensive network over 95 years of collective experience in the REIT, real estate, healthcare assets and finance industries, and through involvement in industry organizations and the development of strong relationships with customers, lenders and investors within the post-acute/SNF sector. We work collaboratively with our operators, investing capital to help them achieve their growth and business objectives. We believe these strong relationships with operators help us to source investment opportunities and give us a key competitive advantage in objectively evaluating an operator's financial position, quality of care and operating efficiency.

Increasing Government Reimbursement Expenditures

        Our portfolio consists primarily of properties leased to operators that receive a majority of their revenue through reimbursement from the federal and state funded Medicare and Medicaid programs. While dependence on government reimbursement is not without certain challenges, our management's experience and relationships with SNF operators enable us to better navigate these challenges. Moreover, growing reimbursement expenditures and a recent healthcare policy shift toward providing care in lower cost, more clinically appropriate settings provides cash flow growth for those operators who operate SNFs, which, in turn, helps us to maintain our cash flow. According to Eljay LLC and CMS, average Medicare reimbursement rates increased from $408 per day to an estimated $484 per day from 2008 to 2014, a CAGR of 2.9%, despite a decline in fiscal year 2012 to adjust for overpayments made in the prior year under the RUG-IV classification model. Average Medicaid reimbursement rates increased from $164 per day to an estimated $186 per day from 2008 to 2014, a CAGR of 2.1%. Since the inception of the Medicare and Medicaid programs in 1965, the federal and state governments have supported care for the U.S. elderly population, and we anticipate that they will continue to provide adequate funding for the healthcare facilities in our portfolio.

Experienced, Dedicated and Disciplined Management Team Focused on Growth

        Our company will be led by a highly experienced and dedicated executive management team comprised of individuals who were previously employed by Ventas, as well as externally recruited executives. We believe that this combination will provide continuity to our business and customers, in addition to new perspectives on driving future growth for the benefit of stockholders.

        We also expect that several members of Ventas's current SNF team will become employees of CCP, providing continuity in the day-to-day asset management of CCP's portfolio following the separation. These individuals have extensive experience working together in the SNF business and longstanding relationships with our tenants.

        Our management team has an accomplished record of successfully identifying and executing acquisition opportunities and possesses the knowledge and experience that will put CCP in an excellent position to participate as a consolidator in a fragmented industry.

        In addition, through years of public company experience, our management team has extensive experience accessing both debt and equity capital markets to fund growth and maintain a flexible capital structure. With its focus exclusively on developing CCP's portfolio, our management team will use this expertise to create a capital structure tailored to our asset base and investment opportunities.

Flexible UPREIT Structure

        We have the flexibility to operate through an umbrella partnership, commonly referred to as an UPREIT structure, in which substantially all of our properties and assets are held by a limited partnership, Care Capital Properties, LP, the general partner of which is an entity controlled by CCP, or by such limited partnership's subsidiaries. Conducting business through Care Capital Properties, LP allows us flexibility in the manner in which we structure and acquire properties. In particular, an UPREIT structure enables us to acquire additional properties from sellers in exchange for limited partnership units, which provides property owners the opportunity to defer the tax consequences that would otherwise arise from a sale of their real properties and other assets to us. As a result, this structure may facilitate our acquisition of assets in a more efficient manner or allow us to acquire assets that the owner would otherwise be unwilling to sell because of tax considerations. We have no current plan or intention, and at the time of the separation will have no plan or intention, to use limited partnership units in Care Capital Properties, LP as consideration for properties we acquire or to issue any limited partnership units in connection with the separation; however we believe that the flexibility to do so in the future gives us an advantage in making acquisitions.

CCP's Strategies

        CCP will aim to drive growth and create value by:

Leveraging Size, Relationships, and Expertise to Opportunistically Consolidate a Fragmented Industry

        Data from the NIC indicates that there is a high degree of fragmentation among SNF owners and operators, with many privately held regional and local players controlling a high percentage of markets, and over 75% of SNF operators owning 25 or fewer properties. We believe that many of these owners are too small to attract interest from larger REITs, such as Ventas, and other institutional investors, affording us the opportunity to acquire their properties at attractive prices in a less competitive environment. As a more flexible, SNF-focused REIT, we intend to capitalize on this opportunity by actively participating as a consolidator in this fragmented industry. We believe that our size, relationships and investment expertise will enable us to identify and consummate accretive acquisitions to expand and further diversify our portfolio.

Sourcing Investments from Our Operator Relationships

        Our tenants represent many of the most experienced regional and local operators of SNFs in the U.S. These operators have a demonstrated desire and ability to grow, which will require capital, and we expect our strong relationships with these operators to lead directly to future acquisitions and other investment opportunities.

        These operators own many of the facilities they operate, which creates opportunities for us to grow our portfolio through sale-leaseback transactions that are attractive to the operators because they provide liquidity to grow their businesses. We believe we can develop and expand our relationships with our existing tenants, who collectively operate nearly 2,000 properties throughout the U.S., as well as expand our network of relationships with new operators. We will focus on operator relationships that meet our investment criteria, and we believe our management team's experience in the industry will help us to identify attractive acquisition, sale-leaseback, reinvestment, new construction and other investment opportunities. We expect that our size and market position will allow us to generate a significant pipeline of unique and attractive opportunities to grow our portfolio.

Maintaining a Strong Balance Sheet with Access to Multiple Sources of Capital

        We expect to maintain a strong balance sheet and conservative capital structure, providing the resources and flexibility to support the growth of our business. In addition, we believe our independent access to the debt and equity capital markets will be sufficient to fund the growth of our operations.

Driving Growth through Redevelopment, Expansion and Enhancement of Current Properties

        Certain members of our management team have significant experience evaluating the operational and financial performance of SNF operators. We expect to leverage this expertise to drive growth at our existing properties.

        Over time, we expect to work closely with our operators to identify and capitalize on opportunities to enhance the operations of our facilities through capital investment. When the opportunities are attractive, we may finance the redevelopment or expansion of our properties, generating higher lease rates while improving the quality of our assets.

Strategically Pursuing Opportunities to Invest in Complementary Healthcare Properties

        Over time, we may capitalize on our management team's extensive knowledge of healthcare properties, as well as our strong relationships with our tenants, to supplement our core strategy of acquiring and investing in SNFs by opportunistically acquiring complementary healthcare properties. We may also pursue forms of investment other than triple-net leases, including joint ventures or other structures for our healthcare properties, as well as senior, mezzanine, secured and unsecured debt investments that are consistent with our investment objectives.

Our Properties

        Our portfolio of properties will consist initially of 322 SNFs, 16 specialty hospitals and healthcare assets and 17 seniors housing properties located in 37 states and containing nearly 39,000 beds/units. We lease all of our properties to third-party operators under triple-net leases, pursuant to which the tenants are obligated to pay all property-related expenses, including maintenance, utilities, repairs, taxes, insurance and capital expenditures.

        The following chart summarizes the contribution of each of our property types to NOI(1):

(1)
Based on pro forma annualized NOI.

        For a detailed list of our portfolio of properties, see "Schedule III Real Estate and Accumulated Depreciation" to our combined consolidated financial statements contained elsewhere in this information statement.

Competition

        We generally compete for investments in SNFs and other healthcare assets with publicly traded, private and non-listed healthcare REITs, real estate partnerships, healthcare providers, healthcare lenders and other investors, including developers, banks, insurance companies, pension funds, government-sponsored entities and private equity firms, some of whom may have greater financial resources and lower costs of capital than we do. Increased competition challenges our ability to identify and successfully capitalize on opportunities that meet our objectives, which is affected by, among other factors, the availability of suitable acquisition or investment targets, our ability to negotiate acceptable acquisition or investment terms and our access to and cost of capital.

        Our tenants also compete on a regional and local basis with other healthcare operating companies that provide comparable services. These tenants compete to attract and retain residents and patients to our properties based on scope and quality of care, reputation and financial condition, price, location and physical appearance of the properties, services offered, qualified personnel, physician referrals and family preferences. The ability of our tenants to compete successfully could be affected by private, federal and state reimbursement programs and other laws and regulations.

Government Regulation

Overview

        Approximately 96% of our total revenues and NOI are attributable to properties in which our tenants receive reimbursement for their services under governmental healthcare programs, such as Medicare and Medicaid. We are neither a participant in, nor a direct recipient of, any reimbursement under these programs with respect to those facilities.

        Although the properties within our portfolio may be subject to varying levels of governmental scrutiny, we expect that the healthcare industry, in general, will continue to face increased regulation and pressure in the areas of fraud, waste and abuse, cost control, healthcare management and provision of services, among others. We also expect that efforts by third-party payors, such as the federal Medicare program, state Medicaid programs and private insurance carriers (including health maintenance organizations and other health plans), to impose greater discounts and more stringent cost controls upon operators (through changes in reimbursement rates and methodologies, discounted fee structures, the assumption by healthcare providers of all or a portion of the financial risk or otherwise) will intensify and continue. A significant expansion of applicable federal, state or local laws and regulations, existing or future healthcare reform measures, new interpretations of existing laws and regulations, changes in enforcement priorities, or significant limits on the scope of services reimbursed or reductions in reimbursement rates could have a material adverse effect on certain of our operators' liquidity, financial condition and results of operations and, in turn, their ability to satisfy their contractual obligations, including making rental payments under and otherwise complying with the terms of our leases.

Licensure, Certification and CONs

        In general, the operators of our SNFs must be licensed on an annual or biannual basis and certified annually through various regulatory agencies that determine compliance with federal, state and local laws to participate in the Medicare and Medicaid programs. Legal requirements pertaining to such licensure and certification relate to the quality of nursing care provided by the operator, qualifications of the operator's administrative personnel and nursing staff, adequacy of the physical plant and equipment and continuing compliance with laws and regulations governing the operation of SNFs. The failure to maintain or renew any required license or regulatory approval or to correct serious deficiencies identified in a compliance survey could prevent an operator from continuing operations at a property, and a loss of licensure or certification could adversely affect a SNF operator's ability to receive payments from the Medicare and Medicaid programs, which, in turn, could adversely affect its ability to satisfy its contractual obligations, including making rental payments under and otherwise complying with the terms of our leases.

        The operators of our specialty hospitals must meet the applicable conditions of participation established by the U.S. Department of Health and Human Services ("HHS") and comply with state and local laws and regulations in order to receive Medicare and Medicaid reimbursement. A loss of licensure or certification could adversely affect a hospital operator's ability to receive payments from the Medicare and Medicaid programs, which, in turn, could adversely affect its ability to satisfy its contractual obligations, including making rental payments under and otherwise complying with the terms of our leases.

        In addition, many of our SNFs and specialty hospitals are subject to state CON laws that require governmental approval prior to the development or expansion of healthcare facilities and services. The approval process in these states generally requires a facility to demonstrate the need for additional or expanded healthcare facilities or services. CONs, where applicable, are also sometimes necessary for changes in ownership or control of licensed facilities, addition of beds, investment in major capital equipment, introduction of new services or termination of services previously approved through the CON process. CON laws and regulations may restrict an operator's ability to expand our properties and grow its business in certain circumstances, which could have an adverse effect on the operator's revenues and, in turn, its ability to make rental payments under and otherwise comply with the terms of our leases.

        Compared to SNFs and hospitals, seniors housing communities are subject to relatively few, if any, federal regulations. Instead, to the extent they are regulated, such regulation consists primarily of state and local laws governing licensure, provision of services, staffing requirements and other operational matters, which vary greatly from one jurisdiction to another.

Fraud and Abuse Enforcement

        Federal and state laws and regulations prohibit a wide variety of fraud and abuse by healthcare providers who participate in, receive payments from or make or receive referrals for work in connection with government-funded healthcare programs, including Medicare and Medicaid. These federal laws include, among others:

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  the anti-kickback statute (Section 1128B(b) of the Social Security Act), which prohibits certain business practices and relationships, including the payment, receipt or solicitation of any remuneration, directly or indirectly, to induce a referral of any patient or service or item covered by a federal healthcare program, including Medicare, or a state healthcare program, such as Medicaid;

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  the physician self-referral prohibition (Ethics in Patient Referrals Act of 1989, commonly referred to as the "Stark Law"), which prohibits referrals by physicians of Medicare or Medicaid patients to providers of a broad range of designated healthcare services with which the physicians (or their immediate family members) have ownership interests or certain other financial arrangements;

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  the False Claims Act, which prohibits any person from knowingly presenting false or fraudulent claims for payment by the federal government (including the Medicare and Medicaid programs);

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  the Civil Monetary Penalties Law, which authorizes HHS to impose civil penalties administratively for fraudulent acts; and

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  the Health Insurance Portability and Accountability Act of 1996 (commonly referred to as "HIPAA"), which among other things, protects the privacy and security of individually identifiable health information by limiting its use and disclosure.

        Sanctions for violating these federal laws include criminal and civil penalties, such as punitive sanctions, damage assessments, monetary penalties, imprisonment, denial of Medicare and Medicaid payments, and exclusion from the Medicare and Medicaid programs. These laws also impose an affirmative duty on operators to ensure that they do not employ or contract with persons excluded from the Medicare and other governmental healthcare programs.

        Many states have adopted or are considering legislative proposals similar to the federal anti-fraud and abuse laws, some of which extend beyond the Medicare and Medicaid programs, to prohibit the payment or receipt of remuneration for the referral of patients and physician self-referrals, regardless of whether the service was reimbursed by Medicare or Medicaid. Many states have also adopted or are considering legislative proposals to increase patient protections, such as minimum staffing levels, criminal background checks, and limiting the use and disclosure of patient specific health information. These state laws also impose criminal and civil penalties similar to the federal laws.

        In the ordinary course of their business, the operators of our properties have been and are subject regularly to inquiries, investigations and audits by federal and state agencies that oversee applicable laws and regulations. Increased funding through recent federal and state legislation and the creation of a series of new healthcare crimes by HIPAA have led to a significant expansion in the number and scope of investigations and enforcement actions over the past several years. Private enforcement of healthcare fraud has also increased, due in large part to amendments to the civil False Claims Act in 1986 that were designed to encourage private individuals to sue on behalf of the government. These whistleblower suits by private individuals, known as qui tam suits, may be filed by almost anyone, including present and former patients or nurses and other employees.

        As federal and state budget pressures persist, administrative agencies may continue to escalate their investigation and enforcement efforts to eliminate waste and control fraud and abuse in governmental healthcare programs. A violation of federal or state anti-fraud and abuse laws or regulations by an operator of our properties could have a material adverse effect on the operator's liquidity, financial condition or results of operations, which could adversely affect its ability to satisfy its contractual obligations, including making rental payments under and otherwise complying with the terms of our leases.

Reimbursement

        In March 2010, President Obama signed into law the Patient Protection and Affordable Care Act, along with a reconciliation measure, the Health Care and Education Reconciliation Act of 2010 (collectively, the "Affordable Care Act"). The passage of the Affordable Care Act has resulted in comprehensive reform legislation that expanded healthcare coverage to millions of previously uninsured people. To help fund this expansion, the Affordable Care Act outlines certain reductions in Medicare reimbursement rates for various healthcare providers, including long-term acute care hospitals and SNFs, as well as certain other changes to Medicare payment methodologies.

        The Affordable Care Act, among other things, reduced the inflationary market basket increase included in standard federal payment rates for long-term acute care hospitals by 25 basis points in fiscal year 2010, 50 basis points in fiscal year 2011, 10 basis points in fiscal years 2012 and 2013, 30 basis points in fiscal year 2014, 20 basis points in fiscal years 2015 and 2016 and 75 basis points in fiscal years 2017 through 2019. In addition, under the Affordable Care Act, long-term acute care hospitals and SNFs are subject to a rate adjustment to the annual market basket increase to reflect improvements in productivity. In July 2012, after considering the constitutionality of various provisions of the Affordable Care Act, the U.S. Supreme Court upheld the so-called individual mandate and, while it found the provisions expanding Medicaid eligibility unconstitutional, determined that the issue was appropriately remedied by circumscribing the Secretary of Health and Human Services' enforcement authority, thus leaving the Medicaid expansion intact.

        Healthcare is one of the largest industries in the United States and continues to attract a great deal of legislative interest and public attention. We cannot assure you that existing or future healthcare reform legislation or changes in the administration or implementation of governmental and non-governmental healthcare reimbursement programs will not have a material adverse effect on our operators' liquidity, financial condition or results of operations, or on their ability to satisfy their obligations to us, which, in turn, could have a material adverse effect on us.

        In August 2011, President Obama and the U.S. Congress enacted the Budget Control Act of 2011 (the "Budget Control Act") to increase the federal government's borrowing authority (the so-called "debt ceiling") and reduce the federal government's projected operating deficit. Under the Budget Control Act, a 2% reduction in Medicare payments to long-term acute care hospitals and SNFs (part of $1.2 trillion in automatic spending cuts commonly referred to as "sequestration") was expected to take effect on February 1, 2013. Although delayed by the American Taxpayer Relief Act of 2012, this 2% reduction became effective on April 1, 2013. These measures or any future federal legislation relating to the debt ceiling or deficit reduction could have a material adverse effect on our operators' liquidity, financial condition or results of operations and their ability to satisfy their obligations to us, which, in turn, could have a Material Adverse Effect on us.

        On April 16, 2015, President Obama signed into law the Medicare Access and CHIP Reauthorization Act of 2015 ("MACRA"), which permanently repeals the Sustainable Growth Rate payment formula for Medicare reimbursement rates on physician services. Section 411 of MACRA would require Medicare payment rates for post-acute care providers to increase by no more than 1%

for fiscal year 2018, after application of the productivity adjustment. The full impact of this requirement is not yet known.

  SNF Medicare Reimbursement

        The Balanced Budget Act of 1997 ("BBA") also mandated the creation of a prospective payment system for SNFs ("SNF PPS") offering Part A covered services. Under SNF PPS, payment amounts are based upon classifications determined through assessments of individual Medicare patients in the SNF, rather than on the facility's reasonable costs. SNF PPS payments, which are made on a per diem basis for each resident, are generally intended to cover all inpatient services for Medicare patients, including routine nursing care, most capital-related costs associated with the inpatient stay and ancillary services, such as respiratory therapy, occupational and physical therapy, speech therapy and certain covered drugs.

        In response to widespread healthcare industry concern about the reductions in payments under the BBA, the federal government enacted the Balanced Budget Refinement Act of 1999 ("BBRA"). The BBRA increased the per diem reimbursement rates for certain high acuity patients by 20% from April 1, 2000 until CMS refined the resource utilization groups ("RUGs") used to determine the daily payment for beneficiaries in SNFs in the 2006 fiscal year. The BBRA also imposed a two-year moratorium on the annual cap mandated by the BBA on physical, occupational and speech therapy services provided to a patient by outpatient rehabilitation therapy providers, including Part B covered therapy services in SNFs. Although extended multiple times by Congress, relief from the BBA therapy caps expired on December 31, 2009.

        Under its final rule updating LTC-DRGs for the 2007 fiscal year, CMS reduced reimbursement of uncollectible Medicare coinsurance amounts for all beneficiaries (other than beneficiaries of both Medicare and Medicaid) from 100% to 70% for SNF cost reporting periods beginning on or after October 1, 2005 and set forth various options for classifying and weighting patients transferred to a SNF after a hospital stay less than the mean length of stay associated with that particular diagnosis-related group.

        Under its final rule updating SNF PPS for the 2010 fiscal year, CMS recalibrated the case-mix indexes for RUGs used to determine the daily payment for beneficiaries in SNFs and implemented the RUG-IV classification model for SNFs for the 2011 fiscal year. However, the Affordable Care Act delayed the implementation of RUG-IV for one year, and CMS subsequently modified the implementation schedule in its notice updating SNF PPS for the 2011 fiscal year.

        In its final rule updating the Medicare physician fee schedule for the 2012 calendar year, CMS set a $1,880 cap on physical therapy and speech language pathology services and a separate $1,880 cap on occupational therapy services, including therapy provided in SNFs, both without an exceptions process. However, in January 2013, the Middle Class Tax Relief and Job Creation Act of 2012 (Pub. L. No. 112-96) was enacted to lift the caps on therapy services and require a manual review process for those exceptions for which the beneficiary therapy services exceed $3,700 in a year. The Pathway for SGR Reform Act maintained the status quo for outpatient therapy services by extending the exceptions process for outpatient therapy caps through March 31, 2014.

        On August 4, 2014, CMS released its final rule updating SNF PPS for the 2015 fiscal year (October 1, 2014 through September 30, 2015). Under the final rule, the SNF PPS standard federal payment rate will increase by 2.0% in fiscal year 2015, reflecting a 2.5% increase in the market basket index, less a 0.5% productivity adjustment mandated by the Affordable Care Act. CMS estimates that net payments to SNFs as a result of the final rule will increase by approximately $750 million in fiscal year 2015.

        On April 15, 2015, CMS issued its proposed rule updating SNF PPS for the 2016 fiscal year (October 1, 2015 through September 30, 2016). Under the proposed rule, the SNF PPS standard federal payment rate would increase by 1.4% in fiscal year 2016, reflecting a 2.6% increase in the market basket index, less the 1.2% productivity adjustment mandated by the Affordable Care Act. CMS estimates that net payments to SNFs as a result of the proposed rule will increase by approximately $500 million in fiscal year 2016.

        This is a proposed rule and is not final. Comments on the proposed rule may be submitted to CMS through June 15, 2015. A final rule is expected to be announced no later than August 1, 2015. We are currently analyzing the financial implications of this proposed rule on our SNF operators. We cannot assure you that the final rule issued by CMS or other future updates to SNF PPS or Medicare reimbursement for SNFs will not materially adversely affect our operators, which, in turn, could have a Material Adverse Effect on us.

  SNF Medicaid Reimbursement

        Approximately two-thirds of all SNF residents are dependent on Medicaid. Medicaid reimbursement rates, however, typically are less than the amounts charged by the operators of our SNFs. Although the federal government and the states share responsibility for financing Medicaid, states have a wide range of discretion, within certain federal guidelines, to determine eligibility and reimbursement methodology. In addition, federal legislation limits an operator's ability to withdraw from the Medicaid program by restricting the eviction or transfer of Medicaid residents. As state budget pressures continue to escalate and in an effort to address actual or potential budget shortfalls, many state legislatures have enacted or proposed reductions to Medicaid expenditures by implementing "freezes" or cuts in Medicaid rates paid to providers, including hospitals and SNFs, or by restricting eligibility and benefits.

        In the Deficit Reduction Act of 2005 (Pub. L. No. 109 171), Congress made changes to the Medicaid program that were estimated to result in $10 billion in savings to the federal government over the five years following enactment of the legislation, primarily through the accounting practices some states use to calculate their matched payments and revising the qualifications for individuals who are eligible for Medicaid benefits. The changes made by CMS's final rule updating SNF PPS for the 2006 fiscal year were also anticipated to reduce Medicaid payments to skilled nursing facility operators, and as part of the Tax Relief and Health Care Act of 2006 (Pub. L. No. 109-432), Congress reduced the ceiling on taxes that states may impose on healthcare providers and that would qualify for federal financial participation under Medicaid by 0.5%, from 6% to 5.5%, until October 1, 2011. However, it was anticipated that this reduction would have a negligible effect, impacting only those states with taxes in excess of 5.5%.

        The American Recovery and Reinvestment Act of 2009 (Pub. L. No. 111-5) (the "Recovery Act"), in contrast, temporarily increased federal payments to state Medicaid programs by $86.6 billion through, among other things, a 6.2% increase in the federal share of Medicaid expenditures across the board, with additional funds available depending on a state's federal medical assistance percentage and unemployment rate. Though the Medicaid federal assistance payments were originally expected to expire on December 31, 2010, the President's fiscal year 2011 budget extended those payments through June 30, 2011. The Recovery Act also requires states to promptly pay nursing facilities under their Medicaid program, and precludes states, as a condition of receiving the additional funding, from heightening their Medicaid eligibility requirements.

        We expect more states to adopt significant Medicaid rate freezes or cuts or other program changes as their reimbursement methodologies continue to evolve. In addition, the U.S. government may revoke, reduce or stop approving "provider taxes" that have the effect of increasing Medicaid payments to the states. We cannot predict the impact that any such actions would have on our SNF operators, nor can we assure you that payments under Medicaid are now or in the future will be sufficient to fully reimburse those operators for the cost of providing skilled nursing services. Severe and widespread Medicaid rate cuts or freezes could materially adversely affect our SNF operators, which, in turn, could adversely affect their ability to satisfy their contractual obligations, including making rental payments under and otherwise complying with the terms of our leases.

The Separation and Distribution

        On April 6, 2015, Ventas announced that it intended to separate its post-acute/SNF portfolio operated by regional and local care providers from the remainder of its businesses. The separation will be effected by means of a pro rata distribution to Ventas stockholders all of the Ventas-owned shares of common stock of CCP, which was formed to hold the assets and liabilities associated with these properties.

        On July 30, 2015, the Ventas board of directors approved the distribution of all of the issued and outstanding shares of CCP common stock owned by Ventas on the basis of one share of CCP common stock for every four shares of Ventas common stock held as of the close of business on August 10, 2015, the record date. Following the distribution, each of Ventas and CCP will be an independent, publicly held company.

Structure and Formation of CCP

        Prior to or concurrently with the separation and distribution, Ventas will engage in certain restructuring transactions that are designed to transfer its direct or indirect ownership interests in the properties constituting the CCP portfolio to CCP, facilitate the separation and distribution and provide us with our initial capital.

        In connection with the separation and distribution, the following transactions have occurred or are expected to occur concurrently with or prior to completion of the separation and distribution:

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  CCP, a Delaware corporation, was formed on April 2, 2015. This entity was initially named Solomon 353 HoldCo, Inc. and subsequently renamed Care Capital Properties, Inc. on April 23, 2015.

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  On April 2, 2015, CCP formed Solomon 353 GP, LLC, a Delaware limited liability company, of which CCP is the sole member. Together with Solomon 353 GP, LLC, CCP formed Solomon 353, LP, a Delaware limited partnership in which CCP, as limited partner, owns a 99% interest and Solomon 353 GP, LLC, as general partner, owns a 1% interest. On April 23, 2015, Solomon 353 GP, LLC was renamed Care Capital Properties GP, LLC, and Solomon 353 LP was renamed Care Capital Properties, LP.

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  Pursuant to the terms of the separation and distribution agreement, the interests in our properties (including interests in entities holding properties currently held directly or indirectly by Ventas) will be contributed or otherwise transferred to CCP and its subsidiaries, including Care Capital Properties, LP.

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  In connection with the contribution or other transfer of properties described above, it is expected that CCP will incur approximately $1.3 billion of new indebtedness and CCP will transfer substantially all of the proceeds from such indebtedness to Ventas.

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  Shortly before the distribution, CCP will acquire a specialty healthcare and seniors housing valuation firm in exchange for the issuance of shares of CCP common stock having a value of approximately $11 million, subject to a potential post-closing issuance of a limited number of additional shares. As a result, Ventas will own and distribute slightly less than 100% of CCP's issued and outstanding common stock on the distribution date to Ventas stockholders of record.

    For more information, see the section entitled "Description of CCP's Capital Stock—Sale of Unregistered Securities."

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  Following the transactions described above, Ventas will distribute all of the outstanding shares CCP common stock owned by Ventas on a pro rata basis to the holders of record of shares of Ventas common stock.

        Upon completion of the separation and distribution, we expect to have approximately $1.3 billion of total debt outstanding. In general, we intend to own our properties and conduct substantially all our business through our operating partnership and its subsidiaries.

        The following chart depicts our expected organizational structure upon completion of the separation and distribution.

CCP's Post-Separation Relationship with Ventas

        CCP will enter into a separation and distribution agreement with Ventas, which we refer to in this information statement as the "separation and distribution agreement." In connection with the separation, CCP will enter into various other agreements to effect the separation and provide a framework for our relationship with Ventas following the separation, including a transition services agreement, a tax matters agreement and an employee matters agreement. These agreements will provide for the allocation between CCP and Ventas of Ventas's assets, employees, liabilities and obligations (including its investments, property and employee benefits and tax-related assets and liabilities) attributable to periods prior to, at and after CCP's separation from Ventas and will govern certain relationships between CCP and Ventas after the separation. For additional information regarding the separation and distribution agreement and other transaction agreements, see the sections entitled "Risk Factors—Risks Related to the Separation" and "Our Relationship with Ventas Following the Distribution."

Reasons for the Separation

        The Ventas board of directors believes that separating most of Ventas's post-acute/SNF portfolio into an independent, publicly traded company is in the best interests of Ventas and its stockholders for a number of reasons, including the following:

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  Establish CCP as a separate company with a greater ability to focus on and grow its business. Through Ventas, investors have exposure to a diversified portfolio across several different asset types. The separation will provide investors with the opportunity to invest in two separate platforms with different business strategies, target customers, asset bases, equity currencies and management teams. All of CCP's properties will be operated by private regional and local care providers, which give CCP's business a unique profile with respect to growth prospects, demographic exposure and reimbursement and payment sources, among other factors, and will enable management to respond more effectively to the unique requirements of and opportunities within the SNF business. As an independent company, CCP may pursue attractive, value-creating investment opportunities that did not fit within Ventas's core business strategy or were otherwise too small to meet Ventas's investment criteria. By separating the businesses, CCP will have the flexibility to implement strategic initiatives aligned with its business plan and prioritize investment spending and capital allocation in a manner that will lead to growth and operational efficiencies that otherwise would not occur as part of a larger, more diversified enterprise like Ventas. Similarly, Ventas will be able to focus its attention on other healthcare properties that are better suited to its business strategy.

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  Create a company with balance sheet strength and equity currency to grow through acquisitions. Even though CCP's properties benefited from active asset management under Ventas's ownership, the SNFs were not prioritized or provided the same level of management's attention in terms of capital allocation as were other large-scale opportunities that better matched Ventas's business strategy and strategic positioning. As a result of the separation, CCP will have its own balance sheet and direct access to capital sources that will position the company to take advantage of growth opportunities more suited to its asset base. CCP's expected low leverage and strong equity currency will enable management to advance its business strategy through acquisitions.

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  Provide an experienced and dedicated management team to implement and execute on CCP's growth strategy. CCP will have a dedicated management team focused on enhancing the performance of CCP's assets and finding value-creating opportunities within the SNF industry. Separating the CCP portfolio from the remainder of Ventas's businesses will enable executive management to channel its attention exclusively to these assets, which require a high level of focus due to their operating characteristics. Ventas's business strategy is concentrated on a more diversified mix of properties such as seniors housing, hospitals, and medical office buildings, that require significant amounts of financial capital and management attention due to their large-scale, complex nature. Accordingly, Ventas management did not allocate as much time and attention to CCP's properties as CCP's properties are expected to receive from CCP's dedicated executive management team, which will be entirely focused on CCP and its assets. Likewise, the separation will allow Ventas's executive management team to focus on growth through larger, private pay assets.

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  Tailor equity compensation to appropriately incentivize employees of each company.  The separation will facilitate incentive compensation arrangements for employees more directly tied to the performance of each company's business and enhance employee hiring and retention by, among other things, improving the alignment of management and employee incentives with performance and growth objectives of their respective employer's business.

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  Enhance investor transparency and better highlight the attributes of both companies.  The separation will provide investors with two distinct, targeted investment opportunities and enable them to separately value Ventas and CCP based on their unique investment identities, including the merits, performance and future prospects of their respective businesses. There is only one other publicly traded, SNF-focused REIT, and CCP's entrance into this market will provide investors with another platform through which they can access an asset class and cash flow profile with different characteristics than those of most other healthcare REITs.

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  Pursue a discrete strategy in an unconsolidated industry in a manner and on a scale that would not fit Ventas's business model. As a separate company focused on SNFs, CCP will be able to pursue consolidation opportunities in a fragmented industry with thousands of private regional and local operators and owners. Since 2011, Ventas has invested approximately $21 billion in additional assets through acquisitions, only $2.4 billion of which consisted of SNFs. Approximately 89% of these SNF acquisitions were completed as part of larger portfolio acquisitions of public company assets that comprised properties from several different asset classes. CCP's smaller size and differentiated business strategy will allow it to take advantage of potentially attractive opportunities in the SNF industry that might not otherwise have sufficient scale or fall within a strategically suitable asset class to fit within Ventas's investment criteria. By separating the businesses, both companies will be able to better focus on investment strategies more tailored to their particular business models and size.

        The Ventas board of directors considered a number of potentially negative factors in evaluating the separation, including risks relating to the creation of a new public company, possible increased administrative costs and one-time separation costs, but concluded that the potential benefits of the separation outweighed these factors. For more information, see the sections entitled "The Separation and Distribution—Reasons for the Separation" and "Risk Factors."

Financing

        We intend to enter into certain financing arrangements prior to or concurrent with the separation. Upon completion of the separation, we expect to have approximately $1.3 billion of total debt outstanding. For more information, see the section entitled "Description of Material Indebtedness."

Employees

        Following the separation, we expect to have approximately 20 corporate employees.

Environmental Regulation

        As an owner of real property, we are subject to various federal, state and local environmental and health and safety laws and regulations. These laws and regulations address various matters, including asbestos, fuel oil management, wastewater discharges, air emissions, medical wastes and hazardous wastes. The costs of complying with these laws and regulations and the penalties for non-compliance can be substantial. For example, although we do not operate or manage our properties, we may be held primarily or jointly and severally liable for costs relating to the investigation and clean-up of any property from which there has been a release or threatened release of a regulated material as well as other affected properties, regardless of whether we knew of or caused the release. In addition to these costs, which are typically not limited by law or regulation and could exceed the property's value, we could be liable for certain other costs, including governmental fines and injuries to persons, property or natural resources.

        Under the terms of our lease agreements, we generally have a right to indemnification by the tenants of our properties for any contamination caused by them. However, we cannot assure you that our tenants will have the financial capability or willingness to satisfy their respective indemnification obligations to us, and any failure, inability or unwillingness to do so may require us to satisfy the underlying environmental claims.

        In general, we have also agreed to indemnify our tenants against any environmental claims (including penalties and clean-up costs) resulting from any condition arising in, on or under, or relating to, the leased properties at any time before the applicable lease commencement date, unless the tenant or operator contributed to the condition.

Legal Proceedings

        We are involved from time to time in various legal proceedings that arise in the ordinary course of our business, including, but not limited to commercial disputes, environmental matters, and litigation in connection with transactions including acquisitions and divestitures. We believe that such litigation, claims and administrative proceedings will not have a material adverse impact on our financial position or our results of operations. We record a liability when a loss is considered probable and the amount can be reasonably estimated.

        Our tenants and, in some cases, their affiliates may be required by the terms of their leases and other agreements with us to indemnify, defend and hold us harmless against certain actions, investigations and claims arising in the course of their business and related to the operations of our properties. In addition, third parties from whom we acquired certain of our assets and, in some cases, their affiliates may be required by the terms of the related conveyance documents to indemnify, defend and hold us harmless against certain actions, investigations and claims related to the acquired assets and arising prior to our ownership or related to excluded assets and liabilities. In some cases, a portion of the purchase price consideration is held in escrow for a specified period of time as collateral for these indemnification obligations. We cannot provide any assurance that our tenants, their affiliates or other obligated third parties will defend us in any such matters, that our tenants, their affiliates or other obligated third parties will have sufficient assets, income and access to financing to enable them to satisfy their defense and indemnification obligations to us or that any purchase price consideration held in escrow will be sufficient to satisfy claims for which we are entitled to indemnification

Other Policies

Investment and Financing Policies

        Our investment objectives will be to increase cash flow, provide quarterly cash dividends, maximize the value of our properties and acquire properties with cash flow growth potential. We intend to invest primarily in SNFs, but we may selectively invest in specialty hospitals and seniors housing. Our current properties are located in 37 states, but we intend to acquire properties in other geographic areas throughout the United States. Although our initial portfolio consists primarily of owned real property, future investments may include secured and unsecured loans made to SNF operators or with respect to SNF assets, as well as mortgages, mezzanine debt and other securities issued by, or joint ventures with, REITs or other entities that own real estate consistent with our investment objectives.

        There are no limitations on the percentage of total assets that may be invested in any particular type of property or investment. We expect that future investments in properties will be financed, in whole or in part, with cash flow from our operations, borrowings under our revolving credit facility, mortgage indebtedness or the proceeds from issuances of common stock, preferred stock, debt or other securities. There are no limitations on the number or amount of mortgages that may be placed on any property. As we acquire additional healthcare properties, we expect to enter into triple-net leases with other healthcare operators. Our investment and financing policies and objectives are subject to change from time to time at the discretion of our board of directors without a vote of stockholders.

Conflicts of Interest Policies

        Following the distribution, we expect to have policies designed to reduce or eliminate potential conflicts of interest. We expect to adopt governance principles governing our affairs and those of the board of directors, as well as written charters for each of the standing committees of the board of directors.

        Our Guidelines on Governance will provide that a director who holds a significant financial interest or a directorial, managerial, employment, consulting or other position with Ventas, will not be required to recuse himself or herself from any CCP board discussion of, and/or refrain from voting on, any matter that may involve or affect the relationship between CCP and Ventas unless the independent Chairman of the Board or Presiding Director, as applicable, of CCP shall determine, on a case-by-case basis, that such recusal and/or refrainment will be appropriate. If the independent Chairman of the Board or Presiding Director, as applicable, owns such a financial interest or holds such a position in Ventas, such determination shall be made by a majority of the directors who do not own a significant financial interest in, or hold a directorial, managerial, employment, consulting or other position, in Ventas. In addition, our Guidelines on Governance will provide that if any of our directors who is also a director, officer or employee of Ventas acquires knowledge of a corporate opportunity or is otherwise offered a corporate opportunity (provided that this knowledge was not acquired solely in such person's capacity as a director of our company and such person acts in good faith), then to the fullest extent permitted by law, such person is deemed to have fully satisfied such person's fiduciary duties owed to us and is not liable to us if Ventas, or its affiliates, pursues or acquires the corporate opportunity, or if such person did not present the corporate opportunity to us.

        In addition, we expect to have a Global Code of Ethics and Business Conduct, which will apply to all of our officers, directors, and employees. At least a majority of the members of our board of directors, Nominating and Governance Committee (the "Nominating Committee"), Audit Committee and Compensation Committee must qualify as independent under the listing standards for NYSE companies. Any transaction between us and any officer, director, 5% shareholder or any of their immediate family members must be approved pursuant to the related person transaction policy we expect to adopt.

 MANAGEMENT

Executive Officers Following the Separation

        While some of CCP's executive officers are currently officers and employees of Ventas, upon the separation, none of these individuals will continue to be employees or executive officers of Ventas. The following table sets forth information regarding individuals who are expected to serve as CCP's executive officers, including their positions after the separation.

Name	Age	Title
Raymond J. Lewis	50	Chief Executive Officer
Lori B. Wittman	56	Executive Vice President and Chief Financial Officer
Kristen M. Benson	42	Executive Vice President, General Counsel and Corporate Secretary
Timothy A. Doman	49	Executive Vice President and Chief Operating Officer

        Raymond J. Lewis.    Mr. Lewis, who will serve as Chief Executive Officer of CCP, has been President of Ventas since 2010. He previously served as Ventas's Executive Vice President and Chief Investment Officer from 2006 to 2010 and as Senior Vice President and Chief Investment Officer from 2002 to 2006. Prior to joining Ventas in 2002, he was managing director of business development for GE Capital Healthcare Financial Services, a division of General Electric Capital Corporation ("GECC"), which is a subsidiary of General Electric Corporation, where he led a team focused on mergers and portfolio acquisitions of healthcare assets. Before that, Mr. Lewis was Executive Vice President of Healthcare Finance for Heller Financial, Inc. (which was acquired by GECC in 2001), where he had primary responsibility for healthcare lending. He is Chairman Emeritus of the National Investment Center for the Seniors Housing & Care Industry (NIC). Mr. Lewis is also a member of the Executive Board of the American Seniors Housing Association where he serves as Vice Chair on the Executive Committee. He is a graduate of the University of Wisconsin.

        Lori B. Wittman.    Ms. Wittman, who will serve as Executive Vice President and Chief Financial Officer of CCP, currently serves as Ventas's Senior Vice President, Capital Markets and Investor Relations, and has been with Ventas since 2011. From 2006 to August 2011, she was the Chief Financial Officer and Managing Principal of Big Rock Partners, a real estate private equity firm with over $500 million of assets under management at its peak. Prior to that, she served as Senior Vice President and Treasurer for General Growth Properties, Inc. and held various capital markets and finance positions with Heitman, Homart Development Company, Citibank and Mellon Bank. Ms. Wittman received a B.A. in Geography and Sociology from Clark University, a Masters in City Planning from the University of Pennsylvania and an M.B.A. from the University of Chicago. She serves on the Board of Directors of IMH Financial Inc. (where she has been a member since July 2014) and is a member of the audit committee and chairs the compensation committee.

        Kristen M. Benson.    Ms. Benson, who will serve as Executive Vice President, General Counsel and Corporate Secretary of CCP, currently serves as Ventas's Senior Vice President, Associate General Counsel and Corporate Secretary. She has been with Ventas since 2004, previously serving as Vice President, Associate General Counsel and Corporate Secretary from 2012 to 2014, as Vice President and Senior Securities Counsel from 2007 to 2012 and as Senior Securities Counsel from 2004 to 2007. Before joining Ventas, Ms. Benson was an associate at the law firm of Sidley Austin LLP in Chicago, Illinois, where her principal practice areas were securities, mergers and acquisitions, and corporate finance. She received her J.D. from the University of Virginia School of Law and her B.B.A. summa cum laude in Finance and Computer Applications from the University of Notre Dame. Ms. Benson is admitted to the Bar in Illinois and currently serves on the Legal Advisory Board of World Business Chicago and as a member of the Association of Corporate Counsel, the Society of Corporate Secretaries and Governance Professionals and NAREIT.

        Timothy A. Doman.    Mr. Doman, who will serve as Executive Vice President and Chief Operating Officer of CCP, currently serves as Ventas's Senior Vice President and Chief Portfolio Officer. Mr. Doman has been with Ventas since 2002, previously serving as Senior Vice President, Asset Management from 2007 to 2012 and as Vice President, Asset Management from 2002 to 2007. Before joining Ventas, Mr. Doman was a senior asset manager for GE Capital Real Estate, where he managed a commercial real estate equity and loan portfolio. Before that, he was Vice President of Asset Management at Kemper Corporation and a senior appraiser for Arthur Andersen & Co. Mr. Doman received his B.B.A. in Real Estate and Finance from the University of Wisconsin and an M.B.A. in Finance from Indiana University.

Board of Directors Following the Separation

        The following table sets forth information with respect to those persons who are expected to serve on CCP's board of directors following the completion of the separation. The nominees set forth in the table below will be presented to CCP's sole stockholder, a subsidiary of Ventas, for election prior to the separation.

Name	Age	Title
Douglas Crocker II	75	Non-Executive Chairman of the Board
John S. Gates, Jr.	61	Director
Ronald G. Geary	68	Director
Raymond J. Lewis	50	Director
Jeffrey A. Malehorn	54	Director
Dale A. Reiss	67	Director
John L. Workman	64	Director

        At the time of the separation, CCP expects that its board of directors will consist of the directors set forth above. CCP expects that Douglas Crocker II will continue to serve on the Ventas board of directors for less than one year following the distribution in order to provide continuity on a transitional basis. Following the separation, CCP's directors will be elected annually at each annual meeting of stockholders. At any meeting of stockholders for the election of directors at which a quorum is present, the election will be determined by a majority of the votes cast by the stockholders entitled to vote in the election, with directors not receiving a majority of the votes cast required to tender their resignations for consideration by the board, except that in the case of a contested election, the election will be determined by a plurality of the votes cast by the stockholders entitled to vote in the election.

        Douglas Crocker II.    Mr. Crocker who will serve as Non-Executive Chairman of the Board of CCP, has more than 40 years of real estate experience and has been a director of Ventas since 1998. He is currently Managing Partner of DC Partners LLC, a firm that invests in and develops apartment properties, where he previously served as principal from 2003 to 2006. From 2006 to 2014, Mr. Crocker was the Chairman and Chief Investment Officer of Pearlmark Multifamily Partners, L.L.C., a commercial real estate firm. From 1993 to 2003, he was the President, Chief Executive Officer and a trustee of Equity Residential, a prominent multifamily REIT, most recently serving as Vice Chairman of the Board. Mr. Crocker is also currently a trustee of Acadia Realty Trust, a shopping center REIT, and a director of Associated Estates Realty Corporation, an apartment REIT. He serves on the Advisory Board of the DePaul University Real Estate School and is a member of the Board of Trustees of Milton Academy and the National Multi Housing Counsel. Mr. Crocker previously served on the boards of directors of CYS Investments, Inc. (NYSE: CYS) (2007-2015) and Post Properties, Inc. (NYSE: PPS) (2004-2012). He is also a former member of the Board of Governors of the National Association of Real Estate Investment Trusts (NAREIT). Mr. Crocker is a successful, well-respected and recognized leader in the real estate industry, with extensive executive experience and strong skills in corporate finance, mergers and acquisitions, strategic planning, public company executive compensation and corporate governance.

        John S. Gates, Jr.    Mr. Gates has been Chairman and Chief Executive Officer of PortaeCo, LLC, a private investment company, since 2006. In 1984, Mr. Gates co-founded CenterPoint Properties Trust (NYSE: CNT) ("CenterPoint"), the United States' first publicly traded industrial REIT, and served as its Co-Chairman and Chief Executive Officer for the next 22 years. From 2010 to 2014, Mr. Gates was Chairman of the Board of the Regional Transportation Authority (RTA), which oversees all rail, bus, subway, elevated and other forms of public transit in the six county metropolitan Chicago Region. Prior to that, he served as Chairman of the Board and Chairman of the Finance Committee of the Metropolitan Pier and Exposition Authority, which owns and operates Chicago's McCormick Place and Navy Pier. Mr. Gates began his career as an Assistant to Governor James R. Thompson of Illinois. In 1979, he joined CB/Richard Ellis, and in 1981, co-founded the Chicago office of Jones Lang Wootton (now Jones Lang LaSalle (NYSE: JLL)), a global commercial property investment firm. Mr. Gates was named "Outstanding REIT CEO" by Realty Stock Review in their annual survey of institutional investors for the six consecutive years prior to the sale of CenterPoint in 2006. He currently serves on the board of trustees of DCT Industrial Trust (NYSE: DCT), a warehouse/industrial property REIT, and the boards of directors of Davis Funds (NYSE: NYVTX), a group of retail and industrial mutual funds, and Miami Corporation. Mr. Gates is a former member of the executive committee of the National Association of Real Estate Investment Trusts (NAREIT) and is an active member of the Commercial Club of Chicago, Economics Club of Chicago, World President's Organization and the Urban Land Institute. He earned a Bachelor of Science degree in Economics and Philosophy from Trinity College. Mr. Gates is a highly regarded and recognized leader in the real estate industry, with extensive experience in public REITs and strong skills in corporate finance, operations, property management and project development, government relations, strategic planning, and other public company matters.

        Ronald G. Geary.    Mr. Geary has been President of Ellis Park Race Course, Inc., a thoroughbred racetrack in Henderson, Kentucky since 2006. He previously served as President of Res-Care, Inc. (formerly NASDAQ: RSCR) ("ResCare"), a provider of residential training and support services for persons with developmental disabilities and certain vocational training services from 1990 to 2006 and as its Chief Executive Officer from 1993 to 2006. Before he was named Chief Executive Officer, Mr. Geary was Chief Operating Officer of ResCare from 1990 to 1993. Mr. Geary currently serves as a director of Ventas, but is expected to resign from the Ventas board at the time of the distribution. Mr. Geary previously served on the board of directors of ResCare (1990-2010). Mr. Geary is an attorney and certified public accountant, with extensive executive experience in the healthcare industry and strong skills in corporate finance, law, government relations, mergers and acquisitions, and strategic planning.

        Raymond J. Lewis.    Mr. Lewis's biographical information is set forth in this information statement under "Management—Executive Officers Following the Separation." Mr. Lewis has substantial executive experience, leadership ability and a proven record of accomplishment, with strong skills in real estate finance and operations, acquisitions, dispositions and investments, capital markets, strategic planning and other public company matters.

        Jeffrey A. Malehorn.    Mr. Malehorn has been President and Chief Executive Officer of World Business Chicago, a public-private partnership between the City of Chicago and the business community focused on economic development, since 2013. Previously, Mr. Malehorn had a 28-year career at General Electric Corporation, where he served as President and CEO of GE Capital, Commercial Distribution Finance from 2009 to 2012 and as President and CEO of GE Capital Healthcare Financial Services from 2004 to 2008. He also served as President and CEO of GE Commercial Finance's Global Financial Restructuring Business from 2002 to 2004. Additionally,

Mr. Malehorn served as Corporate Citizenship leader for GE Chicago and as the Co-Leader for GE Capital America's Commercial Council. He was named a GE Company Officer in 2001. From 1991 to 2001, he was a leader at GE Capital Real Estate. He founded and led the Senior Living & Hospitality Financing business unit in 1993 (to 1995), led the debt and equity origination business nationally in 1997 and 1998 and was the European platform leader from 1999 to early 2002. Mr. Malehorn is the outgoing Metropolitan Chicago American Heart Association board chairman, and he serves on the boards of Junior Achievement and the Greater Chicago Food Depository and was a founding Midwest Board member for BuildOn. He is a graduate of Penn State University. Mr. Malehorn is an experienced global leader in the financial services industry and has substantial executive experience and strong skills in portfolio and operations management, enterprise risk management, business development and process improvement.

        Dale A. Reiss.    Ms. Reiss has been Managing Director of Artemis Advisors, LLC, a real estate restructuring and consulting firm, since 2008 and Chairman of Brock Real Estate, LLC, a boutique investment bank, since 2010. Previously, Ms. Reiss worked at Ernst & Young LLP, serving as Senior Advisor to the Global Real Estate Center from 2008 to 2011, and as Senior Partner, Global and Americas Director of the real estate, hospitality, and construction practices, from 1999 to 2008. She is currently a director of iStar Financial Inc. (NYSE: STAR), Tutor Perini Corporation (NYSE: TPC) and CYS Investments, Inc. (NYSE: CYS), a specialty finance company that primarily invests in agency residential mortgage-backed securities, and she serves on the boards of Educational Housing Services, Inc., the Guttmacher Institute, and the Police Pension Board (City of Sanibel, FL). Ms. Reiss previously served on the boards of directors of Post Properties, Inc. (NYSE: PPS) (2008-2013) and Pension Real Estate Association. She earned an M.B.A. in Finance and Statistics from the University of Chicago and a B.S. in Economics and Accounting from the Illinois Institute of Technology. Ms. Reiss is a certified public accountant, with extensive knowledge of global strategic, financial and technological management, investment, and governance issues with comprehensive experience with public and private companies in many industries, including real estate, construction, and banking and financial services.

        John L. Workman.    Mr. Workman served as Chief Executive Officer of Omnicare, a provider of comprehensive pharmaceutical solutions, from 2012 to 2014. Prior to that, he was President of Omnicare from 2011 to 2012 and Chief Financial Officer from 2009 to 2011. From 2004 to 2009, Mr. Workman served as Executive Vice President and Chief Financial Officer of HealthSouth Corporation (NYSE: HLS) ("HealthSouth"), and prior to joining HealthSouth, he served as Chief Executive Officer of U.S. Can Corporation, a manufacturer of steel and plastic containers for various purposes. He also served as Chief Operating Officer and Chief Financial Officer during his six-year tenure at U.S. Can Corporation. Before that, he spent more than fourteen years with Montgomery Ward & Company, Inc., serving in various capacities, including Chief Financial Officer and Chief Restructuring Officer. Mr. Workman serves as a director of ConMed Corporation (NASDAQ: CNMD), an international manufacturer of equipment and disposables for orthopedic and other general lines of surgery, and Universal Hospital Services. He previously served on the boards of directors of APAC Customer Service (NASDAQ: APAC) (2008-2011) and Omnicare, Inc. (NYSE: OCR) (2012-2014). Mr. Workman began his career with the public accounting firm KPMG, where he was a partner. He earned an M.B.A. from the University of Chicago and a bachelor's degree in Accounting from Indiana University. Mr. Workman is a certified public accountant with substantial executive experience in the healthcare industry and has strong skills in capital markets, strategic planning and other public company matters.

Director Independence

        CCP expects that at the time of the distribution, a majority of CCP's board of directors will be comprised of directors who are "independent" as defined by the rules of the NYSE and the Guidelines on Governance to be adopted by the board of directors. CCP will seek to have all of its non-management directors qualify as "independent" under these standards. CCP's board of directors is expected to establish categorical standards to assist it in making its determination of director independence. CCP expects these standards will provide that no director qualifies as "independent" unless the board of directors affirmatively determines that the director has no material relationship with the company or its subsidiaries (either directly or as a partner, stockholder or officer of an organization that has a relationship with the company or any of its subsidiaries). In making this determination, the board of directors shall consider all relevant facts and circumstances, including the following standards:

  •
  a director is not independent if the director is, or has been within the last three years, an employee of CCP, or an immediate family member is, or has been within the last three years, an executive officer of CCP;

  •
  a director is not independent if the director has received, or has an immediate family member who has received, during any 12-month period within the last three years, more than $120,000 in direct compensation from CCP, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), and other than amounts received by an immediate family member for service as an employee (other than an executive officer);

  •
  a director is not independent if (A) the director is a current partner or employee of a firm that is CCP's internal or external auditor; (B) an immediate family member of the director is a current partner of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and personally works on CCP's audit; or (D) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on CCP's audit within that time;

  •
  a director is not independent if the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the present executive officers of CCP at the same time serves or served on that company's compensation committee; and

  •
  a director is not independent if the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, CCP for property or services in an amount that, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company's consolidated gross revenues.

        CCP's board of directors will assess on a regular basis, and at least annually, the independence of directors and, based on the recommendation of the Nomination Committee, will make a determination as to which members are independent. References to "CCP" above include any subsidiary in a consolidated group with CCP. The terms "immediate family member" and "executive officer" above are expected to have the same meanings specified for such terms in the NYSE listing standards.

Committees of the Board of Directors

        Effective upon the completion of the separation, CCP's board of directors will have the following standing committees: an Audit Committee, a Compensation Committee, an Executive Committee, an Investment Commitment, and a Nominating Committee.

        Audit Committee.    Mr. Crocker, Mr. Gates and Mr. Geary are expected to be the members of the board's Audit Committee. Mr. Gates is expected to be the Audit Committee Chairman. The board of directors is expected to determine that at least one member of the Audit Committee is an "audit committee financial expert" for purposes of the rules of the SEC. In addition, CCP expects that the board of directors will determine that each member of the Audit Committee will be independent, as defined by the rules of the NYSE, Section 10A(m)(3) of the Exchange Act, and in accordance with our Guidelines on Governance. The Audit Committee will meet at least quarterly and will assist the board of directors in fulfilling its oversight responsibilities by reviewing and reporting to the board of directors on CCP's accounting and financial reporting practices and the audit process, the quality and integrity of the company's financial statements, the independent auditors' qualifications, independence, and performance, the performance of the company's internal audit function and internal auditors, and certain areas of legal and regulatory compliance.

        Compensation Committee.    Ms. Reiss, Mr. Malehorn and Mr. Workman are expected to be the members of the board's Compensation Committee. Ms. Reiss is expected to be the Compensation Committee Chairman. The board of directors is expected to determine that each member of the Compensation Committee will be independent, as defined by the rules of the NYSE, Rule 10C-1 of the Exchange Act and in accordance with our Guidelines on Governance. In addition, CCP expects that the members of the Compensation Committee will qualify as "non-employee directors" for purposes of Rule 16b-3 under the Exchange Act and as "outside directors" for purposes of Section 162(m) of the Code. The Compensation Committee will assist the board of directors in carrying out the board's responsibilities relating to the compensation of CCP's executive officers. This committee will also review, approve, and administer the incentive compensation plans in which any executive officer of CCP participates and all of CCP's equity-based plans. The Compensation Committee will have the sole authority, under its charter, to select, retain, and/or terminate independent compensation advisors. The Compensation Committee will annually review and make recommendations to the full board of directors regarding the amount and types of compensation that should be paid to CCP's non-employee directors, to ensure that such pay levels remain competitive. In recommending director compensation, the Compensation Committee will take into account such factors as CCP's size, industry characteristics, location, and the practices of comparable companies.

        Executive Committee.    Mr. Crocker, Mr. Lewis, Mr. Malehorn and Ms. Reiss are expected to be the members of the board's Executive Committee. Mr. Crocker is expected to be the Executive Committee Chairman. The Executive Committee will have the power to direct the management of CCP's business and affairs in emergency situations during intervals between meetings of the board, except for matters specifically reserved for the board and its other committees.

        Investment Committee.    Mr. Crocker, Mr. Gates, Mr. Lewis and Mr. Malehorn are expected to be the members of the board's Investment Committee. Mr. Crocker is expected to be the Investment Committee Chairman. The Investment Committee will review and approve proposed acquisitions and dispositions of properties and other investments meeting applicable criteria, in accordance with CCP's investment policies.

        Nominating Committee.    Mr. Geary, Ms. Reiss and Mr. Workman are expected to be the members of the board's Nominating Committee. Mr. Geary is expected to be the Nominating Committee Chairman. The board of directors is expected to determine that each member of the Nominating Committee will be independent, as defined by the rules of the NYSE and in accordance with our Guidelines on Governance. The Nominating Committee will assist the board of directors in identifying individuals qualified to become members of the board of directors (consistent with the criteria approved by CCP's board of directors), recommending director candidates for CCP's board of directors and its committees, developing and recommending Guidelines on Governance and a Global Code of Ethics and Business Conduct to CCP's board of directors, and performing a leadership role in shaping CCP's corporate governance.

        The board of directors is expected to adopt a written charter for each of the Audit Committee, the Compensation Committee and the Nominating Committee. These charters will be posted on CCP's website in connection with the separation.

Compensation Committee Interlocks and Insider Participation

        During the fiscal year ended December 31, 2014, CCP was not an independent company, and did not have a compensation committee or any other committee serving a similar function. Decisions as to the compensation of those who currently serve as CCP's executive officers were made by Ventas.

Corporate Governance

Stockholder Recommendations for Director Nominees

        CCP's bylaws will contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the board of directors. CCP expects that the board of directors will adopt a policy concerning the evaluation of stockholder recommendations of board candidates by the Nominating Committee.

Guidelines on Governance and Global Code of Ethics and Business Conduct

        In connection with the separation, CCP will adopt a set of Guidelines on Governance that will reflect the fundamental corporate governance principles by which the board of directors and its committees will operate. These guidelines will set forth general practices the board of directors and its committees follow with respect to structure, function, organization, composition and conduct. These guidelines will be reviewed at least annually by the Nominating Committee and will be updated periodically in response to changing regulatory requirements, evolving corporate governance practices, input from our stockholders and otherwise as circumstances warrant.

        Each of our directors and employees, including our Chief Executive Officer and our Chief Financial Officer, as well as each director and officer of any subsidiaries, will be required to comply with our Global Code of Ethics and Business Conduct, which will establish legal and ethical standards for conducting our business. Our Global Code of Ethics and Business Conduct will cover all significant areas of professional conduct, including employment practices, conflicts of interest, unfair or unethical use of corporate opportunities, protection of confidential information and other company assets, compliance with applicable laws and regulations, political activities and other public policy matters, and proper and timely reporting of financial results.

        At the time of the distribution, our Guidelines on Governance and Global Code of Ethics and Business Conduct will be made available on our website at www.carecapitalproperties.com. Following the distribution, we will also provide a copy of our Guidelines on Governance or our Global Code of Ethics and Business Conduct, without charge, upon request to our Corporate Secretary at Care Capital Properties, Inc., 353 North Clark Street, Suite 2900, Chicago, Illinois 60654. Waivers from, and amendments to, our Global Code of Ethics and Business Conduct that apply to our Chief Executive Officer, Chief Financial Officer or persons performing similar functions will be timely posted on our website at www.carecapitalproperties.com.

Communicating with the Board of Directors

        Our Guidelines on Governance will include procedures by which stockholders and other interested parties may communicate directly with CCP's board of directors or any director on board-related issues by writing to Board of Directors, c/o Corporate Secretary, Care Capital Properties, Inc., 353 North Clark Street, Suite 2900, Chicago, Illinois 60654. Additionally, stockholders and other parties interested in communicating directly with the Chairman of the board or with the independent directors as a group may do so by writing to Chairman of the Board, Care Capital Properties, Inc., 353 North Clark Street, Suite 2900, Chicago, Illinois 60654. Communications addressed to the board of directors or individual members of the board will be screened by CCP's Corporate Secretary for appropriateness before being distributed to the board of directors, or to any individual director or directors, as applicable.

Director Qualification Standards

        CCP's Guidelines on Governance will set forth the process by which the Nominating Committee identifies and evaluates nominees for board membership. In accordance with this process, the Nominating Committee will annually consider and recommend to the board a slate of directors for election at the next annual meeting of stockholders. In selecting this slate, the Nominating Committee will consider: incumbent directors who have indicated a willingness to continue to serve on our board; candidates, if any, nominated by CCP's stockholders; and other potential candidates identified by the Nominating Committee. Additionally, if at any time during the year a seat on the board becomes vacant or a new seat is created, the Nominating Committee will consider and recommend to the board a candidate for appointment to fill the vacant or newly created seat.

        The Nominating Committee will consider different perspectives, skill sets, education, ages, genders, ethnic origins and business experience in its annual nomination process, although it is not expected to establish a formal policy regarding diversity in identifying potential director candidates. In general, the Nominating Committee will seek to include on our board a complementary mix of individuals with diverse backgrounds, knowledge and viewpoints reflecting the broad set of challenges that the board will confront without representing any particular interest group or constituency. The Nominating Committee will regularly review the size and composition of the board in light of CCP's changing requirements and will seek nominees who, taken together as a group, possess the skills and expertise appropriate for an effective board. In evaluating potential director candidates, the Nominating Committee will consider, among other factors, the experience, qualifications and attributes listed below and any additional characteristics that it believes one or more directors should possess, based on an assessment of the needs of our board at the time. Our Guidelines on Governance will provide that, in general, nominees for membership on the board should:

  •
  have demonstrated management or technical ability at high levels in successful organizations;

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  be currently employed in positions of significant responsibility and decision making;

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  have experience relevant to our operations, such as real estate, REITs, healthcare, finance or general management;

  •
  be well-respected in their business and home communities;

  •
  have time to devote to board duties; and

  •
  be independent from us and not related to our other directors or employees.

        In addition, our directors will be expected to be active participants in governing our enterprise, and the Nominating Committee will look for certain characteristics common to all board members, including integrity, independence, leadership ability, constructive and collegial personal attributes, candor and the ability and willingness to evaluate, challenge and stimulate.

        No single factor or group of factors will necessarily be dispositive of whether the Nominating Committee will recommend a candidate. The Nominating Committee will consider and apply these same standards in evaluating individuals recommended for nomination to our board by our stockholders in accordance with the procedures that are expected to be prescribed in our by-laws. The board's satisfaction of these criteria will be implemented and assessed through ongoing consideration of directors and nominees by the Nominating Committee and the board, as well as the board's annual self-evaluation process.

        CCP expects that from time to time, it will retain search firms and other third parties to assist in identifying potential candidates based on specific criteria that CCP provides to them, including the qualifications described above.

Board Leadership Structure

        One of the key responsibilities of CCP's board of directors will be to evaluate and determine its optimal leadership structure so as to provide effective oversight of management. Recognizing that no single approach to board leadership is universally accepted and that the appropriate leadership structure may differ depending on a company's size, industry, operations, history and culture, it is expected that the CCP board, led by the Nominating Committee, will conduct an annual evaluation to determine the optimal leadership structure for CCP stockholders.

        CCP's bylaws and Guidelines on Governance will provide the board with discretion to determine whether to separate or combine the roles of Chief Executive Officer and Chairman of the Board as part of its leadership structure evaluation. Immediately following the distribution, Douglas Crocker II is expected to serve as the independent Non-Executive Chairman of the board.

        When the Chairman of the board is not an independent director, CCP's Guidelines on Governance will require that the independent members of the board, after considering the recommendation of the Nominating Committee, annually select one independent director to serve as Presiding Director, whose specific responsibilities will include, among other things, presiding at all meetings of the board at which the Chairman is not present, including executive sessions and all other meetings of the independent directors. The Presiding Director will also serve as liaison between the Chairman and the independent directors, approve information sent to the board and approve board meeting agendas and meeting schedules to assure that there is sufficient time for discussion of all agenda items. The Presiding Director will have authority to call meetings of the independent directors and, if requested by major stockholders, ensure that he is available for consultation and direct communication with stockholders. In addition, the Presiding Director will review with CCP's General Counsel potential conflicts of interest and will have such other duties as may be assigned from time to time by the independent directors or the board.

Board's Role in Oversight of Risk Management

        While management will have primary responsibility for identifying and managing our exposure to risk, our board will play an active role in overseeing the processes we establish to assess, monitor and mitigate that exposure. The board, directly and indirectly through its committees, will routinely discuss with management our significant enterprise risks and will review the guidelines, policies and procedures we have in place to address those risks, such as our approval process for acquisitions, dispositions and other investments. At board and committee meetings, directors will receive information and in-depth presentations from management and third-party experts and engage in comprehensive analyses and dialogue regarding specific areas of risk. This process will enable the board to focus on the strategic, financial, operational, legal, regulatory and other risks that are most significant to us and our business in terms of likelihood and potential impact, and will ensure that our enterprise risks are well understood, mitigated to the extent reasonable and consistent with the board's view of our risk profile and risk tolerance.

        In addition to the overall risk oversight function administered directly by the Board, each of the Audit, Compensation, Investment and Nominating Committees will exercise its own oversight related to the risks associated with the particular responsibilities of that committee:

  •
  the Audit Committee will review financial, accounting and internal control risks and the mechanisms through which we assess and manage risk, in accordance with NYSE requirements, and will have certain responsibilities with respect to our compliance programs, such as our Global Code of Ethics and Business Conduct;

  •
  the Compensation Committee will evaluate whether our compensation policies and practices, as they relate to both executive officers and employees generally, encourage excessive risk-taking;

  •
  the Investment Committee will be responsible for overseeing certain transaction-related risks, including the review of transactions in excess of certain thresholds or with existing tenants; and

  •
  the Nominating Committee will focus on risks related to corporate governance, board effectiveness and succession planning.

        The chairs of these committees will report on such matters to the full board at each regularly scheduled board meeting and other times as appropriate. We believe that this division of responsibilities will be the most effective approach for identifying and addressing the risks that we will face.

Procedures for Treatment of Complaints Regarding Accounting, Internal Accounting Controls, and Auditing Matters

        In accordance with the Sarbanes-Oxley Act, CCP expects that its Audit Committee will adopt procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls, and auditing matters and to allow for the confidential, anonymous submission by employees and others of concerns regarding questionable accounting or auditing matters.

 COMPENSATION OF NAMED EXECUTIVE OFFICERS

        We are an "emerging growth company," as defined in the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These include, but are not limited to, exemptions from certain narrative and tabular disclosure obligations regarding executive compensation in our proxy statements, including the requirement to include a Compensation Discussion and Analysis, as well as exemptions from the requirement to hold a non-binding advisory vote on executive compensation and the requirement to obtain stockholder approval of any golden parachute payments not previously approved.

Summary Compensation Table

        The information included in the Summary Compensation Table below reflects compensation earned from Ventas during fiscal years 2014 and 2013 by individuals whom we expect to serve as our named executive officers upon the separation. They are our Chief Executive Officer and our other two most highly compensated executive officers, based on fiscal year 2014 compensation from Ventas. It is anticipated that, following the separation, the named executive officers will have the titles shown below; however, such determination is subject to approval by the CCP board of directors.

        Each of the individuals whom we expect to serve as our named executive officers were employed by Ventas prior to the separation; therefore, the information provided for the years 2014 and 2013 reflects compensation earned at Ventas and the design and objectives of the Ventas executive compensation programs in place prior to the separation. All references in the following tables to equity awards are to equity awards granted by Ventas in respect of Ventas common stock.

        The historical compensation shown below was determined by Ventas. Future compensation levels at CCP will be determined based on the compensation policies, programs and procedures to be established by the CCP Compensation Committee. Accordingly, the amounts and forms of compensation reported below are not necessarily indicative of the compensation that our named executive officers will receive following the separation, which could be higher or lower than the amounts shown below.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Raymond J. Lewis	2014	648,900	1,343,612	575,834	1,322,134	9,672	3,900,152
Chief Executive Officer	2013	618,000	1,869,000	801,000	1,293,165	9,497	4,590,662
Lori B. Wittman	2014	318,599	126,851	54,365	318,599	9,672	828,086
Executive Vice President and Chief Financial Officer	2013	265,499	71,685	30,722	265,499	9,497	642,902
Timothy A. Doman	2014	378,309	250,390	107,310	680,956	9,672	1,426,637
Executive Vice President and Chief Operating Officer	2013	360,294	247,620	106,123	486,397	9,497	1,209,931

(1)
The amounts shown in the Stock Awards and Option Awards columns reflect the full grant date fair value of the restricted stock and stock options granted to our named executive officers in 2014 and 2013 for prior-year performance, calculated pursuant to FASB guidance relating to fair value provisions for share-based payments. See Note 12 of the Notes to Consolidated Financial Statements included in Ventas's Annual Report on Form 10-K for the year ended December 31, 2014 for a discussion of the relevant assumptions used in calculating grant date fair value.

(2)
The amounts shown in the Non-Equity Incentive Plan Compensation column reflect annual cash incentive awards earned by our named executive officers for performance in 2014 and 2013.

(3)
The amounts shown in the All Other Compensation column include employer matching contributions to the named executive officers' 401(k) plan accounts and group term life insurance premiums paid on behalf of the named executive officers.

Employment Agreements and Other Similar Arrangements

        Ventas maintains employment agreements with Mr. Lewis and Mr. Doman, and an employee protection and noncompetition agreement with Ms. Wittman. It is currently anticipated that, other than as specifically provided with respect to certain restrictive covenants in favor of Ventas and its affiliates, these agreements with Ventas will be replaced with, and superseded by, a new employment agreement with CCP, in the case of Mr. Lewis, and new employee protection and noncompetition agreements with CCP, in the cases of Ms. Wittman and Mr. Doman. The terms of Mr. Lewis's employment agreement with CCP and Ms. Wittman and Mr. Doman's employee protection and noncompetition agreements with CCP, which are filed as exhibits to the registration statement on Form 10, of which this information statement forms a part, are described below.

        The summaries of each of the agreements listed above are qualified in their entireties by reference to the full text of the applicable agreements, which are incorporated by reference into this information statement.

Employment Agreement with Mr. Lewis

        We expect to enter into an employment agreement with Mr. Lewis, which will take effect upon the consummation of the distribution. The employment agreement provides for an initial three-year term of employment, commencing as of the distribution (subject to automatic one-year renewals following the initial three-year term, unless either party delivers notice of non-renewal at least 90 days prior to a renewal date), with an annual base salary of $750,000, a target annual bonus of 200% of base salary, and a target annual long-term incentive award grant date value of 200% of base salary. The employment agreement also provides for an inaugural equity grant of CCP restricted stock with a grant date value of $2,500,000 that will vest in three equal annual installments, beginning on the first anniversary of the distribution, generally subject to Mr. Lewis's continued employment.

        Upon a termination of Mr. Lewis's employment by CCP without cause or by Mr. Lewis for good reason (as each term is defined in the employment agreement) other than as a result of a notice of non-renewal of the term of employment by CCP, the employment agreement generally provides for: (1) payment of accrued but unpaid annual base salary and vacation pay through the date of termination, and any earned but unpaid annual bonus for periods ending on, or prior to, the date of termination ("Accrued Obligations"); (2) a lump sum cash severance payment equal to two times (or 2.5 times, if such termination occurs during the 12 months following a change in control) base salary plus target bonus; (3) full vesting of the inaugural equity grant of CCP restricted stock; (4) accelerated vesting of any service-based annual long-term incentive awards outstanding as of the date of termination that would have vested if Mr. Lewis had remained employed for an additional 12 months following the date of termination (or, if such termination occurs during the 12 months following a change in control, full vesting of all annual long-term incentive awards outstanding as of the date of termination, with performance-based awards to vest based on the greater of target or actual performance as of immediately prior to the date of termination, unless the level of performance was previously determined); (5) a pro-rated annual bonus for the year of termination, determined based on actual performance (or, if such termination occurs during the 12 months following a change in control, target performance); (6) health care welfare benefits reimbursement for 24 months; and (7) such other benefits required to be paid or provided and that Mr. Lewis is eligible to receive under a CCP benefit plan (the "Other Benefits").

        In the event that the circumstance giving rise to good reason is a notice of non-renewal of the term of employment by CCP, the employment agreement provides for limited severance benefits, which generally consist of: (1) the Accrued Obligations; (2) a lump sum cash severance payment equal to one times base salary plus target bonus; (3) accelerated vesting of any service-based annual long-term incentive awards outstanding as of the date of termination that would have vested if Mr. Lewis had remained employed for an additional 12 months following the date of termination; (4) health care welfare benefits reimbursement for 12 months; and (5) the Other Benefits. The employment agreement provides that CCP may not give Mr. Lewis notice of non-renewal of the employment agreement during the one-year period following a change in control.

        Upon a termination of Mr. Lewis's employment due to his death or disability, the employment agreement provides for: (1) payment of the Accrued Obligations; (2) a pro-rated annual bonus for the year of termination, determined based on actual performance; (3) full vesting of the inaugural equity grant of CCP restricted stock; (4) accelerated vesting of any service-based annual long-term incentive awards outstanding as of the date of termination that would have vested if Mr. Lewis had remained employed for an additional 12 months following the date of termination; and (5) the Other Benefits.

        Upon a termination of Mr. Lewis's employment by CCP for cause or by Mr. Lewis without good reason, the employment agreement will terminate without further obligations to Mr. Lewis, other than the obligations to provide the Other Benefits and the Accrued Obligations (excluding, in the case of a termination for cause, any earned but unpaid annual bonus for periods ending on, or prior to, the date of termination).

        Mr. Lewis's receipt of severance payments and benefits under the employment agreement is generally contingent on Mr. Lewis executing a release of claims in favor of CCP and its affiliates.

        The employment agreement subjects Mr. Lewis to noncompetition, nonsolicitiation, noninterference and assistance covenants that remain in effect for a period of two years following any termination of employment (except that the noncompetition and non-solicitation of certain current or proposed independent contractors, customers, tenants, operators, managers, financial partners, vendors, suppliers, or other similar business relations covenants are only in effect for one year following termination of employment if the termination occurs as a result of a non-renewal of the term of employment by CCP). The employment agreement further subjects Mr. Lewis to perpetual confidentiality and nondisparagement covenants.

Employee Protection and Noncompetition Agreements with Ms. Wittman and Mr. Doman

        We expect to enter into employee protection and noncompetition agreements with each of Ms. Wittman and Mr. Doman, which will take effect only upon the consummation of the distribution. The employee protection and noncompetition agreements provide for certain payments and benefits upon certain terminations of employment, including certain terminations of employment following a change in control.

        Upon a termination of Ms. Wittman's or Mr. Doman's employment by CCP without cause or by Ms. Wittman or Mr. Doman for good reason (as each term is defined in the applicable employee protection and noncompetition agreement), the employee protection and noncompetition agreements provide for: (1) accrued but unpaid base salary through the date of termination, any earned but unpaid annual bonus for periods ending on, or prior to, the date of termination, and all amounts earned and owed (but unpaid) pursuant to CCP employee benefit plans (including accrued and unpaid vacation) ("Accrued Amounts"); (2) a lump sum cash severance payment equal to 1.5 times (or two times, if such termination occurs during the 12 months following a change in control) base salary plus target bonus for the year of termination; (3) a pro-rated annual bonus for the year of termination, determined based on actual performance (or, if such termination occurs during the 12 months following a change in control, target performance); and (4) continuation of medical, dental and vision benefits (or a medical, dental and vision benefits stipend) for 12 months following the termination (or, if such termination occurs during the 12 months following a change in control, 24 months following the termination).

Ms. Wittman's and Mr. Doman's receipt of the payments and benefits set forth in items (2) through (4) is contingent on Ms. Wittman or Mr. Doman, as applicable, executing a release of claims in favor of CCP and its affiliates.

        Upon a termination of Ms. Wittman's or Mr. Doman's employment due to death or disability, the employee protection and noncompetition agreements provide for payment of the Accrued Amounts. Upon a termination of Ms. Wittman's or Mr. Doman's employment by CCP for cause, or as a result of Ms. Wittman's or Mr. Doman's resignation without good reason, the employee protection and noncompetition agreements will terminate without further obligations to Ms. Wittman or Mr. Doman, as applicable.

        The employee protection and noncompetition agreements subject Ms. Wittman and Mr. Doman to noncompetition, nonsolicitiation, noninterference and assistance covenants that remain in effect for a period of one year following any termination of employment. The employee protection and noncompetition agreements further subject Ms. Wittman and Mr. Doman to perpetual confidentiality and nondisparagement covenants.

        Except as described above, CCP does not currently have employment agreements or other similar arrangements with its named executive officers.

2014 Outstanding Equity Awards at Fiscal Year-End

        The following table summarizes the outstanding equity awards held by the named executive officers at December 31, 2014. All share information relates to Ventas common stock.

	Option Awards								Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underling Unexercised Options Unexersiable(1) (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)		Option Expiration Date		Number of Shares or Units that Have Not Vested(1) (#)	Market Value of Shares or Units That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Raymond J. Lewis	68,310	—	—		55.69		1/18/2022		—	—	—		—
	52,663	26,331	—		65.93		1/23/2023		—	—	—		—
	43,883	87,766	—		61.60		1/29/2024		—	—	—		—
	—	—	—		—		—		23,989	1,720,011	—		—
	—	—	—		—		—		—	—	16,953	(3)	1,328,169	(3)
	—	—	97,003	(3)	78.34	(3)	1/21/2025	(3)	—	—	—		569,215	(3)
Lori B. Wittman	528	264	—		55.39		3/09/2022		—	—	—		—
	1,397	2,794			70.34		3/08/2023		—	—	—		—
	—	12,514	—		60.50		3/07/2024		—	—	—		—
	—	—	—		—		—		7,460	534,882	—		—
	—	—	—		—		—		—	—	2,762	(3)	193,135	(3)
	—	—	13,897	(3)	69.91	(3)	3/06/2025	(3)	—	—	—		82,772	(3)
Timothy A. Doman	5,489	—	—		57.19		2/25/2021		—	—	—		—
	4,412	2,205	—		55.39		3/09/2022		—	—	—		—
	4,827	9,652	—		70.34		3/08/2023		—	—	—		—
	—	24,703	—		60.50		3/07/2024		—	—	—		—
	—	—	—		—		—		17,836	1,278,841	—		—
	—	—	—		—		—		—	—	5,778	(3)	404,004	(3)
	—	—	29,070	(3)	69.91	(3)	3/06/2025	(3)	—	—	—		173,144	(3)

(1)
Outstanding Ventas option and restricted stock awards vest in three equal annual installments beginning on the date of grant for Mr. Lewis and on the first anniversary of the date of grant for each of Ms. Wittman and Mr. Doman. Outstanding Ventas options expire on the tenth anniversary of the date of grant. Accordingly, the options and shares of restricted stock shown in these columns vest (or have vested) as follows:

		Mr. Lewis		Ms. Wittman		Mr. Doman
	Vesting Date	Options	Restricted Stock	Options	Restricted Stock	Options	Restricted Stock
2015	January 23	26,331	9,449
	January 29	43,883	7,270
	March 7			4,172	699	8,235	1,380
	March 8			1,397	340	4,826	1,173
	March 9			264	120	2,205	1,004
2016	January 29	43,883	7,270
	March 7			4,171	699	8,234	1,379
	March 8			1,397	339	4,826	1,173
2017	March 7			4,171	698	8,234	1,379
	March 9				4,565		10,348
(2)
For purposes of this table, the market value of restricted stock that has not vested is determined by multiplying the number of shares of restricted stock by $71.70, the closing price of Ventas common stock on December 31, 2014.

(3)
The amounts shown represent the 2014 long-term equity incentive awards for our named executive officers, which had not been granted as of December 31, 2014. The 2014 long-term equity incentive awards consisted of restricted stock (70%) and stock options (30%).

Other Compensation Programs and Practices

Pension, Retirement or Similar Benefits

        CCP has not adopted, as of the date of the registration statement on Form 10, of which this information statement forms a part, retirement, pension, profit sharing, insurance or other similar programs for the benefit of its employees.

Non-Qualified Deferred Compensation

        CCP has not adopted, as of the date of the registration statement on Form 10, of which this information statement forms a part, any non-qualified deferred compensation plans for the benefit of its employees.

Potential Payments upon Termination of Employment or Change in Control

        Ventas maintains employment agreements with Mr. Lewis and Mr. Doman, and an employee protection and noncompetition agreement with Ms. Wittman, each of which provides for certain payments and benefits upon certain terminations of employment, including certain terminations of employment following a change in control. It is currently anticipated that, other than as specifically provided with respect to certain restrictive covenants in favor of Ventas and its affiliates, these agreements with Ventas will be replaced with, and superseded by, Mr. Lewis's new employment agreement with CCP and Ms. Wittman's and Mr. Doman's new employee protection and noncompetition agreements with CCP. The terms of Mr. Lewis's employment agreement and Ms. Wittman's and Mr. Doman's employee protection and noncompetition agreements are described above under "Employment Agreements and Other Similar Arrangements".

        Except as described above, CCP does not currently have compensatory plans or arrangements with its named executive officers that would result in payments to the named executive officers because of their resignation, retirement or other termination of employment with CCP or its subsidiaries or any change in control of CCP.

CCP 2015 Incentive Plan

        Prior to the separation and distribution, the CCP board of directors will adopt the Care Capital Properties, Inc. 2015 Incentive Plan (the "Incentive Plan"). Ventas or its applicable affiliate, as CCP's sole stockholder, will approve the Incentive Plan prior to the distribution date, and the Incentive Plan will become effective on the distribution date. The following description is a summary of certain terms of the Incentive Plan. This summary is qualified in its entirety by reference to the full text of the Incentive Plan, which is filed as an exhibit to the registration statement on Form 10, of which this information statement forms a part, and which is incorporated by reference into this information statement. However, the terms of the Incentive Plan that will be in effect following the separation and distribution have not yet been finalized.

        Purpose.    The purpose of the Incentive Plan is to promote CCP's growth and profitability and to increase stockholder value by providing officers, key employees, non-employee directors, and consultants with incentives to achieve CCP's long-term objectives. The Incentive Plan is also intended to help attract and retain officers, key employees, non-employee directors, and consultants, to advance CCP's interests by giving officers, key employees, non-employee directors, and consultants a stake in CCP's future growth and success, and to strengthen the alignment of interests of officers, key employees, non-employee directors, and consultants with CCP's stockholders.

        Administration.    The Incentive Plan will be administered by one or more committees appointed by the CCP board of directors (any such committee, the "Plan Committee"). In administering the Incentive Plan, the Plan Committee will determine, among other things: (1) individuals to whom grants of awards will be made; (2) the type, amount and frequency of awards; and (3) the terms of awards including, but not limited to, vesting provisions and treatment upon termination of employment or cessation of service. The Plan Committee may also construe and interpret the Incentive Plan. We expect that the Plan Committee will initially be the Compensation Committee. Subject to certain limitations, any authority granted to the Plan Committee may also be exercised by the full CCP board of directors and, to the extent that any permitted action taken by the CCP board of directors conflicts with action taken by the Plan Committee, the action of the CCP board of directors will control.

        Notwithstanding the preceding paragraph, to the extent consistent with applicable law, the Plan Committee may delegate its responsibility for granting awards and otherwise administering the Incentive Plan to one or more committees of the CCP board of directors and may authorize one or more of CCP's officers to grant awards to designated classes of employees or designated consultants within prescribed limits. Under the Incentive Plan, limited authority to grant awards to nonexecutive employees and consultants is delegated to a committee of the CCP board of directors comprised of CCP's Chief Executive Officer, subject to the parameters set forth in the Incentive Plan, including that, unless otherwise determined by the Plan Committee, an annual allotment of 10,000 shares of CCP common stock will be reserved with respect to which this delegated authority may be exercised.

        Eligibility.    Awards under the Incentive Plan may be granted to employees and consultants of CCP and its subsidiaries, and non-employee directors of CCP.

        Types of Awards.    The Plan Committee may grant the following types of awards under the Incentive Plan: stock options, restricted stock, restricted stock units, stock awards, performance units, units of partnership interest in CCP's applicable operating partnerships ("LTIP Units"), cash awards, and stock appreciation rights ("SARs").

        Shares Available for Issuance.    The shares of CCP common stock issued under the Incentive Plan may be authorized but unissued shares or held in treasury. The Incentive Plan initially reserves 7 million shares of CCP common stock for issuance. The maximum number of shares of CCP common stock for which any type of award may be granted to any participant in any calendar year under the Incentive Plan is 2 million shares of CCP common stock, and the maximum number of incentive stock options that may be granted to any participant under the Incentive Plan is 2 million shares of CCP common stock. The maximum grant date value of awards granted under the Incentive Plan to any non-employee director in any calendar year is $500,000. For these purposes, each share of CCP common stock into which an award of LTIP Units may become convertible will be treated as one share of CCP common stock.

        Share Counting/Reacquired Shares.    For purposes of counting the number of shares available for the grant of awards under the Incentive Plan, shares of CCP common stock delivered to CCP by a participant (1) as full or partial payment in connection with an award, or (2) to satisfy tax withholding obligations shall not be added back to the number of shares of CCP common stock available for future awards. If any award under the Incentive Plan is terminated for any reason without having been exercised in full or is forfeited, the shares associated with such award will again become available for issuance under the Incentive Plan. Substitute awards or adjusted awards may be granted under the Incentive Plan under certain circumstances (for example, certain awards originally granted under Ventas's equity incentive plan are being converted into awards in respect of CCP common stock in connection with the separation and distribution), in which case certain of the limits and rules set forth in the Incentive Plan, including the limits and rules for purposes of determining the number of shares available for grant under the Incentive Plan and for the grant of particular awards under the Inventive Plan to any individual in any calendar year, will not apply to such substitute or adjusted awards.

        Adjustments.    In the event of a change in the outstanding shares of CCP common stock due to a stock dividend, stock split, reverse stock split, reorganization, share combination, or recapitalization or similar event affecting the capital structure of CCP or a CCP operating partnership, or a separation or spin-off, or other extraordinary dividend of cash or other property to CCP's shareholders or a CCP operating partnership's unitholders, the Plan Committee shall make such adjustments or substitutions as it deems appropriate and equitable to (1) the aggregate number and kind of shares or other securities reserved for issuance and delivery under the Incentive Plan, (2) the various maximum limitations under the Incentive Plan, (3) the number and kind of shares or other securities subject to outstanding awards, (4) the exercise price of outstanding awards, and (5) such other terms and conditions of awards as may be determined by the Plan Committee.

        In the event of a merger, consolidation, acquisition of property or shares, stock rights offering, liquidation, disposition for consideration of CCP's direct or indirect ownership of a subsidiary or affiliate, or similar event affecting CCP or any of its subsidiaries, the Plan Committee may in its discretion make any of the substitutions and adjustments listed in the immediately preceding paragraph as it deems appropriate and equitable.

        Change in Control.    The Plan Committee will have sole discretion to determine the treatment of outstanding awards in the event of a change in control (as defined in the Incentive Plan), including accelerating the time or times at which any award may be exercised or waiving forfeiture conditions or restrictions applicable to an award, providing for the cancellation of outstanding awards in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such awards, and/or providing for the substitution of awards with equivalent replacement awards.

Awards under the Incentive Plan

Stock Options

        The Plan Committee may grant stock options in the form of incentive stock options ("ISOs") that are intended to qualify under Section 422 of the Code or non-qualified stock options to eligible participants. ISOs must be granted within ten years from the date of adoption of the Incentive Plan and may only be granted to CCP's employees or employees of a subsidiary corporation. The exercise period for any stock option will be determined by the Plan Committee at the time of grant, but may not exceed ten years from the date of grant (five years in the case of an ISO granted to a "ten-percent shareholder," as defined in the Incentive Plan). The exercise price per share of the common stock covered by a stock option may not be less than 100% of the fair market value of a share of CCP common stock on the date of grant (110% in the case of an ISO granted to a ten-percent shareholder). The exercise price with respect to a stock option is payable, at the Plan Committee's discretion, in cash, in shares of already owned CCP common stock, through a reduction in the number of shares otherwise deliverable pursuant to the option, or in any other reasonable consideration that the Plan Committee may deem appropriate. Stock options may be exercisable in installments as determined by the Plan Committee and as set forth in the applicable option agreement and may be exercised in whole at any time, or in part from time to time, after they become exercisable.

        The Plan Committee may, in its discretion and with appropriate restrictions, authorize any non-qualified stock option to be transferable to (1) the participant's "family members" (as defined in the Incentive Plan), (2) a trust or trusts in which the participant and the participant's family members hold more than 50% of the beneficial interest or (3) a partnership, limited liability company or other entity in which the participant and the participant's family members hold more than 50% of the voting interests in exchange for an interest in the entity.

        The Plan Committee determines the terms of the stock options. However, except for adjustments pursuant to the Incentive Plan or otherwise in connection with a corporate transaction involving CCP (including without limitation any stock dividend, stock split, etc.), the Plan Committee will not reduce the exercise price of an outstanding stock option or cancel an outstanding stock option with an exercise price less than current fair market value for cash, other awards or stock options with an exercise price that is less than the exercise price of the original stock option without the approval of stockholders. The Plan Committee also determines the treatment of stock options upon the participant's termination of employment or cessation of service, as set forth in the applicable option agreement.

Restricted Stock and Restricted Stock Units

        Subject to the limitations of the Incentive Plan, the Plan Committee may grant restricted stock or restricted stock units to eligible participants. Generally, participants receiving restricted stock or restricted stock units are not required to make payment in respect of restricted stock or restricted stock units (except for applicable tax withholding). Awards of restricted stock are shares of CCP common stock that are subject to restrictions on transfer and/or vesting terms that lapse based on continued employment or service with CCP, on the achievement of specified performance standards or upon the satisfaction of other conditions, as determined by the Plan Committee at the time of grant. Restricted stock units are awards denominated in units of CCP common stock that are also subject to restrictions that lapse based on continued employment or service with CCP, on the achievement of specified performance standards or upon the satisfaction of other conditions, as determined by the Plan Committee at the time of grant. The Plan Committee determines all terms and conditions pursuant to which restrictions on restricted stock or restricted stock units will lapse. At the discretion of the Plan Committee, certificates representing shares of restricted stock, if so issued, may be deposited with CCP until the restriction period ends. Recipients of restricted stock will have full voting rights as stockholders with respect to the restricted stock and, if so determined by the Plan Committee and set forth in the applicable award agreement, shall be entitled to receive dividends and other distributions paid with respect thereto (except that, receipt of dividends or distributions on restricted stock, the vesting of which is subject to the achievement of performance goals, will be subject to achievement of such performance goals). Recipients of restricted stock units do not have any rights of stockholders, but, if so determined by the Plan Committee and set forth in the applicable award agreement, shall be entitled to receive dividend equivalents (except that, receipt of any dividends or distributions on restricted stock units, the vesting of which is subject to the achievement of performance goals, will be subject to achievement of such performance goals).

        The Plan Committee determines the terms of the restricted stock and restricted stock units, including, without limitation, the treatment of restricted stock and restricted stock units upon the participant's termination of employment or cessation of service, as set forth in the applicable award agreement.

LTIP Units

        The Plan Committee may grant LTIP Units to eligible participants. Each LTIP Unit is a long-term incentive plan interest in a CCP operating partnership which, under certain conditions, is convertible into units of the operating partnership and which units are exchangeable, in whole or in part, into shares of CCP common stock or cash. The Plan Committee determines the terms and restrictions on the award of LTIP Units, including the treatment of the LTIP Units upon a participant's termination of employment or service. The right to distributions with respect to LTIP Units is set forth in the applicable award agreement and the partnership agreement, including the certificate of designation with respect to the LTIP Unit.

Performance Units

        The Plan Committee may grant performance units to eligible participants. The applicable award agreement relating to each performance unit will specify the performance goals, performance period and the number of performance units granted. The performance period will not be less than six months, nor more than five years, as determined by the Plan Committee. Performance goals are those objectives established by the Plan Committee and that apply to performance units as well as restricted stock, restricted stock units, LTIP Units, stock awards or cash awards, and which may be expressed in terms of earnings per share, price of CCP common stock, pre-tax profit, net earnings, earnings before interest, tax, depreciation and amortization, return on equity or assets, revenues, normalized or other adjusted FFO in the aggregate or per share, relative or absolute total stockholder return, diversification, balance sheet or credit metrics or ratings, growth rate in any of the foregoing, any combination of the foregoing, or such other goals as the Plan Committee may determine. Performance goals may relate to CCP's performance or the performance of one or more of CCP's subsidiaries, divisions or other operating units and may be established as a range of goals if the Plan Committee so desires, and may provide that achievement of the applicable performance goal will be determined without regard to the effect of any or all unusual or non-recurring events and other extraordinary items, impact for charges for restructurings, discontinued operations, and the cumulative effects of accounting or tax changes, each as defined by U.S. generally accepted accounting principles or as identified in CCP's financial statements, notes to the financial statements, management's discussion and analysis or other CCP filings with the Securities and Exchange Commission, in all cases as determined by the Plan Committee in connection with the timely establishment of such performance goal. If the Plan Committee determines that the performance goals have been met, the recipient will be entitled to the appropriate payment with respect thereto. At the option of the Plan Committee, payment may be made solely in shares of CCP common stock, solely in cash, or a combination of cash and shares of common stock. The award of performance units does not create any rights in such participant as a CCP stockholder until the payment of any shares of common stock associated with such performance units.

        The Plan Committee determines the treatment of performance units as to which the performance period has not expired upon a participant's termination of employment or cessation of service, as set forth in the applicable award agreement.

Stock Appreciation Rights and Stock and Cash Awards

        The Plan Committee may grant SARs to eligible participants. SARs are a right to receive, without payment to CCP, shares of CCP common stock, cash or any combination thereof, having a value equal to the appreciation of the shares to which the SAR relates, determined in accordance with the Incentive Plan. The term of each SAR shall be determined by the Plan Committee, but will not exceed ten years from the date of its grant. The Plan Committee determines all terms and conditions relating to any award of SARs. However, except for adjustments pursuant to the Incentive Plan or otherwise in connection with a corporate transaction involving CCP (including without limitation any stock dividend, stock split, etc.), the Plan Committee will not reduce the base price of an outstanding SAR or cancel an outstanding SAR with a base price less than current fair market value for cash, other awards or SARs with a base price that is less than the base price of the original SAR without the approval of stockholders.

        The Plan Committee may also grant stock and cash awards to eligible participants under the Incentive Plan. Stock and cash awards may be subject to terms and conditions, which may vary from time to time and among participants, as the Plan Committee deems appropriate. Each award of stock or cash may provide for a lesser payment in the event of partial fulfillment of performance goals.

Amendments and Termination.

        CCP's board of directors may at any time, terminate, and from time to time, amend or modify the Incentive Plan. Any such action of the CCP board of directors generally may be taken without the approval of CCP's stockholders, unless stockholder approval is required by applicable law or regulation or any national securities exchange on which the shares of CCP common stock are listed. In no event may an amendment to the Incentive Plan increase the number of shares of common stock available thereunder without the approval of CCP's stockholders.

        The Incentive Plan will terminate on the earliest to occur of (1) the date when all of the shares of common stock available under the Incentive Plan have been acquired through the exercise of awards and the payment of benefits in connection with awards under the Incentive Plan, (2) the tenth anniversary of the effective date of the Incentive Plan, or (3) such other date as CCP's board of directors may determine.

Federal Income Tax Considerations

        The following is a brief summary of the U.S. federal income tax aspects of awards that may be made under the Incentive Plan based on existing U.S. federal income tax laws as of the date of the registration statement on Form 10, of which this information statement forms a part. This summary provides only the basic tax rules and is not intended as, and should not be relied upon, as tax guidance for participants in the Incentive Plan. It does not describe the implications, if any, of a number of special tax rules, including, without limitation, the alternative minimum tax, the golden parachute tax rules under Sections 280G and 4999 of the Code, and foreign, state and local tax laws. In addition, this summary assumes that all awards are exempt from, or comply with, the rules under Section 409A of the Code regarding nonqualified deferred compensation. Changes to the tax laws could alter the tax consequences described below.

Non-Qualified Stock Options

        The grant of a non-qualified stock option will not be a taxable event for the participant or CCP. Upon exercising a non-qualified option, a participant will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the CCP common stock on the date of exercise. Upon a subsequent sale or exchange of shares acquired pursuant to the exercise of a non-qualified option, the participant will have a taxable capital gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of the shares of common stock (generally, the amount paid for the shares plus the amount treated as ordinary income at the time the option was exercised). Subject to the restrictions of Section 162(m) of the Code (if applicable), CCP will be entitled to a corresponding deduction in the same amount and generally at the same time as the participant recognizes ordinary income.

ISOs

        The grant of an incentive stock option will not be a taxable event for the participant or for CCP. A participant will not recognize taxable income upon exercise of an incentive stock option (except that the alternative minimum tax may apply), and any gain realized upon a disposition of common stock received pursuant to the exercise of an incentive stock option will be taxed as long-term capital gain if the participant holds the shares of common stock for at least two years after the date of grant and for one year after the date of exercise (the "holding period requirement"). CCP will not be entitled to any deduction with respect to the exercise of an incentive stock option, except as discussed below. For the exercise of an option to qualify for the foregoing tax treatment, the participant generally must exercise the option while the participant is a CCP employee or an employee of a CCP subsidiary or, if the participant has terminated employment, no later than three months after the participant terminated employment.

        If all of the foregoing requirements are met except the holding period requirement mentioned above, the participant will recognize ordinary income upon the disposition of the common stock in an amount generally equal to the excess of the fair market value of the common stock at the time the option was exercised over the option exercise price (but not in excess of the gain realized on the sale). The balance of the realized gain, if any, will be capital gain. CCP will generally be allowed a corresponding deduction when and to the extent the participant recognizes ordinary income, subject to the restrictions of Section 162(m) of the Code (if applicable).

Restricted Stock

        A participant who is awarded restricted stock will not recognize any taxable income for federal income tax purposes at the time of grant, provided that the shares of common stock are subject to restrictions (that is, the restricted stock is nontransferable and subject to a substantial risk of forfeiture). However, the participant may elect under Section 83(b) of the Code to recognize ordinary income in the year of the award in an amount equal to the fair market value of the common stock on the date of the award (less the purchase price, if any), determined without regard to the restrictions. If the participant does not make such a Section 83(b) election, the fair market value of the common stock on the date the restrictions lapse (less the purchase price, if any) will be treated as ordinary income to the participant and will be taxable in the year the restrictions lapse. A participant who is awarded shares that are not subject to a substantial risk of forfeiture will recognize ordinary income equal to the fair market value of the shares on the date of the award. Subject to the restrictions of Section 162(m) of the Code (if applicable), CCP will be entitled to a corresponding deduction in the same amount and generally at the same time as the participant recognizes ordinary income.

LTIP Units

        LTIP Units are intended to be profits interests in the applicable CCP operating partnership and, therefore, subject to applicable tax law (including the participant having the option to make an election under Section 83(b) of the Code), it is intended that a participant not recognize income until the LTIP Units are converted into units of the applicable CCP operating partnership and exchanged for CCP common stock or cash and that, at the time of such exchange, a substantial portion of a participant's income be taxed at capital gains rates. Accordingly, CCP would not be entitled to a tax deduction when LTIP Units are awarded, vest, or are exchanged for CCP common stock or cash.

Performance Units

        A participant will not recognize taxable income at the time of grant of performance units, and CCP will not be entitled to a tax deduction at such time. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time of settlement of the award equal to the fair market value of any shares or property delivered and the amount of cash paid by CCP, and CCP will be entitled to a corresponding deduction in the same amount and generally at the same time as the participant recognizes ordinary income.

Stock Appreciation Rights and Stock and Cash Awards

        There are no immediate tax consequences of receiving an SAR under the Incentive Plan. Upon exercising an SAR, a participant will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the common stock on the date of exercise. Subject to the restrictions of Section 162(m) of the Code (if applicable), CCP will be entitled to a corresponding deduction in the same amount and generally at the same time as the participant recognizes ordinary income.

        Upon the settlement of a stock or cash award, the fair market value of the stock, or the amount of cash, received will be ordinary income to a participant. Subject to the restrictions of Section 162(m) of the Code (if applicable), CCP will be entitled to a corresponding deduction in the same amount and generally at the same time as the participant recognizes ordinary income.

Inaugural Equity Grants under the CCP 2015 Incentive Plan

        In connection with the separation and distribution, Mr. Lewis, Ms. Wittman, and Mr. Doman are expected to receive inaugural equity grants of CCP restricted stock under the Incentive Plan with a grant date value of $2,500,000 in the case of Mr. Lewis, and $1,000,000 in the cases of each of Ms. Wittman and Mr. Doman. The inaugural equity grant made to Mr. Lewis will vest in three equal annual installments, beginning on the first anniversary of the distribution, generally subject to Mr. Lewis's continued employment. The inaugural equity grants made to each of Ms. Wittman and Mr. Doman will vest on the third anniversary of the distribution, generally subject to their respective continued employment.

        Upon a termination of Mr. Lewis's employment without cause or for good reason (as each term is defined in Mr. Lewis's employment agreement) or due to Mr. Lewis's death or disability, the restricted shares subject to the inaugural equity grant will vest in full. Upon a termination of Ms. Wittman's or Mr. Doman's employment without cause or for good reason (as each term is defined in their respective employee protection and noncompetition agreements), other than within the 12-month period following a change in control (as defined in their respective employee protection and noncompetition agreements), a portion of the restricted shares subject to their respective inaugural equity grants equal to the greater of (1) one-third of the inaugural equity grant or (2) a prorated portion of the inaugural equity grant based on length of employment will vest. Upon a termination of Ms. Wittman's or Mr. Doman's employment without cause or for good reason within the 12-month period following a change in control or due to Ms. Wittman's or Mr. Doman's death or disability, the restricted shares subject to their respective inaugural equity grants will vest in full.

        The shares subject to Mr. Lewis's inaugural equity grant generally may not be transferred until the earlier of his termination of employment with CCP and its subsidiaries or the third anniversary of the distribution (with such restriction not to apply to any shares withheld or sold to satisfy Mr. Lewis's minimum statutory tax withholding obligation in respect of the vesting of the restricted shares subject to the inaugural equity grant).

        In addition, as described under the heading "Director Compensation Following the Separation," below, it is currently expected that CCP will make an equity grant to the chairman of its board of directors in connection with the separation and distribution.

Effect of Separation on Outstanding Ventas Equity Awards

        As of the distribution, equity awards will be outstanding under Ventas's equity-based incentive plans. It is currently contemplated that, as of the distribution, outstanding Ventas equity awards held by (1) Ventas employees who become CCP employees in connection with the separation will be converted into awards in respect of CCP common stock, and (2) individuals other than such CCP employees will continue to be awards in respect of Ventas common stock. In order to preserve the value of each stock option, the exercise price of the adjusted options will be modified as necessary to preserve the same ratio as existed prior to the distribution of the exercise price to the per share value of the underlying stock, and the number of shares subject to the adjusted option will be increased or decreased as to preserve the aggregate spread value in the option. Similar adjustments will apply with respect to other adjusted Ventas equity awards in order to preserve the value of such awards. The original vesting schedule will remain in effect for all equity awards, with service measured by reference to the applicable post-separation employer. The mechanics of this conversion will be set forth in the employee matters agreement. See "Our Relationship with Ventas Following the Distribution—Employee Matters Agreement."

Director Compensation Following the Separation

        It is currently expected that CCP will maintain a compensation program for its non-employee directors that will provide for aggregate annual compensation of approximately $190,000 per director, with equity-based compensation representing at least one-half of such aggregate amount. In addition, it is currently expected that CCP will make an equity grant to the chairman of its board of directors in connection with the separation and distribution, with such equity grant to have an aggregate grant date fair value of approximately $250,000. While the terms of such grant and the CCP non-employee director compensation program have not yet been finalized, we expect that such terms will be finalized at, or prior to, the separation and distribution.

 CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Related Person Transactions

        Our board is expected to adopt a written policy requiring that any transaction between us and any officer, director, 5% shareholder or any of their immediate family members be approved by the Audit Committee or the disinterested members of the board. Our Global Code of Ethics and Business Conduct will require our officers and directors to disclose in writing to our General Counsel any existing or proposed transaction in which he or she has a personal interest, or in which there is or might appear to be a conflict of interest by reason of his or her connection to another business organization. Our General Counsel will review these matters with the Chairman of the board or the Presiding Director, as applicable, to determine whether the transaction raises a conflict of interest that warrants review and approval by the Audit Committee or the disinterested members of the board.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        Before the separation, substantially all of the outstanding shares of CCP common stock will be owned beneficially and of record by Ventas. Following the distribution, CCP expects to have outstanding an aggregate of approximately 83.1 million shares of common stock (excluding shares issued in the Valuation Firm Acquisition) based upon approximately 332.5 million shares of Ventas common stock outstanding on July 28, 2015, excluding treasury shares and assuming no exercise of Ventas options, and applying the distribution ratio.

Security Ownership of Certain Beneficial Owners

        The following table sets forth the number of shares of CCP common stock beneficially owned, immediately following the completion of the separation calculated as of July 28, 2015, based upon the distribution of one share of CCP common stock for every four shares of Ventas common stock, by each person or group known to CCP who would beneficially own more than 5% of the outstanding shares of CCP common stock.

Name and Address of Beneficial Owner	Shares Beneficially Owned		Percent of Class(1)
BlackRock, Inc.	6,563,764	(2)	7.9%
55 East 52nd Street New York, NY 10022
Capital Research Global Investors	4,712,328	(3)	5.7%
333 South Hope Street Los Angeles, CA 90071
Cohen & Steers, Inc.	3,290,830	(4)	4.0%
280 Park Avenue 10th Floor New York, NY 10017
FMR LLC	2,670,498	(5)	3.2%
245 Summer Street Boston, MA 02210
The Vanguard Group	9,660,169	(6)	11.6%
100 Vanguard Boulevard Malvern, PA 19355
Vanguard Specialized Funds—Vanguard REIT Index Fund	5,462,165	(7)	6.6%
100 Vanguard Boulevard Malvern, PA 19355

(1)
Percentages are based on 332,502,301 shares of Ventas common stock outstanding on July 28, 2015.

(2)
Based solely on information contained in a Schedule 13G/A filed by BlackRock, Inc., for itself and for certain of its affiliates (collectively, "BlackRock"), on January 22, 2015. BlackRock reported that, as of December 31, 2014, it had sole voting power over 23,898,271 shares of Ventas common stock and sole dispositive power over 26,255,056 shares of Ventas common stock. BlackRock, Inc. is a parent holding company.

(3)
Based solely on information contained in a Schedule 13G filed by Capital Research Global Investors, a division of Capital Research and Management Company, on February 13, 2015. Capital

  Research Global Investors reported that, as of December 31, 2014, it had sole voting and dispositive power over 18,849,315 shares of Ventas common stock. Capital Research and Management Company is an investment advisor to various investment companies registered under the Investment Company Act of 1940, as amended (the "Investment Advisers Act").

(4)
Based solely on information contained in a Schedule 13G/A filed by Cohen & Steers, Inc. ("C&S"), Cohen & Steers Capital Management, Inc. ("C&S Management") and Cohen & Steers UK Limited ("C&S UK" and, together with C&S and C&S Management, the "C&S Entities") on February 17, 2015. The C&S Entities reported that, as of December 31, 2014, C&S had sole voting power over 5,417,406 shares of Ventas common stock and sole dispositive power over 13,163,323 shares of Ventas common stock, C&S Management had sole voting power over 5,417,406 shares of Ventas common stock and sole dispositive power over 13,119,418 shares of Ventas common stock, and C&S UK had sole dispositive power over 43,905 shares of Ventas common stock. C&S holds a 100% interest in C&S Management, an investment advisor registered under Section 203 of the Investment Advisers Act.

(5)
Based solely on information contained in a Schedule 13G/A filed jointly by FMR LLC, for itself and on behalf of its subsidiaries, Edward C. Johnson 3d and Abigail P. Johnson (collectively, "FMR") on February 13, 2015. FMR reported that, as of December 31, 2014, it had sole voting power over 5,115,261 shares of Ventas common stock and sole dispositive power over 10,681,993 shares of Ventas common stock. Each of FMR Co., Inc, Strategic Advisers, Inc. and Pyramis Global Advisors, LLC is an investment adviser registered under Section 203 of the Investment Advisers Act and a wholly owned subsidiary of FMR LLC. Pyramis Global Advisors Trust Company and Fidelity Management Trust Company, Inc. are banks and also wholly-owned subsidiaries of FMR LLC. Pyramis Global Advisors (Canada) ULC is a foreign investment advisor and a wholly-owned subsidiary of FMR LLC. Mr. Johnson, Chairman of FMR LLC, and members of his family (including Abigail P. Johnson, Vice Chairman, Chief Executive Officer and President of FMR LLC) collectively own, directly or through trusts, shares of FMR LLC representing 49% of the voting power of FMR LLC.

(6)
Based solely on information contained in a Schedule 13G/A filed by The Vanguard Group, Inc. ("Vanguard") on February 11, 2015. Vanguard reported that, as of December 31, 2014, it had sole voting power over 905,651 shares of Ventas common stock, shared voting power over 239,035 shares of Ventas common stock, sole dispositive power over 37,888,981 shares of Ventas common stock and shared dispositive power over 751,696 shares of Ventas common stock. Vanguard is an investment advisor registered under Section 203 of the Investment Advisers Act. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 397,898 shares of our common stock as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 861,551 shares of Ventas common stock as a result of its serving as investment manager of Australian investment offerings.

(7)
Based solely on information contained in a Schedule 13G/A filed by Vanguard Specialized Funds—Vanguard REIT Index Fund ("Vanguard REIT Fund") on February 6, 2015. Vanguard REIT Fund reported that, as of December 31, 2014, it had sole voting power over 21,848,660 shares of Ventas common stock.

        The following table sets forth the number of shares of CCP common stock beneficially owned, immediately following the completion of the separation calculated as of July 28, 2015, based upon the distribution of one share of CCP common stock for every four shares of Ventas common stock, by each proposed director of CCP, each of our Named Executive Officers and all of our proposed directors and executive officers as a group. The information in the table below does not give effect to the treatment of outstanding equity awards held by current Ventas employees and directors who will become CCP employees and directors in connection with the separation and distribution, as described under "Our Relationship with Ventas following the Distribution—Employee Matters Agreement."

        For purposes of this table, shares beneficially owned includes shares over which a person has or shares voting power or investment power (whether or not vested). Except as otherwise indicated in the footnotes to the table, the named persons have sole voting and investment power over the shares of our common stock shown as beneficially owned by them. Each named person is deemed to be the beneficial owner of shares of our common stock that may be acquired within 60 days of July 28, 2015 through the exercise of stock options or the settlement of stock units, if any, and such shares are deemed to be outstanding for the purpose of computing the percentage of the class beneficially owned by such person; however, any such shares are not deemed to be outstanding for the purpose of computing the percentage of the class beneficially owned by any other person. Subject to the preceding sentence, percentages are based on 332,502,301 shares of Ventas common stock outstanding on July 28, 2015.

Name of Beneficial Owner	Vested and Unvested Shares			Shares Subject to Options Exercisable within 60 Days		Stock Units that May Be Settled within 60 Days		Total Shares of Common Stock Beneficially Owned	Percent of Class
Douglas Crocker II	16,574		+	6,250	+	9,106	=	31,930	*
Timothy A. Doman	9,870	(1)	+	7,498		—		17,368	*
John S. Gates, Jr.	—			—		—		—	*
Ronald G. Geary	4,541		+	625	+	524	=	5,690	*
Raymond J. Lewis	47,552		+	66,851	+	—	=	114,403	*
Jeffrey A. Malehorn	111		+	—	+	—	=	111	*
Dale A. Reiss	375	(2)	+	—	+	—	=	375	*
Lori B. Wittman	3,094		+	1,939	+	—	=	5,033	*
John L. Workman	—			—		—		—	*
All directors and executive officers as a group (10 persons)	86,812		+	85,680	+	9,630	=	182,122	*

*
Less than 1%

(1)
Includes 854 shares held in trust, as to which Mr. Doman is the trustee.

(2)
Consists of shares held in trust, as to which Ms. Reiss is the trustee.

 THE SEPARATION AND DISTRIBUTION

Background

        On April 6, 2015, Ventas announced that it intended to separate most of its post-acute/SNF portfolio from the remainder of its businesses. The separation will be effected by means of a pro rata distribution to Ventas stockholders all of the Ventas-owned shares of common stock of CCP, which was formed to hold the assets and liabilities associated with these properties.

        On July 30, 2015, the Ventas board of directors approved the distribution of all of the issued and outstanding shares of CCP common stock owned by Ventas on the basis of one share of CCP common stock for every four shares of Ventas common stock held as of the close of business on August 10, 2015, the record date. Following the distribution, each of Ventas and CCP will be an independent, publicly held company.

        On August 17, 2015, the distribution date, each Ventas stockholder will receive one share of CCP common stock for every four shares of Ventas common stock held at the close of business on the record date, as described below. Ventas stockholders will receive cash in lieu of any fractional shares of CCP common stock which they would have received after application of the distribution ratio. You will not be required to make any payment, surrender or exchange your shares of Ventas common stock or take any other action to receive your shares of CCP common stock in the distribution. The distribution of CCP common stock as described in this information statement is subject to the satisfaction or waiver of certain conditions. For a more detailed description of these conditions, see this section under "—Conditions to the Distribution."

Reasons for the Separation

        The Ventas board of directors believes that separating Ventas's post-acute/SNF portfolio operated by regional and local care providers into an independent, publicly traded company is in the best interests of Ventas and its stockholders for a number of reasons, including the following:

  •
  Establish CCP as a separate company with a greater ability to focus on and grow its business.  Through Ventas, investors have exposure to a diversified portfolio across several different asset types. The separation will provide investors with the opportunity to invest in two separate platforms with different business strategies, target customers, asset bases, equity currencies and management teams. All of CCP's properties will be operated by private regional and local care providers, which give CCP's business a unique profile with respect to growth prospects, demographic exposure and reimbursement and payment sources, among other factors, and will enable management to respond more effectively to the unique requirements of and opportunities within the SNF business. As an independent company, CCP may pursue attractive, value-creating investment opportunities that did not fit within Ventas's core business strategy or were otherwise too small to meet Ventas's investment criteria. By separating the businesses, CCP will have the flexibility to implement strategic initiatives aligned with its business plan and prioritize investment spending and capital allocation in a manner that will lead to growth and operational efficiencies that otherwise would not occur as part of a larger, more diversified enterprise like Ventas. Similarly, Ventas will be able to focus its attention on other healthcare properties that are better suited to its business strategy.

  •
  Create a company with balance sheet strength and equity currency to grow through acquisitions.  Even though CCP's properties benefited from active asset management under Ventas's ownership, the SNFs were not prioritized or provided the same level of management's attention in terms of capital allocation as were other large-scale opportunities that better matched Ventas's business strategy and strategic positioning. As a result of the separation, CCP will have its own balance sheet and direct access to capital sources that will position the company to take advantage of growth opportunities more suited to its asset base. CCP's expected low leverage and strong equity currency will enable management to advance its business strategy through acquisitions.

  •
  Provide an experienced and dedicated management team to implement and execute on CCP's growth strategy.  CCP will have a dedicated management team focused on enhancing the performance of CCP's assets and finding value-creating opportunities within the SNF industry. Separating the CCP portfolio from the remainder of Ventas's businesses will enable executive management to channel its attention exclusively to these assets, which require a high level of focus due to their operating characteristics. Ventas's business strategy is concentrated on a more diversified mix of properties, such as seniors housing, hospitals and medical office buildings, that require significant amounts of financial capital and management attention due to their large-scale, complex nature. Accordingly, Ventas management did not allocate as much time and attention to CCP's properties as CCP's properties are expected to receive from CCP's dedicated executive management team, which will be entirely focused on CCP and its assets. Likewise, the separation will allow Ventas's executive team to focus on growth through larger, private pay assets.

  •
  Tailor equity compensation to appropriately incentivize employees of each company.  The separation will facilitate incentive compensation arrangements for employees more directly tied to the performance of each company's business, and enhance employee hiring and retention by, among other things, improving the alignment of management and employee incentives with performance and growth objectives of their respective employer's business.

  •
  Enhance investor transparency and better highlight the attributes of both companies.  The separation will provide investors with two distinct, targeted investment opportunities and enable them to separately value Ventas and CCP based on their unique investment identities, including the merits, performance and future prospects of their respective businesses. There is only one other publicly traded, SNF-focused REIT, and CCP's entrance into this market will provide investors with another platform through which they can access an asset class and cash flow profile with different characteristics than those of most other healthcare REITs.

  •
  Pursue a discrete strategy in an unconsolidated industry in a manner and on a scale that would not fit Ventas's business model.  As a separate company focused on SNFs, CCP will be able to pursue consolidation opportunities in a fragmented industry with thousands of private regional and local operators and owners. From 2011 through 2014, Ventas invested approximately $21 billion in additional assets through acquisitions, only $2.4 billion of which consisted of SNFs. Approximately 89% of these SNF acquisitions were completed as part of larger portfolio acquisitions of public company assets that comprised properties from several different asset classes. CCP's smaller size and differentiated business strategy will allow it to take advantage of potentially attractive opportunities in the SNF industry that might not otherwise have sufficient scale or fall within a strategically suitable asset class to fit within Ventas's investment criteria. By separating the businesses, both companies will be able to better focus on investment strategies more tailored to their particular business models and size.

        Neither CCP nor Ventas can assure you that, following the separation, any of the benefits described above or otherwise will be realized to the extent anticipated or at all.

        The Ventas board of directors also considered a number of potentially negative factors in evaluating the separation, including the following:

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  Loss of synergies and increased costs.  As a current part of Ventas, CCP takes advantage of Ventas's size. After the separation, as a separate, independent entity, CCP may be unable to obtain these goods, services, and technologies at prices or on terms as favorable as those Ventas obtained prior to the separation. CCP may also incur costs for certain functions previously performed by Ventas, such as accounting, tax and information technology functions, that are higher than the amounts reflected in CCP's historical financial statements, which could cause CCP's profitability to decrease.

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  Disruptions to the business as a result of the separation.  The actions required to separate Ventas's and CCP's respective businesses could disrupt CCP's operations.

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  Increased significance of certain costs and liabilities.  Certain costs and liabilities that were otherwise less significant to Ventas as a whole will be more significant for CCP as a standalone company.

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  One-time costs of the separation.  CCP will incur costs in connection with the transition to being a standalone public company that may include accounting, tax and information technology functions, recruiting and relocation costs associated with hiring key senior management personnel new to CCP, costs related to establishing a new brand identity in the marketplace, and costs to separate information systems.

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  Inability to realize anticipated benefits of the separation.  CCP may not achieve the anticipated benefits of the separation for a variety of reasons, including, among others: (a) the separation will require significant amounts of management's time and effort, which may divert management's attention from operating and growing CCP's business; (b) following the separation, CCP may be more susceptible to market fluctuations and other adverse events than if it were still a part of Ventas; and (c) following the separation, CCP's business will be less diversified than Ventas's business prior to the separation.

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  Limitations placed upon CCP as a result of the tax matters agreement.  To preserve the tax-free treatment to Ventas of the separation and the distribution, under the tax matters agreement that CCP will enter into with Ventas, CCP will be restricted from taking any action that prevents the distribution and related transactions from being tax-free for U.S. federal income tax purposes. These restrictions may limit CCP's ability to pursue certain strategic transactions or engage in other transactions that might increase the value of its business.

        The Ventas board of directors concluded that the potential benefits of the separation outweighed these factors.

Formation of a New Company Prior to CCP's Distribution

        CCP was formed in Delaware on April 2, 2015, for the purpose of holding Ventas's post-acute/SNF portfolio operated by regional and local care providers. Prior to or concurrently with the separation and distribution, Ventas will engage in certain restructuring transactions that are designed to transfer its direct or indirect ownership interests in the properties constituting the CCP portfolio to CCP, facilitate the separation and distribution.

When and How You Will Receive the Distribution

        With the assistance of Wells Fargo Shareowner Services, Ventas expects to distribute all of the CCP common stock owned by Ventas on August 17, 2015, the distribution date, to all holders of record of outstanding Ventas common stock as of the close of business on August 10, 2015, the record date. Wells Fargo Shareowner Services will serve as the settlement and distribution agent in connection with the distribution and the transfer agent and registrar for CCP common stock.

        If you own shares of Ventas common stock as of the close of business on the record date, the shares of CCP common stock that you are entitled to receive in the distribution will be issued, as of the distribution date, to you in book-entry direct registration form or to your bank or brokerage firm on your behalf. If you are a registered holder, Wells Fargo Shareowner Services will then mail you a direct registration account statement that reflects your shares of CCP common stock. If you hold your shares through a bank or brokerage firm, your bank or brokerage firm will credit your account for the shares. "Direct registration form" refers to a method of recording share ownership when no physical share certificates are issued to stockholders, as is the case in this distribution. Following the distribution, however, you may request the delivery of physical stock certificates for your CCP shares. If you sell shares of Ventas common stock in the "regular-way" market up to and including the distribution date, you will be selling your right to receive shares of CCP common stock in the distribution.

        Commencing on or shortly after the distribution date, if you hold physical share certificates that represent your shares of Ventas common stock and you are the registered holder of the shares represented by those certificates, the distribution agent will mail to you an account statement that indicates the number of shares of CCP common stock that have been registered in book-entry form in your name.

        Most Ventas stockholders hold their shares of Ventas common stock through a bank or brokerage firm. In such cases, the bank or brokerage firm would be said to hold the shares in "street name" and ownership would be recorded on the bank or brokerage firm's books. If you hold your shares of Ventas common stock through a bank or brokerage firm, your bank or brokerage firm will credit your account for the CCP common stock that you are entitled to receive in the distribution. If you have any questions concerning the mechanics of having shares held in "street name," please contact your bank or brokerage firm.

        Following the distribution, you may request that physical stock certificates be sent to you, at any time and without charge, by contacting Wells Fargo Shareowner Services by telephone at 800-468-9716 or 651-450-4064, on the Internet at shareowneronline.com or by sending a written request to Wells Fargo Shareowner Services, P.O. Box 64874, St. Paul, MN 55164-0874.

Transferability of Shares You Receive

        Shares of CCP common stock distributed to holders in connection with the distribution will be transferable without registration under the Securities Act, except for shares received by persons who may be deemed to be CCP affiliates. Persons who may be deemed to be CCP affiliates after the distribution generally include individuals or entities that control, are controlled by or are under common control with CCP, which may include certain CCP executive officers, directors or principal stockholders. Securities held by CCP affiliates will be subject to resale restrictions under the Securities Act. CCP affiliates will be permitted to sell shares of CCP common stock only pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Rule 144 under the Securities Act.

The Number of Shares of CCP Common Stock You Will Receive

        For every four shares of Ventas common stock that you own at the close of business on August 10, 2015, the record date, you will receive one share of CCP common stock on the distribution date. Ventas will not distribute any fractional shares of CCP common stock to its stockholders. Instead, if you are a registered holder, Wells Fargo Shareowner Services will aggregate fractional shares into whole shares, sell the whole shares in the open market at prevailing market prices and distribute the aggregate cash proceeds (net of discounts and commissions) of the sales pro rata to each holder based on the fractional share such holder would otherwise be entitled to receive in the distribution. The transfer agent, in its sole discretion, without any influence by Ventas or CCP, will determine when, how, through which broker-dealer and at what price to sell the whole shares. Any broker-dealer used by the transfer agent will not be an affiliate of either Ventas or CCP. Neither CCP nor Ventas will be able to guarantee any minimum sale price in connection with the sale of these shares. Recipients of cash in lieu of fractional shares will not be entitled to any interest on any payments made in lieu of fractional shares.

        The aggregate net cash proceeds of these sales will be taxable for U.S. federal income tax purposes. See "Material U.S. Federal Income Tax Consequences of the Distribution" for an explanation of the material U.S. federal income tax consequences of the distribution. If you hold physical certificates for shares of Ventas common stock and are the registered holder, you will receive a check from the distribution agent in an amount equal to your pro rata share of the aggregate net cash proceeds of the sales. CCP estimates that it will take approximately two weeks from the distribution date for the distribution agent to complete the distributions of the aggregate net cash proceeds. If you hold your shares of Ventas common stock through a bank or brokerage firm, your bank or brokerage firm will receive, on your behalf, your pro rata share of the aggregate net cash proceeds of the sales and will electronically credit your account for your share of such proceeds.

Results of the Distribution

        After its separation from Ventas, CCP will be an independent, publicly traded company. The actual number of shares to be distributed will be determined at the close of business on August 10, 2015, the record date for the distribution, and will reflect any exercise of Ventas options between the date the Ventas board of directors declares the distribution and the record date for the distribution. The distribution will not affect the number of outstanding shares of Ventas common stock or any rights of Ventas's stockholders. Ventas will not distribute any fractional shares of CCP common stock.

        CCP will enter into a separation and distribution agreement and other agreements with Ventas before the distribution to effect the separation and provide a framework for CCP's relationship with Ventas after the separation. These agreements will provide for the allocation between Ventas and CCP of Ventas's assets, liabilities and obligations (including employee benefits, intellectual property, and tax-related assets and liabilities) attributable to periods prior to CCP's separation from Ventas and will govern the relationship between Ventas and CCP after the separation. For a more detailed description of these agreements, see "Our Relationship with Ventas Following the Distribution."

Market for CCP Common Stock

        There is currently no public trading market for CCP common stock. CCP has applied to list its common stock on the NYSE under the symbol "CCP." CCP has not and will not set the initial price of its common stock. The initial price will be established by the public markets.

        CCP cannot predict the price at which its common stock will trade after the distribution. In fact, the combined trading prices, after the separation, of the shares of CCP common stock that each Ventas stockholder will receive in the distribution and the shares of Ventas common stock held at the record date may not equal the "regular-way" trading price of a Ventas common share immediately prior to the separation. The price at which CCP common stock trades may fluctuate significantly, particularly until an orderly public market develops. Trading prices for CCP common stock will be determined in the public markets and may be influenced by many factors. See "Risk Factors—Risks Related to Ownership of Our Common Stock."

Trading Between the Record Date and Distribution Date

        Beginning on or shortly before the record date and continuing up to and including through the distribution date, Ventas expects that there will be two markets in Ventas common stock: a "regular-way" market and an "ex-distribution" market. Shares of Ventas common stock that trade on the "regular-way" market will trade with an entitlement to CCP common stock distributed pursuant to the separation. Shares of Ventas common stock that trade on the "ex-distribution" market will trade without an entitlement to CCP common stock distributed pursuant to the distribution. Therefore, if you sell shares of Ventas common stock in the "regular-way" market up to and including through the distribution date, you will be selling your right to receive CCP common stock in the distribution. If you own shares of Ventas common stock at the close of business on the record date and sell those shares on the "ex-distribution" market up to and including through the distribution date, you will receive the shares of CCP common stock that you are entitled to receive pursuant to your ownership as of the record date of Ventas common stock.

        Furthermore, beginning on or shortly before the record date and continuing up to and including the distribution date, CCP expects that there will be a "when-issued" market in its common stock. "When-issued" trading refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. The "when-issued" trading market will be a market for CCP common stock that will be distributed to holders of shares of Ventas common stock on the distribution date. If you owned shares of Ventas common stock at the close of business on the record date, you would be entitled to CCP common stock distributed pursuant to the distribution. You may trade this entitlement to shares of CCP common stock, without the shares of Ventas common stock you own, on the "when-issued" market. On the first trading day following the distribution date, "when-issued" trading with respect to CCP common stock will end, and "regular-way" trading will begin.

Conditions to the Distribution

        CCP has announced that the distribution will be effective at 11:59 p.m., Eastern time, on August 17, 2015, which is the distribution date, provided that the following conditions shall have been satisfied (or waived by Ventas in its sole discretion):

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  the incurrence of at least $1.3 billion of new indebtedness by CCP and the determination by Ventas at its sole discretion that following the separation it will have no liability or obligation whatsoever with respect to such new indebtedness;

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  the receipt of the opinion of counsel, satisfactory to the Ventas board of directors, to the effect that the manner in which CCP is organized and its proposed method of operation will enable it to be taxed as a REIT under Sections 856 through 859 of the Code;

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  the receipt of the opinion of counsel, satisfactory to the Ventas board of directors, regarding treatment of the distribution, together with certain related transactions, under Sections 355 and 368(a)(1)(D) of the Code;

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  the SEC shall have declared effective the registration statement of which this information statement forms a part, and this information statement shall have been made available to Ventas stockholders;

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  no order, injunction, or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the separation, distribution or any of the related transactions shall be in effect;

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  the shares of CCP common stock to be distributed shall have been accepted for listing on the NYSE, subject to official notice of distribution;

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  the transfer of assets and liabilities between Ventas and CCP contemplated by the separation and distribution agreement shall have been completed, subject to potential limited exceptions;

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  each of the various agreements contemplated by the separation and distribution agreement shall have been executed;

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  all required material actions or filings with governmental authorities shall have been taken or made;

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  the receipt by the Ventas board of directors of one or more opinions delivered by an independent appraisal firm acceptable to Ventas confirming the solvency and financial viability of Ventas before the consummation of the distribution and each of Ventas and CCP after consummation of the distribution, such opinions being acceptable in form and substance to the Ventas board of directors in its sole discretion and such opinions shall not have been withdrawn or rescinded; and

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  no other event or development existing or shall have occurred that, in the judgment of Ventas's board of directors, in its sole discretion, makes it inadvisable to effect the separation, distribution and other related transactions.

        Ventas will have the sole and absolute discretion to determine (and change) the terms of, and whether to proceed with, the distribution and, to the extent it determines to so proceed, to determine the record date and the distribution date and the distribution ratio. Ventas does not intend to notify its stockholders of any modifications to the terms of the separation that, in the judgment of its board of directors, are not material. For example, the Ventas board of directors might consider material such matters as significant changes to the distribution ratio, the material assets to be contributed or the material liabilities to be assumed in the separation.

        To the extent that the Ventas board of directors determines that any modifications by Ventas materially change the material terms of the distribution, Ventas will notify Ventas stockholders in a manner reasonably calculated to inform them about the modification as may be required by law, by, for example, publishing a press release, filing a current report on Form 8-K, or circulating a supplement to this information statement.

 OUR RELATIONSHIP WITH VENTAS FOLLOWING THE DISTRIBUTION

Agreements with Ventas

        Following the separation and distribution, CCP and Ventas will operate separately, each as an independent public company. CCP and Ventas will enter into a separation and distribution agreement and other agreements prior to the separation and distribution that will effect the separation, provide a framework for CCP's relationship with Ventas after the separation and provide for the allocation between CCP and Ventas of Ventas's assets, employees, liabilities and obligations (including its investments, property and employee benefits and tax-related assets and liabilities) attributable to periods prior to, at and after CCP's separation from Ventas, such as a transition services agreement, a tax matters agreement and an employee matters agreement. The agreements listed above are filed as exhibits to the registration statement on Form 10, of which this information statement forms a part.

        The summaries of each of the agreements listed above are qualified in their entireties by reference to the full text of the applicable agreements, which are incorporated by reference into this information statement. When used in this section, "distribution date" refers to the date on which Ventas distributes CCP common stock to the holders of Ventas common stock.

The Separation and Distribution Agreement

        The following discussion summarizes the material provisions of the separation and distribution agreement that will be entered into between CCP and Ventas. The separation and distribution agreement sets forth, among other things, CCP's agreements with Ventas regarding the principal transactions necessary to separate CCP from Ventas. It also sets forth other agreements that govern certain aspects of CCP's relationship with Ventas after the distribution date.

Transfer of Assets and Assumption of Liabilities

        The separation and distribution agreement will identify the assets to be transferred, the liabilities to be assumed and the contracts to be assigned to each of CCP and Ventas as part of the separation of Ventas into two companies, and it will provide for when and how these transfers, assumptions and assignments will occur. In particular, the separation and distribution agreement will provide, among other things, that subject to the terms and conditions contained therein:

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  Certain assets related to CCP's business, referred to as the "CCP Assets," will be transferred to CCP or one of CCP's subsidiaries, including, without limitation:

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  Real property;

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  Contracts that relate to CCP's business;

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  Equity interests of certain CCP subsidiaries that hold assets and liabilities related to the CCP business;

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  Intellectual property, software, hardware and technology related to the CCP Assets, the CCP Liabilities, or the CCP business;

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  Information related to the CCP Assets, the CCP Liabilities (as defined below), or the CCP business;

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  Rights and assets expressly allocated to CCP or one of CCP's subsidiaries pursuant to the terms of the separation and distribution agreement or certain other agreements entered into in connection with the separation;

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  Permits that primarily relate to the CCP business; and

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    Other assets that are included in the CCP pro forma balance sheet that appears in the section entitled "Unaudited Pro Forma Condensed Combined Consolidated Financial Statements."

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  Certain liabilities related to the CCP business or the CCP Assets, referred to as the "CCP Liabilities," will be retained by or transferred to CCP or one of CCP's subsidiaries, including:

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  Liabilities arising out of actions, inactions, events, omissions, conditions, facts, or circumstances occurring or existing prior to the completion of the separation to the extent related to the CCP business or the CCP Assets;

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  Liabilities and obligations expressly allocated to CCP or one of CCP's subsidiaries pursuant to the terms of the separation and distribution agreement or certain other agreements entered into in connection with the separation;

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  Liabilities to the extent relating to, arising out of or resulting from contracts, intellectual property, hardware, software, technology or permits transferred to CCP in connection the separation;

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  Liabilities relating to the credit facility or other financing arrangements that CCP or its subsidiaries will enter into in connection with the separation;

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  Liabilities relating to certain impositions with respect to CCP;

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  Liabilities relating to claims brought by third parties to the extent relating to, arising out of or resulting from the CCP business, the CCP Assets, or the CCP Liabilities; and

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  Other liabilities that are included in the CCP pro forma balance sheet that appears in the section entitled "Unaudited Pro Forma Condensed Combined Consolidated Financial Statements."

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  All of the assets and liabilities (including whether accrued, contingent, or otherwise) other than the CCP Assets and CCP Liabilities (such assets and liabilities, other than the CCP Assets and the CCP Liabilities, referred to as the "Ventas Assets" and "Ventas Liabilities," respectively) will be retained by or transferred to Ventas or its subsidiaries.

        Except as expressly set forth in the separation and distribution agreement or any ancillary agreement, neither CCP nor Ventas will make any representation or warranty as to the assets, business or liabilities transferred or assumed as part of the separation, as to any approvals or notifications required in connection with the transfers, as to the value of or the freedom from any security interests of any of the assets transferred, as to the absence or presence of any defenses or right of setoff or freedom from counterclaim with respect to any claim or other asset of either CCP or Ventas, or as to the legal sufficiency of any assignment, document or instrument delivered to convey title to any asset or thing of value to be transferred in connection with the separation. With limited exceptions, all assets will be transferred on an "as is," "where is" basis and the respective transferees will bear the economic and legal risks that any conveyance will prove to be insufficient to vest in the transferee good and marketable title, free and clear of all security interests, and that any necessary consents or governmental approvals are not obtained or that any requirements of laws, agreements, security interests, or judgments are not complied with.

        Information contained herein with respect to the assets and liabilities of the parties following the distribution is presented based on the allocation of such assets and liabilities pursuant to the separation and distribution agreement, unless the context otherwise requires. The separation and distribution agreement will provide that, in the event that the transfer or assignment of certain assets and liabilities to Ventas or CCP, as applicable, does not occur prior to the separation, then until such assets or liabilities are able to be transferred or assigned, Ventas or CCP, as applicable, will hold such assets on behalf of and for the benefit of the other party and will pay, perform, and discharge such liabilities, for which the other party will reimburse Ventas or CCP, as applicable, for all commercially reasonable payments made in connection with the performance and discharge of such liabilities.

The Distribution

        The separation and distribution agreement will also govern the rights and obligations of the parties regarding the distribution following the completion of the separation. On the distribution date, Ventas will distribute to its stockholders that hold Ventas common stock as of the record date all of the CCP common stock owned by Ventas on the distribution date on a pro rata basis. Stockholders will receive cash in lieu of any fractional shares.

Conditions to the Distribution

        The separation and distribution agreement will provide that the distribution is subject to the satisfaction (or waiver by Ventas) of certain conditions. These conditions are described under "The Separation and Distribution—Conditions to the Distribution." Ventas has the sole and absolute discretion to determine (and change) the terms of, and to determine whether to proceed with, the distribution and, to the extent it determines to so proceed, to determine the record date, the distribution date and the distribution ratio.

Releases

        The separation and distribution agreement will provide that CCP and its affiliates will release and discharge Ventas and its affiliates from all liabilities assumed by CCP as part of the separation, from all acts and events occurring or failing to occur, and all conditions existing, on or before the distribution date relating to CCP's business, and from all liabilities existing or arising in connection with the implementation of the separation, except as expressly set forth in the separation and distribution agreement. Ventas and its affiliates will release and discharge CCP and its affiliates from all liabilities retained by Ventas and its affiliates as part of the separation and from all liabilities existing or arising in connection with the implementation of the separation, except as expressly set forth in the separation and distribution agreement.

        These releases will not extend to obligations or liabilities under any agreements between the parties that remain in effect following the separation, which agreements include, but are not limited to, the separation and distribution agreement, transition services agreement, tax matters agreement, employee matters agreement and certain other agreements executed in connection with the separation.

Indemnification

        In the separation and distribution agreement, CCP and its subsidiaries will agree to indemnify, defend and hold harmless Ventas and its subsidiaries, each of its affiliates and each of their respective directors, officers and employees, from and against all liabilities relating to, arising out of or resulting from:

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  The CCP Liabilities;

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  The failure of CCP or any of its subsidiaries to pay, perform or otherwise promptly discharge any of the CCP Liabilities, in accordance with their respective terms, whether prior to, on or after the distribution;

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  Except to the extent it relates to a Ventas Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of CCP or its subsidiaries by Ventas or its subsidiaries that survives following the distribution;

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  Any breach by CCP or any of its subsidiaries of the separation and distribution agreement or any of the ancillary agreements; and

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  Any untrue statement or alleged untrue statement of a material fact in the registration statement on Form 10, of which this information statement forms a part, this information statement, or other disclosure document, except for those statements made explicitly in Ventas's name.

        Ventas and its subsidiaries will agree to indemnify, defend and hold harmless CCP and its subsidiaries, each of its affiliates and each of its respective directors, officers and employees from and against all liabilities relating to, arising out of or resulting from:

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  The Ventas Liabilities;

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  The failure of Ventas or any of its subsidiaries, other than CCP, to pay, perform or otherwise promptly discharge any of the Ventas Liabilities, in accordance with their respective terms whether prior to, on, or after the distribution;

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  Except to the extent it relates to a CCP Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of Ventas or its subsidiaries by CCP or its subsidiaries that survives following the distribution;

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  Any breach by Ventas or any of its subsidiaries, other than CCP, of the separation and distribution agreement or any of the ancillary agreements; and

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  Any untrue statement or alleged untrue statement of a material fact made explicitly in Ventas's name in the registration statement on Form 10, of which this information statement forms a part, this information statement, or other disclosure document.

        The separation and distribution agreement will also establish procedures with respect to claims subject to indemnification and related matters.

Insurance

        The separation and distribution agreement will provide for the allocation between the parties of rights and obligations under existing insurance policies with respect to occurrences prior to the distribution and will set forth procedures for the administration of insured claims and address certain other insurance matters.

Further Assurances

        In addition to the actions specifically provided for in the separation and distribution agreement, except as otherwise set forth therein or in any ancillary agreement, both CCP and Ventas will agree in the separation and distribution agreement to use reasonable best efforts, prior to, on and after the distribution date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by the separation and distribution agreement and the ancillary agreements.

Transition Committee

        The separation and distribution agreement will provide that prior to the completion of the separation, CCP and Ventas will establish a transition committee that will consist of an equal number of members from CCP and Ventas. The transition committee will be responsible for monitoring and managing all matters related to the separation and all other transactions contemplated by the separation and distribution agreement or any ancillary agreement. The transition committee will have the power to establish various subcommittees from time to time as it deems appropriate or as may be described in the ancillary agreements.

Dispute Resolution

        The separation and distribution agreement will contain provisions that govern, except as otherwise provided in any ancillary agreement, the resolution of disputes, controversies or claims that may arise between CCP and Ventas related to the separation or distribution and that are unable to be resolved by the transition committee. These provisions will contemplate that efforts will be made to resolve disputes, controversies and claims by escalation of the matter to senior management or other mutually agreed representatives of CCP and Ventas. If such efforts are not successful, either CCP or Ventas may submit the dispute, controversy or claim to nonbinding mediation or, if such nonbinding mediation is not successful, binding alternative dispute resolution, subject to the provisions of the separation and distribution agreement.

Expenses

        Except as expressly set forth in the separation and distribution agreement or in any ancillary agreement, Ventas will be responsible for all costs and expenses incurred prior to the distribution date in connection with the separation, including costs and expenses relating to legal and tax counsel, financial advisors, the audit of CCP's historical combined consolidated financial statements, prepayment penalties on debt, transfer taxes, and accounting and valuation advisory work related to the separation. Except as expressly set forth in the separation and distribution agreement or in any ancillary agreement, or as otherwise agreed in writing by Ventas and CCP, all costs and expenses incurred in connection with the separation from and after the distribution date will be paid by the party incurring such cost and expense. CCP will be responsible for the fees associated with the incurrence of its indebtedness in connection with the separation.

Non-Solicitation; No-Hire

        The separation and distribution agreement provides that for a period of two years after the separation, CCP will not solicit for hire, subject to certain exceptions, any Ventas employees without prior consent from Ventas. The separation and distribution agreement also provides that for a period of six months following the separation, neither CCP nor Ventas will hire any current or former employees of the other, subject to certain exceptions.

Common Tenants

        The separation and distribution agreement will provide that with respect to certain properties leased by specified common tenants of CCP and Ventas, CCP's right to accelerate the payment of the remaining rent owing by a common tenant in the event of a default under the respective master lease is subject to Ventas's consent or simultaneous acceleration of rents due under Ventas's corresponding master lease with the same common tenant.

Title Transfers

        Under the separation and distribution agreement, Ventas will convey certain properties to CCP pursuant to conveyance documents in a manner intended to transfer to CCP, to the extent possible, the benefit of existing coverage under title insurance policies held by Ventas with respect to such properties.

Other Matters

        Other matters governed by the separation and distribution agreement will include access to financial and other information, confidentiality, access to and provision of records and treatment of outstanding guarantees and similar credit support.

Termination

        The separation and distribution agreement will provide that it may be terminated and the separation may be modified or abandoned at any time prior to the distribution in the sole discretion of Ventas without the approval of any person, including CCP's stockholders or Ventas's stockholders. In the event of a termination of the separation and distribution agreement, no party, nor any of its directors, officers, or employees, will have any liability of any kind to the other party or any other person. After the distribution date, the separation and distribution agreement may not be terminated except by an agreement in writing signed by both Ventas and CCP.

Amendments

        The separation and distribution agreement will provide that no provision of the separation and distribution agreement may be amended or modified except by a written instrument signed by both Ventas and CCP.

Transition Services Agreement

        CCP and Ventas will enter into a transition services agreement prior to the distribution pursuant to which Ventas and its subsidiaries will provide to CCP, on an interim, transitional basis, various services. The services to be provided include information technology, accounting and tax services. The overall fee being charged by Ventas for such services (the "Service Fee") is generally intended to allow Ventas to recover all costs and expenses anticipated to be incurred in connection with the provision of such services. The Service Fee will be payable in four quarterly installments.

        The transition services agreement will terminate on the expiration of the term of the last service provided under it, which will be on or prior to August 31, 2016. CCP generally can terminate that service prior to the scheduled expiration date, subject to a minimum notice period of 60 days or such lesser time as may be agreed on by CCP and Ventas. Services can only be terminated at a month-end. Due to interdependencies between services, certain services may be extended or terminated early only if other services are likewise extended or terminated. Early termination of any service or of the transition services agreement will not relieve CCP of its obligation to pay the Service Fee. Ventas may terminate the transition services agreement upon a change of control of CCP, and the agreement is also terminable by the parties in certain other customary circumstances. However, if Ventas terminates the transition services agreement following a change of control of CCP, CCP will be relieved of the obligation to pay the quarterly Service Fee for any quarter after the quarter in which the agreement was terminated.

        CCP anticipates that it will generally be in a position to complete the transition away from those services prior to the expiration of the transition services agreement.

Tax Matters Agreement

        CCP and Ventas will enter into a tax matters agreement prior to the distribution which will generally govern Ventas's and CCP's respective rights, responsibilities and obligations after the distribution with respect to taxes (including taxes arising in the ordinary course of business and taxes, if any, incurred as a result of any failure of the distribution and certain related transactions to qualify as tax-free for U.S. federal income tax purposes), tax attributes, tax returns, tax elections, tax contests and certain other tax matters.

        In addition, the tax matters agreement will impose certain restrictions on CCP and its subsidiaries (including restrictions on share issuances, business combinations, sales of assets and similar transactions) that will be designed to preserve the tax-free status of the distribution and certain related transactions. The tax matters agreement will provide special rules that allocate tax liabilities in the event the distribution, together with certain related transactions, is not tax-free. In general, under the tax matters agreement, each party is expected to be responsible for any taxes imposed on, and certain related amounts payable by, Ventas or CCP that arise from the failure of the distribution, together with certain related transactions, to qualify as a tax-free transaction for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) and certain other relevant provisions of the Code, to the extent that the failure to so qualify is attributable to actions, events or transactions relating to such party's respective stock, assets or business, or a breach of the relevant representations or covenants made by that party in the tax matters agreement.

Employee Matters Agreement

        CCP and Ventas will enter into an employee matters agreement in connection with the separation to allocate liabilities and responsibilities relating to employment matters, employee compensation and benefits plans and programs, and other related matters.

        The employee matters agreement will govern Ventas's and CCP's compensation and employee benefit obligations relating to current and former employees of each company, and generally will allocate liabilities and responsibilities relating to employee compensation and benefit plans and programs. The employee matters agreement will provide that, with the exception of Ventas's welfare benefit plans that provide for medical, dental, life insurance, accidental death & dismemberment, employee assistance, and short-term and long-term disability benefits (the "selected welfare plans"), following the distribution, CCP's active employees generally will no longer participate in benefit plans sponsored or maintained by Ventas and will commence participation in CCP's benefit plans. The employee matters agreement will also provide that, with respect to the selected welfare plans, CCP's active employees will continue to participate in such plans through December 31, 2015 (unless otherwise agreed by Ventas and CCP), and that CCP will reimburse Ventas for the direct and indirect costs of such participation in accordance with the applicable provisions of the transition services agreement described above. In addition, the employee matters agreement will provide that, unless otherwise specified, Ventas will be responsible for liabilities associated with employees who will be employed by Ventas following the distribution and former Ventas employees, and CCP will be responsible for liabilities associated with employees who will be employed by CCP following the distribution.

        The employee matters agreement also will describe the general treatment of outstanding equity awards of Ventas held by Ventas employees and CCP employees. As of the distribution, equity awards will be outstanding under Ventas's equity-based incentive plans. It is currently contemplated that, as of the distribution, outstanding Ventas equity awards held by (1) Ventas employees who become CCP employees in connection with the separation will be converted into awards in respect of CCP common stock, and (2) individuals other than such CCP employees will continue to be awards in respect of Ventas common stock. In order to preserve the value of each stock option, the exercise price of the adjusted options will be modified as necessary to preserve the same ratio as existed prior to the distribution of the exercise price to the per share value of the underlying stock, and the number of shares subject to the adjusted option will be increased or decreased as to preserve the aggregate spread value in the option. Similar adjustments will apply with respect to other adjusted Ventas equity awards in order to preserve the value of such awards. The original vesting schedule will remain in effect for all equity awards, with service measured by reference to the applicable post-separation employer.

        The employee matters agreement also will set forth the general principles relating to employee matters, including with respect to workers' compensation, employee service credit, and the sharing of employee information.

 DESCRIPTION OF MATERIAL INDEBTEDNESS

        Care Capital Properties, LP (the "Borrower") intends to enter into a senior unsecured revolving credit facility and senior unsecured term loan facilities with a syndicate of banks, as lenders, Bank of America, N.A., as administrative agent (the "Administrative Agent"), and Merrill Lynch, Pierce, Fenner & Smith, Incorporated and J.P. Morgan Securities LLC, as joint bookrunners and joint lead arrangers. We anticipate that the revolving credit facility will initially provide borrowings on a revolving basis up to $500 million (the "Revolver"), with sublimits for letters of credit and swingline loans of $50 million each, and the senior unsecured term loans (the "Term Loans" and together with the Revolver, the "Facility") will provide borrowings in an aggregate principal amount up to $1.4 billion. Loans under the Facility will be denominated in U.S. dollars, although we expect that up to $250 million under the Revolver will be available for loans denominated in certain currencies other than the U.S. dollar. We expect that the Facility will close no later than the consummation of the distribution.

        We anticipate that the Revolver will have an initial term of four years, with two, six-month extension options available at the Borrower's election subject to compliance with the terms of the Facility and payment of a customary extension fee. We anticipate that one of the Term Loans, in the principal amount of $600 million, will have a term of two years, and the other Term Loan, in the principal amount of $800 million, will have a term of five years. We expect that both Term Loans will be fully funded on the distribution date. If the Borrower prepays the two-year Term Loan in an amount greater than $250 million prior to the first anniversary of closing, subject to compliance with the terms of the Facility and payment of a customary fee, not less than $100 million and up to $250 million of the Term Loan that was prepaid in excess of $250 million will be added to the Revolver commitments.

        Set forth below is a summary of the anticipated terms of the Facility. As the definitive documentation with respect to the Facility has not yet been finalized, the final terms of the Facility may differ from those set forth herein.

        We anticipate that obligations under the Facility will be senior unsecured obligations of the Borrower and will be guaranteed by CCP, Care Capital Properties GP, LLC and the majority of CCP's subsidiary entities. At such time as the Borrower receives at least one investment grade rating from either Moody's Investor Services, Inc. ("Moody's") or Standard & Poor's Ratings Services ("S&P"), the guarantees by all entities other than CCP will be released. Substantially all of the proceeds of the borrowings under the Term Loans will be transferred to Ventas, and we expect that the proceeds of the borrowings under the Revolver will be used for general working capital and corporate purposes.

        We anticipate that the Facility will contain various affirmative and restrictive covenants that are customary for an unsecured loan of this nature, including, without limitation, customary reporting obligations, limitations on CCP's or the Borrower's ability to enter into transactions relating to mergers, consolidations, sales of assets and similar transactions, limitations on restricted payments and investments, and limitations on transactions with affiliates. In addition, we anticipate that we will be required to comply with the following financial covenants: (1) minimum consolidated adjusted net worth, (2) maximum consolidated total leverage ratio, (3) maximum consolidated secured leverage ratio, (4) maximum consolidated unsecured leverage ratio, (5) minimum consolidated fixed charge coverage ratio, (6) minimum consolidated unsecured interest coverage ratio and (7) minimum consolidated unencumbered debt yield, each to be described specifically in the definitive documentation for the Facility.

        We anticipate that Borrowings under the Revolver will bear interest at the LIBOR rate (with respect to U.S. dollar denominated loans) (to be defined in the definitive documentation for the Facility) or the base rate (to be defined in the definitive documentation for the Facility) plus, in each case, an applicable margin, based on the leverage-based pricing grid set forth below until the Borrower has achieved an investment grade rating from at least one of Moody's and S&P. Once the Borrower has received an investment grade rating from at least one of the rating agencies, the applicable margin with respect to borrowings under the Revolver and Term Loans will be based on the ratings-based pricing grid set forth below:

Leverage-Based Pricing Grid

Consolidated Total Leverage Ratio	Revolver Eurocurrency Applicable Margin	Revolver Base Rate Applicable Margin	Term Loan Eurocurrency Rate Applicable Margin	Term Loan Base Rate Applicable Margin
< 40%	1.70%	0.70%	1.60%	0.60%
≥ 40% - < 45%	1.80%	0.80%	1.70%	0.70%
≥ 45% - < 50%	1.90%	0.90%	1.80%	0.80%
≥ 50% - < 55%	2.00%	1.00%	1.90%	0.90%
≥ 55%	2.25%	1.25%	2.15%	1.15%

Ratings-Based Pricing Grid

Pricing Level	Debt Rating	Revolver Facility Fee Rate	Revolver Eurocurrency Applicable Margin	Revolver All-in Drawn (Eurocurrency)	Revolver Base Rate Applicable Margin	Term Loan Facility Eurocurrency Applicable Margin	Term Loan Facility Base Rate Applicable Margin
Category 1	≥ A– / A3 / A–	0.125%	0.925%	1.050%	0.000%	1.000%	0.000%
Category 2	BBB+ / Baal/ BBB+	0.150%	1.000%	1.150%	0.000%	1.100%	0.100%
Category 3	BBB/ Baa2 / BBB	0.200%	1.100%	1.300%	0.100%	1.250%	0.250%
Category 4	BBB– / Baa3 / BBB–	0.250%	1.300%	1.550%	0.300%	1.500%	0.500%
Category 5	< BBB– / Baa3 / BBB– (or unrated)	0.300%	1.700%	2.000%	0.700%	1.950%	0.950%

        At closing of the Facility, we anticipate that the applicable margin on the Revolver will be 1.80% over the LIBOR rate and the applicable margin on the Term Loans will be 1.70% over the LIBOR rate. We anticipate that the default interest rate following the occurrence and during the continuation of an event of default under the Facility will be equal to the base rate plus 2.00% and that interest will be payable monthly or upon maturity of the applicable LIBOR contract, whichever occurs earlier. The definitive documentation for the Facility is anticipated to include a negotiated rate option for amounts drawn under the Revolver, once the Borrower has received investment grade ratings from two rating agencies, in an amount not exceed 50% of the total amount of commitments under the Revolver. We also anticipate that the Revolver and Term Loans will have an accordion feature such that the aggregate amount of the Facility can be increased to up to $2.5 billion.

        We anticipate that commitments under the Revolver will be subject to a usage fee equal to (i) 30 basis points on the unused portion if the borrowings outstanding are below 50% of total commitments or (ii) 25 basis points on the unused portion if the borrowings outstanding are equal to or greater than 50% of total commitments until such time as the Facility is converted to the ratings-based pricing grid. Thereafter, we anticipate that commitments under the Revolver will be subject to a facility fee specified in the table above.

        We expect that the funding of the Facility will be subject to closing conditions that are customary for unsecured loans of this nature. We anticipate that the Borrower will be permitted to voluntarily prepay the loans under the Facility without any penalty, other than breakage fees, at any time.

        We anticipate that the Facility will contain customary events of default, including, without limitation, payment defaults, performance defaults, bankruptcy defaults, judgment defaults, defaults under certain other indebtedness, and a change of control.

 DESCRIPTION OF CCP'S CAPITAL STOCK

        CCP's certificate of incorporation and bylaws will be amended and restated prior to the separation. The following is a summary of the material terms of CCP's capital stock that will be contained in the amended and restated certificate of incorporation and by-laws. The summaries and descriptions below do not purport to be complete statements of the relevant provisions of the certificate of incorporation or bylaws to be in effect at the time of the distribution. The summary is qualified in its entirety by reference to these documents, which you must read (along with the applicable provisions of Delaware law) for complete information on CCP's capital stock as of the time of the distribution. The certificate of incorporation and bylaws to be in effect at the time of the distribution are exhibits to the registration statement on Form 10, of which this information statement forms a part.

General

        CCP's authorized capital stock consists of 300 million shares of common stock, par value $0.01 per share, and 10 million shares of preferred stock, par value $0.01 per share, all of which shares of preferred stock are undesignated. CCP's board of directors may establish the rights and preferences of the preferred stock from time to time. Immediately following the distribution, CCP expects that approximately 83.1 million shares of its common stock will be issued and outstanding (excluding shares issued in the Valuation Firm Acquisition) and that no shares of preferred stock will be issued and outstanding.

Common Stock

        Each holder of CCP common stock will be entitled to one vote for each share on all matters to be voted upon by the common stockholders, and there will be no cumulative voting rights. Subject to any preferential rights of any outstanding preferred stock, holders of CCP common stock will be entitled to receive ratably the dividends, if any, as may be declared from time to time by its board of directors out of funds legally available for that purpose. If there is a liquidation, dissolution or winding up of CCP, holders of its common stock would be entitled to ratable distribution of its assets remaining after the payment in full of liabilities and any preferential rights of any then outstanding preferred stock.

        Holders of CCP common stock will have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. After the distribution, all outstanding shares of CCP common stock will be fully paid and non-assessable. The rights, preferences and privileges of the holders of CCP common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that CCP may designate and issue in the future.

Preferred Stock

        Under the terms of CCP's certificate of incorporation, its board of directors will be authorized, subject to limitations prescribed by the Delaware General Corporation Law ("DGCL"), and by its certificate of incorporation, to issue up to 10 million shares of preferred stock in one or more series without further action by the holders of its common stock. CCP's board of directors will have the discretion, subject to limitations prescribed by the DGCL and by CCP's certificate of incorporation, to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

Annual Election of Directors

        At any meeting of stockholders for the election of directors at which a quorum is present, the election will be determined by a majority of the votes cast by the stockholders entitled to vote in the election, with directors not receiving a majority of the votes cast required to tender their resignations for consideration by the board, except that in the case of a contested election, the election will be determined by a plurality of the votes cast by the stockholders entitled to vote in the election.

Removal of Directors

        CCP's bylaws will provide that its stockholders may remove its directors with or without cause with the affirmative vote of the holders of at least a majority of the outstanding shares of CCP voting stock.

Anti-Takeover Effects of Various Provisions of Delaware Law and CCP's Certificate of Incorporation and Bylaws

        Provisions of the DGCL and CCP's certificate of incorporation and bylaws could make it more difficult to acquire control of CCP by means of a tender offer, a proxy contest or otherwise, or to remove incumbent directors. These provisions, summarized below, may discourage certain types of coercive takeover practices and takeover bids that its board of directors may consider inadequate and to encourage persons seeking to acquire control of the company to first negotiate with CCP's board of directors. CCP believes that the benefits of increased protection of its ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure it outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

        Delaware Anti-Takeover Statute.    CCP will be subject to Section 203 of the DGCL, an anti-takeover statute. In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the time the person became an interested stockholder, unless the business combination or the acquisition of shares that resulted in a stockholder becoming an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status did own) 15% or more of a corporation's voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by CCP's board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by CCP's stockholders.

        Amendments to Certificate of Incorporation.    CCP's certificate of incorporation will provide that the affirmative vote of the holders of at least two-thirds of its voting stock then outstanding is required to amend the provisions governing restrictions on ownership and transfer described below.

        CCP Board and Vacancies.    CCP's bylaws will provide that the number of directors on its board of directors will be fixed exclusively by its board of directors, except that the number of directors cannot be fewer than three or greater than 13. Any vacancies created in its board of directors resulting from any increase in the authorized number of directors or the death, resignation, retirement, disqualification, removal from office or other cause may only be filled by a majority of the board of directors then in office, even if less than a quorum is present, or by a sole remaining director. Any director appointed to fill a vacancy on CCP's board of directors will be appointed for a term expiring at the next annual meeting, and until his or her successor has been elected and qualified.

        Special Stockholder Meetings.    CCP's bylaws will provide that only the chairman of its board of directors or its board of directors may call special meetings of CCP stockholders. Stockholders may not call special stockholder meetings.

        Stockholder Action by Written Consent.    CCP's certificate of incorporation and bylaws will provide that action may be taken by stockholders without a meeting upon the written consent of stockholders owning at least 80% of the voting stock then outstanding.

        Requirements for Advance Notification of Stockholder Nominations and Proposals.    CCP's bylaws will establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of its board of directors or a committee of its board of directors.

        No Cumulative Voting.    The DGCL provides that stockholders are denied the right to cumulate votes in the election of directors unless the company's certificate of incorporation provides otherwise. CCP's certificate of incorporation will not provide for cumulative voting.

Restrictions on Ownership and Transfer

        CCP's certificate of incorporation will contain certain restrictions on the number of shares of capital stock that individual stockholders may own. Certain requirements must be met for us to maintain our status as a REIT, including the following:

  •
  Not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals, as defined in the Code to include certain entities, during the last half of a taxable year other than the first year; and

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  Our capital stock also must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year.

        In part because we currently believe it is essential for us to maintain our status as a REIT, our certificate of incorporation contains restrictions on the acquisition of our capital stock intended to ensure compliance with these requirements.

        Our certificate of incorporation provides that if a person acquires beneficial ownership of more than 9.0%, in number or value, of the outstanding shares of our common stock, or more than 9.0%, in number or value, of the outstanding shares of our preferred stock, the shares that are beneficially owned in excess of such limit are considered to be "excess shares." Excess shares are automatically deemed transferred to a trust for the benefit of a charitable institution or other qualifying organization selected by our board of directors. The trust is entitled to all dividends with respect to the excess shares and the trustee may exercise all voting power over the excess shares. We have the right to buy the excess shares for a purchase price equal to the lesser of (1) the price per share in the transaction that created the excess shares, or (2) the market price on the date we buy the shares, and we may defer payment of the purchase price for up to five years. If we do not purchase the excess shares, the trustee of the trust is required to transfer the excess shares at the direction of our board of directors. The owner of the excess shares is entitled to receive the lesser of the proceeds from the sale of the excess shares or the original purchase price for such excess shares, and any additional amounts are payable to the beneficiary of the trust. Our board of directors may grant waivers from the excess share limitations.

        Our certificate of incorporation further provides that in the event of a purported transfer that would, if effective, result in us being beneficially owned by fewer than 100 persons or being considered "closely held" within the meaning of Section 856(h) of the Code, such transfer would be deemed void ab initio, and the intended transferee would acquire no rights to the shares.

        Any certificates representing shares of any class of our capital stock will bear a legend referring to the restrictions described above.

        All persons who own, directly or by virtue of the attribution rules of the Code, more than 5%, or such other percentage as may be required by the Code, of the outstanding number or value of any class or series of our capital stock must give written notice to us containing the information specified in the articles before January 30 of each year. In addition, each stockholder shall, upon demand, be required to disclose to us in writing such information with respect to the direct, indirect and constructive ownership of shares as the board of directors deems necessary to comply with the provisions of the certificate of incorporation or the Code applicable to a REIT.

        The excess shares provision will not be removed automatically even if the REIT provisions of the Code are changed so as to no longer contain any ownership concentration limitation or if the ownership concentration limitation is increased. In addition to preserving our status as a REIT, the ownership limit may have the effect of precluding an acquisition of control of us without the approval of our board of directors.

Authorized but Unissued Shares

        Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without your approval. We may use additional shares for a variety of purposes, including future public offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of CCP by means of a proxy contest, tender offer, merger or otherwise.

Limitations on Liability, Indemnification of Officers and Directors, and Insurance

        The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for certain breaches of directors' fiduciary duties as directors, and our certificate of incorporation will include such an exculpation provision. Our certificate of incorporation will include provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors or officers for monetary damages for actions taken as a director or officer of CCP, or for serving at our request as a director or officer or another position at another corporation or enterprise, as the case may be. Our certificate of incorporation will also provide that we may advance reasonable expenses to its directors and officers, subject to the receipt of an undertaking by or on behalf of the indemnified party. Our certificate of incorporation will expressly authorize us to carry directors' and officers' insurance to protect CCP, its directors, officers and certain employees for some liabilities.

        The limitation of liability and indemnification provisions that will be in our certificate of incorporation may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. However, these provisions will not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director's duty of care. The provisions will not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. There is currently no pending material litigation or proceeding against any CCP directors, officers or employees for which indemnification is sought.

Listing

        We have applied to have our shares of common stock listed on the NYSE under the symbol "CCP."

Sale of Unregistered Securities

        In connection with its incorporation, on April 2, 2015, CCP issued 100 shares of its common stock, par value $0.01 per share, to Nationwide Health Properties, LLC, a wholly owned subsidiary of Ventas, pursuant to Section 4(a)(2) of the Securities Act. CCP did not register the issuance of these shares under the Securities Act because such issuance did not constitute a public offering.

        On April 4, 2015, a wholly owned subsidiary of CCP entered into a definitive agreement to acquire a specialty healthcare and seniors housing valuation firm in exchange for the issuance of shares of CCP common stock having a value of approximately $11 million. The exact number of shares of CCP common stock to be issued in the acquisition will be based on the volume-weighted average price ("VWAP") of CCP common stock on the NYSE over a specified interval during the when-issued trading period prior to the distribution. The acquisition is expected to be consummated shortly before the distribution. If the value of the CCP shares issued to the sellers, based on the VWAP of CCP common stock over the 30 days immediately prior to the six-month anniversary of the closing of the acquisition, is less than approximately $11 million, CCP will issue additional shares to the sellers such that the total value of all shares issued to the sellers, based on that VWAP, is equal to approximately $11 million, except that the number of additional shares issued after the closing of the acquisition will not exceed the number of shares issued at the closing. The shares will be issued to the selling members of the firm as consideration for their ownership interests in the firm pursuant to Section 4(a)(2) of the Securities Act. CCP does not plan to register the issuance under the Securities Act because this issuance will not constitute a public offering.

Transfer Agent and Registrar

        After the distribution, the transfer agent and registrar for CCP common stock will be Wells Fargo Shareowner Services.

Wells Fargo Shareowner Services
P.O. Box 64874
St. Paul, MN 55164-0874
Tel: 800-468-9716

 MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION

        The following is a discussion of material U.S. federal income tax consequences of the distribution of our common stock to "U.S. Holders" (as defined below) of Ventas common stock. This summary is based on the Code, U.S. Treasury regulations promulgated thereunder, rulings and other administrative pronouncements issued by the IRS, and judicial decisions, all as in effect on the date of this information statement, and is subject to changes in these or other governing authorities, any of which may have a retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. This discussion is based upon the assumption that the distribution, together with certain related transactions, will be consummated in accordance with the separation documents and as described in this information statement. This summary is for general information only and is not tax advice. It does not discuss any state, local or non-U.S. tax consequences, and it does not purport to discuss all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of its particular investment or tax circumstances or to holders subject to special rules under the Code (including, but not limited to, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, partners in partnerships that hold our common shares, pass-through entities, traders in securities who elect to apply a mark-to-market method of accounting, stockholders who hold our common shares as part of a "hedge," "straddle," "conversion," "synthetic security," "integrated investment" or "constructive sale transaction," individuals who receive our common shares upon the exercise of employee stock options or otherwise as compensation, holders who are subject to alternative minimum tax or any holders who actually or constructively own more than 5% of Ventas common stock). This discussion does not address the U.S. federal income tax consequences of investors who do not hold their Ventas common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment).

        If a partnership, including for this purpose any entity that is treated as a partnership for U.S. federal income tax purposes, holds Ventas common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the distribution.

        For purposes of this discussion a "U.S. Holder" is any holder of Ventas common stock that is, for U.S. federal income tax purposes:

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  An individual who is a citizen or resident of the United States;

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  A corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, or of any state thereof, or the District of Columbia;

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  An estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

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  A trust if a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust.

THE FOLLOWING DISCUSSION IS A SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION UNDER CURRENT LAW AND IS FOR GENERAL INFORMATION ONLY. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE DISTRIBUTION TO THEM, INCLUDING THE APPLICATION OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

        It is a condition to the distribution that Ventas receive an opinion of Wachtell, Lipton, Rosen & Katz, satisfactory to the Ventas board of directors, regarding treatment of the distribution, together with certain related transactions, under Sections 355 and 368(a)(1)(D) of the Code. The opinion of Wachtell, Lipton, Rosen & Katz will be based and rely on, among other things, certain facts and assumptions, as well as certain representations, statements and undertakings of Ventas and CCP (including those relating to the past and future conduct of Ventas and CCP). If any of these representations, statements or undertakings are, or become, inaccurate or incomplete, if Ventas or CCP breaches any of its respective covenants in the separation documents, the opinion of counsel may be invalid and the conclusions reached therein could be jeopardized. This opinion of Wachtell, Lipton, Rosen & Katz will not be binding on the IRS or the courts.

        Notwithstanding the receipt by Ventas of the opinion of Wachtell, Lipton, Rosen & Katz, the IRS could assert that the distribution and/or certain related transactions do not qualify for tax-free treatment for U.S. federal income tax purposes. If the IRS were successful in taking this position, Ventas, CCP and Ventas stockholders could be subject to significant U.S. federal income tax liability. Please refer to "—Material U.S. Federal Income Tax Consequences if the Distribution is Taxable" below.

Material U.S. Federal Income Tax Consequences if the Distribution Qualifies as a Transaction That is Generally Tax Free Under Sections 355 and 368(a)(1)(D) of the Code.

        Assuming that the distribution, together with certain related transactions, qualifies as a transaction that is generally tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code, the U.S. federal income tax consequences of the distribution are as follows: (i) the distribution will generally not result in any taxable income, gain or loss to Ventas; (ii) no gain or loss will generally be recognized by (and no amount will be included in the income of) U.S. Holders of Ventas common stock upon their receipt of CCP common stock in the distribution, except with respect to any cash received in lieu of fractional shares of CCP common stock (as described below); (iii) the aggregate tax basis of the Ventas common stock and the CCP common stock received in the distribution (including any fractional share interest in CCP common stock for which cash is received) in the hands of each U.S. Holder of Ventas common stock after the distribution will equal the aggregate basis of Ventas common stock held by the U.S. Holder immediately before the distribution, allocated between the Ventas common stock and the CCP common stock (including any fractional share interest in CCP common stock for which cash is received) in proportion to the relative fair market value of each on the date of the distribution; and (iv) the holding period of the CCP common stock received by each U.S. Holder of Ventas common stock in the distribution (including any fractional share interest in CCP common stock for which cash is received) will generally include the holding period at the time of the distribution for the Ventas common stock with respect to which the distribution is made, provided the Ventas common stock is held as a capital asset on the date of the distribution. A U.S. Holder who receives cash in lieu of a fractional share of CCP common stock in the distribution will be treated as having sold such fractional share for cash, and will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and such U.S. Holder's adjusted tax basis in such fractional share. Such gain or loss will be long-term capital gain or loss if the U.S. Holder's holding period for its Ventas common stock exceeds one year at the time of the distribution.

        U.S. Treasury regulations also generally provide that if a U.S. Holder of Ventas common stock holds different blocks of Ventas common stock (generally shares of Ventas common stock purchased or acquired on different dates or at different prices), the aggregate basis for each block of Ventas common stock purchased or acquired on the same date and at the same price will be allocated, to the greatest extent possible, between the CCP common stock received in the distribution in respect of such block of Ventas common stock and such block of Ventas common stock, in proportion to their respective fair market values, and the holding period of the CCP common stock received in the distribution in respect of such block of Ventas common stock will generally include the holding period of such block of Ventas common stock, provided that such block of Ventas common stock was held as a capital asset on the date of the distribution. If a U.S. Holder of Ventas common stock is not able to identify which particular shares of CCP common stock are received in the distribution with respect to a particular block of Ventas common stock, for purposes of applying the rules described above, the U.S. Holder may designate which shares of CCP common stock are received in the distribution in respect of a particular block of Ventas common stock, provided that such designation is consistent with the terms of the distribution. Holders of Ventas common stock are urged to consult their own tax advisors regarding the application of these rules to their particular circumstances.

        Notwithstanding the receipt by Ventas of the opinion of counsel, the IRS could determine that the distribution, together with certain related transactions, should be treated as a taxable transaction if it determines that any of the representations, assumptions or undertakings are false or have been violated, or if it disagrees with the conclusions in the opinion of counsel. The opinion of counsel is not binding on the IRS and there can be no assurance that the IRS will not take a contrary position.

Material U.S. Federal Income Tax Consequences if the Distribution is Taxable

        As discussed above, notwithstanding receipt by Ventas of the opinion of Wachtell, Lipton, Rosen & Katz, the IRS could assert that the distribution and/or certain related transactions do not qualify for tax-free treatment for U.S. federal income tax purposes. If the IRS were successful in taking this position, the consequences described above would not apply, and Ventas, CCP and Ventas stockholders could be subject to significant U.S. federal income tax liability. In addition, certain events that may or may not be within the control of Ventas or CCP could cause the distribution and certain related transactions to not qualify for tax-free treatment for U.S. federal income tax purposes. Depending on the circumstances, CCP may recognize taxable gain or may be required to indemnify Ventas for taxes (and certain related losses) resulting from the distribution not qualifying as tax-free.

        If the distribution fails to qualify as a tax-free transaction for U.S. federal income tax purposes, in general, Ventas would recognize taxable gain as if it had sold the CCP common stock in a taxable sale for its fair market value (unless Ventas and CCP jointly make an election under Section 336(e) of the Code with respect to the distribution, in which case, in general, CCP would (i) recognize taxable gain as if it had sold all of its assets in a taxable sale in exchange for an amount equal to the fair market value of the CCP common stock and the assumption of all CCP's liabilities and (ii) obtain a related step up in the basis of its assets) and Ventas stockholders who receive CCP common stock in the distribution would be subject to tax as if they had received a taxable distribution equal to the fair market value of such shares. In addition, even if the distribution were to otherwise qualify as tax-free under Section 355 of the Code, it may result in taxable gain at the entity level under Section 355(e) of the Code, if the distribution were later deemed to be part of a plan (or series of related transactions) pursuant to which one or more persons acquire, directly or indirectly, shares representing a 50% or greater interest (by vote or value) in Ventas or CCP. For this purpose, any acquisitions of Ventas stock or CCP stock within the period beginning two years before the separation and ending two years after the separation are presumed to be part of such a plan, although Ventas or CCP may be able to rebut that presumption

        In connection with the distribution, Ventas and CCP will enter into a tax matters agreement pursuant to which CCP will agree to be responsible for certain liabilities and obligations following the distribution. In general, under the terms of the tax matters agreement, if the distribution, together with certain related transactions, were to fail to qualify as a tax-free transaction under Sections 355 and 368(a)(1)(D) of the Code (including as a result of Section 355(e) of the Code) and if such failure were the result of actions taken after the distribution by Ventas or CCP, the party responsible for such failure will be responsible for all taxes imposed on, and certain related amounts payable by, Ventas or CCP to the extent such taxes or related amounts result from such actions. However, if such failure was the result of any acquisition of CCP stock or assets or any of CCP's representations, statements or undertakings being incorrect, incomplete or breached, CCP will be responsible for all entity-level taxes and certain related amounts resulting from such acquisition or breach. For a discussion of the tax sharing agreement, please refer to "Our Relationship with Ventas Following the Distribution—Tax Matters Agreement." CCP's indemnification obligations to Ventas under the tax matters agreement will not be limited in amount or subject to any cap. If CCP is required to pay any entity-level taxes or make additional distributions or indemnify Ventas and its subsidiaries and their respective officers and directors under the circumstances set forth in the tax matters agreement, CCP may be subject to substantial liabilities.

Backup Withholding and Information Reporting

        Payments of cash to U.S. Holders of Ventas common stock in lieu of fractional shares of CCP common stock may be subject to information reporting and backup withholding (currently at a rate of 28%), unless such U.S. Holder delivers a properly completed IRS Form W-9, providing such U.S. Holder's correct taxpayer identification number and certain other information, or otherwise establishing a basis for exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. Holder's U.S. federal income tax liability provided that the required information is timely furnished to the IRS.

        U.S. Treasury regulations require certain U.S. Holders who receive shares of CCP common stock in the distribution to attach to such U.S. Holder's federal income tax return for the year in which the distribution occurs a detailed statement setting forth certain information relating to the tax-free nature of the distribution.

        THE FOREGOING DISCUSSION IS A SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION UNDER CURRENT LAW AND IS FOR GENERAL INFORMATION ONLY. THE FOREGOING DISCUSSION DOES NOT PURPORT TO ADDRESS ALL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION OR TAX CONSEQUENCES THAT MAY ARISE UNDER THE TAX LAWS OF OTHER JURISDICTIONS OR THAT MAY APPLY TO PARTICULAR CATEGORIES OF STOCKHOLDERS. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE DISTRIBUTION TO THEM, INCLUDING THE APPLICATION OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS, AND THE EFFECT OF POSSIBLE CHANGES IN TAX LAWS THAT MAY AFFECT THE TAX CONSEQUENCES DESCRIBED ABOVE.

 MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF INVESTMENT IN OUR COMMON STOCK

        The following is a summary of material U.S. federal income tax consequences of the investment in our common stock. For purposes of this section, references to "CCP," "we," "our," and "us" generally mean only CCP and its subsidiaries or other lower-tier entities, except as otherwise indicated, and references to "tenants" are to persons who are treated as lessees of real property for purposes of the REIT requirements, including, in general, persons who are referred to as "customers" elsewhere in this information statement. This summary is based on the Code, U.S. Treasury regulations promulgated thereunder, rulings and other administrative pronouncements issued by the IRS, and judicial decisions, all as in effect on the date of this information statement, and is subject to changes in these or other governing authorities, any of which may have a retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position to the contrary to any of the tax consequences described below. This summary is also based upon the assumption that we and our subsidiaries and affiliated entities will operate in accordance with our and their applicable organizational documents. This summary is for general information only and is not tax advice. It does not discuss any state, local or non-U.S. tax consequences relevant to us or an investment in our common stock, and it does not purport to discuss all aspects of U.S. federal income taxation that may be relevant to a particular investor in light of its particular investment or tax circumstances or to investors subject to special rules under the Code (including, but not limited to, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, partners in partnerships that hold our common stock, pass-through entities, traders in securities who elect to apply a mark-to-market method of accounting, stockholders who hold our common stock as part of a "hedge," "straddle," "conversion," "synthetic security," "integrated investment" or "constructive sale transaction," individuals who receive our common stock upon the exercise of employee stock options or otherwise as compensation, and stockholders who are subject to alternative minimum tax). Finally, this summary does not address the U.S. federal income tax consequences to investors who will not hold our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment).

        The U.S. federal income tax treatment of holders of our common stock depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences to any particular stockholder of holding our common stock will depend on the stockholder's particular tax circumstances. You are urged to consult your tax advisor regarding the U.S. federal, state, local, and foreign income and other tax consequences to you in light of your particular investment or tax circumstances of acquiring, holding, exchanging, or otherwise disposing of our common stock.

        We intend to elect to be taxed as a REIT under Sections 856 through 859 of the Code, from and after the taxable year that includes the distribution. We believe that we will be organized, and we expect to operate, in such a manner as to qualify for taxation as a REIT under the applicable provisions of the Code.

        Wachtell, Lipton, Rosen and Katz has acted as our special tax advisor in connection with our formation and election to be taxed as a REIT. In connection with this transaction, we expect to receive an opinion of Wachtell, Lipton, Rosen & Katz to the effect that we are organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and that our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT commencing with our taxable year that includes the distribution. It must be emphasized that the opinion of Wachtell, Lipton, Rosen & Katz is based on various assumptions relating to our organization and operation, and are conditioned upon fact-based representations and covenants made by our management regarding our organization, assets, and income, and the present and future conduct of our business operations. While we intend to operate so that we will qualify to be taxed as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Wachtell, Lipton, Rosen & Katz or by us that we will qualify to be taxed as a REIT for any particular year. The opinion of Wachtell, Lipton, Rosen & Katz is expressed as of the date issued. Wachtell, Lipton, Rosen & Katz will have no obligation to advise us or our stockholders of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of advisors are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

        Qualification and taxation as a REIT depends on our ability to meet on a continuing basis, through actual operating results, distribution levels, and diversity of share ownership, various qualification requirements imposed upon REITs by the Code, the compliance with which will not be reviewed by Wachtell, Lipton, Rosen & Katz. Our ability to qualify to be taxed as a REIT also requires that we satisfy certain tests, some of which depend upon the fair market values of assets that we own directly or indirectly. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy such requirements for qualification and taxation as a REIT.

Taxation of CCP

Taxation of REITs in General

        As indicated above, our qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Code. The material qualification requirements are summarized below under "—Requirements for Qualification—General." While we intend to operate so that we qualify and continue to qualify to be taxed as a REIT, no assurance can be given that the IRS will not challenge our qualification, or that we will be able to operate in accordance with the REIT requirements in the future. Please refer to "—Failure to Qualify."

        Provided that we qualify to be taxed as a REIT, generally we will be entitled to a deduction for dividends that we pay and therefore will not be subject to U.S. federal corporate income tax on our net REIT taxable income that is currently distributed to our stockholders. This treatment substantially eliminates the "double taxation" at the corporate and stockholder levels that generally results from an investment in a C corporation. A "C corporation" is a corporation that generally is required to pay tax at the corporate level. Double taxation means taxation once at the corporate level when income is earned and once again at the stockholder level when the income is distributed. In general, the income that we generate is taxed only at the stockholder level upon a distribution of dividends to our stockholders.

        Currently, most U.S. stockholders that are individuals, trusts or estates are taxed on corporate dividends at a maximum U.S. federal income tax rate of 20% (the same as long-term capital gains). With limited exceptions, however, dividends from us or from other entities that are taxed as REITs are generally not eligible for this rate and will continue to be taxed at rates applicable to ordinary income. Presently, the highest marginal non-corporate U.S. federal income tax rate applicable to ordinary income is 39.6%. Please refer to "—Taxation of Stockholders—Taxation of Taxable U.S. Stockholders—Distributions."

        Any net operating losses, foreign tax credits and other tax attributes generally do not pass through to our stockholders, subject to special rules for certain items such as the capital gains that we recognize. Please refer to "—Taxation of Stockholders—Taxation of Taxable U.S. Stockholders—Distributions."

        If we qualify to be taxed as a REIT, we will nonetheless be subject to U.S. federal tax in the following circumstances:

  •
  We will be taxed at regular corporate rates on any undistributed net taxable income, including undistributed net capital gains;

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  We may be subject to the "alternative minimum tax" on our items of tax preference, including any deductions of net operating losses;

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  If we have net income from prohibited transactions, which are, in general, sales or other dispositions of inventory or property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. Please refer to "—Prohibited Transactions" and "—Foreclosure Property" below;

  •
  If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or certain leasehold terminations as "foreclosure property," we may thereby avoid the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%);

  •
  If we fail to satisfy the 75% gross income test and/or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because we satisfy other requirements, we will be subject to a 100% tax on an amount based on the magnitude of the failure, as adjusted to reflect the profit margin associated with our gross income;

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  If we violate the asset tests (other than certain de minimis violations) or other requirements applicable to REITs, as described below, and yet maintain our qualification as a REIT because there is reasonable cause for the failure and other applicable requirements are met, we may be subject to a penalty tax. In that case, the amount of the penalty tax will be at least $50,000 per failure, and, in the case of certain asset test failures, will be determined as the amount of net income generated by the nonqualifying assets in question multiplied by the highest corporate tax rate (currently 35%) if that amount exceeds $50,000 per failure;

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  If we fail to distribute during each calendar year at least the sum of (i) 85% of our ordinary income for such year, (ii) 95% of our capital gain net income for such year and (iii) any undistributed net taxable income from prior periods, we will be subject to a nondeductible 4% excise tax on the excess of the required distribution over the sum of (a) the amounts that we actually distributed and (b) the amounts we retained and upon which we paid income tax at the corporate level;

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  We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT's stockholders, as described below in "—Requirements for Qualification—General;"

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  A 100% tax may be imposed on transactions between us and a TRS that do not reflect arm's-length terms;

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  If we acquire appreciated assets from a corporation that is not a REIT (i.e., a corporation taxable under subchapter C of the Code) in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation, we may be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during the ten-year period following their acquisition from the subchapter C corporation; and

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  The earnings of our TRSs will generally be subject to U.S. federal corporate income tax.

        In addition, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local, and foreign income, property, gross receipts and other taxes on our assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification—General

        The Code defines a REIT as a corporation, trust or association:

  (1)
  That is managed by one or more trustees or directors;

  (2)
  The beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

  (3)
  That would be taxable as a domestic corporation but for its election to be subject to tax as a REIT;

  (4)
  That is neither a financial institution nor an insurance company subject to specific provisions of the Code;

  (5)
  The beneficial ownership of which is held by 100 or more persons;

  (6)
  In which, during the last half of each taxable year, not more than 50% in value of the outstanding equity is owned, directly or indirectly, by five or fewer "individuals" (as defined in the Code to include specified tax-exempt entities); and

  (7)
  That meets other tests described below, including with respect to the nature of its income and assets.

        The Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) need not be met during a corporation's initial tax year as a REIT (which, in our case, will be the taxable year that includes the distribution). Our certificate of incorporation will provide restrictions regarding the ownership and transfers of our shares, which are intended to assist us in satisfying the share ownership requirements described in conditions (5) and (6) above. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in conditions (5) and (6) above. If we fail to satisfy these share ownership requirements, except as provided in the next sentence, our status as a REIT will terminate. If, however, we comply with the rules contained in applicable Treasury regulations that require us to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirements described in condition (6) above, we will be treated as having met this requirement.

        To monitor compliance with the share ownership requirements, we generally are required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our shares pursuant to which the record holders must disclose the actual owners of the shares (i.e., the persons required to include our dividends in their gross income). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record-keeping requirements. If you fail or refuse to comply with the demands, you will be required by Treasury regulations to submit a statement with your tax return disclosing your actual ownership of our shares and other information.

        In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We intend to adopt December 31 as our year-end, and thereby satisfy this requirement.

Effect of Subsidiary Entities

Ownership of Partnership Interests

        If we are a partner in an entity that is treated as a partnership for U.S. federal income tax purposes, Treasury regulations provide that we are deemed to own our proportionate share of the partnership's assets, and to earn our proportionate share of the partnership's income, for purposes of the asset and gross income tests applicable to REITs. Our proportionate share of a partnership's assets and income is based on our capital interest in the partnership (except that for purposes of the 10% value test, described below, our proportionate share of the partnership's assets is based on our proportionate interest in the equity and certain debt securities issued by the partnership). In addition, the assets and gross income of the partnership are deemed to retain the same character in our hands. Thus, our proportionate share of the assets and income of any of our subsidiary partnerships will be treated as our assets and items of income for purposes of applying the REIT requirements.

        If we become a limited partner or non-managing member in any partnership or limited liability company and such entity takes or expects to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a gross income or asset test, and that we would not become aware of such action in time to dispose of our interest in the partnership or limited liability company or take otherwise corrective action on a timely basis. In that case, we could fail to qualify to be taxed as a REIT unless we were entitled to relief, as described below.

Disregarded Subsidiaries

        If we own a corporate subsidiary that is a "qualified REIT subsidiary," that subsidiary is generally disregarded as a separate entity for U.S. federal income tax purposes, and all of the subsidiary's assets, liabilities and items of income, deduction and credit are treated as our assets, liabilities and items of income, deduction and credit, including for purposes of the gross income and asset tests applicable to REITs. A qualified REIT subsidiary is any corporation, other than a TRS (as described below), that is directly or indirectly wholly owned by a REIT. Other entities that are wholly owned by us, including single member limited liability companies that have not elected to be taxed as corporations for U.S. federal income tax purposes, are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT income and asset tests. Disregarded subsidiaries, along with any partnerships in which we hold an equity interest, are sometimes referred to herein as "pass-through subsidiaries."

        In the event that a disregarded subsidiary of ours ceases to be wholly owned—for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours—the subsidiary's separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, the subsidiary would have multiple owners and would be treated as a either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirements the REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation. Please refer to "—Asset Tests" and "—Income Tests."

Taxable REIT Subsidiaries

        In general, we may jointly elect with a subsidiary corporation, whether or not wholly owned, to treat such subsidiary corporation as a TRS. We generally may not own more than 10% of the securities of a taxable corporation, as measured by voting power or value, unless we and such corporation elect to treat such corporation as a TRS. The separate existence of a TRS or other taxable corporation is not ignored for U.S. federal income tax purposes. Accordingly, a TRS or other taxable subsidiary corporation generally is subject to corporate income tax on its earnings, which may reduce the cash flow that we and our subsidiaries generate in the aggregate and may reduce our ability to make distributions to our stockholders.

        A TRS may not directly or indirectly operate or manage any healthcare facilities or lodging facilities or provide rights to any brand name under which any healthcare facility or lodging facility is operated. A TRS may provide rights to any brand name under which any healthcare facility or lodging facility is operated if such rights are provided to an "eligible independent contractor" (as described below) to operate or manage a healthcare facility or lodging facility if such rights are held by the TRS as a franchisee, licensee or in a similar capacity and such healthcare facility or lodging facility is owned by the TRS or leased to the TRS by its parent REIT. A TRS will not be treated as operating or managing a "qualified healthcare property" or a "qualified lodging facility" solely because the TRS directly or indirectly possesses a license, permit or similar instrument enabling it to do so.

        We are not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by a taxable subsidiary corporation to us is an asset in our hands, and we treat the dividends paid to us from such taxable subsidiary corporation, if any, as income. This treatment can affect our income and asset test calculations, as described below. Because we do not include the assets and income of TRSs or other taxable subsidiary corporations on a look-through basis in determining our compliance with the REIT requirements, we may use such entities to undertake indirectly activities that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries. For example, we may use TRSs or other taxable subsidiary corporations to perform services or conduct activities that give rise to certain categories of income or to conduct activities that, if conducted by us directly, would be treated in our hands as prohibited transactions.

        The TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT's tenants that are not conducted on an arm's-length basis. We intend that all of our transactions with our TRS, if any, will be conducted on an arm's-length basis.

Income Tests

        In order to qualify to be taxed as a REIT, we must satisfy two gross income requirements on an annual basis. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in "prohibited transactions," discharge of indebtedness and certain hedging transactions, generally must be derived from "rents from real property," gains from the sale of real estate assets, interest income derived from mortgage loans secured by real property (including certain types of mortgage-backed securities), dividends received from other REITs, and specified income from temporary investments. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions, discharge of indebtedness and certain hedging transactions, must be derived from some combination of income that qualifies under the 75% gross income test described above, as well as other dividends, interest, and gain from the sale or disposition of equity or securities, which need not have any relation to real property. Income and gain from certain hedging transactions will be excluded from both the numerator and the denominator for purposes of both the 75% and 95% gross income tests.

Rents from Real Property

        Rents we receive from a tenant will qualify as "rents from real property" for the purpose of satisfying the gross income requirements for a REIT described above only if all of the conditions described below are met.

  •
  The amount of rent is not based in whole or in part on the income or profits of any person. However, an amount we receive or accrue generally will not be excluded from the term "rents from real property" solely because it is based on a fixed percentage or percentages of receipts or sales;

  •
  Neither we nor an actual or constructive owner of 10% or more of our shares actually or constructively owns 10% or more of a tenant from whom we receive rent, other than a TRS. Rents we receive from a TRS will qualify as "rents from real property" as long as the "qualified healthcare property" is operated on behalf of the TRS by an "independent contractor" who is adequately compensated, who does not, directly or through its stockholders, own more than 35% of our shares, taking into account certain ownership attribution rules, and who is, or is related to a person who is, actively engaged in the trade or business of operating "qualified healthcare properties" for any person unrelated to us and our TRS lessee (an "eligible independent contractor"). A "qualified healthcare property" includes any real property and any personal property that is, or is necessary or incidental to the use of, a hospital, nursing facility, assisted living facility, congregate care facility, qualified continuing care facility or other licensed facility which extends medical or nursing or ancillary services to patients and which is operated by a provider of such services which is eligible for participation in the Medicare program with respect to such facility.

  •
  Rent attributable to personal property that is leased in connection with a lease of real property is not greater than 15% of the total rent received under the lease. If this condition is not met, then the portion of the rent attributable to personal property will not qualify as "rents from real property"; and

  •
  We generally are not permitted to operate or manage our properties or to furnish or render services to our tenants, other than through an "independent contractor" who is adequately compensated and from whom we do not derive revenue. However, we need not provide services through an "independent contractor," but instead may provide services directly to our tenants, if the services are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not considered to be provided for the tenants' convenience. In addition, we may provide a minimal amount of "non-customary" services to the tenants of a property, other than through an independent contractor, as long as our income from the services (valued at not less than 150% of our direct cost of performing such services) does not exceed 1% of our income from the related property. Further, we may own up to 100% of the stock of a TRS which may provide customary and non-customary services to our tenants without tainting our rental income for the related properties. See "—Taxable REIT Subsidiaries."

Interest Income

        Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test (as described above) to the extent that the obligation upon which such interest is paid is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired or originated the mortgage loan, the interest income will be apportioned between the real property and the other collateral, and our income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property, or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test. For these purposes, the term "interest" generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

Dividend Income

        We may directly or indirectly receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions generally are treated as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. Any dividends that we receive from another REIT, however, will be qualifying income for purposes of both the 95% and 75% gross income tests.

Fee Income

        Any fee income that we earn will generally not be qualifying income for purposes of either gross income test. Any fees earned by a TRS, however, will not be included for purposes of our gross income tests.

Hedging Transactions

        Any income or gain that we or our pass-through subsidiaries derive from instruments that hedge certain risks, such as the risk of changes in interest rates, will be excluded from gross income for purposes of both the 75% and 95% gross income tests, provided that specified requirements are met, including the requirement that the instrument is entered into during the ordinary course of our business, the instrument hedges risks associated with indebtedness issued by us or our pass-through subsidiary that is incurred or to be incurred to acquire or carry "real estate assets" (as described below under "—Asset Tests"), and the instrument is properly identified as a hedge along with the risk that it hedges within prescribed time periods. Certain items of income or gain attributable to hedges of foreign currency fluctuations with respect to income that satisfies the REIT gross income requirements may also be excluded from the 95% and 75% gross income tests. Most likely, income and gain from all other hedging transactions will not be qualifying income for either the 95% or 75% gross income test.

Failure to Satisfy the Gross Income Tests

        If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify to be taxed as a REIT for such year if we are entitled to relief under applicable provisions of the Code. These relief provisions will be generally available if (i) our failure to meet these tests was due to reasonable cause and not due to willful neglect and (ii) following our identification of the failure to meet the 75% or 95% gross income test for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income test for such taxable year in accordance with Treasury regulations, which have not yet been issued. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances, we will not qualify to be taxed as a REIT. Even if these relief provisions apply, and we retain our status as a REIT, the Code imposes a tax based upon the amount by which we fail to satisfy the particular gross income test.

Asset Tests

        At the close of each calendar quarter, we must also satisfy four tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of "real estate assets," cash, cash items, U.S. government securities, and, under some circumstances, debt or equity instruments purchased with new capital. For this purpose, real estate assets include interests in real property and shares of other corporations that qualify as REITs, as well as some kinds of mortgage-backed securities and mortgage loans. Assets that do not qualify for purposes of the 75% asset test are subject to the additional asset tests described below.

        Second, the value of any one issuer's securities that we own may not exceed 5% of the value of our total assets.

        Third, we may not own more than 10% of any one issuer's outstanding securities, as measured by either voting power or value. The 5% and 10% asset tests do not apply to securities of TRSs and qualified REIT subsidiaries and the 10% asset test does not apply to "straight debt" having specified characteristics and to certain other securities described below. Solely for purposes of the 10% asset test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Code.

        Fourth, the aggregate value of all securities of TRSs that we hold, together with other non-qualified assets (such as furniture and equipment or other tangible personal property, or non-real estate securities) may not, in the aggregate, exceed 25% of the value of our total assets.

        Notwithstanding the general rule, as noted above, that for purposes of the REIT income and asset tests we are treated as owning our proportionate share of the underlying assets of a subsidiary partnership, if we hold indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of, the asset tests unless the indebtedness is a qualifying mortgage asset or other conditions are met. Similarly, although shares of another REIT are qualifying assets for purposes of the REIT asset tests, any non-mortgage debt that is issued by another REIT may not so qualify (although such debt will not be treated as "securities" for purposes of the 10% asset test, as explained below).

        Certain securities will not cause a violation of the 10% asset test described above. Such securities include instruments that constitute "straight debt," which term generally excludes, among other things, securities having contingency features. A security does not qualify as "straight debt" where a REIT (or a controlled TRS of the REIT) owns other securities of the same issuer which do not qualify as straight debt, unless the value of those other securities constitute, in the aggregate, 1% or less of the total value of that issuer's outstanding securities. In addition to straight debt, the Code provides that certain other securities will not violate the 10% asset test. Such securities include (i) any loan made to an individual or an estate, (ii) certain rental agreements pursuant to which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT under attribution rules), (iii) any obligation to pay rents from real property, (iv) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity, (v) any security (including debt securities) issued by another REIT and (vi) any debt instrument issued by a partnership if the partnership's income is of a nature that it would satisfy the 75% gross income test described above under "—Income Tests." In applying the 10% asset test, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT's proportionate interest in the equity and certain debt securities issued by that partnership.

        No independent appraisals have been obtained to support our conclusions as to the value of our total assets or the value of any particular security or securities. Moreover, the values of some assets may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. Accordingly, there can be no assurance that the IRS will not contend that our interests in our subsidiaries or in the securities of other issuers will not cause a violation of the REIT asset tests.

        However, certain relief provisions are available to allow REITs to satisfy the asset requirements or to maintain REIT qualification notwithstanding certain violations of the asset and other requirements.

For example, if we should fail to satisfy the asset tests at the end of a calendar quarter such a failure would not cause us to lose our REIT qualification if we (i) satisfied the asset tests at the close of the preceding calendar quarter and (ii) the discrepancy between the value of our assets and the asset requirements was not wholly or partially caused by an acquisition of non-qualifying assets, but instead arose from changes in the relative market values of our assets. If the condition described in (ii) were not satisfied, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose or by making use of the relief provisions described above.

        In the case of de minimis violations of the 10% and 5% asset tests, a REIT may maintain its qualification despite a violation of such requirements if (i) the value of the assets causing the violation does not exceed the lesser of 1% of the REIT's total assets and $10,000,000 and (ii) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or the relevant tests are otherwise satisfied within that time frame.

        Even if we did not qualify for the foregoing relief provisions, one additional provision allows a REIT that fails one or more of the asset requirements to nevertheless maintain its REIT qualification if (i) the REIT provides the IRS with a description of each asset causing the failure, (ii) the failure is due to reasonable cause and not willful neglect, (iii) the REIT pays a tax equal to the greater of (a) $50,000 per failure and (b) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate (currently 35%) and (iv) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame.

Annual Distribution Requirements

        In order to qualify to be taxed as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to: (i) the sum of (a) 90% of our REIT taxable income, computed without regard to our net capital gains and the deduction for dividends paid; and (b) 90% of our after tax net income, if any, from foreclosure property (as described below); minus (ii) the excess of the sum of specified items of non-cash income over 5% of our REIT taxable income, computed without regard to our net capital gain and the deduction for dividends paid.

        We generally must make these distributions in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the year and if paid with or before the first regular dividend payment after such declaration. These distributions will be treated as received by our stockholders in the year in which paid. In order for distributions to be counted as satisfying the annual distribution requirements for REITs, and to provide us with a REIT-level tax deduction, the distributions must not be "preferential dividends." A dividend is not a preferential dividend if the distribution is (i) pro rata among all outstanding shares of equity within a particular class and (ii) in accordance with any preferences among different classes of equity as set forth in our organizational documents.

        To the extent that we distribute at least 90%, but less than 100%, of our REIT taxable income, as adjusted, we will be subject to tax at ordinary corporate tax rates on the retained portion. We may elect to retain, rather than distribute, some or all of our net long-term capital gains and pay tax on such gains. In this case, we could elect for our stockholders to include their proportionate shares of such undistributed long-term capital gains in income, and to receive a corresponding credit for their share of the tax that we paid. Our stockholders would then increase the adjusted basis of their shares by the difference between (i) the amounts of capital gain dividends that we designated and that they include in their taxable income, minus (ii) the tax that we paid on their behalf with respect to that income.

        To the extent that in the future we may have available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. Such losses, however, will generally not affect the tax treatment to our stockholders of any distributions that are actually made. Please refer to "—Taxation of Stockholders—Taxation of Taxable U.S. Stockholders—Distributions."

        If we fail to distribute during each calendar year at least the sum of (i) 85% of our ordinary income for such year, (ii) 95% of our capital gain net income for such year and (iii) any undistributed net taxable income from prior periods, we will be subject to a non-deductible 4% excise tax on the excess of such required distribution over the sum of (a) the amounts actually distributed, plus (b) the amounts of income we retained and on which we have paid corporate income tax.

        We expect that our REIT taxable income will be less than our cash flow because of depreciation and other non-cash charges included in computing REIT taxable income. Accordingly, we anticipate that we generally will have sufficient cash or liquid assets to enable us to satisfy the distribution requirements described above. However, from time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in determining our taxable income. In addition, we may decide to retain our cash, rather than distribute it, in order to repay debt, acquire assets, or for other reasons. If these timing differences occur, we may borrow funds to pay dividends or pay dividends through the distribution of other property (including our shares) in order to meet the distribution requirements, while preserving our cash.

        If our taxable income for a particular year is subsequently determined to have been understated, we may be able to rectify a resultant failure to meet the distribution requirements for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing REIT qualification or being taxed on amounts distributed as deficiency dividends, subject to the 4% excise tax described above. We will be required to pay interest based on the amount of any deduction taken for deficiency dividends.

        For purposes of the 90% distribution requirement and excise tax described above, any dividend that we declare in October, November or December of any year and that is payable to a stockholder of record on a specified date in any such month will be treated as both paid by us and received by the stockholder on December 31 of such year, provided that we actually pay the dividend before the end of January of the following calendar year.

Prohibited Transactions

        Net income that we derive from a prohibited transaction is subject to a 100% tax. The term "prohibited transaction" generally includes a sale or other disposition of property (other than foreclosure property, as discussed below) that is held as inventory or primarily for sale to customers in the ordinary course of a trade or business. We intend to conduct our operations so that no asset that we own (or are treated as owning) will be treated as, or having been, held as inventory or for sale to customers, and that a sale of any such asset will not be treated as having been in the ordinary course of our business. Whether property is held as inventory or "primarily for sale to customers in the ordinary course of a trade or business" depends on the particular facts and circumstances. No assurance can be given that any property that we sell will not be treated as inventory or property held for sale to customers, or that we can comply with certain safe-harbor provisions of the Code that would prevent such treatment. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate rates. We intend to structure our activities to avoid prohibited transaction characterization.

Like-Kind Exchanges

        We may dispose of properties in transactions intended to qualify as like-kind exchanges under the Code. Such like-kind exchanges are intended to result in the deferral of gain for U.S. federal income tax purposes. The failure of any such transaction to qualify as a like-kind exchange could require us to pay federal income tax, possibly including the 100% prohibited transaction tax, depending on the facts and circumstances surrounding the particular transactions.

Derivatives and Hedging Transactions

        We may enter into hedging transactions with respect to interest rate exposure on one or more of our assets or liabilities. Any such hedging transactions could take a variety of forms, including the use of derivative instruments such as interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, and options. Except to the extent provided by Treasury regulations, any income from a hedging transaction we enter into (i) in the normal course of our business primarily to manage risk of interest rate changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as specified in Treasury regulations before the close of the day on which it was acquired, originated, or entered into, including gain from the sale or disposition of a position in such a transaction and (ii) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests which is clearly identified as such before the close of the day on which it was acquired, originated, or entered into, will not constitute gross income for purposes of the 75% or 95% gross income test. To the extent that we enter into hedging transactions that are not described in the preceding clauses (i) or (ii), the income from these transactions is likely to be treated as non-qualifying income for purposes of both the 75% and 95% gross income tests. Moreover, to the extent that a position in a hedging transaction has positive value at any particular point in time, it may be treated as an asset that does not qualify for purposes of the REIT asset tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT. We may conduct some or all of our hedging activities (including hedging activities relating to currency risk) through a TRS or other corporate entity, the income from which may be subject to U.S. federal income tax, rather than by participating in the arrangements directly or through pass-through subsidiaries. No assurance can be given, however, that our hedging activities will not give rise to income or assets that do not qualify for purposes of the REIT tests, or that our hedging activities will not adversely affect our ability to satisfy the REIT qualification requirements.

Foreclosure Property

        Foreclosure property is real property and any personal property incident to such real property (i) that we acquire as the result of having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after a default (or upon imminent default) on a lease of the property or a mortgage loan held by us and secured by the property, (ii) for which we acquired the related loan or lease at a time when default was not imminent or anticipated and (iii) with respect to which we made a proper election to treat the property as foreclosure property. We generally will be subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property. We do not anticipate receiving any income from foreclosure property that does not qualify for purposes of the 75% gross income test.

Penalty Tax

        Any re-determined rents, re-determined deductions or excess interest we generate will be subject to a 100% penalty tax. In general, re-determined rents are rents from real property that are overstated as a result of any services furnished to any of our tenants by a TRS, and re-determined deductions and excess interest represent any amounts that are deducted by a TRS for amounts paid to us that are in excess of the amounts that would have been deducted based on arm's-length negotiations or if the interest payments were at a commercially reasonable rate. Rents that we receive will not constitute re-determined rents if they qualify for certain safe harbor provisions contained in the Code.

Failure to Qualify

        If we fail to satisfy one or more requirements for REIT qualification other than the income or asset tests, we could avoid disqualification as a REIT if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. Relief provisions are also available for failures of the income tests and asset tests, as described above in "—Income Tests" and "—Asset Tests."

        If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions described above do not apply, we would be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. We cannot deduct distributions to stockholders in any year in which we are not a REIT, nor would we be required to make distributions in such a year. In this situation, to the extent of current and accumulated earnings and profits (as determined for U.S. federal income tax purposes), distributions to stockholders would be taxable as regular corporate dividends. Such dividends paid to U.S. stockholders that are individuals, trusts and estates may be taxable at the preferential income tax rates (i.e., the 20% maximum U.S. federal rate) for qualified dividends. In addition, subject to the limitations of the Code, corporate distributes may be eligible for the dividends received deduction. Unless we are entitled to relief under specific statutory provisions, we would also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which we lost our qualification. It is not possible to state whether, in all circumstances, we would be entitled to this statutory relief.

Taxation of Stockholders

Taxation of Taxable U.S. Stockholders

        The following is a summary of certain U.S. federal income tax consequences of the ownership and disposition of our shares applicable to taxable U.S. stockholders. A "U.S. stockholder" is any holder of our common shares that is, for U.S. federal income tax purposes:

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  An individual who is a citizen or resident of the United States;

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  A corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, or of any state thereof, or the District of Columbia;

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  An estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

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  A trust if a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust.

        If a partnership, including for this purpose any entity that is treated as a partnership for U.S. federal income tax purposes, holds our common equity, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership.

An investor that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the acquisition, ownership and disposition of our common shares.

Distributions

        So long as we qualify to be taxed as a REIT, the distributions that we make to our taxable U.S. stockholders out of current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) that we do not designate as capital gain dividends will generally be taken into account by such stockholders as ordinary income and will not be eligible for the dividends received deduction for corporations. With limited exceptions, our dividends are not eligible for taxation at the preferential income tax rates (i.e., the 20% maximum U.S. federal income tax rate) for qualified dividends received by most U.S. stockholders that are individuals, trusts and estates from taxable C corporations. Such stockholders, however, are taxed at the preferential rates on dividends designated by and received from REITs to the extent that the dividends are attributable to:

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  Income retained by the REIT in the prior taxable year on which the REIT was subject to corporate level income tax (less the amount of tax);

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  Dividends received by the REIT from TRSs or other taxable C corporations; or

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  Income in the prior taxable year from the sales of "built-in gain" property acquired by the REIT from C corporations in carryover basis transactions (less the amount of corporate tax on such income).

        Distributions that we designate as capital gain dividends will generally be taxed to our U.S. stockholders as long-term capital gains, to the extent that such distributions do not exceed our actual net capital gain for the taxable year, without regard to the period for which the stockholder that receives such distribution has held its shares. We may elect to retain and pay taxes on some or all of our net long-term capital gains, in which case we may elect to apply provisions of the Code that treat our U.S. stockholders as having received, solely for tax purposes, our undistributed capital gains, and the stockholders as receiving a corresponding credit for taxes that we paid on such undistributed capital gains. Please refer to "Taxation of CCP—Annual Distribution Requirements." Corporate stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum U.S. federal rates of 20% in the case of U.S. stockholders that are individuals, trusts and estates, and 35% in the case of U.S. stockholders that are corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum U.S. federal income tax rate for taxpayers who are taxed as individuals, to the extent of certain previously claimed depreciation deductions.

        Distributions in excess of our current and accumulated earnings and profits (as determined for U.S. federal income tax purposes) will generally represent a return of capital and will not be taxable to a stockholder to the extent that the amount of such distributions does not exceed the adjusted basis of the stockholder's shares in respect of which the distributions were made. Rather, the distribution will reduce the adjusted basis of the stockholder's shares. To the extent that such distributions exceed the adjusted basis of a stockholder's shares, the stockholder generally must include such distributions in income as long-term capital gain if the shares have been held for more than one year, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend that we declare in October, November or December of any year and that is payable to a stockholder of record on a specified date in any such month will be treated as both paid by us and received by the stockholder on December 31 of such year, provided that we actually pay the dividend before the end of January of the following calendar year.

        To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. Please refer to "Taxation of CCP—Annual Distribution Requirements." Such losses, however, are not passed through to stockholders and do not offset income of stockholders from other sources, nor would such losses affect the character of any distributions that we make, which are generally subject to tax in the hands of stockholders to the extent that we have current or accumulated earnings and profits (as determined for U.S. federal income tax purposes).

Dispositions of Our Shares

        If a U.S. stockholder sells or disposes of our shares, it will generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and the stockholder's adjusted tax basis in the shares. In general, capital gains recognized by individuals, trusts and estates upon the sale or disposition of our shares will be subject to a maximum U.S. federal income tax rate of 20% if the shares are held for more than one year, and will be taxed at ordinary income rates (of up to 39.6%) if the shares are held for one year or less. Gains recognized by stockholders that are corporations are subject to U.S. federal income tax at a maximum rate of 35%, whether or not such gains are classified as long-term capital gains. Capital losses recognized by a U.S. stockholder upon the disposition of our shares that were held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the stockholder but not ordinary income (except in the case of individuals, who may also offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of our shares by a U.S. stockholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of actual or deemed distributions that we make that are required to be treated by the stockholder as long-term capital gain.

        If a U.S. stockholder recognizes a loss upon a subsequent disposition of our shares or other securities in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury regulations involving "reportable transactions" could apply, with a resulting requirement to separately disclose the loss-generating transaction to the IRS. These regulations, though directed towards "tax shelters," are broadly written and apply to transactions that would not typically be considered tax shelters. The Code imposes significant penalties for failure to comply with these requirements. You should consult your tax advisor concerning any possible disclosure obligation with respect to the receipt or disposition of our shares or securities or transactions that we might undertake directly or indirectly. Moreover, you should be aware that we and other participants in the transactions in which we are involved (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.

Passive Activity Losses and Investment Interest Limitations

        Distributions that we make and gains arising from the sale or exchange by a U.S. stockholder of our shares will not be treated as passive activity income. As a result, stockholder will not be able to apply any "passive losses" against income or gain relating to our shares. To the extent that distributions we make do not constitute a return of capital, they will be treated as investment income for purposes of computing the investment interest limitation.

Taxation of Non-U.S. Stockholders

        The following is a summary of certain U.S. federal income and estate tax consequences of the ownership and disposition of our shares applicable to non-U.S. stockholders. A "non-U.S. stockholder" is any holder of our common equity other than a partnership or U.S. stockholder.

Ordinary Dividends

        The portion of dividends received by non-U.S. stockholders that (i) is payable out of our earnings and profits, (ii) is not attributable to capital gains that we recognize and (iii) is not effectively connected with a U.S. trade or business of the non-U.S. stockholder, will be subject to U.S. withholding tax at the rate of 30%, unless reduced or eliminated by an applicable income tax treaty.

        In general, non-U.S. stockholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our shares. In cases where the dividend income from a non-U.S. stockholder's investment in our shares is, or is treated as, effectively connected with the non-U.S. stockholder's conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends. Such effectively connected income must generally be reported on a U.S. income tax return filed by or on behalf of the non-U.S. stockholder. The income may also be subject to a branch profits tax at the rate of 30% (unless reduced or eliminated by an applicable income tax treaty) in the case of a non-U.S. stockholder that is a corporation.

Non-Dividend Distributions

        Unless our shares constitute a U.S. real property interest ("USRPI"), distributions that we make which are not dividends out of our earnings and profits will not be subject to U.S. income tax. If we cannot determine at the time a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. The non-U.S. stockholder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our shares constitute a USRPI, as described below, distributions that we make in excess of the sum of (i) the stockholder's proportionate share of our earnings and profits, plus (ii) the stockholder's basis in its stock, will be taxed under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"), at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. stockholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a withholding at a rate of 10% of the amount by which the distribution exceeds the stockholder's share of our earnings and profits.

Capital Gain Dividends

        Under FIRPTA, a distribution that we make to a non-U.S. stockholder, to the extent attributable to gains from dispositions of USRPIs that we held directly or through pass-through subsidiaries, or USPRI capital gains, will, except as described below, be considered effectively connected with a U.S. trade or business of the non-U.S. stockholder and will be subject to U.S. income tax at the rates applicable to U.S. individuals or corporations, without regard to whether we designate the distribution as a capital gain dividend. Please refer to above under "—Ordinary Dividends," for a discussion of the consequences of income that is effectively connected with a U.S. trade or business. In addition, we will be required to withhold tax equal to 35% of the maximum amount that could have been designated as USRPI capital gain dividends. Distributions subject to FIRPTA may also be subject to a branch profits tax at the rate of 30% (unless reduced or eliminated by an applicable income tax treaty) in the hands of a non-U.S. stockholder that is a corporation. A distribution is not attributable to USRPI capital gain if we held an interest in the underlying asset solely as a creditor. Capital gain dividends received by a non-U.S. stockholder that are attributable to dispositions of our assets other than USRPIs are not subject to U.S. federal income or withholding tax, unless (i) the gain is effectively connected with the non-U.S. stockholder's U.S. trade or business, in which case the non-U.S. stockholder would be subject to the same treatment as U.S. stockholders with respect to such gain, except that a non-U.S. stockholder that is a corporation may also be subject to a branch profits tax at the rate of 30% (unless reduced or eliminated by an applicable income tax treaty), or (ii) the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the non-U.S. stockholder will incur a 30% tax on his capital gains. We expect that a significant portion of our assets will be USRPIs.

        A capital gain dividend that would otherwise have been treated as a USRPI capital gain will not be so treated or be subject to FIRPTA, and generally will not be treated as income that is effectively connected with a U.S. trade or business, and instead will be treated in the same manner as an ordinary dividend (please refer to "—Ordinary Dividends"), if (i) the capital gain dividend is received with respect to a class of stock that is regularly traded on an established securities market located in the United States and (ii) the recipient non-U.S. stockholder does not own more than 5% of that class of stock at any time during the year ending on the date on which the capital gain dividend is received. We anticipate that our common shares will be "regularly traded" on an established securities exchange.

Dispositions of Our Shares

        Unless our shares constitute a USRPI, a sale of our shares by a non-U.S. stockholder generally will not be subject to U.S. taxation under FIRPTA. Subject to certain exceptions discussed below, our shares will be treated as a USRPI if 50% or more of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor. We expect that 50% or more of our assets will consist of USRPIs.

        Even if the foregoing 50% test is met, however, our shares will not constitute a USRPI if we are a "domestically controlled qualified investment entity." A domestically controlled qualified investment entity includes a REIT, less than 50% of value of which is held, directly or indirectly, by non-U.S. stockholders at all times during a specified testing period. As described above, our articles contains restrictions designed to protect our status as a "domestically controlled qualified investment entity," and we believe that we will be and will remain a domestically controlled qualified investment entity, and that a sale of our shares should not be subject to taxation under FIRPTA. However, no assurance can be given that we will be or will remain a domestically controlled qualified investment entity.

        In the event that we are not a domestically controlled qualified investment entity, but our shares are "regularly traded," as defined by applicable Treasury regulations, on an established securities market, a non-U.S. stockholder's sale of our common equity nonetheless also would not be subject to tax under FIRPTA as a sale of a USRPI, provided that the selling non-U.S. stockholder held 5% or less of our outstanding common equity at any time during a prescribed testing period. We expect that our common equity will be regularly traded on an established securities market.

        If gain on the sale of our shares were subject to taxation under FIRPTA, the non-U.S. stockholder would be required to file a U.S. federal income tax return and would be subject to the same treatment as a U.S. stockholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals. Moreover, in order to enforce the collection of the tax, the purchaser of the shares could be required to withhold 10% of the purchase price and remit such amount to the IRS.

        Gain from the sale of our shares that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. stockholder in two cases: (i) if the non-U.S. stockholder's investment in our shares is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder, the non-U.S. stockholder will be subject to the same treatment as a U.S. stockholder with respect to such gain, except that a non-U.S. stockholder that is a corporation may also be subject to a branch profits tax at a rate of 30% (unless reduced or eliminated by an applicable income tax treaty), or (ii) if the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, the nonresident alien individual will be subject to a 30% tax on the individual's capital gain. In addition, even if we are a domestically controlled qualified investment entity, upon disposition of our shares (subject to the 5% exception applicable to "regularly traded" shares described above), a non-U.S. stockholder may be treated as having gain from the sale or exchange of a USRPI if the non-U.S. stockholder (a) disposes of our common equity within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a USRPI and (b) acquires, or enters into a contract or option to acquire, other shares of our common equity within 30 days after such ex-dividend date.

        Non-U.S. stockholders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign income and other tax consequences of owning our shares.

Taxation of Tax-Exempt Stockholders

        Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they may be subject to taxation on their unrelated business taxable income ("UBTI"). While some investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (i) a tax-exempt stockholder has not held our shares as "debt financed property" within the meaning of the Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt stockholder) and (ii) our shares are not otherwise used in an unrelated trade or business, distributions that we make and income from the sale of our shares generally should not give rise to UBTI to a tax-exempt stockholder.

        Tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code are subject to different UBTI rules, which generally require such stockholders to characterize distributions that we make as UBTI.

        In certain circumstances, a pension trust that owns more than 10% of our shares could be required to treat a percentage of any dividends received from us as UBTI if we are a "pension-held REIT." We will not be a pension-held REIT unless (i) we are required to "look through" one or more of our pension trust stockholders in order to satisfy the REIT "closely-held" test and (ii) either (a) one pension trust owns more than 25% of the value of our shares or (b) one or more pension trusts, each individually holding more than 10% of the value of our shares, collectively own more than 50% of the value of our shares. Certain restrictions on ownership and transfer of our shares generally should prevent a tax-exempt entity from owning more than 10% of the value of our shares and generally should prevent us from becoming a pension-held REIT.

        Tax-exempt stockholders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign income and other tax consequences of owning our shares.

Other Tax Considerations

Legislative or Other Actions Affecting REITs

        The present U.S. federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time. The REIT rules are constantly under review by persons involved in the legislative process and by the IRS and the Treasury which may result in statutory changes as well as revisions to regulations and interpretations. Changes to the U.S. federal tax laws and interpretations thereof could adversely affect an investment in our common equity.

Medicare 3.8% Tax on Investment Income

        For taxable years beginning after December 31, 2012, certain U.S. stockholders who are individuals, estates or trusts and whose income exceeds certain thresholds will be required to pay a 3.8% Medicare tax on dividends and certain other investment income, including capital gains from the sale or other disposition of our common equity.

Foreign Account Tax Compliance Act

        Withholding taxes may be imposed under the Foreign Account Tax Compliance Act ("FATCA") on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or gross proceeds from the sale or other disposition of, our common equity paid to a "foreign financial institution" or a "non-financial foreign entity") (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any "substantial United States owners" (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring that it undertake to identify accounts held by certain "specified United States persons" or "United States-owned foreign entities" (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

        Under the applicable Treasury regulations and subsequent guidance, withholding under FATCA may, under certain circumstances, apply to payments of dividends on our common equity made on or after July 1, 2014 and to payments of gross proceeds from the sale or other disposition of our common equity on or after January 1, 2017.

        We will not pay any additional amounts to stockholders in respect of any amounts withheld. Non-U.S. stockholders are encouraged to consult their tax advisors regarding the possible implications of FATCA on their investment in our common equity.

State, Local and Foreign Taxes

        We and our subsidiaries and stockholders may be subject to state, local or foreign taxation in various jurisdictions including those in which we or they transact business, own property or reside. Our state, local or foreign tax treatment and that of our stockholders may not conform to the U.S. federal income tax treatment discussed above. Any foreign taxes that we incur do not pass through to stockholders as a credit against their U.S. federal income tax liability. Prospective investors should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our shares.

 WHERE YOU CAN FIND MORE INFORMATION

        CCP has filed a registration statement on Form 10 with the SEC with respect to the shares of CCP common stock being distributed as contemplated by this information statement. This information statement is a part of, and does not contain all of the information set forth in, the registration statement and the exhibits and schedules to the registration statement. For further information with respect to CCP and its common stock, please refer to the registration statement, including its exhibits and schedules. Statements made in this information statement relating to any contract or other document are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement, including its exhibits and schedules, at the SEC's public reference room, located at 100 F Street, N.E., Washington, D.C. 20549, by calling the SEC at 1-800-SEC-0330, as well as on the Internet website maintained by the SEC at www.sec.gov. Information contained on any website referenced in this information statement is not incorporated by reference in this information statement.

        As a result of the distribution, CCP will become subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, will file periodic reports, proxy statements and other information with the SEC.

        CCP intends to furnish holders of its common stock with annual reports containing consolidated financial statements prepared in accordance with GAAP and audited and reported on, with an opinion expressed, by an independent registered public accounting firm.

        You should rely only on the information contained in this information statement or to which this information statement has referred you. CCP has not authorized any person to provide you with different information or to make any representation not contained in this information statement.

 INDEX TO FINANCIAL STATEMENTS

Care Capital Properties, Inc.
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheet as of April 2, 2015	F-3
Notes to Consolidated Balance Sheet	F-4
Audited Combined Consolidated Financial Statements of Care Capital Properties, Inc.'s Predecessors:
Report of Independent Registered Public Accounting Firm	F-5
Combined Consolidated Balance Sheets as of December 31, 2014 and 2013	F-6
Combined Consolidated Statements of Income for the Years Ended December 31, 2014, 2013 and 2012	F-7
Combined Consolidated Statements of Equity for the Years Ended December 31, 2014, 2013 and 2012	F-8
Combined Consolidated Statements of Cash Flows for the Years Ended December 31, 2014, 2013 and 2012	F-9
Notes to Combined Consolidated Financial Statements	F-10
Schedule III Real Estate and Accumulated Depreciation as of December 31, 2014	F-23
Unaudited Combined Consolidated Financial Statements of Care Capital Properties, Inc.'s Predecessors:
Combined Consolidated Balance Sheets as of March 31, 2015 and 2014	F-37
Combined Consolidated Statements of Income for the Three Months Ended March 31, 2015 and 2014	F-38
Combined Consolidated Statements of Equity for the Three Months Ended March 31, 2015 and the Year Ended December 31, 2014	F-39
Combined Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2015 and 2014	F-40
Notes to Combined Consolidated Financial Statements	F-41
Combined Financial Statements of American Realty Capital Healthcare Trust Post-Acute Portfolio:
Independent Auditors' Report	F-55
Combined Statement of Revenue and Certain Expenses for the Year Ended December 31, 2014	F-56
Notes to Combined Statement of Revenue and Certain Expenses	F-57
Combined Financial Statements of Acquired Skilled Nursing Portfolio:
Independent Auditors' Report	F-59
Combined Statement of Revenue for the Year Ended December 31, 2014	F-60
Notes to Combined Statement of Revenue	F-61

 Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Ventas, Inc.:

        We have audited the accompanying balance sheet of Care Capital Properties, Inc. as of April 2, 2015 (date of capitalization). This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Care Capital Properties, Inc. as of April 2, 2015, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Chicago, Illinois
April 23, 2015

CARE CAPITAL PROPERTIES, INC.

CONSOLIDATED BALANCE SHEET

As of April 2, 2015 (date of capitalization)

Assets
Cash	$1,000

Shareholder's Equity
Common stock ($0.01 par value, 1,000 shares authorized, 100 shares issued and outstanding)	$1,000

See accompanying notes.

CARE CAPITAL PROPERTIES, INC.

NOTES TO CONSOLIDATED BALANCE SHEET

As of April 2, 2015 (date of capitalization)

1. ORGANIZATION

        Care Capital Properties, Inc. ("SpinCo") was incorporated as a Delaware corporation on April 2, 2015 (capitalized on April 2, 2015), for purposes of holding the post-acute/skilled nursing facility portfolio operated by regional and local care providers currently owned by Ventas, Inc. ("Ventas"). SpinCo has no material assets or any operations. SpinCo's sole shareholder is Nationwide Health Properties, LLC, a 100% owned subsidiary of Ventas.

2. ACCOUNTING POLICIES

        SpinCo's Consolidated Balance Sheet has been prepared in accordance with U.S. generally accepted accounting principles. A separate Statement of Income, Statement of Equity and Statement of Cash Flows have not been presented because SpinCo has had no activity.

  Principles of Consolidation

        The accompanying Consolidated Balance Sheet includes SpinCo's accounts and the accounts of its wholly owned subsidiaries.

3. SHAREHOLDER'S EQUITY

        SpinCo has been capitalized with the issuance of 100 shares of common stock ($0.01 par value per share) for a total of $1,000.

4. SUBSEQUENT EVENT

        On April 4, 2015, SpinCo, through a wholly owned subsidiary, entered into a definitive agreement to acquire a specialty healthcare and seniors housing valuation firm in exchange for the issuance of shares of SpinCo common stock having a value of approximately $11 million (subject to a potential post-closing issuance of a limited number of additional shares).

 REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Ventas, Inc:

        We have audited the accompanying combined consolidated balance sheets of Care Capital Properties, Inc.'s Predecessors as of December 31, 2014 and 2013 and the related combined consolidated statements of income, equity, and cash flows for each of the years in the three-year period ended December 31, 2014. In connection with our audits of the combined consolidated financial statements, we also have audited the information in financial statement Schedule III. These combined consolidated financial statements and financial statement schedule are the responsibility of Ventas's management. Our responsibility is to express an opinion on these combined consolidated financial statements and financial statement schedule based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the combined consolidated financial statements referred to above present fairly, in all material respects, the financial position of Care Capital Properties, Inc.'s Predecessors as of December 31, 2014 and 2013 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2014, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the financial statement Schedule III when considered in relation to the basic combined consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

        As discussed in Note 2 to the combined consolidated financial statements, the combined financial statements of Care Capital Properties, Inc.'s Predecessors represent a combination of entities under common control of Ventas, Inc. and have been "carved out" of Ventas, Inc.'s consolidated financial statements and reflect significant assumptions and allocations. The combined consolidated financial statements include allocations of certain operating expenses from Ventas, Inc. These costs may not be reflective of the actual costs which would have been incurred had the predecessors, operated as an independent, stand-alone entity separate from Ventas, Inc.

/s/ KPMG LLP
Chicago, Illinois
April 23, 2015

CARE CAPITAL PROPERTIES, INC.'S PREDECESSORS

COMBINED CONSOLIDATED BALANCE SHEETS

As of December 31, 2014 and 2013

	2014	2013
	(In thousands)
Assets
Real estate investments:
Land and improvements	$249,504	$253,480
Buildings and improvements	2,446,688	2,429,961
Construction in progress	10,433	9,057
Acquired lease intangibles	87,194	88,380

	2,793,819	2,780,878
Accumulated depreciation and amortization	(602,578)	(508,134)

Net real estate property	2,191,241	2,272,744
Net investment in direct financing lease	21,626	21,179
Secured loans receivable, net	5,249	5,244

Net real estate investments	2,218,116	2,299,167
Cash	2,424	2,167
Goodwill	88,959	88,989
Other assets	22,251	15,441

Total assets	$2,331,750	$2,405,764

Liabilities and equity
Liabilities:
Tenant deposits	$57,362	$40,670
Lease intangible liabilities, net	145,640	165,082
Accounts payable and other liabilities	5,669	8,712

Total liabilities	208,671	214,464
Commitments and contingencies
Equity:
Net parent investment	2,118,216	2,186,201

Total SpinCo equity	2,118,216	2,186,201
Noncontrolling interest	4,863	5,099

Total equity	2,123,079	2,191,300

Total liabilities and equity	$2,331,750	$2,405,764

See Accompanying Notes to the Combined Consolidated Financial Statements.

CARE CAPITAL PROPERTIES, INC.'S PREDECESSORS

COMBINED CONSOLIDATED STATEMENTS OF INCOME

For the Years Ended December 31, 2014, 2013 and 2012

	2014	2013	2012
	(In thousands)
Revenues:
Rental income, net	$291,962	$287,794	$285,998
Income from investments in direct financing leases and loans	3,400	3,813	4,516
Interest and other income	2	25	23

Total revenues	295,364	291,632	290,537
Expenses:
Depreciation and amortization	100,381	93,187	98,374
General, administrative and professional fees	22,412	22,552	18,643
Merger-related expenses and deal costs	1,547	—	565
Other	13,183	1,368	187

Total expenses	137,523	117,107	117,769

Income before real estate dispositions and noncontrolling interest	157,841	174,525	172,768
Loss on real estate dispositions	(61)	(15)	(28)

Net income	157,780	174,510	172,740
Net income attributable to noncontrolling interest	185	220	319

Net income attributable to SpinCo	$157,595	$174,290	$172,421

See Accompanying Notes to the Combined Consolidated Financial Statements.

CARE CAPITAL PROPERTIES, INC.'S PREDECESSORS

COMBINED CONSOLIDATED STATEMENTS OF EQUITY

For the Years Ended December 31, 2014, 2013 and 2012

	2014	2013	2012
	(In thousands)
Balance, beginning of year	$2,191,300	$2,265,524	$2,328,944
Net income attributable to SpinCo	157,595	174,290	172,421
Net change in noncontrolling interest	(236)	(242)	(4,292)
Net distribution to parent	(225,580)	(248,272)	(231,549)

Balance, end of year	$2,123,079	$2,191,300	$2,265,524

See Accompanying Notes to the Combined Consolidated Financial Statements.

CARE CAPITAL PROPERTIES, INC.'S PREDECESSORS

COMBINED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2014, 2013 and 2012

	2014	2013	2012
	(In thousands)
Cash flows from operating activities:
Net income	$157,780	$174,510	$172,740
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	95,471	89,562	95,100
Amortization of above and below market lease intangibles, net	(11,184)	(10,978)	(9,227)
Accretion of direct financing lease	(1,207)	(1,078)	(1,140)
Amortization of leasing costs and other intangibles	4,910	3,624	3,275
Straight-lining of rental income, net	(294)	(252)	(104)
Loss on real estate dispositions	61	15	28
Other	36	(37)	(120)
Changes in operating assets and liabilities:
Increase in other assets	(4,832)	(6,885)	(3,921)
Decrease in restricted cash	—	518	1,244
Increase in tenant deposits	16,691	7,021	1,942
Decrease in accounts payable and other liabilities	(2,350)	(6,293)	(8,261)

Net cash provided by operating activities	255,082	249,727	251,556
Cash flows from investing activities:
Proceeds from real estate disposals	975	10,350	—
Net investment in real estate property	(13,194)	(11,791)	(19,529)
Investment in direct financing lease	—	—	(1,677)
Investment in loans receivable	(799)	(450)	—
Proceeds from loans receivable	1,226	10,535	873
Capital expenditures	(17,185)	(10,199)	(1,566)
Purchase of redeemable noncontrolling interest	—	(2,950)	—

Net cash used in investing activities	(28,977)	(4,505)	(21,899)
Cash flows from financing activities:
Distributions to noncontrolling interest	(420)	(482)	(612)
Net distribution to parent	(225,428)	(249,318)	(230,628)

Net cash used in financing activities	(225,848)	(249,800)	(231,240)

Net decrease in cash	257	(4,578)	(1,583)
Cash at beginning of period	2,167	6,745	8,328

Cash at end of period	$2,424	$2,167	$6,745

See Accompanying Notes to the Combined Consolidated Financial Statements.

CARE CAPITAL PROPERTIES, INC.'S PREDECESSORS

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

Note 1—Description of Business

        On April 6, 2015, Ventas, Inc. ("Ventas") announced its plan to spin off its post-acute/skilled nursing facility ("SNF") portfolio operated by regional and local care providers (the "SpinCo Business"), thereby creating two separate, independent publicly-traded companies.

        To accomplish this separation, Ventas created a newly formed Delaware corporation, Care Capital Properties, Inc. ("SpinCo"), to hold the SpinCo Business. SpinCo is currently a wholly owned subsidiary of Ventas. Prior to or concurrently with the separation, Ventas will engage in certain reorganization transactions that are designed to consolidate the ownership of its interests in 353 properties and certain loans receivable that comprise the SpinCo Business and distribute such interests to SpinCo. The separation will be effected by means of a pro-rata distribution of all of the outstanding shares of SpinCo common stock owned by Ventas to the holders of Ventas common stock on the record date. Unless otherwise indicated or except where the context otherwise requires, references to "we," "us," or "our" refer to the SpinCo Business after giving effect to the transfer of the assets and liabilities from Ventas.

        To date, we have not conducted any business as a separate company and have no material assets or liabilities. The operations of the SpinCo Business to be transferred to SpinCo by Ventas are presented as if the transferred business was our business for all historical periods described and at the carrying value of such assets and liabilities reflected in Ventas's books and records. Following the separation and distribution, we expect to operate as a real estate investment trust ("REIT") with a diversified portfolio of SNFs and other healthcare properties located throughout the United States. As of December 31, 2014, the SpinCo Business consisted of 325 properties (including two properties that will not be transferred to SpinCo as part of the separation and four properties that are classified as held for sale). In addition, we originate and manage a small portfolio of secured and unsecured loans, made primarily to SNF operators or secured by SNF assets.

        The accompanying combined consolidated financial statements have been prepared on a standalone basis and are derived from Ventas's consolidated financial statements and accounting records. The combined consolidated financial statements reflect our financial position, results of operations and cash flows as though the SpinCo Business was operated as part of Ventas prior to the distribution, in conformity with U.S. generally accepted accounting principles ("GAAP").

        Our equity balance (net parent investment) in these combined consolidated financial statements represents the excess of total assets over total liabilities, including the intercompany balances between SpinCo and Ventas. Net parent investment is primarily impacted by contributions from Ventas, which are the result of treasury activities and net funding provided by or distributed to Ventas prior to the separation.

Note 2—Accounting Policies

Principles of Combination and Consolidation and Basis of Presentation

        The accompanying historical combined consolidated financial statements of the SpinCo Business do not represent the financial position and results of operations of a legal entity, but rather a combination of entities under common control that have been "carved out" of Ventas's consolidated financial statements and reflect significant assumptions and allocations. All intercompany transactions and balances have been eliminated in consolidation, and our net income is reduced by the portion of net income attributable to noncontrolling interests.

CARE CAPITAL PROPERTIES, INC.'S PREDECESSORS

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2—Accounting Policies (Continued)

        These combined consolidated financial statements include the attribution of certain assets and liabilities that have historically been held at the Ventas corporate level, but which are specifically identifiable or attributable to us. All transactions between Ventas and SpinCo are considered to be effectively settled in the combined consolidated financial statements at the time the transaction is recorded. The total net effect of the settlement of these intercompany transactions is reflected as net distribution to Parent in the combined consolidated statements of cash flows as a financing activity and in the combined consolidated balance sheet as net parent investment. No other related party transactions or relationships are reflected in our combined consolidated financial statements.

        These combined consolidated financial statements include an allocation of expenses related to certain Ventas corporate functions, including executive oversight, treasury, finance, legal, human resources, tax planning, internal audit, financial reporting, information technology and investor relations. These expenses have been allocated to us based on direct usage or benefit where specifically identifiable, with the remainder allocated primarily on a pro rata basis of revenue, headcount or other measures. We consider the expense methodology and results to be reasonable for all periods presented. However, the allocations may not be indicative of the actual expense that would have been incurred had we operated as an independent, publicly traded company for the periods presented. We believe that the assumptions and estimates used in preparation of the underlying combined consolidated financial statements are reasonable. However, the combined consolidated financial statements herein do not necessarily reflect what our financial position, results of operations or cash flows would have been if we had been a standalone company during the periods presented, nor are they necessarily indicative of our future results of operations, financial position or cash flows.

Noncontrolling Interests

        We present the portion of any equity that we do not own in entities that we control (and thus consolidate) as noncontrolling interests and classify those interests as a component of consolidated equity, separate from total SpinCo equity, on our combined consolidated balance sheets. For consolidated joint ventures with pro rata distribution allocations, net income or loss is allocated between the joint venture partners based on their respective stated ownership percentages. We account for purchases or sales of equity interests that do not result in a change of control as equity transactions, through net parent investment. In addition, we include net income attributable to the noncontrolling interest in net income in our combined consolidated statements of income.

        As of December 31, 2014, we had controlling interests in two joint venture entities that owned a total of six SNFs. The noncontrolling interest ownership percentages for these joint ventures are 6.82% and 49%, respectively.

        During 2013, we acquired the noncontrolling interest of another joint venture entity that owned five SNFs and one seniors housing community for $2.9 million.

Accounting Estimates

        The preparation of financial statements in accordance with GAAP requires us to make estimates and assumptions regarding future events that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. We base these estimates on our experience and assumptions we believe to be reasonable under the circumstances. However, if our

CARE CAPITAL PROPERTIES, INC.'S PREDECESSORS

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2—Accounting Policies (Continued)

judgment or interpretation of the facts and circumstances relating to various transactions or other matters had been different, we may have applied a different accounting treatment, resulting in a different presentation of our financial statements. We periodically reevaluate our estimates and assumptions, and in the event they prove to be different from actual results, we make adjustments in subsequent periods to reflect more current estimates and assumptions about matters that are inherently uncertain.

Net Real Estate Property

        Our investment in net real estate property is recorded on our combined consolidated balance sheets at historical cost. These real estate assets are initially measured upon their acquisition. We account for acquisitions using the acquisition method and allocate the cost of the businesses acquired among tangible and recognized intangible assets and liabilities based upon their estimated fair values as of the acquisition date.

  •
  Land—We determine the value of land either by considering the sales prices of similar properties in recent transactions or based on internal analyses of recently acquired and existing comparable properties within our portfolio.

  •
  Buildings—We estimate the fair value of buildings acquired on an as-if-vacant basis and depreciate the building value over the estimated remaining life of the building, generally not to exceed 35 years.

  •
  Other tangible fixed assets—We determine the allocated value of other fixed assets, such as site improvements and furniture, fixtures and equipment, based upon the replacement cost and depreciate such value over the assets' estimated remaining useful lives as determined at the applicable acquisition date.

  •
  In-place lease intangibles—The value of in-place leases reflects our estimate of the cost to obtain tenants, including leasing commissions, and an estimated value of the absorption period to reflect the value of the rent and recovery costs foregone during a reasonable lease-up period as if the acquired space was vacant. We amortize these intangibles through amortization expense over the remaining life of the associated lease plus assumed bargain renewal periods, if any.

  •
  Market lease intangibles—We estimate the value of any above and/or below market leases by discounting the difference between the estimated market rent and in-place lease rent. We amortize these intangibles to revenue over the remaining life of the associated lease plus any assumed bargain renewal periods, if any. If a lease is terminated prior to its stated expiration or not renewed upon expiration, we recognize all unamortized amounts of lease-related intangibles associated with that lease in operations at that time.

  •
  Purchase option intangibles—We estimate the fair value of purchase option intangible liabilities by discounting the difference between the applicable property's acquisition date fair value and an estimate of its future option price. We do not amortize the resulting intangible liability over the term of the lease, but rather adjust the recognized value of the asset or liability upon sale.

  •
  Goodwill—Goodwill represents the excess of the purchase price paid over the fair value of the net assets of the acquired business. We do not amortize goodwill.

CARE CAPITAL PROPERTIES, INC.'S PREDECESSORS

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2—Accounting Policies (Continued)

Impairment of Long-Lived and Intangible Assets and Goodwill

        We periodically evaluate our long-lived assets, primarily consisting of investments in real estate, for impairment indicators. If indicators of impairment are present, we evaluate the carrying value of the related real estate investments in relation to the future undiscounted cash flows of the underlying operations. In performing this evaluation, we consider market conditions and our current intentions with respect to holding or disposing of the asset. We adjust the net book value of leased properties and other long-lived assets to fair value if the sum of the expected future undiscounted cash flows, including sales proceeds, is less than book value. We recognize any shortfall from carrying value as an impairment loss in the current period. We recognized total impairments of $8.8 million, $5.6 million and $13.1 million for the years ended December 31, 2014, 2013 and 2012, respectively, which are reported primarily in depreciation and amortization in our combined consolidated statements of income. The impairment charges in 2014 relate to three properties classified as held for sale as of December 31, 2014 and one property that was sold in 2014. $4.6 million of the 2012 impairment charges relate to three SNFs and four seniors housing communities that were sold in 2013.

        If impairment indicators arise with respect to intangible assets with finite useful lives, we evaluate impairment by comparing the carrying amount of the asset to the estimated future undiscounted net cash flows expected to be generated by the asset. If estimated future undiscounted net cash flows are less than the carrying amount of the asset, then we estimate the fair value of the asset and compare the estimated fair value to the intangible asset's carrying value. We recognize any shortfall from carrying value as an impairment loss in the current period.

        We test goodwill for impairment at least annually, and more frequently if indicators arise. We first assess qualitative factors, such as current macroeconomic conditions, state of the equity and capital markets and our overall financial and operating performance, to determine the likelihood that the fair value of the reporting unit is less than its carrying amount. If we determine it is more likely than not that the fair value of the reporting unit is less than its carrying amount, we proceed with the two-step approach to evaluating impairment. First, we estimate the fair value of the reporting unit and compare it to the reporting unit's carrying value. If the carrying value exceeds fair value, we proceed with the second step, which requires us to assign the fair value of the reporting unit to all of the assets and liabilities of the reporting unit as if it had been acquired in a business combination at the date of the impairment test. The excess fair value of the reporting unit over the amounts assigned to the assets and liabilities is the implied value of goodwill and is used to determine the amount of impairment. We recognize an impairment loss to the extent the carrying value of goodwill exceeds the implied value in the current period. We did not recognize any impairment of goodwill for the years ended December 31, 2014, 2013, and 2012.

        Estimates of fair value used in our evaluation of goodwill, real estate investments and intangible assets are based upon discounted future cash flow projections or other acceptable valuation techniques that are based, in turn, upon level three inputs in the fair value hierarchy (as described below), such as revenue and expense growth rates, capitalization rates, discount rates or other available market data. Our ability to accurately predict future operating results and cash flows and to estimate and allocate fair values impacts the timing and recognition of impairments. While we believe our assumptions are reasonable, changes in these assumptions may have a material impact on our financial results.

CARE CAPITAL PROPERTIES, INC.'S PREDECESSORS

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2—Accounting Policies (Continued)

Assets Held for Sale and Discontinued Operations

        We may sell properties from time to time for various reasons, including favorable market conditions or the exercise of purchase options by tenants. We classify certain long-lived assets as held for sale once the criteria, as defined by GAAP, have been met. Long-lived assets to be disposed of are reported at the lower of their carrying amount or fair value minus cost to sell and are no longer depreciated.

        In 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update 2014-08, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity ("ASU 2014-08"), which raises the threshold for disposals to qualify as discontinued operations. A discontinued operation is defined as: (1) a component of an entity or group of components that has been disposed of or classified as held for sale and represents a strategic shift that has or will have a major effect on an entity's operations and financial results; or (2) an acquired business that is classified as held for sale on the acquisition date. ASU 2014-08 also requires additional disclosures regarding discontinued operations, as well as material disposals that do not meet the definition of discontinued operations. The Combined Consolidated Financial Statements reflect the adoption of ASU 2014-08 as of January 1, 2012. There were no properties that met the definition of discontinued operations for any of the periods presented.

Net Investment in Direct Financing Lease

        We own one SNF under a lease agreement that is classified as a direct financing lease, as there is a tenant purchase obligation at the end of the lease term. The net investment in direct financing lease represents the total undiscounted rental payments (including the tenant's purchase obligation) plus estimated unguaranteed residual value less the unearned lease income and is recorded as a receivable on our combined consolidated balance sheets. Unearned lease income represents the excess of the minimum lease payments and residual values over the cost of the investment. Unearned income is deferred and amortized to income over the lease terms to provide a constant yield when collectability of the lease payments is reasonably assured. Our net investment in direct financing lease has a carrying amount of $21.6 million and $21.2 million as of December 31, 2014 and 2013, respectively. Income from our net investment in direct financing lease was $2.4 million, $2.4 million and $2.3 million for the years ended December 31, 2014, 2013 and 2012, respectively. Future minimum lease payments contractually due under direct financing lease at December 31, 2014, were as follows: 2015—$2.0 million; 2016—$2.1 million; 2017—$2.1 million; 2018—$2.2 million; 2019—$2.2 million; thereafter—$29.1 million.

Loans Receivable

        We determine the fair value of loans receivable acquired in connection with a business combination by discounting the estimated future cash flows using current interest rates at which similar loans with the same terms and length to maturity would be made to borrowers with similar credit ratings. We do not establish a valuation allowance at the acquisition date because the estimated future cash flows already reflect our judgment regarding their uncertainty. We recognize the difference between the acquisition date fair value and the total expected cash flows as interest income using the effective interest method over the life of the applicable loan. We immediately recognize in income any unamortized balances if the loan is repaid before its contractual maturity.

CARE CAPITAL PROPERTIES, INC.'S PREDECESSORS

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2—Accounting Policies (Continued)

        Subsequent to the acquisition date, we evaluate changes regarding the uncertainty of future cash flows and the need for a valuation allowance, as appropriate. We regularly evaluate the collectability of loans receivable based on factors such as corporate and facility-level financial and operational reports, compliance with financial covenants set forth in the applicable loan agreement, the financial strength of the borrower and any guarantor, the payment history of the borrower and current economic conditions. If our evaluation of these factors indicates it is probable that we will be unable to collect all amounts due under the terms of the applicable loan agreement, we provide a reserve against the portion of the receivable that we estimate may not be collected.

Centralized Cash Management

        We and our wholly owned subsidiaries have historically been subject to Ventas's centralized cash management system. All payments have been controlled and made by Ventas resulting in intercompany transactions between us and Ventas that do not settle in cash. The net effect of these intercompany transactions is reflected in net distribution to parent on the combined consolidated statements of cash flows and the combined consolidated statements of equity. The net distributions were $225.6 million, $248.3 million, and $231.5 million for the years ended December 31, 2014, 2013 and 2012, respectively.

        The cash balances contained in our combined consolidated balance sheets are related to our joint venture entities that do not participate in the centralized cash management system.

Tenant Deposits

        Tenant deposits consist of amounts provided by our tenants, and held by us, to provide for future real estate tax and insurance expenditures and tenant improvements related to our properties and operations.

Fair Values of Financial Instruments

        Fair value is a market-based measurement, not an entity-specific measurement, and we determine fair value based on the assumptions that we expect market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair value measurements, GAAP establishes a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within levels one and two of the hierarchy) and the reporting entity's own assumptions about market participant assumptions (unobservable inputs classified within level three of the hierarchy).

        Level one inputs utilize unadjusted quoted prices for identical assets or liabilities in active markets that we have the ability to access. Level two inputs are inputs other than quoted prices included in level one that are directly or indirectly observable for the asset or liability. Level two inputs may include quoted prices for similar assets and liabilities in active markets and other inputs for the asset or liability that are observable at commonly quoted intervals, such as interest rates and yield curves. Level three inputs are unobservable inputs for the asset or liability, which typically are based on our own assumptions, because there is little, if any, related market activity. If the determination of the fair value measurement is based on inputs from different levels of the hierarchy, the level within which the entire fair value measurement falls is the lowest level input that is significant to the fair value measurement in its entirety. If the volume and level of market activity for an asset or liability has decreased significantly

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NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2—Accounting Policies (Continued)

relative to the normal market activity for such asset or liability (or similar assets or liabilities), then transactions or quoted prices may not accurately reflect fair value. In addition, if there is evidence that a transaction for an asset or liability is not orderly, little, if any, weight is placed on that transaction price as an indicator of fair value. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability.

        We use the following methods and assumptions in estimating the fair value of our financial instruments.

  •
  Cash—The carrying amount of unrestricted cash reported on our combined consolidated balance sheets approximates fair value.

  •
  Loans receivable—We estimate the fair value of loans receivable using level two and level three inputs: we discount future cash flows using current interest rates at which similar loans with the same terms and length to maturity would be made to borrowers with similar credit ratings.

Revenue Recognition

  Triple-Net Leased Properties

        Certain of our triple-net leases provide for periodic and determinable increases in base rent. We recognize base rental revenues under these leases on a straight-line basis over the applicable lease term when collectability is reasonably assured. Recognizing rental income on a straight-line basis generally results in recognized revenues during the first half of a lease term exceeding the cash amounts contractually due from our tenants, creating a straight-line rent receivable that is included in other assets on our combined consolidated balance sheets.

        Our remaining leases provide for periodic increases in base rent only if certain revenue parameters or other substantive contingencies are met. We recognize the increased rental revenue under these leases as the related parameters or contingencies are met, rather than on a straight-line basis over the applicable lease term.

        We recognize income from rent, lease termination fees and all other income when all of the following criteria are met in accordance with Securities and Exchange Commission ("SEC") Staff Accounting Bulletin 104: (i) the applicable agreement has been fully executed and delivered; (ii) services have been rendered; (iii) the amount is fixed or determinable; and (iv) collectability is reasonably assured.

  Allowances

        We assess the collectability of our rent receivables, including straight-line rent receivables. We base our assessment of the collectability of rent receivables (other than straight-line rent receivables) on several factors, including, among other things, payment history, the financial strength of the tenant and any guarantors, the value of the underlying collateral, if any, and current economic conditions. If our evaluation of these factors indicates it is probable that we will be unable to recover the full value of the receivable, we provide a reserve against the portion of the receivable that we estimate may not be recovered. We also base our assessment of the collectability of straight-line rent receivables on several factors, including, among other things, the financial strength of the tenant and any guarantors, the

CARE CAPITAL PROPERTIES, INC.'S PREDECESSORS

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2—Accounting Policies (Continued)

historical operations and operating trends of the property, the historical payment pattern of the tenant and the type of property. If our evaluation of these factors indicates it is probable that we will be unable to receive the rent payments due in the future, we provide a reserve against the recognized straight-line rent receivable asset for the portion, up to its full value, that we estimate may not be recovered. If we change our assumptions or estimates regarding the collectability of future rent payments required by a lease, we may adjust our reserve to increase or reduce the rental revenue recognized in the period we make such change in our assumptions or estimates.

  Loans

        We recognize interest income from loans, including discounts and premiums, using the effective interest method when collectability is reasonably assured. We apply the effective interest method on a loan-by-loan basis and recognize discounts and premiums as yield adjustments over the related loan term. We recognize interest income on an impaired loan to the extent our estimate of the fair value of the collateral is sufficient to support the balance of the loan, other receivables and all related accrued interest. When the balance of the loan, other receivables and all related accrued interest is equal to or less than our estimate of the fair value of the collateral, we recognize interest income on a cash basis. We provide a reserve against an impaired loan to the extent our total investment in the loan exceeds our estimate of the fair value of the loan collateral.

Federal Income Tax

        Ventas has elected to be treated as a REIT under the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), for every year beginning with the year ended December 31, 1999. Accordingly, Ventas is not generally subject to federal income tax. We intend to elect to be treated as a REIT under the applicable provisions of the Code, beginning with the taxable year in which the distribution occurs.

Segment Reporting

        As of December 31, 2014, 2013 and 2012, we operated through a single reportable business segment: triple-net leased properties. We invest in SNFs and other healthcare properties throughout the United States and lease those properties to healthcare operating companies under "triple-net" or "absolute-net" leases that obligate the tenants to pay all property-related expenses.

Recently Issued or Adopted Accounting Standards

        In June 2011, the FASB issued Accounting Standards Update ("ASU") 2011-05, Presentation of Comprehensive Income ("ASU 2011-05"), which amends ASC Topic 220, Comprehensive Income. ASU 2011-05 requires entities to present comprehensive income in either: (i) one continuous financial statement or (ii) two separate but consecutive statements that display net income and the components of other comprehensive income. Totals and individual components of both net income and other comprehensive income must be included in either presentation. We adopted the provisions of ASU 2011-05 on January 1, 2012. This adoption had no impact on our combined consolidated financial statements, as we have no applicable components of other comprehensive income.

        In 2014, the FASB issued ASU 2014-09, Revenue From Contracts With Customers ("ASU 2014-09"), which outlines a comprehensive model for entities to use in accounting for revenue arising from

CARE CAPITAL PROPERTIES, INC.'S PREDECESSORS

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2—Accounting Policies (Continued)

contracts with customers. ASU 2014-09 states that "an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services." While ASU 2014-09 specifically references contracts with customers, it may apply to certain other transactions such as the sale of real estate or equipment. ASU 2014-09 is effective for us beginning January 1, 2018. We are continuing to evaluate this guidance; however, we do not expect its adoption to have a significant impact on our combined consolidated financial statements, as substantially all of our revenue consists of rental income from leasing arrangements, which are specifically excluded from ASU 2014-09.

        In 2015, the FASB ASU 2015-02, Consolidation (Topic 810): Amendments to the Consolidation Analysis ("ASU 2015-02") which makes certain changes to both the variable interest model and the voting model including changes to (1) the identification of variable interests (fees paid to a decision maker or service provider), (2) the variable interest entity characteristics for a limited partnership or similar entity and (3) the primary beneficiary determination. ASU 2015-02 is effective for us beginning January 1, 2016. We are continuing to evaluate this guidance; however, we do not expect its adoption to have a significant impact on our combined consolidated financial statements.

        In addition, Section 107 of the JOBS Act provides that an "emerging growth company" can take advantage of the extended transition period provided in Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected not to take advantage of the benefits of this extended transition period and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. This election is irrevocable.

Note 3—Triple-Net Lease Arrangements

        No individual tenant accounted for a significant portion of our revenues for the years ended December 31, 2014, 2013 and 2012. Nevertheless, our financial condition and results of operations could decline if our tenants, in part or in whole, become unable or unwilling to satisfy their obligations to us or to renew their leases with us upon expiration of the terms thereof. We cannot assure you that our tenants will have sufficient assets, income and access to financing to enable them to satisfy their respective obligations to us, and any failure, inability or unwillingness by our tenants to do so could have a material adverse effect on our business, financial condition, results of operations and liquidity. We also cannot assure you that our tenants will elect to renew their respective leases with us upon expiration of the leases or that we will be able to reposition any non-renewed properties on a timely basis or on the same or better economic terms, if at all.

CARE CAPITAL PROPERTIES, INC.'S PREDECESSORS

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3—Triple-Net Lease Arrangements (Continued)

        The following table sets forth the future contracted minimum rentals, excluding contingent rent escalations, but including straight-line rent adjustments where applicable, for all of our triple-net leases as of December 31, 2014 (excluding properties classified as held for sale as of December 31, 2014 and rents from direct financing lease) (in thousands):

2015	$272,334
2016	268,185
2017	267,042
2018	269,486
2019	269,565
Thereafter	1,437,319

Total	$2,783,931

        Our straight-line rent receivable balance was $0.8 million and $0.5 million, net of allowances of $58.0 million and $37.8 million, as of December 31, 2014 and 2013, respectively. We recognized charges for straight-line rent allowances within rental income on our combined consolidated statements of income of $21.4 million, $16.1 million and $14.3 million for the years ended December 31, 2014, 2013 and 2012.

        In December 2014, SpinCo made a $10.0 million payment in satisfaction of a contingent obligation related to a liability of a former tenant of SpinCo, which is recorded in other expense in our combined consolidated statements of income.

Note 4—Acquisitions and Dispositions of Real Estate Property

        During 2012, we acquired two SNFs for an aggregate purchase price of $27.8 million.

        We acquired equipment of $13.2 million and $11.8 million during the years ended December 31, 2014 and 2013, respectively, from our former operator in connection the transition of certain properties to new operators.

        We paid $17.2 million, $10.2 million, and $1.6 million for various capital expenditure projects during the years ended December 31, 2014, 2013 and 2012, respectively.

        In January 2015, Ventas completed its acquisition of American Realty Capital Healthcare Trust, Inc., including 14 SNFs and four specialty hospitals that are being transferred to SpinCo, in a stock and cash transaction. Also in January 2015, Ventas completed the acquisition of 12 SNFs for an aggregate purchase price of $234.9 million, all of which will be transferred to SpinCo.

        In 2013, we sold three SNFs and four seniors housing communities for aggregate consideration of $10.4 million, including a lease termination fee of $0.3 million. In 2014, we sold one SNF for total consideration of $1.0 million. We recognized a loss on sale of approximately $0.1 million for costs paid at closing.

CARE CAPITAL PROPERTIES, INC.'S PREDECESSORS

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 4—Acquisitions and Dispositions of Real Estate Property (Continued)

        The table below summarizes our real estate assets classified as held for sale as of December 31, 2014 and 2013, including the amounts reported within other assets and accounts payable and other liabilities on our combined consolidated balance sheets.

	December 31, 2014			December 31, 2013
	Number of Properties Held for Sale	Other Assets	Accounts Payable and Other Liabilities	Number of Properties Held for Sale	Other Assets	Accounts Payable and Other Liabilities
	(Dollars in thousands)
SNFs	4	$5,229	$1,045	1	$631	$—

Note 5—Loans Receivable

        Below is a summary of our loans receivable as of December 31, 2014 and 2013.

	2014		2013
	Carrying Value	Fair Value	Carrying Value	Fair Value
	(In thousands)
Secured loans receivable, net	$5,249	$5,174	$5,244	$4,632
Unsecured loans receivable, net	4,242	4,106	3,988	3,747

        The secured loan in the table above is secured by one SNF located in Florida. The loan has a stated interest rate of 9.75% and matures in 2018.

        During 2013, we received aggregate proceeds of $9.4 million for final repayment of two secured loans receivable. We recognized $0.2 million of gains on these loan repayments, which are recorded in income from investments in direct financing leases and loans in our combined consolidated statements of income for the year ended December 31, 2013.

        Fair value estimates as reflected in the table above are subjective in nature and based upon several important assumptions, including estimates of future cash flows, risks, discount rates and relevant comparable market information associated with each financial instrument. The use of different market assumptions and estimation methodologies may have a material effect on the reported estimated fair value amounts. Accordingly, the estimates presented above are not necessarily indicative of the amounts we would realize in a current market exchange.

CARE CAPITAL PROPERTIES, INC.'S PREDECESSORS

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 6—Intangibles

        The following is a summary of our intangibles as of December 31, 2014 and 2013:

	December 31, 2014		December 31, 2013
	Balance	Remaining Weighted Average Amortization Period in Years	Balance	Remaining Weighted Average Amortization Period in Years
		(Dollars in thousands)
Intangible assets:
Above market lease intangibles	$60,251	11.1	$61,220	11.0
In-place lease intangibles	26,943	12.9	27,160	13.1
Accumulated amortization	(35,221)	N/A	(25,117)	N/A
Goodwill	88,959	N/A	88,989	N/A

Net intangible assets	$140,932	11.7	$152,252	11.6

Intangible liabilities:
Below market lease intangibles	$198,170	15.2	$199,189	15.4
Accumulated amortization	(61,882)	N/A	(43,459)	N/A
Purchase option intangibles	9,352	N/A	9,352	N/A

Net intangible liabilities	$145,640	15.2	$165,082	15.4

N/A—Not Applicable

        Above market lease intangibles and in-place lease intangibles are included in acquired lease intangibles within real estate investments on our combined consolidated balance sheets. Below market lease intangibles and purchase option intangibles are included in lease intangible liabilities on our combined consolidated balance sheets. For the years ended December 31, 2014, 2013 and 2012, our net amortization related to these intangibles was $8.3 million, $8.1 million and $6.4 million, respectively. The estimated net amortization related to these intangibles for each of the next five years is as follows: 2015—$7.0 million; 2016—$6.8 million; 2017—$6.6 million; 2018—$6.4 million; and 2019—$6.6 million.

Note 7—Other Assets

        The following is a summary of our other assets as of December 31, 2014 and 2013:

	2014	2013
	(In thousands)
Straight-line rent receivables, net	$766	$473
Unsecured loans receivable, net	4,242	3,988
Deferred lease costs	9,970	5,927
Assets held for sale	5,229	631
Other, net	2,044	4,422

Total other assets	$22,251	$15,441

CARE CAPITAL PROPERTIES, INC.'S PREDECESSORS

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8—Commitments and Contingencies

Certain Obligations, Liabilities and Litigation

        We may be subject to various obligations, liabilities and litigation assumed in connection with or arising out of our acquisitions or otherwise arising in connection with our business, some of which may be indemnifiable by third parties. If these liabilities are greater than expected or were not known to us at the time of acquisition, if we are not entitled to indemnification, or if the responsible third party fails to indemnify us, such obligations, liabilities and litigation could have a material adverse effect on our business, financial condition, results of operations and liquidity. In addition, in connection with the sale or leasing of our properties, we may incur various obligations and liabilities, including indemnification obligations to the buyer or tenant, relating to the operations of those properties, which could have a material adverse effect on our business, financial condition, results of operations and liquidity.

Note 9—Litigation

        We are involved from time to time in various legal proceedings that arise in the ordinary course of our business, including, but not limited to commercial disputes, environmental matters, and litigation in connection with transactions including acquisitions and divestitures. We believe that such litigation, claims and administrative proceedings will not have a material adverse impact on our financial position or our results of operations. We record a liability when a loss is considered probable and the amount can be reasonably estimated.

        Our tenants and, in some cases, their affiliates may be required by the terms of their leases and other agreements with us to indemnify, defend and hold us harmless against certain actions, investigations and claims arising in the course of their business and related to the operations of our properties. In addition, third parties from whom we acquired certain of our assets and, in some cases, their affiliates may be required by the terms of the related conveyance documents to indemnify, defend and hold us harmless against certain actions, investigations and claims related to the acquired assets and arising prior to our ownership or related to excluded assets and liabilities. In some cases, a portion of the purchase price consideration is held in escrow for a specified period of time as collateral for these indemnification obligations. We cannot provide any assurance that our tenants, their affiliates or other obligated third parties will defend us in any such matters, that our tenants, their affiliates or other obligated third parties will have sufficient assets, income and access to financing to enable them to satisfy their defense and indemnification obligations to us or that any purchase price consideration held in escrow will be sufficient to satisfy claims for which we are entitled to indemnification.

Note 10—Subsequent Events

        We have evaluated subsequent events through April 23, 2015, the date which the combined consolidated financial statements were available to be issued.

CARE CAPITAL PROPERTIES, INC.'S PREDECESSORS

SCHEDULE III
REAL ESTATE AND ACCUMULATED DEPRECIATION
December 31, 2014

	For the Years Ended December 31,
	2014	2013	2012
		(In thousands)
Reconciliation of real estate:
Carrying cost:
Balance at beginning of period	$2,692,498	$2,672,101	$2,670,367
Additions during period:
Acquisitions	13,194	11,791	13,844
Capital expenditures	16,426	11,550	1,566
Deletions during period:
Sales and/or transfers to assets held for sale	(15,493)	(2,944)	(13,676)

Balance at end of period	$2,706,625	$2,692,498	$2,672,101

Accumulated depreciation:
Balance at beginning of period	$483,017	$396,401	$307,066
Additions during period:
Depreciation expense	95,058	89,193	94,816
Deletions during period:
Sales and/or transfers to assets held for sale	(10,722)	(2,577)	(5,481)

Balance at end of period	$567,353	$483,017	$396,401

CARE CAPITAL PROPERTIES, INC.'S PREDECESSORS

SCHEDULE III
REAL ESTATE AND ACCUMULATED DEPRECIATION (Continued)
December 31, 2014
(Dollars in Thousands)

							Gross Amount Carried at Close of Period
	Location			Initial Cost to Company										Life on Which Depreciation in Income Statement is Computed
						Costs Capitalized Subsequent to Acquisition
Property Name	City	State / Province	Encumbrances	Land and Improvements	Buildings and Improvements		Land and Improvements	Buildings and Improvements	Total	Accumulated Depreciation	NBV	Year of Construction	Year Acquired
SKILLED NURSING FACILITIES
Whitesburg Gardens Health Care Center	Huntsville	AL	—	$534	$4,216	$328	$534	$4,544	$5,078	$4,025	$1,053	1968	1991	25 years
Azalea Gardens of Mobile	Mobile	AL	—	5	2,981	319	8	3,297	3,305	2,426	879	1967	1992	29 years
Heartland	Benton	AR	—	650	13,540	18	650	13,558	14,208	1,581	12,627	1992	2011	35 years
Southern Trace	Bryant	AR	—	480	12,455	—	480	12,455	12,935	1,462	11,473	1989	2011	35 years
Beverly Health Care Golflinks	Hot Springs	AR	—	500	11,311	—	500	11,311	11,811	1,387	10,424	1978	2011	35 years
Lake Village	Lake Village	AR	—	560	8,594	23	560	8,617	9,177	1,071	8,106	1998	2011	35 years
Belle View	Monticello	AR	—	260	9,542	—	260	9,542	9,802	1,121	8,681	1995	2011	35 years
River Chase	Morrilton	AR	—	240	9,476	—	240	9,476	9,716	1,111	8,605	1988	2011	35 years
Brookridge Cove	Morrilton	AR	—	410	11,069	4	410	11,073	11,483	1,323	10,160	1996	2011	35 years
River Ridge	Wynne	AR	—	290	10,763	1	290	10,764	11,054	1,251	9,803	1990	2011	35 years
Kachina Point Health Care and Rehabilitation Center	Sedona	AZ	—	364	4,179	197	364	4,376	4,740	3,214	1,526	1983	1984	45 years
Villa Campana Health Care Center	Tucson	AZ	—	533	2,201	395	533	2,596	3,129	1,584	1,545	1983	1993	35 years
Bay View Nursing and Rehabilitation Center	Alameda	CA	—	1,462	5,981	282	1,462	6,263	7,725	4,862	2,863	1967	1993	45 years
Chowchilla Convalescent Center	Chowchilla	CA	—	1,780	5,097	—	1,780	5,097	6,877	634	6,243	1965	2011	35 years
Driftwood Gilroy	Gilroy	CA	—	3,330	13,665	—	3,330	13,665	16,995	1,638	15,357	1968	2011	35 years
Orange Hills Convalescent Hospital	Orange	CA	—	960	20,968	—	960	20,968	21,928	2,369	19,559	1987	2011	35 years
Village Square Nursing and Rehabilitation Center	San Marcos	CA	—	766	3,507	—	766	3,507	4,273	1,838	2,435	1989	1993	42 years
Brighton Care Center	Brighton	CO	—	282	3,377	468	282	3,845	4,127	2,741	1,386	1969	1992	30 years
Malley Healthcare and Rehabilitation Center	Northglenn	CO	—	501	8,294	243	501	8,537	9,038	6,182	2,856	1971	1993	29 years
Parkway Pavilion Healthcare	Enfield	CT	—	337	3,607	203	337	3,810	4,147	3,077	1,070	1968	1994	28 years
The Crossings West Campus	New London	CT	—	202	2,363	129	202	2,492	2,694	1,877	817	1969	1994	28 years
The Crossings East Campus	New London	CT	—	401	2,776	263	401	3,039	3,440	2,371	1,069	1968	1992	29 years
Beverly Health—Ft. Pierce	Fort Pierce	FL	—	840	16,318	—	840	16,318	17,158	1,939	15,219	1960	2011	35 years
Willowwood Health & Rehab Center	Flowery Branch	GA	—	1,130	9,219	—	1,130	9,219	10,349	1,100	9,249	1970	2011	35 years
Specialty Care of Marietta	Marietta	GA	—	241	2,782	377	241	3,159	3,400	2,269	1,131	1968	1993	28.5 years
Savannah Rehabilitation & Nursing Center	Savannah	GA	—	213	2,772	345	213	3,117	3,330	2,192	1,138	1968	1993	28.5 years
Savannah Specialty Care Center	Savannah	GA	—	157	2,219	228	157	2,447	2,604	2,023	581	1972	1991	26 years
Boise Health and Rehabilitation Center	Boise	ID	—	256	3,593	281	256	3,874	4,130	1,677	2,453	1977	1998	45 years

CARE CAPITAL PROPERTIES, INC.'S PREDECESSORS

SCHEDULE III
REAL ESTATE AND ACCUMULATED DEPRECIATION (Continued)
December 31, 2014
(Dollars in Thousands)

							Gross Amount Carried at Close of Period
	Location			Initial Cost to Company										Life on Which Depreciation in Income Statement is Computed
						Costs Capitalized Subsequent to Acquisition
Property Name	City	State / Province	Encumbrances	Land and Improvements	Buildings and Improvements		Land and Improvements	Buildings and Improvements	Total	Accumulated Depreciation	NBV	Year of Construction	Year Acquired
Meadowbrooke Rehab Centre & Suites	Anderson	IN	—	1,600	6,710	—	1,600	6,710	8,310	864	7,446	1967	2011	35 years
Chalet Village	Berne	IN	—	590	1,654	—	590	1,654	2,244	320	1,924	1986	2011	35 years
Meadowvale Health and Rehabilitation Center	Bluffton	IN	—	7	787	576	7	1,363	1,370	689	681	1962	1995	22 years
Bremen Health Care Center	Bremen	IN	—	109	3,354	548	109	3,902	4,011	2,256	1,755	1982	1996	45 years
Vermillion Convalescent Center	Clinton	IN	—	700	11,057	—	700	11,057	11,757	1,328	10,429	1971	2011	35 years
Willow Crossing Health & Rehab Center	Columbus	IN	—	880	4,963	—	880	4,963	5,843	672	5,171	1988	2011	35 years
Greenhill Manor	Fowler	IN	—	380	7,659	—	380	7,659	8,039	896	7,143	1973	2011	35 years
Twin City Healthcare	Gas City	IN	—	350	3,012	—	350	3,012	3,362	433	2,929	1974	2011	35 years
Hanover Nursing Center	Hanover	IN	—	1,070	3,903	—	1,070	3,903	4,973	641	4,332	1975	2011	35 years
Bridgewater Center for Health & Rehab	Hartford City	IN	—	470	1,855	—	470	1,855	2,325	337	1,988	1988	2011	35 years
Oakbrook Village	Huntington	IN	—	600	1,950	—	600	1,950	2,550	303	2,247	1987	2011	35 years
Lakeview Manor	Indianapolis	IN	—	2,780	7,927	—	2,780	7,927	10,707	1,128	9,579	1968	2011	35 years
Wintersong Village	Knox	IN	—	420	2,019	—	420	2,019	2,439	291	2,148	1984	2011	35 years
Woodland Hills Care Center	Lawrenceburg	IN	—	340	3,757	—	340	3,757	4,097	571	3,526	1966	2011	35 years
Parkwood Health Care Center	Lebanon	IN	—	121	4,512	1,291	121	5,803	5,924	4,003	1,921	1977	1993	25 years
Whispering Pines	Monticello	IN	—	460	8,461	—	460	8,461	8,921	1,001	7,920	1988	2011	35 years
Muncie Health & Rehabilitation Center	Muncie	IN	—	108	4,202	1,259	170	5,399	5,569	3,786	1,783	1980	1993	25 years
Willow Bend Living Center	Muncie	IN	—	1,080	4,026	—	1,080	4,026	5,106	524	4,582	1976	2011	35 years
Liberty Village	Muncie	IN	—	1,520	7,542	—	1,520	7,542	9,062	931	8,131	2001	2011	35 years
Petersburg Health Care Center	Petersburg	IN	—	310	8,443	—	310	8,443	8,753	1,025	7,728	1970	2011	35 years
Persimmon Ridge Center	Portland	IN	—	400	9,597	—	400	9,597	9,997	1,163	8,834	1964	2011	35 years
Oakridge Convalescent Center	Richmond	IN	—	640	11,128	—	640	11,128	11,768	1,355	10,413	1975	2011	35 years
Royal Oaks Health Care and Rehabilitation Center	Terre Haute	IN	—	418	5,779	1,209	428	6,978	7,406	2,869	4,537	1995	1995	45 years
Westridge Healthcare Center	Terre Haute	IN	—	690	5,384	—	690	5,384	6,074	675	5,399	1965	2011	35 years
Washington Nursing Center	Washington	IN	—	220	10,054	—	220	10,054	10,274	1,240	9,034	1968	2011	35 years
Pine Knoll Rehabilitation Center	Winchester	IN	—	730	6,039	—	730	6,039	6,769	722	6,047	1986	2011	35 years
Belleville Health Care Center	Belleville	KS	—	590	4,170	—	590	4,170	4,760	558	4,202	1977	2011	35 years
Smokey Hill Rehab Center	Salina	KS	—	360	3,705	—	360	3,705	4,065	575	3,490	1981	2011	35 years
Westwood Manor	Topeka	KS	—	250	3,735	—	250	3,735	3,985	486	3,499	1973	2011	35 years
Infinia at Wichita	Wichita	KS	—	350	13,065	—	350	13,065	13,415	1,476	11,939	1965	2011	35 years
Jackson Manor	Annville	KY	—	131	4,442	—	131	4,442	4,573	1,036	3,537	1989	2006	35 years
Colonial Health & Rehabilitation Center	Bardstown	KY	—	38	2,829	—	38	2,829	2,867	660	2,207	1968	2006	35 years

CARE CAPITAL PROPERTIES, INC.'S PREDECESSORS

SCHEDULE III
REAL ESTATE AND ACCUMULATED DEPRECIATION (Continued)
December 31, 2014
(Dollars in Thousands)

							Gross Amount Carried at Close of Period
	Location			Initial Cost to Company										Life on Which Depreciation in Income Statement is Computed
						Costs Capitalized Subsequent to Acquisition
Property Name	City	State / Province	Encumbrances	Land and Improvements	Buildings and Improvements		Land and Improvements	Buildings and Improvements	Total	Accumulated Depreciation	NBV	Year of Construction	Year Acquired
Rosewood Health Care Center	Bowling Green	KY	—	248	5,371	496	248	5,867	6,115	4,434	1,681	1970	1990	30 years
Riverside Manor Healthcare Center	Calhoun	KY	—	103	2,119	184	103	2,303	2,406	1,772	634	1963	1990	30 years
Oakview Nursing and Rehabilitation Center	Calvert City	KY	—	124	2,882	1,005	124	3,887	4,011	2,459	1,552	1967	1990	30 years
Green Valley Health & Rehabilitation Center	Carrollton	KY	—	29	2,325	—	29	2,325	2,354	542	1,812	1978	2006	35 years
Summit Manor Health & Rehabilitation Center	Columbia	KY	—	38	12,510	—	38	12,510	12,548	2,919	9,629	1965	2006	35 years
Danville Centre for Health and Rehabilitation	Danville	KY	—	322	3,538	536	322	4,074	4,396	2,574	1,822	1962	1995	30 years
Woodland Terrace Health Care Facility	Elizabethtown	KY	—	216	1,795	315	216	2,110	2,326	1,938	388	1969	1982	26 years
Glasgow Health & Rehabilitation Center	Glasgow	KY	—	21	2,997	—	21	2,997	3,018	699	2,319	1968	2006	35 years
Harrodsburg Health Care Center	Harrodsburg	KY	—	137	1,830	642	137	2,472	2,609	1,694	915	1974	1985	35 years
Professional Care Health & Rehabilitation Center	Hartford	KY	—	22	7,905	—	22	7,905	7,927	1,844	6,083	1967	2006	35 years
Hart County Health Center	Horse Cave	KY	—	68	6,059	—	68	6,059	6,127	1,414	4,713	1993	2006	35 years
Heritage Hall Health & Rehabilitation Center	Lawrenceburg	KY	—	38	3,920	—	38	3,920	3,958	915	3,043	1973	2006	35 years
Tanbark Health & Rehabilitation Center	Lexington	KY	—	868	6,061	—	868	6,061	6,929	1,414	5,515	1989	2006	35 years
Northfield Centre for Health and Rehabilitation	Louisville	KY	—	285	1,555	692	285	2,247	2,532	1,491	1,041	1969	1985	30 years
Jefferson Manor	Louisville	KY	—	2,169	4,075	—	2,169	4,075	6,244	951	5,293	1982	2006	35 years
Jefferson Place	Louisville	KY	—	1,307	9,175	—	1,307	9,175	10,482	2,141	8,341	1991	2006	35 years
Meadowview Health & Rehabilitation Center	Louisville	KY	—	317	4,666	—	317	4,666	4,983	1,089	3,894	1973	2006	35 years
Rockford Health & Rehabilitation Center	Louisville	KY	—	364	9,568	—	364	9,568	9,932	2,233	7,699	1975	2006	35 years
Summerfield Health & Rehabilitation Center	Louisville	KY	—	1,089	10,756	—	1,089	10,756	11,845	2,510	9,335	1979	2006	35 years
Hillcrest Health Care Center	Owensboro	KY	—	544	2,619	993	544	3,612	4,156	2,782	1,374	1963	1982	22 years
McCreary Health & Rehabilitation Center	Pine Knot	KY	—	73	2,443	—	73	2,443	2,516	570	1,946	1990	2006	35 years
North Hardin Health & Rehabilitation Center	Radcliff	KY	—	218	11,944	—	218	11,944	12,162	2,787	9,375	1986	2006	35 years
Monroe Health & Rehabilitation Center	Tompkinsville	KY	—	32	8,756	—	32	8,756	8,788	2,043	6,745	1969	2006	35 years

CARE CAPITAL PROPERTIES, INC.'S PREDECESSORS

SCHEDULE III
REAL ESTATE AND ACCUMULATED DEPRECIATION (Continued)
December 31, 2014
(Dollars in Thousands)

	Location			Initial Cost to Company			Gross Amount Carried at Close of Period							Life on Which Depreciation in Income Statement is Computed
						Costs Capitalized Subsequent to Acquisition
Property Name	City	State / Province	Encumbrances	Land and Improvements	Buildings and Improvements		Land and Improvements	Buildings and Improvements	Total	Accumulated Depreciation	NBV	Year of Construction	Year Acquired
Fountain Circle Health and Rehabilitation	Winchester	KY	—	137	6,120	1,055	137	7,175	7,312	5,123	2,189	1967	1990	30 years
Colony House Nursing and Rehabilitation Center	Abington	MA	—	132	999	194	132	1,193	1,325	1,153	172	1965	1969	40 years
Wingate at Andover	Andover	MA	—	1,450	14,798	—	1,450	14,798	16,248	1,803	14,445	1992	2011	35 years
Blueberry Hill Skilled Nursing & Rehabilitation Center	Beverly	MA	—	129	4,290	571	129	4,861	4,990	3,462	1,528	1965	1968	40 years
Wingate at Brighton	Brighton	MA	—	1,070	7,383	—	1,070	7,383	8,453	1,026	7,427	1995	2011	35 years
Walden Rehabilitation and Nursing Center	Concord	MA	—	181	1,347	178	181	1,525	1,706	1,403	303	1969	1968	40 years
Sachem Skilled Nursing & Rehabilitation Center	East Bridgewater	MA	—	529	1,238	232	529	1,470	1,999	1,655	344	1968	1982	27 years
Chestnut Hill Rehab & Nursing	East Longmeadow	MA	—	3,050	5,392	—	3,050	5,392	8,442	806	7,636	1985	2011	35 years
Crawford Skilled Nursing and Rehabilitation Center	Fall River	MA	—	127	1,109	312	127	1,421	1,548	1,144	404	1968	1982	29 years
Franklin Skilled Nursing and Rehabilitation Center	Franklin	MA	—	156	757	158	156	915	1,071	815	256	1967	1969	40 years
Wingate at Haverhill	Haverhill	MA	—	810	9,288	—	810	9,288	10,098	1,238	8,860	1973	2011	35 years
Skilled Care Center at Silver Lake	Kingston	MA	—	3,230	19,870	—	3,230	19,870	23,100	2,610	20,490	1992	2011	35 years
River Terrace Healthcare	Lancaster	MA	—	268	957	147	268	1,104	1,372	1,144	228	1969	1969	40 years
Wentworth Skilled Care Center	Lowell	MA	—	820	11,220	—	820	11,220	12,040	1,352	10,688	1966	2011	35 years
Bolton Manor Nursing and Rehabilitation Center	Marlborough	MA	—	222	2,431	228	222	2,659	2,881	2,247	634	1973	1984	34.5 years
The Eliot Healthcare Center	Natick	MA	—	249	1,328	230	249	1,558	1,807	1,452	355	1996	1982	31 years
Wingate at Needham	Needham Heights	MA	—	920	9,236	—	920	9,236	10,156	1,234	8,922	1996	2011	35 years
Brigham Manor Nursing and Rehabilitation Center	Newburyport	MA	—	126	1,708	134	126	1,842	1,968	1,665	303	1806	1982	27 years
Country Rehabilitation and Nursing Center	Newburyport	MA	—	199	3,004	378	199	3,382	3,581	2,965	616	1968	1982	27 years
Quincy Rehabilitation and Nursing Center	Quincy	MA	—	216	2,911	204	216	3,115	3,331	2,854	477	1965	1984	24 years

CARE CAPITAL PROPERTIES, INC.'S PREDECESSORS

SCHEDULE III
REAL ESTATE AND ACCUMULATED DEPRECIATION (Continued)
December 31, 2014
(Dollars in Thousands)

	Location			Initial Cost to Company			Gross Amount Carried at Close of Period							Life on Which Depreciation in Income Statement is Computed
						Costs Capitalized Subsequent to Acquisition
Property Name	City	State / Province	Encumbrances	Land and Improvements	Buildings and Improvements		Land and Improvements	Buildings and Improvements	Total	Accumulated Depreciation	NBV	Year of Construction	Year Acquired
Wingate at Reading	Reading	MA	—	920	7,499	—	920	7,499	8,419	1,016	7,403	1988	2011	35 years
Den-Mar Rehabilitation and Nursing Center	Rockport	MA	—	23	1,560	187	23	1,747	1,770	1,547	223	1963	1985	30 years
Wingate at South Hadley	South Hadley	MA	—	1,870	15,572	—	1,870	15,572	17,442	1,864	15,578	1988	2011	35 years
Ring East	Springfield	MA	—	1,250	13,561	—	1,250	13,561	14,811	1,697	13,114	1987	2011	35 years
Blue Hills Alzheimer's Care Center	Stoughton	MA	—	511	1,026	175	511	1,201	1,712	1,425	287	1965	1982	28 years
Wingate at Sudbury	Sudbury	MA	—	1,540	8,100	—	1,540	8,100	9,640	1,158	8,482	1997	2011	35 years
Country Gardens Skilled Nursing & Rehabilitation Center	Swansea	MA	—	415	2,675	180	415	2,855	3,270	2,590	680	1969	1984	27 years
Brookside Rehabilitation and Nursing Center	Webster	MA	—	102	1,154	173	102	1,327	1,429	1,193	236	1967	1982	31 years
Newton and Wellesley Alzheimer Center	Wellesley	MA	—	297	3,250	172	297	3,422	3,719	2,970	749	1971	1984	30 years
Riverdale Gardens Rehab & Nursing	West Springfield	MA	—	2,140	6,997	107	2,140	7,104	9,244	1,178	8,066	1960	2011	35 years
Wingate at Wilbraham	Wilbraham	MA	—	4,070	10,777	—	4,070	10,777	14,847	1,411	13,436	1988	2011	35 years
Worcester Skilled Care Center	Worcester	MA	—	620	10,958	—	620	10,958	11,578	1,459	10,119	1970	2011	35 years
Cumberland Villa Nursing Center	Cumberland	MD	—	660	23,970	—	660	23,970	24,630	2,667	21,963	1968	2011	35 years
Colton Villa	Hagerstown	MD	—	1,550	16,973	—	1,550	16,973	18,523	2,011	16,512	1971	2011	35 years
Westminster Nursing & Convalescent Center	Westminster	MD	—	2,160	15,931	—	2,160	15,931	18,091	1,886	16,205	1973	2011	35 years
Augusta Rehabilitation Center	Augusta	ME	—	152	1,074	146	152	1,220	1,372	1,120	252	1968	1985	30 years
Eastside Rehabilitation and Living Center	Bangor	ME	—	316	1,349	134	316	1,483	1,799	1,354	445	1967	1985	30 years
Westgate Manor	Bangor	ME	—	287	2,718	151	287	2,869	3,156	2,607	549	1969	1985	31 years
Winship Green Nursing Center	Bath	ME	—	110	1,455	128	110	1,583	1,693	1,320	373	1974	1985	35 years
Brewer Rehabilitation and Living Center	Brewer	ME	—	228	2,737	304	228	3,041	3,269	2,407	862	1974	1985	33 years
Kennebunk Nursing and Rehabilitation Center	Kennebunk	ME	—	99	1,898	161	99	2,059	2,158	1,601	557	1977	1985	35 years
Norway Rehabilitation & Living Center	Norway	ME	—	133	1,658	118	133	1,776	1,909	1,376	533	1972	1985	39 years
Brentwood Rehabilitation and Nursing Center	Yarmouth	ME	—	181	2,789	146	181	2,935	3,116	2,347	769	1945	1985	45 years

CARE CAPITAL PROPERTIES, INC.'S PREDECESSORS

SCHEDULE III
REAL ESTATE AND ACCUMULATED DEPRECIATION (Continued)
December 31, 2014
(Dollars in Thousands)

	Location			Initial Cost to Company			Gross Amount Carried at Close of Period							Life on Which Depreciation in Income Statement is Computed
						Costs Capitalized Subsequent to Acquisition
Property Name	City	State / Province	Encumbrances	Land and Improvements	Buildings and Improvements		Land and Improvements	Buildings and Improvements	Total	Accumulated Depreciation	NBV	Year of Construction	Year Acquired
Autumn Woods Residential Health Care Facility	Warren	MI	—	745	26,765	—	745	26,765	27,510	2,292	25,218	2012	2012	35 years
Hopkins Healthcare	Hopkins	MN	—	4,470	21,409	—	4,470	21,409	25,879	2,442	23,437	1961	2011	35 years
Andrew Care Home	Minneapolis	MN	—	3,280	5,083	243	3,280	5,326	8,606	1,043	7,563	1941	2011	35 years
Golden Living Center—Rochester East	Rochester	MN	—	639	3,497	—	639	3,497	4,136	3,561	575	1967	1982	28 years
Ashland Healthcare	Ashland	MO	—	770	4,400	—	770	4,400	5,170	555	4,615	1993	2011	35 years
South Hampton Place	Columbia	MO	—	710	11,279	—	710	11,279	11,989	1,320	10,669	1994	2011	35 years
Dixon Nursing & Rehab	Dixon	MO	—	570	3,342	—	570	3,342	3,912	449	3,463	1989	2011	35 years
Current River Nursing	Doniphan	MO	—	450	7,703	—	450	7,703	8,153	992	7,161	1991	2011	35 years
Forsyth Care Center	Forsyth	MO	—	710	6,731	—	710	6,731	7,441	902	6,539	1993	2011	35 years
Maryville Health Care Center	Maryville	MO	—	630	5,825	—	630	5,825	6,455	790	5,665	1972	2011	35 years
Glenwood Healthcare	Seymour	MO	—	670	3,737	—	670	3,737	4,407	488	3,919	1990	2011	35 years
Silex Community Care	Silex	MO	—	730	2,689	—	730	2,689	3,419	387	3,032	1991	2011	35 years
Gravios Nursing Center	St. Louis	MO	—	1,560	10,582	301	1,560	10,883	12,443	1,394	11,049	1954	2011	35 years
Bellefontaine Gardens	St. Louis	MO	—	1,610	4,314	—	1,610	4,314	5,924	631	5,293	1988	2011	35 years
Strafford Care Center	Strafford	MO	—	1,670	8,251	—	1,670	8,251	9,921	980	8,941	1995	2011	35 years
Windsor Healthcare	Windsor	MO	—	510	3,345	—	510	3,345	3,855	449	3,406	1996	2011	35 years
Chapel Hill Rehabilitation and Healthcare Center	Chapel Hill	NC	—	347	3,029	450	347	3,479	3,826	2,478	1,348	1984	1993	28 years
Pettigrew Rehabilitation and Healthcare Center	Durham	NC	—	101	2,889	223	101	3,112	3,213	2,345	868	1969	1993	28 years
Rehabilitation and Health Center of Gastonia	Gastonia	NC	—	158	2,359	450	158	2,809	2,967	1,969	998	1968	1992	29 years
Lakewood Manor	Hendersonville	NC	—	1,610	7,759	—	1,610	7,759	9,369	1,039	8,330	1979	2011	35 years
Kinston Rehabilitation and Healthcare Center	Kinston	NC	—	186	3,038	502	186	3,540	3,726	2,342	1,384	1961	1993	29 years
Lincoln Nursing Center	Lincolnton	NC	—	39	3,309	197	39	3,506	3,545	2,746	799	1976	1986	35 years
Rehabilitation and Nursing Center of Monroe	Monroe	NC	—	185	2,654	368	185	3,022	3,207	2,187	1,020	1963	1993	28 years
Sunnybrook Healthcare and Rehabilitation Specialists	Raleigh	NC	—	187	3,409	360	187	3,769	3,956	3,244	712	1971	1991	25 years
Raleigh Rehabilitation & Healthcare Center	Raleigh	NC	—	316	5,470	581	316	6,051	6,367	5,182	1,185	1969	1991	25 years
Guardian Care of Roanoke Rapids	Roanoke Rapids	NC	—	339	4,132	550	339	4,682	5,021	3,898	1,123	1967	1991	25 years
Guardian Care of Rocky Mount	Rocky Mount	NC	—	240	1,732	302	240	2,034	2,274	1,573	701	1975	1997	25 years
Cypress Pointe Rehabilitation and Health Care Centre	Wilmington	NC	—	233	3,710	258	233	3,968	4,201	3,013	1,188	1966	1993	28.5 years

CARE CAPITAL PROPERTIES, INC.'S PREDECESSORS

SCHEDULE III
REAL ESTATE AND ACCUMULATED DEPRECIATION (Continued)
December 31, 2014
(Dollars in Thousands)

	Location			Initial Cost to Company			Gross Amount Carried at Close of Period							Life on Which Depreciation in Income Statement is Computed
						Costs Capitalized Subsequent to Acquisition
Property Name	City	State / Province	Encumbrances	Land and Improvements	Buildings and Improvements		Land and Improvements	Buildings and Improvements	Total	Accumulated Depreciation	NBV	Year of Construction	Year Acquired
Silas Creek Manor	Winston-Salem	NC	—	211	1,893	408	211	2,301	2,512	1,520	992	1966	1993	28.5 years
Guardian Care of Zebulon	Zebulon	NC	—	179	1,933	150	179	2,083	2,262	1,507	755	1973	1993	29 years
Dover Rehabilitation and Living Center	Dover	NH	—	355	3,797	217	355	4,014	4,369	3,840	529	1969	1990	25 years
Hanover Terrace Healthcare	Hanover	NH	—	326	1,825	252	326	2,077	2,403	1,415	988	1969	1993	29 years
Las Vegas Healthcare and Rehabilitation Center	Las Vegas	NV	—	454	1,018	187	454	1,205	1,659	746	913	1940	1992	30 years
Torrey Pines Care Center	Las Vegas	NV	—	256	1,324	270	256	1,594	1,850	1,203	647	1971	1992	29 years
Hearthstone of Northern Nevada	Sparks	NV	—	1,400	9,365	—	1,400	9,365	10,765	1,210	9,555	1988	2011	35 years
Wingate at St. Francis	Beacon	NY	—	1,900	18,115	—	1,900	18,115	20,015	2,174	17,841	2002	2011	35 years
Garden Gate	Cheektowaga	NY	—	760	15,643	30	760	15,673	16,433	1,931	14,502	1979	2011	35 years
Brookhaven	East Patchogue	NY	—	1,100	25,840	30	1,100	25,870	26,970	2,897	24,073	1988	2011	35 years
Wingate at Dutchess	Fishkill	NY	—	1,300	19,685	—	1,300	19,685	20,985	2,338	18,647	1996	2011	35 years
Autumn View	Hamburg	NY	—	1,190	24,687	34	1,190	24,721	25,911	2,902	23,009	1983	2011	35 years
Wingate at Ulster	Highland	NY	—	1,500	18,223	—	1,500	18,223	19,723	2,083	17,640	1998	2011	35 years
North Gate	North Tonawanda	NY	—	1,010	14,801	40	1,010	14,841	15,851	1,870	13,981	1982	2011	35 years
Seneca	West Seneca	NY	—	1,400	13,491	5	1,400	13,496	14,896	1,654	13,242	1974	2011	35 years
Harris Hill	Williamsville	NY	—	1,240	33,574	33	1,240	33,607	34,847	3,744	31,103	1992	2011	35 years
Cambridge Health & Rehabilitation Center	Cambridge	OH	—	108	2,642	199	108	2,841	2,949	2,336	613	1975	1993	25 years
Winchester Place Nursing and Rehabilitation Center	Canal Winchester	OH	—	454	7,149	283	454	7,432	7,886	6,015	1,871	1974	1993	28 years
Chillicothe Nursing & Rehabilitation Center	Chillicothe	OH	—	128	3,481	313	128	3,794	3,922	3,114	808	1976	1985	34 years
Burlington House	Cincinnati	OH	—	918	5,087	3,010	918	8,097	9,015	1,752	7,263	1989	2004	35 years
Franklin Woods Nursing and Rehabilitation Center	Columbus	OH	—	190	4,712	202	190	4,914	5,104	2,890	2,214	1986	1992	38 years
Minerva Park Nursing and Rehabilitation Center	Columbus	OH	—	210	3,684	354	210	4,038	4,248	1,744	2,504	1973	1997	45 years
Regency Manor	Columbus	OH	—	606	16,424	401	606	16,825	17,431	11,275	6,156	1883	2004	35 years
Coshocton Health & Rehabilitation Center	Coshocton	OH	—	203	1,979	326	203	2,305	2,508	1,778	730	1974	1993	25 years
Olentangy Woods	Galion	OH	—	540	6,324	(1,463)	540	4,861	5,401	611	4,790	1967	2011	35 years

CARE CAPITAL PROPERTIES, INC.'S PREDECESSORS

SCHEDULE III
REAL ESTATE AND ACCUMULATED DEPRECIATION (Continued)
December 31, 2014
(Dollars in Thousands)

	Location			Initial Cost to Company			Gross Amount Carried at Close of Period							Life on Which Depreciation in Income Statement is Computed
						Costs Capitalized Subsequent to Acquisition
Property Name	City	State / Province	Encumbrances	Land and Improvements	Buildings and Improvements		Land and Improvements	Buildings and Improvements	Total	Accumulated Depreciation	NBV	Year of Construction	Year Acquired
Lebanon Country Manor	Lebanon	OH	—	105	3,617	140	105	3,757	3,862	2,565	1,297	1984	1986	43 years
Logan Health Care Center	Logan	OH	—	169	3,750	271	169	4,021	4,190	2,996	1,194	1979	1991	30 years
Pickerington Nursing & Rehabilitation Center	Pickerington	OH	—	312	4,382	349	312	4,731	5,043	2,754	2,289	1984	1992	37 years
Renaissance North	Warren	OH	—	1,100	8,196	(3,182)	1,059	5,055	6,114	4,566	1,548	1967	2011	35 years
Country Glenn	Washington Court House	OH	—	490	13,460	(1,120)	490	12,340	12,830	1,361	11,469	1984	2011	35 years
Avamere Rehab of Coos Bay	Coos Bay	OR	—	1,920	3,394	—	1,920	3,394	5,314	464	4,850	1968	2011	35 years
Avamere Riverpark of Eugene	Eugene	OR	—	1,960	17,622	—	1,960	17,622	19,582	2,012	17,570	1988	2011	35 years
Avamere Rehab of Eugene	Eugene	OR	—	1,080	7,257	—	1,080	7,257	8,337	904	7,433	1966	2011	35 years
Avamere Rehab of Clackamas	Gladstone	OR	—	820	3,844	—	820	3,844	4,664	507	4,157	1961	2011	35 years
Avamere Rehab of Hillsboro	Hillsboro	OR	—	1,390	8,628	—	1,390	8,628	10,018	1,056	8,962	1973	2011	35 years
Avamere Rehab of Junction City	Junction City	OR	—	590	5,583	—	590	5,583	6,173	671	5,502	1966	2011	35 years
Avamere Rehab of King City	King City	OR	—	1,290	10,646	—	1,290	10,646	11,936	1,249	10,687	1975	2011	35 years
Avamere Rehab of Lebanon	Lebanon	OR	—	980	12,954	—	980	12,954	13,934	1,470	12,464	1974	2011	35 years
Medford Rehabilitation and Healthcare Center	Medford	OR	—	362	4,610	222	362	4,832	5,194	3,687	1,507	1961	1991	34 years
Newport Rehabilitation & Specialty Care Center	Newport	OR	—	380	3,420	813	380	4,233	4,613	488	4,125	1997	2011	35 years
Mountain View	Oregon City	OR	—	1,056	6,831	—	1,056	6,831	7,887	560	7,327	1977	2012	35 years
Avamere Crestview of Portland	Portland	OR	—	1,610	13,942	—	1,610	13,942	15,552	1,613	13,939	1964	2011	35 years
Sunnyside Care Center	Salem	OR	—	1,512	2,249	217	1,512	2,466	3,978	1,597	2,381	1981	1991	30 years
Avamere Twin Oaks of Sweet Home	Sweet Home	OR	—	290	4,536	—	290	4,536	4,826	541	4,285	1972	2011	35 years
Balanced Care at Bloomsburg	Bloomsburg	PA	—	621	1,371	—	621	1,371	1,992	320	1,672	1997	2006	35 years
Mountain View Nursing Home	Greensburg	PA	—	580	12,817	223	580	13,040	13,620	1,563	12,057	1971	2011	35 years
Wyomissing Nursing and Rehabilitation Center	Reading	PA	—	61	5,095	272	61	5,367	5,428	2,439	2,989	1966	1993	45 years
Oak Hill Nursing and Rehabilitation Center	Pawtucket	RI	—	91	6,724	335	91	7,059	7,150	3,248	3,902	1966	1990	45 years
Epic- Bayview	Beaufort	SC	—	890	14,311	—	890	14,311	15,201	1,773	13,428	1970	2011	35 years
Dundee Nursing Home	Bennettsville	SC	—	320	8,693	—	320	8,693	9,013	1,076	7,937	1958	2011	35 years

CARE CAPITAL PROPERTIES, INC.'S PREDECESSORS

SCHEDULE III
REAL ESTATE AND ACCUMULATED DEPRECIATION (Continued)
December 31, 2014
(Dollars in Thousands)

							Gross Amount Carried at Close of Period
	Location			Initial Cost to Company										Life on Which Depreciation in Income Statement is Computed
						Costs Capitalized Subsequent to Acquisition
Property Name	City	State / Province	Encumbrances	Land and Improvements	Buildings and Improvements		Land and Improvements	Buildings and Improvements	Total	Accumulated Depreciation	NBV	Year of Construction	Year Acquired
Epic-Conway	Conway	SC	—	1,090	16,880	—	1,090	16,880	17,970	2,042	15,928	1975	2011	35 years
Mt. Pleasant Nursing Center	Mount Pleasant	SC	—	1,810	9,079	—	1,810	9,079	10,889	1,158	9,731	1977	2011	35 years
Firesteel	Mitchell	SD	—	690	15,360	—	690	15,360	16,050	1,824	14,226	1966	2011	35 years
Fountain Springs Healthcare Center	Rapid City	SD	—	940	28,647	—	940	28,647	29,587	3,078	26,509	1989	2011	35 years
Masters Health Care Center	Algood	TN	—	524	4,370	390	524	4,760	5,284	3,410	1,874	1981	1987	38 years
Brookewood Health Care Center	Decatur	TN	—	470	4,617	—	470	4,617	5,087	625	4,462	1981	2011	35 years
Tri-State Comp Care Center	Harrogate	TN	—	1,520	11,515	—	1,520	11,515	13,035	1,364	11,671	1990	2011	35 years
Madison Healthcare and Rehabilitation Center	Madison	TN	—	168	1,445	269	168	1,714	1,882	1,219	663	1968	1992	29 years
Primacy Healthcare and Rehabilitation Center	Memphis	TN	—	1,222	8,344	294	1,222	8,638	9,860	5,852	4,008	1980	1990	37 years
Green Acres—Baytown	Baytown	TX	—	490	9,104	—	490	9,104	9,594	1,070	8,524	1970	2011	35 years
Allenbrook Healthcare	Baytown	TX	—	470	11,304	—	470	11,304	11,774	1,345	10,429	1975	2011	35 years
Summer Place Nursing and Rehab	Beaumont	TX	—	1,160	15,934	—	1,160	15,934	17,094	1,872	15,222	2009	2011	35 years
Green Acres—Center	Center	TX	—	200	5,446	—	200	5,446	5,646	714	4,932	1972	2011	35 years
Regency Nursing Home	Clarksville	TX	—	380	8,711	—	380	8,711	9,091	1,093	7,998	1989	2011	35 years
Park Manor—Conroe	Conroe	TX	—	1,310	22,318	—	1,310	22,318	23,628	2,463	21,165	2001	2011	35 years
Trisun Care Center Westwood	Corpus Christi	TX	—	440	8,624	—	440	8,624	9,064	1,038	8,026	1973	2011	35 years
Trisun Care Center River Ridge	Corpus Christi	TX	—	890	7,695	—	890	7,695	8,585	988	7,597	1994	2011	35 years
Heritage Oaks West	Corsicana	TX	—	510	15,806	—	510	15,806	16,316	1,848	14,468	1995	2011	35 years
Park Manor	DeSoto	TX	—	1,080	14,484	—	1,080	14,484	15,564	1,736	13,828	1987	2011	35 years
Hill Country Care	Dripping Springs	TX	—	740	3,973	16	756	3,973	4,729	521	4,208	1986	2011	35 years
Sandstone Ranch	El Paso	TX	—	1,580	8,396	—	1,580	8,396	9,976	1,492	8,484	2010	2011	35 years
Pecan Tree Rehab & Healthcare	Gainesville	TX	—	430	11,499	—	430	11,499	11,929	1,378	10,551	1990	2011	35 years
Pleasant Valley Health & Rehab	Garland	TX	—	1,040	9,383	—	1,040	9,383	10,423	1,198	9,225	2008	2011	35 years
Upshur Manor	Gilmer	TX	—	770	8,126	—	770	8,126	8,896	1,019	7,877	1990	2011	35 years
Beechnut Manor	Houston	TX	—	1,080	12,030	—	1,080	12,030	13,110	1,474	11,636	1982	2011	35 years
Park Manor—Cypress Station	Houston	TX	—	1,450	19,542	—	1,450	19,542	20,992	2,196	18,796	2003	2011	35 years
Park Manor of Westchase	Houston	TX	—	2,760	16,715	—	2,760	16,715	19,475	1,917	17,558	2005	2011	35 years
Park Manor—Cyfair	Houston	TX	—	1,720	14,717	—	1,720	14,717	16,437	1,697	14,740	1999	2011	35 years
Green Acres—Humble	Humble	TX	—	2,060	6,738	—	2,060	6,738	8,798	900	7,898	1972	2011	35 years
Park Manor—Humble	Humble	TX	—	1,650	17,257	—	1,650	17,257	18,907	1,968	16,939	2003	2011	35 years
Green Acres—Huntsville	Huntsville	TX	—	290	2,568	—	290	2,568	2,858	414	2,444	1968	2011	35 years
Legend Oaks Healthcare	Jacksonville	TX	—	760	9,639	—	760	9,639	10,399	1,184	9,215	2006	2011	35 years

CARE CAPITAL PROPERTIES, INC.'S PREDECESSORS

SCHEDULE III
REAL ESTATE AND ACCUMULATED DEPRECIATION (Continued)
December 31, 2014
(Dollars in Thousands)

							Gross Amount Carried at Close of Period
	Location			Initial Cost to Company										Life on Which Depreciation in Income Statement is Computed
						Costs Capitalized Subsequent to Acquisition
Property Name	City	State / Province	Encumbrances	Land and Improvements	Buildings and Improvements		Land and Improvements	Buildings and Improvements	Total	Accumulated Depreciation	NBV	Year of Construction	Year Acquired
Avalon Kirbyville	Kirbyville	TX	—	260	7,713	—	260	7,713	7,973	980	6,993	1987	2011	35 years
Millbrook Healthcare	Lancaster	TX	—	750	7,480	—	750	7,480	8,230	1,011	7,219	2008	2011	35 years
Nexion Health at Linden	Linden	TX	—	680	3,495	—	680	3,495	4,175	562	3,613	1968	2011	35 years
SWLTC Marshall Conroe	Marshall	TX	—	810	10,093	—	810	10,093	10,903	1,272	9,631	2008	2011	35 years
McKinney Healthcare & Rehab	McKinney	TX	—	1,450	10,345	—	1,450	10,345	11,795	1,297	10,498	2006	2011	35 years
Park Manor of McKinney	McKinney	TX	—	1,540	11,049	(2,345)	1,540	8,704	10,244	1,116	9,128	1993	2011	35 years
Midland Nursing Center	Midland	TX	—	530	13,311	—	530	13,311	13,841	1,538	12,303	2008	2011	35 years
Park Manor of Quail Valley	Missouri City	TX	—	1,920	16,841	—	1,920	16,841	18,761	1,926	16,835	2005	2011	35 years
Nexion Health at Mt. Pleasant	Mount Pleasant	TX	—	520	5,050	—	520	5,050	5,570	735	4,835	1970	2011	35 years
The Meadows Nursing and Rehab	Orange	TX	—	380	10,777	—	380	10,777	11,157	1,321	9,836	2006	2011	35 years
Cypress Glen Nursing and Rehab	Port Arthur	TX	—	1,340	14,142	—	1,340	14,142	15,482	1,749	13,733	2000	2011	35 years
Cypress Glen East	Port Arthur	TX	—	490	10,663	—	490	10,663	11,153	1,293	9,860	1986	2011	35 years
Trisun Care Center Coastal Palms	Portland	TX	—	390	8,548	—	390	8,548	8,938	1,037	7,901	1998	2011	35 years
Legend Oaks Healthcare San Angelo	San Angelo	TX	—	870	12,282	—	870	12,282	13,152	1,467	11,685	2006	2011	35 years
San Pedro Manor	San Antonio	TX	—	740	11,498	(2,768)	740	8,730	9,470	1,132	8,338	1986	2011	35 years
Nexion Health at Sherman	Sherman	TX	—	250	6,636	—	250	6,636	6,886	875	6,011	1971	2011	35 years
Avalon Trinity	Trinity	TX	—	330	9,413	—	330	9,413	9,743	1,156	8,587	1985	2011	35 years
Renfro Nursing Home	Waxahachie	TX	—	510	7,602	—	510	7,602	8,112	1,033	7,079	1976	2011	35 years
Avalon Wharton	Wharton	TX	—	270	5,107	—	270	5,107	5,377	729	4,648	1988	2011	35 years
Federal Heights Rehabilitation and Nursing Center	Salt Lake City	UT	—	201	2,322	247	201	2,569	2,770	1,939	831	1962	1992	29 years
Infinia at Granite Hills	Salt Lake City	UT	—	740	1,247	700	756	1,931	2,687	404	2,283	1972	2011	35 years
Crosslands Rehabilitation & Healthcare Center	Sandy	UT	—	334	4,300	275	334	4,575	4,909	2,666	2,243	1987	1992	40 years
Sleepy Hollow Manor	Annandale	VA	—	7,210	13,562	—	7,210	13,562	20,772	1,801	18,971	1963	2011	35 years
The Cedars Nursing Home	Charlottesville	VA	—	2,810	10,763	—	2,810	10,763	13,573	1,362	12,211	1964	2011	35 years
Emporia Manor	Emporia	VA	—	620	7,492	15	635	7,492	8,127	980	7,147	1971	2011	35 years
Harbour Pointe Medical and Rehabilitation Center	Norfolk	VA	—	427	4,441	1,033	427	5,474	5,901	3,698	2,203	1969	1993	28 years
Walnut Hill Convalescent Center	Petersburg	VA	—	930	11,597	—	930	11,597	12,527	1,378	11,149	1972	2011	35 years

CARE CAPITAL PROPERTIES, INC.'S PREDECESSORS

SCHEDULE III
REAL ESTATE AND ACCUMULATED DEPRECIATION (Continued)
December 31, 2014
(Dollars in Thousands)

							Gross Amount Carried at Close of Period
	Location			Initial Cost to Company										Life on Which Depreciation in Income Statement is Computed
						Costs Capitalized Subsequent to Acquisition
Property Name	City	State / Province	Encumbrances	Land and Improvements	Buildings and Improvements		Land and Improvements	Buildings and Improvements	Total	Accumulated Depreciation	NBV	Year of Construction	Year Acquired
Battlefield Park Convalescent Center	Petersburg	VA	—	1,010	12,489	—	1,010	12,489	13,499	1,467	12,032	1976	2011	35 years
Bellingham Health Care and Rehabilitation Services	Bellingham	WA	—	441	3,824	153	441	3,977	4,418	3,023	1,395	1972	1993	28.5 years
St. Francis of Bellingham	Bellingham	WA	—	1,740	23,581	—	1,740	23,581	25,321	2,598	22,723	1984	2011	35 years
Evergreen North Cascades	Bellingham	WA	—	1,220	7,554	—	1,220	7,554	8,774	1,029	7,745	1999	2011	35 years
Queen Anne Healthcare	Seattle	WA	—	570	2,750	228	570	2,978	3,548	2,267	1,281	1970	1993	29 years
Richmond Beach Rehab	Seattle	WA	—	2,930	16,199	231	2,930	16,430	19,360	1,921	17,439	1993	2011	35 years
Avamere Olympic Rehab of Sequim	Sequim	WA	—	590	16,896	—	590	16,896	17,486	1,935	15,551	1974	2011	35 years
Shelton Nursing Home	Shelton	WA	—	510	8,570	—	510	8,570	9,080	1,013	8,067	1998	2011	35 years
Avamere Heritage Rehab of Tacoma	Tacoma	WA	—	1,760	4,616	—	1,760	4,616	6,376	635	5,741	1968	2011	35 years
Avamere Skilled Nursing Tacoma	Tacoma	WA	—	1,320	1,544	2,050	1,320	3,594	4,914	370	4,544	1972	2011	35 years
Cascade Park Care Center	Vancouver	WA	—	1,860	14,854	—	1,860	14,854	16,714	1,670	15,044	1991	2011	35 years
Eastview Medical and Rehabilitation Center	Antigo	WI	—	200	4,047	236	200	4,283	4,483	3,727	756	1962	1991	28 years
Colony Oaks Care Center	Appleton	WI	—	353	3,571	280	353	3,851	4,204	2,994	1,210	1967	1993	29 years
Mount Carmel Medical and Rehabilitation Center	Burlington	WI	—	274	7,205	299	274	7,504	7,778	5,122	2,656	1971	1991	30 years
Chilton Health and Rehab	Chilton	WI	—	440	6,114	—	440	6,114	6,554	2,932	3,622	1963	2011	35 years
Florence Villa	Florence	WI	—	340	5,631	—	340	5,631	5,971	719	5,252	1970	2011	35 years
San Luis Medical and Rehabilitation Center	Green Bay	WI	—	259	5,299	224	259	5,523	5,782	4,582	1,200	1968	1996	25 years
Western Village	Green Bay	WI	—	1,310	4,882	—	1,310	4,882	6,192	716	5,476	1965	2011	35 years
Sheridan Medical Complex	Kenosha	WI	—	282	4,910	134	282	5,044	5,326	4,542	784	1964	1991	25 years
Woodstock Health and Rehabilitation Center	Kenosha	WI	—	562	7,424	331	562	7,755	8,317	7,096	1,221	1970	1991	25 years
North Ridge Medical and Rehabilitation Center	Manitowoc	WI	—	206	3,785	147	206	3,932	4,138	3,066	1,072	1964	1992	29 years
Vallhaven Care Center	Neenah	WI	—	337	5,125	368	337	5,493	5,830	4,201	1,629	1966	1993	28 years
Kennedy Park Medical & Rehabilitation Center	Schofield	WI	—	301	3,596	399	301	3,995	4,296	3,748	548	1966	1982	29 years
Greendale Health & Rehab	Sheboygan	WI	—	880	1,941	—	880	1,941	2,821	325	2,496	1967	2011	35 years
South Shore Manor	St. Francis	WI	—	630	2,300	—	630	2,300	2,930	309	2,621	1960	2011	35 years

CARE CAPITAL PROPERTIES, INC.'S PREDECESSORS

SCHEDULE III
REAL ESTATE AND ACCUMULATED DEPRECIATION (Continued)
December 31, 2014
(Dollars in Thousands)

							Gross Amount Carried at Close of Period
	Location			Initial Cost to Company										Life on Which Depreciation in Income Statement is Computed
						Costs Capitalized Subsequent to Acquisition
Property Name	City	State / Province	Encumbrances	Land and Improvements	Buildings and Improvements		Land and Improvements	Buildings and Improvements	Total	Accumulated Depreciation	NBV	Year of Construction	Year Acquired
Waukesha Springs (Westmoreland)	Waukesha	WI	—	1,380	16,205	—	1,380	16,205	17,585	2,072	15,513	1973	2011	35 years
Colonial Manor Medical and Rehabilitation Center	Wausau	WI	—	169	3,370	183	169	3,553	3,722	2,419	1,303	1964	1995	30 years
Wisconsin Dells Health & Rehab	Wisconsin Dells	WI	—	730	18,994	—	730	18,994	19,724	2,086	17,638	1972	2011	35 years
Mountain Towers Healthcare and Rehabilitation Center	Cheyenne	WY	—	342	3,468	—	342	3,468	3,810	2,608	1,202	1964	1992	29 years
South Central Wyoming Healthcare and Rehabilitation	Rawlins	WY	—	151	1,738	—	151	1,738	1,889	1,326	563	1955	1993	29 years
Wind River Healthcare and Rehabilitation Center	Riverton	WY	—	179	1,559	—	179	1,559	1,738	1,168	570	1967	1992	29 years
Sage View Care Center	Rock Springs	WY	—	287	2,392	158	287	2,550	2,837	1,903	934	1964	1993	30 years

TOTAL FOR SKILLED NURSING FACILITIES			—	222,824	2,212,059	32,306	222,905	2,244,284	2,467,189	536,592	1,930,597
HOSPITALS
HealthBridge Children's Hospital	Orange	CA	—	1,330	9,317	—	1,330	9,317	10,647	1,002	9,645	2000	2011	35 years
Gateway Rehabilitation Hospital at Florence	Florence	KY	—	3,600	4,924	—	3,600	4,924	8,524	1,149	7,375	2001	2006	35 years
The Ranch/Touchstone	Conroe	TX	—	2,710	28,428	8,503	2,711	36,930	39,641	2,999	36,642	1992	2011	35 years
Highlands Regional Rehabilitation Hospital	El Paso	TX	—	1,900	23,616	—	1,900	23,616	25,516	5,510	20,006	1999	2006	35 years
Houston Children's Hospital	Houston	TX	—	1,800	15,770	—	1,800	15,770	17,570	1,676	15,894	1999	2011	35 years
Beacon Specialty Hospital	Spring	TX	—	960	6,498	—	960	6,498	7,458	708	6,750	1995	2011	35 years

TOTAL FOR HOSPITALS			—	12,300	88,553	8,503	12,301	97,055	109,356	13,044	96,312
SENIORS HOUSING COMMUNITIES
Crownpointe of Carmel	Carmel	IN	—	1,110	1,933	—	1,110	1,933	3,043	324	2,719	1998	2011	35 years
Azalea Hills	Floyds Knobs	IN	—	2,370	8,708	—	2,370	8,708	11,078	1,035	10,043	2008	2011	35 years
Crown Pointe Senior Living Community	Greensburg	IN	—	420	1,764	—	420	1,764	2,184	263	1,921	1999	2011	35 years

CARE CAPITAL PROPERTIES, INC.'S PREDECESSORS

SCHEDULE III
REAL ESTATE AND ACCUMULATED DEPRECIATION (Continued)
December 31, 2014
(Dollars in Thousands)

							Gross Amount Carried at Close of Period
	Location			Initial Cost to Company										Life on Which Depreciation in Income Statement is Computed
						Costs Capitalized Subsequent to Acquisition
Property Name	City	State / Province	Encumbrances	Land and Improvements	Buildings and Improvements		Land and Improvements	Buildings and Improvements	Total	Accumulated Depreciation	NBV	Year of Construction	Year Acquired
Summit West	Indianapolis	IN	—	1,240	7,922	—	1,240	7,922	9,162	992	8,170	1998	2011	35 years
Lakeview Commons Assisted Living	Monticello	IN	—	250	5,263	—	250	5,263	5,513	588	4,925	1999	2011	35 years
Wood Ridge	South Bend	IN	—	590	4,850	(35)	590	4,815	5,405	598	4,807	1990	2011	35 years
Drury Place at Alvamar	Lawrence	KS	—	1,700	9,156	40	1,700	9,196	10,896	1,112	9,784	1995	2011	35 years
Drury Place at Salina	Salina	KS	—	1,300	1,738	26	1,302	1,762	3,064	348	2,716	1989	2011	35 years
Drury Place Retirement Apartments	Topeka	KS	—	390	6,217	29	390	6,246	6,636	743	5,893	1986	2011	35 years
Wingate at Silver Lake	Kingston	MA	—	3,330	20,624	—	3,330	20,624	23,954	2,622	21,332	1996	2011	35 years
Sterling House of Hickory	Hickory	NC	—	330	10,981	—	330	10,981	11,311	1,196	10,115	1997	2011	35 years
Heritage Oaks Retirement Village	Corsicana	TX	—	790	30,636	—	790	30,636	31,426	3,425	28,001	1996	2011	35 years

TOTAL FOR SENIORS HOUSING COMMUNITIES			—	13,820	109,792	60	13,822	109,850	123,672	13,246	110,426
PERSONAL CARE AND OTHER FACILITIES
ResCare Tangram—Hacienda	Kingsbury	TX	—	31	841	84	78	878	956	692	264	N/A	1998	20 years
ResCare Tangram—Texas Hill Country School	Maxwell	TX	—	54	934	8	62	934	996	759	237	N/A	1998	20 years
ResCare Tangram—Chaparral	Maxwell	TX	—	82	552	150	82	702	784	465	319	N/A	1998	20 years
ResCare Tangram—Sierra Verde & Roca Vista	Maxwell	TX	—	20	910	56	20	966	986	748	238	N/A	1998	20 years
ResCare Tangram—618 W. Hutchinson	San Marcos	TX	—	32	95	—	32	95	127	77	50	N/A	1998	20 years
ResCare Tangram—Ranch	Seguin	TX	—	147	806	113	147	919	1,066	669	397	N/A	1998	20 years
ResCare Tangram—Mesquite	Seguin	TX	—	15	1,078	140	15	1,218	1,233	882	351	N/A	1998	20 years
ResCare Tangram—Loma Linda	Seguin	TX	—	40	220	—	40	220	260	179	81	N/A	1998	20 years

TOTAL FOR PERSONAL CARE FACILITIES			—	421	5,436	551	476	5,932	6,408	4,471	1,937

TOTAL FOR ALL PROPERTIES			$—	$249,365	$2,415,840	$41,420	$249,504	$2,457,121	$2,706,625	$567,353	$2,139,272

CARE CAPITAL PROPERTIES, INC.'S PREDECESSORS

COMBINED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31, 2015	December 31, 2014
	(in thousands)
Assets
Real estate investments:
Land and improvements	$287,336	$249,504
Buildings and improvements	2,926,094	2,446,688
Construction in progress	15,711	10,433
Acquired lease intangibles	106,574	87,194

	3,335,715	2,793,819
Accumulated depreciation and amortization	(633,175)	(602,578)

Net real estate property	2,702,540	2,191,241
Net investment in direct financing lease	21,730	21,626
Secured loans receivable, net	5,250	5,249

Net real estate investments	2,729,520	2,218,116
Cash	1,376	2,424
Goodwill	162,705	88,959
Other assets	22,423	22,251

Total assets	$2,916,024	$2,331,750

Liabilities and equity
Liabilities:
Tenant deposits	$52,958	$57,362
Lease intangible liabilities, net	147,328	145,640
Accounts payable and other liabilities	4,729	5,669

Total liabilities	205,015	208,671
Commitments and contingencies
Equity:
Net parent investment	2,706,205	2,118,216

Total SpinCo equity	2,706,205	2,118,216
Noncontrolling interest	4,804	4,863

Total equity	2,711,009	2,123,079

Total liabilities and equity	$2,916,024	$2,331,750

See Accompanying Notes to the Combined Consolidated Financial Statements.

CARE CAPITAL PROPERTIES, INC.'S PREDECESSORS

COMBINED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	For the Three Months Ended March 31,
	2015	2014
	(In thousands)
Revenues:
Rental income, net	$77,700	$74,398
Income from investments in direct financing leases and loans	872	850
Interest and other income	1	1

Total revenues	78,573	75,249
Expenses:
Depreciation and amortization	31,241	26,358
General, administrative and professional fees	6,400	6,493
Merger-related expenses and deal costs	3,248	—
Other	415	988

Total expenses	41,304	33,839

Net income	37,269	41,410
Net income attributable to noncontrolling interest	48	45

Net income attributable to SpinCo	$37,221	$41,365

See Accompanying Notes to the Combined Consolidated Financial Statements.

CARE CAPITAL PROPERTIES, INC.'S PREDECESSORS

COMBINED CONSOLIDATED STATEMENTS OF EQUITY

For the Three Months Ended March 31, 2015 and the Year Ended December 31, 2014

(Unaudited)

(In thousands)

Balance, January 1, 2014	$2,191,300
Net income attributable to SpinCo	157,595
Net change in noncontrolling interest	(236)
Net distribution to parent	(225,580)

Balance, December 31, 2014	2,123,079
Net income attributable to SpinCo	37,221
Net change in noncontrolling interest	(59)
Net contribution from parent	550,768

Balance, March 31, 2015	$2,711,009

See Accompanying Notes to the Combined Consolidated Financial Statements.

CARE CAPITAL PROPERTIES, INC.'S PREDECESSORS

COMBINED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Three Months Ended March 31,
	2015	2014
	(In thousands)
Cash flows from operating activities:
Net income	$37,269	$41,410
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	30,266	25,204
Amortization of above and below market lease intangibles, net	(2,319)	(3,684)
Accretion of direct financing lease	(319)	(285)
Amortization of leasing costs and other intangibles	977	1,154
Straight-lining of rental income, net	(40)	(56)
Other	(32)	(27)
Changes in operating assets and liabilities:
Increase in other assets	(696)	(500)
Decrease in tenant deposits	(4,404)	(9,421)
Decrease in accounts payable and other liabilities	(5,782)	(451)

Net cash provided by operating activities	54,920	53,344
Cash flows from investing activities:
Net investment in real estate property	(346,244)	(2,097)
Investment in loans receivable	—	(87)
Proceeds from loans receivable	341	301
Capital expenditures	(8,541)	(3,174)

Net cash used in investing activities	(354,444)	(5,057)
Cash flows from financing activities:
Distributions to noncontrolling interest	(107)	(104)
Net contribution from (distribution to) parent	298,583	(48,301)

Net cash provided by (used in) financing activities	298,476	(48,405)

Net decrease in cash	(1,048)	(118)
Cash at beginning of period	2,424	2,167

Cash at end of period	$1,376	$2,049

See Accompanying Notes to the Combined Consolidated Financial Statements.

CARE CAPITAL PROPERTIES, INC.'S PREDECESSORS

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 1—Description of Business

        On April 6, 2015, Ventas, Inc. ("Ventas") announced its plan to spin off its post-acute/skilled nursing facility ("SNF") portfolio operated by regional and local care providers (the "SpinCo Business"), thereby creating two separate, independent publicly traded companies.

        To accomplish this separation, Ventas created a newly formed Delaware corporation, Care Capital Properties, Inc. ("SpinCo"), to hold the SpinCo Business. SpinCo is currently a wholly owned subsidiary of Ventas. Prior to or concurrently with the separation, Ventas will engage in certain reorganization transactions that are designed to consolidate the ownership of its interests in 355 properties and certain loans receivable that comprise the SpinCo Business and contribute such interests to SpinCo. The separation will be effected by means of a pro rata distribution of all of the outstanding shares of SpinCo common stock owned by Ventas to the holders of Ventas common stock on the record date. Unless otherwise indicated or except where the context otherwise requires, references to "we," "us," or "our" refer to the SpinCo Business after giving effect to the transfer of the assets and liabilities from Ventas.

        To date, we have not conducted any business as a separate company and have no material assets or liabilities. The operations of the SpinCo Business to be transferred to SpinCo by Ventas are presented as if the transferred business was our business for all historical periods described and at the carrying value of such assets and liabilities reflected in Ventas's books and records. Following the separation and distribution, we expect to operate as a real estate investment trust ("REIT") with a diversified portfolio of SNFs and other healthcare properties located throughout the United States. As of March 31, 2015, the SpinCo Business consisted of 358 properties (including two properties that will not be transferred to SpinCo as part of the separation and four properties that were classified as held for sale). In addition, we originate and manage a small portfolio of secured and unsecured loans, made primarily to SNF operators or secured by SNF assets. Subsequent to the initial filing of our registration statement on Form 10, of which this information statement forms a part, four properties (each acquired in connection with Ventas's acquisition of American Realty Capital Healthcare Trust, Inc. ("HCT") in January 2015) that were not originally contemplated to be transferred to SpinCo were determined to be part of the SpinCo Business. These properties are reflected in our combined consolidated financial statements as of and for the three months ended March 31, 2015.

        The accompanying combined consolidated financial statements have been prepared on a standalone basis and are derived from Ventas's consolidated financial statements and accounting records. The combined consolidated financial statements reflect our financial position, results of operations and cash flows as the SpinCo Business was operated as part of Ventas prior to the distribution, in conformity with U.S. generally accepted accounting principles ("GAAP").

        Our equity balance (net parent investment) in these combined consolidated financial statements represents the excess of total assets over total liabilities, including the intercompany balances between SpinCo and Ventas. Net parent investment is primarily impacted by contributions from Ventas, which are the result of treasury activities and net funding provided by or distributed to Ventas prior to the separation.

CARE CAPITAL PROPERTIES, INC.'S PREDECESSORS

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 2—Accounting Policies

        The accompanying combined consolidated financial statements have been prepared in accordance with GAAP for interim financial information set forth in the Accounting Standards Codification ("ASC"), as published by the Financial Accounting Standards Board ("FASB"), and with the Securities and Exchange Commission ("SEC") instructions to Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair statement of results for the interim periods have been included. Operating results for the three months ended March 31, 2015 are not necessarily indicative of the results that may be expected for the year ending December 31, 2015. The accompanying combined consolidated financial statements and related notes should be read in conjunction with the audited combined consolidated financial statements and notes thereto included herein. Certain prior period amounts have been reclassified to conform to the current period presentation.

Principles of Combination and Consolidation and Basis of Presentation

        The accompanying historical combined consolidated financial statements of the SpinCo Business do not represent the financial position and results of operations of a legal entity, but rather a combination of entities under common control that have been "carved out" of Ventas's consolidated financial statements and reflect significant assumptions and allocations. All intercompany transactions and balances have been eliminated in consolidation, and our net income is reduced by the portion of net income attributable to noncontrolling interests.

        These combined consolidated financial statements include the attribution of certain assets and liabilities that have historically been held at the Ventas corporate level, but which are specifically identifiable or attributable to us. All transactions between Ventas and SpinCo are considered to be effectively settled in the combined consolidated financial statements at the time the transaction is recorded. The total net effect of the settlement of these intercompany transactions is reflected as net contribution from or distribution to parent in the combined consolidated statements of cash flows as a financing activity and in the combined consolidated balance sheet as net parent investment. No other related party transactions or relationships are reflected in our combined consolidated financial statements.

        These combined consolidated financial statements include an allocation of expenses related to certain Ventas corporate functions, including executive oversight, treasury, finance, legal, human resources, tax planning, internal audit, financial reporting, information technology and investor relations. These expenses have been allocated to us based on direct usage or benefit where specifically identifiable, with the remainder allocated primarily on a pro rata basis of revenue, headcount or other measures. We consider the expense methodology and results to be reasonable for all periods presented. However, the allocations may not be indicative of the actual expense that would have been incurred had we operated as an independent, publicly traded company for the periods presented. We believe that the assumptions and estimates used in preparation of the underlying combined consolidated financial statements are reasonable. However, the combined consolidated financial statements herein do not necessarily reflect what our financial position, results of operations or cash flows would have been if we had been a standalone company during the periods presented, nor are they necessarily indicative of our future results of operations, financial position or cash flows.

CARE CAPITAL PROPERTIES, INC.'S PREDECESSORS

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 2—Accounting Policies (Continued)

Noncontrolling Interests

        We present the portion of any equity that we do not own in entities that we control (and thus consolidate) as noncontrolling interests and classify those interests as a component of consolidated equity, separate from total SpinCo equity, on our combined consolidated balance sheets. For consolidated joint ventures with pro rata distribution allocations, net income or loss is allocated between the joint venture partners based on their respective stated ownership percentages. We account for purchases or sales of equity interests that do not result in a change of control as equity transactions, through net parent investment. In addition, we include net income attributable to the noncontrolling interest in net income in our combined consolidated statements of income.

        As of March 31, 2015 and 2014, we had controlling interests in two joint venture entities that owned a total of six SNFs. The noncontrolling interest ownership percentages for these joint ventures are 6.82% and 49%, respectively.

Accounting Estimates

        The preparation of financial statements in accordance with GAAP requires us to make estimates and assumptions regarding future events that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. We base these estimates on our experience and assumptions we believe to be reasonable under the circumstances. However, if our judgment or interpretation of the facts and circumstances relating to various transactions or other matters had been different, we may have applied a different accounting treatment, resulting in a different presentation of our financial statements. We periodically reevaluate our estimates and assumptions, and in the event they prove to be different from actual results, we make adjustments in subsequent periods to reflect more current estimates and assumptions about matters that are inherently uncertain.

Net Real Estate Property

        Our investment in net real estate property is recorded on our combined consolidated balance sheets at historical cost. These real estate assets are initially measured upon their acquisition. We account for acquisitions using the acquisition method and allocate the cost of the businesses acquired among tangible and recognized intangible assets and liabilities based upon their estimated fair values as of the acquisition date.

  •
  Land—We determine the value of land either by considering the sales prices of similar properties in recent transactions or based on internal analyses of recently acquired and existing comparable properties within our portfolio.

  •
  Buildings—We estimate the fair value of buildings acquired on an as-if-vacant basis and depreciate the building value over the estimated remaining life of the building, generally not to exceed 35 years.

  •
  Other tangible fixed assets—We determine the allocated value of other fixed assets, such as site improvements and furniture, fixtures and equipment, based upon the replacement cost and

CARE CAPITAL PROPERTIES, INC.'S PREDECESSORS

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 2—Accounting Policies (Continued)

    depreciate such value over the assets' estimated remaining useful lives as determined at the applicable acquisition date.

  •
  In-place lease intangibles—The value of in-place leases reflects our estimate of the cost to obtain tenants, including leasing commissions, and an estimated value of the absorption period to reflect the value of the rent and recovery costs foregone during a reasonable lease-up period as if the acquired space was vacant. We amortize these intangibles through amortization expense over the remaining life of the associated lease plus assumed bargain renewal periods, if any.

  •
  Market lease intangibles—We estimate the value of any above and/or below market leases by discounting the difference between the estimated market rent and in-place lease rent. We amortize these intangibles to revenue over the remaining life of the associated lease plus any assumed bargain renewal periods, if any. If a lease is terminated prior to its stated expiration or not renewed upon expiration, we recognize all unamortized amounts of lease-related intangibles associated with that lease in operations at that time.

  •
  Purchase option intangibles—We estimate the fair value of purchase option intangible liabilities by discounting the difference between the applicable property's acquisition date fair value and an estimate of its future option price. We do not amortize the resulting intangible liability over the term of the lease, but rather adjust the recognized value of the asset or liability upon sale.

  •
  Goodwill—Goodwill represents the excess of the purchase price paid over the fair value of the net assets of the acquired business. We do not amortize goodwill.

Impairment of Long-Lived and Intangible Assets and Goodwill

        We periodically evaluate our long-lived assets, primarily consisting of investments in real estate, for impairment indicators. If indicators of impairment are present, we evaluate the carrying value of the related real estate investments in relation to the future undiscounted cash flows of the underlying operations. In performing this evaluation, we consider market conditions and our current intentions with respect to holding or disposing of the asset. We adjust the net book value of leased properties and other long-lived assets to fair value if the sum of the expected future undiscounted cash flows, including sales proceeds, is less than book value. We recognize any shortfall from carrying value as an impairment loss in the current period. We recognized impairments of $5.2 million and $3.7 million for the three months ended March 31, 2015 and 2014, respectively, which are recorded primarily as a component of depreciation and amortization. As a result of a change in estimate, we expect to record an additional impairment charge of $7.7 million during the second quarter of 2015 relating to one SNF sold in May 2015.

        If impairment indicators arise with respect to intangible assets with finite useful lives, we evaluate impairment by comparing the carrying amount of the asset to the estimated future undiscounted net cash flows expected to be generated by the asset. If estimated future undiscounted net cash flows are less than the carrying amount of the asset, then we estimate the fair value of the asset and compare the estimated fair value to the intangible asset's carrying value. We recognize any shortfall from carrying value as an impairment loss in the current period.

CARE CAPITAL PROPERTIES, INC.'S PREDECESSORS

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 2—Accounting Policies (Continued)

        We test goodwill for impairment at least annually, and more frequently if indicators arise. We first assess qualitative factors, such as current macroeconomic conditions, state of the equity and capital markets and our overall financial and operating performance, to determine the likelihood that the fair value of the reporting unit is less than its carrying amount. If we determine it is more likely than not that the fair value of the reporting unit is less than its carrying amount, we proceed with the two-step approach to evaluating impairment. First, we estimate the fair value of the reporting unit and compare it to the reporting unit's carrying value. If the carrying value exceeds fair value, we proceed with the second step, which requires us to assign the fair value of the reporting unit to all of the assets and liabilities of the reporting unit as if it had been acquired in a business combination at the date of the impairment test. The excess fair value of the reporting unit over the amounts assigned to the assets and liabilities is the implied value of goodwill and is used to determine the amount of impairment. We recognize an impairment loss to the extent the carrying value of goodwill exceeds the implied value in the current period.

        Estimates of fair value used in our evaluation of goodwill, real estate investments and intangible assets are based upon discounted future cash flow projections or other acceptable valuation techniques that are based, in turn, upon level three inputs in the fair value hierarchy (as described below), such as revenue and expense growth rates, capitalization rates, discount rates or other available market data. Our ability to accurately predict future operating results and cash flows and to estimate and allocate fair values impacts the timing and recognition of impairments. While we believe our assumptions are reasonable, changes in these assumptions may have a material impact on our financial results.

Assets Held for Sale

        We may sell properties from time to time for various reasons, including favorable market conditions or the exercise of purchase options by tenants. We classify certain long-lived assets as held for sale once the criteria, as defined by GAAP, have been met. Long-lived assets to be disposed of are reported at the lower of their carrying amount or fair value minus cost to sell and are no longer depreciated.

Net Investment in Direct Financing Lease

        We own one SNF under a lease agreement that is classified as a direct financing lease, as there is a tenant purchase obligation at the end of the lease term. The net investment in direct financing lease represents the total undiscounted rental payments (including the tenant's purchase obligation) plus estimated unguaranteed residual value less the unearned lease income and is recorded as a receivable on our combined consolidated balance sheets. Unearned lease income represents the excess of the minimum lease payments and residual values over the cost of the investment. Unearned income is deferred and amortized to income over the lease terms to provide a constant yield when collectability of the lease payments is reasonably assured. Our net investment in direct financing lease has a carrying amount of $21.7 million and $21.6 million as of March 31, 2015 and December 31, 2014, respectively. Income from our net investment in direct financing lease was $0.6 million for both the three months ended March 31, 2015 and 2014.

CARE CAPITAL PROPERTIES, INC.'S PREDECESSORS

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 2—Accounting Policies (Continued)

Loans Receivable

        We determine the fair value of loans receivable acquired in connection with a business combination by discounting the estimated future cash flows using current interest rates at which similar loans with the same terms and length to maturity would be made to borrowers with similar credit ratings. We do not establish a valuation allowance at the acquisition date because the estimated future cash flows already reflect our judgment regarding their uncertainty. We recognize the difference between the acquisition date fair value and the total expected cash flows as interest income using the effective interest method over the life of the applicable loan. We immediately recognize in income any unamortized balances if the loan is repaid before its contractual maturity.

        Subsequent to the acquisition date, we evaluate changes regarding the uncertainty of future cash flows and the need for a valuation allowance, as appropriate. We regularly evaluate the collectability of loans receivable based on factors such as corporate and facility-level financial and operational reports, compliance with financial covenants set forth in the applicable loan agreement, the financial strength of the borrower and any guarantor, the payment history of the borrower and current economic conditions. If our evaluation of these factors indicates it is probable that we will be unable to collect all amounts due under the terms of the applicable loan agreement, we provide a reserve against the portion of the receivable that we estimate may not be collected.

Centralized Cash Management

        We and our wholly owned subsidiaries have historically been subject to Ventas's centralized cash management system. All payments have been controlled and made by Ventas resulting in intercompany transactions between us and Ventas that do not settle in cash. The net effect of these intercompany transactions is reflected in net contribution from or net distribution to parent on the combined consolidated statements of cash flows and the combined consolidated statements of equity.

        The cash balances contained in our combined consolidated balance sheets are related to our joint venture entities that do not participate in the centralized cash management system.

Tenant Deposits

        Tenant deposits consist of amounts provided by our tenants, and held by us, to provide for future real estate tax and insurance expenditures and tenant improvements related to our properties and operations.

Fair Values of Financial Instruments

        Fair value is a market-based measurement, not an entity-specific measurement, and we determine fair value based on the assumptions that we expect market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair value measurements, GAAP establishes a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within levels one and two of the hierarchy) and the reporting entity's own assumptions about market participant assumptions (unobservable inputs classified within level three of the hierarchy).

CARE CAPITAL PROPERTIES, INC.'S PREDECESSORS

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 2—Accounting Policies (Continued)

        Level one inputs utilize unadjusted quoted prices for identical assets or liabilities in active markets that we have the ability to access. Level two inputs are inputs other than quoted prices included in level one that are directly or indirectly observable for the asset or liability. Level two inputs may include quoted prices for similar assets and liabilities in active markets and other inputs for the asset or liability that are observable at commonly quoted intervals, such as interest rates and yield curves. Level three inputs are unobservable inputs for the asset or liability, which typically are based on our own assumptions, because there is little, if any, related market activity. If the determination of the fair value measurement is based on inputs from different levels of the hierarchy, the level within which the entire fair value measurement falls is the lowest level input that is significant to the fair value measurement in its entirety. If the volume and level of market activity for an asset or liability has decreased significantly relative to the normal market activity for such asset or liability (or similar assets or liabilities), then transactions or quoted prices may not accurately reflect fair value. In addition, if there is evidence that a transaction for an asset or liability is not orderly, little, if any, weight is placed on that transaction price as an indicator of fair value. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability.

        We use the following methods and assumptions in estimating the fair value of our financial instruments.

  •
  Cash—The carrying amount of unrestricted cash reported on our combined consolidated balance sheets approximates fair value.

  •
  Loans receivable—We estimate the fair value of loans receivable using level two and level three inputs: we discount future cash flows using current interest rates at which similar loans with the same terms and length to maturity would be made to borrowers with similar credit ratings.

Revenue Recognition

  Triple-Net Leased Properties

        Certain of our triple-net leases provide for periodic and determinable increases in base rent. We recognize base rental revenues under these leases on a straight-line basis over the applicable lease term when collectability is reasonably assured. Recognizing rental income on a straight-line basis generally results in recognized revenues during the first half of a lease term exceeding the cash amounts contractually due from our tenants, creating a straight-line rent receivable that is included in other assets on our combined consolidated balance sheets.

        Our remaining leases provide for periodic increases in base rent only if certain revenue parameters or other substantive contingencies are met. We recognize the increased rental revenue under these leases as the related parameters or contingencies are met, rather than on a straight-line basis over the applicable lease term.

        We recognize income from rent, lease termination fees and all other income when all of the following criteria are met in accordance with SEC Staff Accounting Bulletin 104: (i) the applicable agreement has been fully executed and delivered; (ii) services have been rendered; (iii) the amount is fixed or determinable; and (iv) collectability is reasonably assured.

CARE CAPITAL PROPERTIES, INC.'S PREDECESSORS

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 2—Accounting Policies (Continued)

  Allowances

        We assess the collectability of our rent receivables, including straight-line rent receivables. We base our assessment of the collectability of rent receivables (other than straight-line rent receivables) on several factors, including, among other things, payment history, the financial strength of the tenant and any guarantors, the value of the underlying collateral, if any, and current economic conditions. If our evaluation of these factors indicates it is probable that we will be unable to recover the full value of the receivable, we provide a reserve against the portion of the receivable that we estimate may not be recovered. We also base our assessment of the collectability of straight-line rent receivables on several factors, including, among other things, the financial strength of the tenant and any guarantors, the historical operations and operating trends of the property, the historical payment pattern of the tenant and the type of property. If our evaluation of these factors indicates it is probable that we will be unable to receive the rent payments due in the future, we provide a reserve against the recognized straight-line rent receivable asset for the portion, up to its full value, that we estimate may not be recovered. If we change our assumptions or estimates regarding the collectability of future rent payments required by a lease, we may adjust our reserve to increase or reduce the rental revenue recognized in the period we make such change in our assumptions or estimates.

  Loans

        We recognize interest income from loans, including discounts and premiums, using the effective interest method when collectability is reasonably assured. We apply the effective interest method on a loan-by-loan basis and recognize discounts and premiums as yield adjustments over the related loan term. We recognize interest income on an impaired loan to the extent our estimate of the fair value of the collateral is sufficient to support the balance of the loan, other receivables and all related accrued interest. When the balance of the loan, other receivables and all related accrued interest is equal to or less than our estimate of the fair value of the collateral, we recognize interest income on a cash basis. We provide a reserve against an impaired loan to the extent our total investment in the loan exceeds our estimate of the fair value of the loan collateral.

Federal Income Tax

        Ventas has elected to be treated as a REIT under the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), for every year beginning with the year ended December 31, 1999. Accordingly, Ventas is not generally subject to federal income tax. We intend to elect to be treated as a REIT under the applicable provisions of the Code, beginning with the taxable year in which the distribution occurs.

Segment Reporting

        As of March 31, 2015 and December 31, 2014, we operated through a single reportable business segment: triple-net leased properties. We invest in SNFs and other healthcare properties throughout the United States and lease those properties to healthcare operating companies under "triple-net" or "absolute-net" leases that obligate the tenants to pay all property-related expenses.

CARE CAPITAL PROPERTIES, INC.'S PREDECESSORS

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 2—Accounting Policies (Continued)

Recently Issued or Adopted Accounting Standards

        In 2014, the FASB issued Accounting Standards Update ("ASU") 2014-09, Revenue From Contracts With Customers ("ASU 2014-09"), which outlines a comprehensive model for entities to use in accounting for revenue arising from contracts with customers. ASU 2014-09 states that "an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services." While ASU 2014-09 specifically references contracts with customers, it may apply to certain other transactions such as the sale of real estate or equipment. ASU 2014-09 is effective for us beginning January 1, 2018, although on April 1, 2015, the FASB proposed a one-year deferral of the effective date for ASU 2014-09. We are continuing to evaluate this guidance; however, we do not expect its adoption to have a significant impact on our combined consolidated financial statements, as substantially all of our revenue consists of rental income from leasing arrangements, which are specifically excluded from ASU 2014-09.

        In 2015, the FASB ASU 2015-02, Consolidation (Topic 810): Amendments to the Consolidation Analysis ("ASU 2015-02") which makes certain changes to both the variable interest model and the voting model including changes to (1) the identification of variable interests (fees paid to a decision maker or service provider), (2) the variable interest entity characteristics for a limited partnership or similar entity and (3) the primary beneficiary determination. ASU 2015-02 is effective for us beginning January 1, 2016. We are continuing to evaluate this guidance; however, we do not expect its adoption to have a significant impact on our combined consolidated financial statements.

        In addition, Section 107 of the JOBS Act provides that an "emerging growth company" can take advantage of the extended transition period provided in Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected not to take advantage of the benefits of this extended transition period and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. This election is irrevocable.

Note 3—Triple-Net Lease Arrangements

        As of March 31, 2015, Senior Care Centers, LLC ("SCC") operated approximately 13.8% of our real estate investments based on gross book value. Our properties were located in 37 states as of March 31, 2015, with properties in one state (Texas) accounting for more than 10% of our total revenues for the three months then ended.

        For the three months ended March 31, 2015 and 2014, approximately 10.1% and 4.3%, respectively, of our total revenues were derived from our lease agreements with SCC. Each of our leases with SCC is a triple-net lease that obligates the tenant to pay all property-related expenses, including maintenance, utilities, repairs, taxes, insurance and capital expenditures.

CARE CAPITAL PROPERTIES, INC.'S PREDECESSORS

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 3—Triple-Net Lease Arrangements (Continued)

        If SCC becomes unable or unwilling to satisfy its obligations to us or to renew its leases with us upon expiration of the terms thereof, our financial condition and results of operations could decline. We cannot assure you that SCC will have sufficient assets, income and access to financing to enable it to satisfy its respective obligations to us, and any failure, inability or unwillingness by SCC to do so could have a material adverse effect on our business, financial condition, results of operations and liquidity. We also cannot assure you that SCC will elect to renew its respective leases with us upon expiration of the leases or that we will be able to reposition any non-renewed properties on a timely basis or on the same or better economic terms, if at all. Our straight-line rent receivable balance was $0.8 million and $0.8 million, net of allowances of $64.9 million and $58.0 million, as of March 31, 2015 and December 31, 2014, respectively. We recognized charges for straight-line rent allowances within rental income, net in our combined consolidated statements of income of $7.0 million and $4.2 million for the three months ended March 31, 2015 and 2014, respectively.

Note 4—Acquisitions of Real Estate Property

        In January 2015, Ventas completed the HCT acquisition in a stock and cash transaction, which included 14 SNFs, four specialty hospitals and four seniors housing properties that are being transferred to SpinCo. Also in January 2015, Ventas completed the acquisition of 12 SNFs for an aggregate purchase price of $234.9 million, all of which will be transferred to SpinCo.

  Estimated Fair Value

        We are accounting for our 2015 acquisitions under the acquisition method in accordance with ASC Topic 805, Business Combinations ("ASC 805"). Our initial accounting for acquisitions completed during the three months ended March 31, 2015 remains subject to further adjustment. The following table summarizes the acquisition date fair values (in thousands) of the assets acquired and liabilities assumed, which we determined using level two and level three inputs:

Land and improvements	$38,060
Buildings and improvements	479,724
Acquired lease intangibles	19,380
Goodwill(1)	73,746
Other assets	553

Total assets acquired	611,463
Tenant deposits	3,303
Lease intangible liabilities	5,824
Accounts payable and other liabilities	2,400

Total liabilities assumed	11,527

Net assets acquired	599,936

(1)
Goodwill was allocated to us on a relative fair value basis from total goodwill recognized by Ventas in connection with the HCT acquisition.

CARE CAPITAL PROPERTIES, INC.'S PREDECESSORS

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 4—Acquisitions of Real Estate Property (Continued)

  Transaction Costs

        As of March 31, 2015, we had incurred a total of $4.7 million of acquisition-related costs related to our completed 2015 acquisitions, all of which were expensed as incurred and included in merger-related expenses and deal costs in our combined consolidated statements of income for the applicable periods. For the three months ended March 31, 2015 and 2014, we expensed $3.2 million and $0, respectively, of these acquisition-related costs related to our completed 2015 acquisitions. Transaction costs relating to the HCT acquisition were allocated to us on a relative property net operating income ("NOI") basis from total transaction costs incurred by Ventas.

  Aggregate Revenue and NOI

        For the three months ended March 31, 2015, aggregate revenues and NOI derived from our 2015 real estate acquisitions during our period of ownership were both $7.2 million. In May 2015, we made certain modifications to the terms of a master lease agreement, including contractual rents, with the operator of eleven acquired properties and we have begun the process of re-leasing one acquired asset to another operator.

  Unaudited Pro Forma

        The following table illustrates the effect on revenues and net income attributable to SpinCo as if we had consummated our 2015 acquisitions as of January 1, 2014.

	For the Three Months Ended March 31,
	2015	2014
	(In thousands, except per share amounts)
Revenues	$80,771	$84,161
Net income attributable to SpinCo	38,458	45,444

        Acquisition-related costs related to our 2015 acquisitions are not expected to have a continuing impact and, therefore, have been excluded from these pro forma results. The pro forma results also do not include the impact of any synergies that may be achieved in our 2015 acquisitions, any reduction in our borrowing costs resulting from the acquisitions or any strategies that management may consider in order to continue to efficiently manage our operations, nor do they give pro forma effect to any other acquisitions or dispositions that we completed during the periods presented. These pro forma results are not necessarily indicative of the operating results that would have been obtained had our 2015 acquisitions occurred at the beginning of the periods presented, nor are they necessarily indicative of future operating results.

  Pending Acquisition

        In April 2015, a wholly owned subsidiary of SpinCo entered into a definitive agreement to acquire a specialty healthcare and seniors housing valuation firm in exchange for the issuance of shares of

CARE CAPITAL PROPERTIES, INC.'S PREDECESSORS

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 4—Acquisitions of Real Estate Property (Continued)

SpinCo common stock having a value of approximately $11 million, subject to potential post-closing issuance of a limited number of additional shares.

Note 5—Loans Receivable

        Below is a summary of our loans receivable as of March 31, 2015 and December 31, 2014 (in thousands).

	March 31, 2015		December 31, 2014
	Carrying Value	Fair Value	Carrying Value	Fair Value
Secured loans receivable, net	5,250	5,139	5,249	5,174
Unsecured loans receivable, net	4,131	3,988	4,242	4,106

        Secured loans receivable, net represents one loan that has a stated interest rate of 9.75%, matures in 2018 and is secured by one SNF located in Florida.

        Fair value estimates as reflected in the table above are subjective in nature and based upon several important assumptions, including estimates of future cash flows, risks, discount rates and relevant comparable market information associated with each financial instrument. The use of different market assumptions and estimation methodologies may have a material effect on the reported estimated fair value amounts. Accordingly, the estimates presented above are not necessarily indicative of the amounts we would realize in a current market exchange.

CARE CAPITAL PROPERTIES, INC.'S PREDECESSORS

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 6—Intangibles

        The following is a summary of our intangibles as of March 31, 2015 and December 31, 2014:

	March 31, 2015		December 31, 2014
	Balance	Remaining Weighted Average Amortization Period in Years	Balance	Remaining Weighted Average Amortization Period in Years
	(Dollars in thousands)
Intangible assets:
Above market lease intangibles	$72,502	11.9	$60,251	11.1
In-place lease intangibles	34,072	13.4	26,943	12.9
Accumulated amortization	(37,741)	N/A	(35,221)	N/A
Goodwill	162,705	N/A	88,959	N/A

Net intangible assets	$231,538	12.4	$140,932	11.7

Intangible liabilities:
Below market lease intangibles	$202,088	15.1	$198,170	15.2
Above market ground lease intangibles	1,907	53.7	—	—
Accumulated amortization	(66,019)	N/A	(61,882)	N/A
Purchase option intangibles	9,352	N/A	9,352	N/A

Net intangible liabilities	$147,328	15.7	$145,640	15.2

  N/A—Not Applicable.

        Above market lease intangibles and in-place lease intangibles are included in acquired lease intangibles within real estate investments on our combined consolidated balance sheets. Below market lease intangibles, above market ground lease intangibles and purchase option intangibles are included in lease intangible liabilities on our combined consolidated balance sheets. For the three months ended March 31, 2015 and 2014, our net amortization related to these intangibles was $1.6 million and $2.7 million, respectively. The estimated net amortization related to these intangibles for the remainder of 2015 and the subsequent four years is as follows: remainder of 2015—$4.5 million; 2016—$5.8 million; 2017—$5.6 million; 2018—$5.4 million; and 2019—$5.6 million.

CARE CAPITAL PROPERTIES, INC.'S PREDECESSORS

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 7—Other Assets

        The following is a summary of our other assets as of March 31, 2015 and December 31, 2014:

	March 31, 2015	December 31, 2014
	(In thousands)
Straight-line rent receivables, net	$806	$766
Unsecured loans receivable, net	4,131	4,242
Deferred lease costs	9,695	9,970
Assets held for sale	5,331	5,229
Other, net	2,460	2,044

Total other assets	$22,423	$22,251

Note 8—Litigation

        We are involved from time to time in various legal proceedings that arise in the ordinary course of our business, including, but not limited to commercial disputes, environmental matters, and litigation in connection with transactions including acquisitions and divestitures. We believe that such litigation, claims and administrative proceedings will not have a material adverse impact on our financial position or our results of operations. We record a liability when a loss is considered probable and the amount can be reasonably estimated.

        Our tenants and, in some cases, their affiliates may be required by the terms of their leases and other agreements with us to indemnify, defend and hold us harmless against certain actions, investigations and claims arising in the course of their business and related to the operations of our properties. In addition, third parties from whom we acquired certain of our assets and, in some cases, their affiliates may be required by the terms of the related conveyance documents to indemnify, defend and hold us harmless against certain actions, investigations and claims related to the acquired assets and arising prior to our ownership or related to excluded assets and liabilities. In some cases, a portion of the purchase price consideration is held in escrow for a specified period of time as collateral for these indemnification obligations. We cannot provide any assurance that our tenants, their affiliates or other obligated third parties will defend us in any such matters, that our tenants, their affiliates or other obligated third parties will have sufficient assets, income and access to financing to enable them to satisfy their defense and indemnification obligations to us or that any purchase price consideration held in escrow will be sufficient to satisfy claims for which we are entitled to indemnification.

Note 9—Subsequent Events

        We have evaluated subsequent events through June 8, 2015, the date which the combined consolidated financial statements were available to be issued.

 Independent Auditors' Report

The Board of Directors and Stockholders
Ventas, Inc.:

        We have audited the accompanying combined statement of revenue and certain expenses of the American Realty Capital Healthcare Trust Post-Acute Portfolio for the year ended December 31, 2014, and the related notes (the combined statement).

Management's Responsibility for the Combined Statement

        Management is responsible for the preparation and fair presentation of the combined statement in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the combined statement that is free from material misstatement, whether due to fraud or error.

Auditors' Responsibility

        Our responsibility is to express an opinion on the combined statement based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined statement is free from material misstatement.

        An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined statement. The procedures selected depend on the auditors' judgment, including the assessment of the risks of material misstatement of the combined statement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the combined statement in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined statement.

        We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

        In our opinion, the combined statement referred to above presents fairly, in all material respects, the combined revenue and certain expenses described in Note 1 of the American Realty Capital Healthcare Trust Post-Acute Portfolio for the year ended December 31, 2014, in accordance with U.S. generally accepted accounting principles.

Emphasis of Matter

        We draw attention to Note 1 to the combined statement, which describes that the accompanying combined statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in the filing of the Form 10 registration statement of Care Capital Properties, Inc.) and is not intended to be a complete presentation of the American Realty Capital Healthcare Trust Post-Acute Portfolio's revenues and expenses. Our opinion is not modified with respect to this matter.

/s/ KPMG LLP

Chicago, Illinois
April 23, 2015

AMERICAN REALTY CAPITAL HEALTHCARE TRUST POST-ACUTE PORTFOLIO

COMBINED STATEMENT OF REVENUE AND CERTAIN EXPENSES

For the Year Ended December 31, 2014

(In thousands)

Revenue:
Rental income	$22,153
Operating expense reimbursements	513

Total revenue	22,666

Certain expenses:
Property operating and maintenance	608

Total certain expenses	608

Revenue in excess of certain expenses	$22,058

See accompanying notes to the Combined Statement of Revenue and Certain Expenses.

AMERICAN REALTY CAPITAL HEALTHCARE TRUST POST-ACUTE PORTFOLIO

NOTES TO COMBINED STATEMENT OF REVENUE AND CERTAIN EXPENSES

1. Basis of Presentation

        In January 2015, Ventas, Inc. ("Ventas") completed its acquisition of American Realty Capital Healthcare Trust, Inc. ("HCT"), which added 152 properties to Ventas's portfolio. Certain of the HCT properties, specifically 14 skilled nursing facilities and four specialty hospitals, herein referred to as the American Realty Capital Healthcare Trust Post-Acute Portfolio (the "Portfolio"), are intended to be separated from Ventas and spun off into an independent, publicly traded company, Care Capital Properties, Inc. ("SpinCo").

        The Combined Statement of Revenue and Certain Expenses relate to the operations of the Portfolio's properties and were prepared for the purpose of SpinCo complying with the rules and regulations of the Securities and Exchange Commission, including Rule 3-14 of Regulation S-X. Accordingly, the accompanying Combined Statement of Revenue and Certain Expenses has been prepared using the accrual method of accounting. Certain expenses which may not be in the proposed future operations of the Portfolio, such as depreciation, amortization, income taxes, certain mortgage interest expense and entity expenses are not reflected in the Combined Statement of Revenue and Certain Expenses in accordance with Rule 3-14 of Regulation S-X.

        The financial information presented in the Combined Statement of Revenue and Certain Expenses for the year ended December 31, 2014 reflects the actual period of HCT's ownership and does not necessarily reflect a full year of revenue and expenses with respect to ten skilled nursing facilities and one hospital that were acquired by HCT in 2014.

        The Combined Statement of Revenue and Certain Expenses is being presented for the most recent year available instead of the three most recent years based on the following factors: (1) the Portfolio was acquired from an unaffiliated party; and (2) except as described above and in Note 4, management of the Portfolio is not aware of any material factors related to the Portfolio that would cause this financial information not to be indicative of future operating results.

2. Summary of Significant Accounting Policies

Revenue Recognition

        The Portfolio's rental income consists of rent received from the tenants/operators of its skilled nursing facilities and specialty hospitals. All of the Portfolio's leases are "triple-net" leases, which require the tenants to generally pay all property-related expenses, and therefore these expenses are not included in the accompanying Combined Statement of Revenue and Certain Expenses in accordance with ASC 605 Revenue Recognition. Rent paid by each tenant is recorded in accordance with the terms of each lease on a straight-line basis over the initial term of the lease. When the Portfolio acquires a property, the terms of existing leases are considered to commence as of the acquisition date for the purposes of this calculation.

        Cost recoveries from tenants are included in operating expense reimbursements in the period the related costs are incurred, as applicable. Included in these reimbursements and related costs are ground rent costs for one property within the Portfolio, which is subject to a long-term operating ground lease which expires in 2037.

        Management of the Portfolio continually reviews receivables related to rent, unbilled rent receivables and deferred rent assets and determines collectability by taking into consideration the tenant's payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area in which the property is located. In the

AMERICAN REALTY CAPITAL HEALTHCARE TRUST POST-ACUTE PORTFOLIO

NOTES TO COMBINED STATEMENT OF REVENUE AND CERTAIN EXPENSES (Continued)

2. Summary of Significant Accounting Policies (Continued)

event that the collectability of a receivable or deferred rent asset is in doubt, the Portfolio will record an increase in the allowance for uncollectible accounts or record a direct write-off of the receivable in the Combined Statement of Revenue and Certain Expenses.

Property operating and maintenance

        Property operating and maintenance expense includes expenses of certain of the Portfolio's real estate properties such as ground rent, real estate taxes and insurance. Property operating and maintenance expenses are expensed as incurred.

3. Future Minimum Rental Income

        The following table presents future minimum base rental cash payments due to the Portfolio over the next five years and thereafter. These amounts exclude contingent rent payments, as applicable, that may be collected from certain tenants based on provisions related to sales thresholds and increases in annual rent based on exceeding certain economic indexes among other items.

Future Minimum Base Rental Cash Payments
(In thousands)
2015	$23,034
2016	23,596
2017	24,085
2018	24,583
2019	25,092
Thereafter	319,711

$440,101

4. Subsequent Events

        Subsequent events were evaluated through April 23, 2015, the date on which the Combined Statement of Revenue and Certain Expenses was issued.

        Subsequent to Ventas's acquisition of the Portfolio, the operator of eight skilled nursing facilities has requested certain modifications to the terms of its master lease agreement, including contractual rents, and Ventas has begun the process of re-leasing one hospital to another operator.

 Independent Auditors' Report

The Board of Directors and Stockholders
Ventas, Inc.:

        We have audited the accompanying combined statement of revenue of the Acquired Skilled Nursing Portfolio for the year ended December 31, 2014, and the related notes (the combined statement).

Management's Responsibility for the Combined Statement

        Management is responsible for the preparation and fair presentation of the combined statement in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the combined statement that is free from material misstatement, whether due to fraud or error.

Auditors' Responsibility

        Our responsibility is to express an opinion on the combined statement based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined statement is free from material misstatement.

        An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined statement. The procedures selected depend on the auditors' judgment, including the assessment of the risks of material misstatement of the combined statement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the combined statement in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined statement.

        We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

        In our opinion, the combined statement referred to above presents fairly, in all material respects, the combined revenue described in Note 1 of the Acquired Skilled Nursing Portfolio for the year ended December 31, 2014, in accordance with U.S. generally accepted accounting principles.

Emphasis of Matter

        We draw attention to Note 1 to the combined statement, which describes that the accompanying combined statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in the filing of the Form 10 registration statement of Care Capital Properties, Inc.) and is not intended to be a complete presentation of the Acquired Skilled Nursing Portfolio's revenue. Our opinion is not modified with respect to this matter.

/s/ KPMG LLP

Chicago, Illinois
April 23, 2015

ACQUIRED SKILLED NURSING PORTFOLIO

COMBINED STATEMENT OF REVENUE

For the Year Ended December 31, 2014

(In thousands)

Rental income	$15,555

See accompanying notes to the Combined Statement of Revenue.

ACQUIRED SKILLED NURSING PORTFOLIO

NOTES TO COMBINED STATEMENT OF REVENUE

1. Basis of Presentation

        In January 2015, Ventas, Inc. ("Ventas") completed its acquisition of the Acquired Skilled Nursing Portfolio (the "Portfolio"), comprised of 12 skilled nursing facilities to be leased to a third-party operator under a triple-net lease arrangement. Prior to the acquisition date, these properties were leased from a different landlord under separate triple-net leases that were terminated at the acquisition date. These skilled nursing facilities are intended to be carved out and spun off into an independent, publicly traded company, Care Capital Properties, Inc. ("SpinCo").

        The Combined Statement of Revenue relates to the rental operations of the Portfolio's properties and was prepared for the purpose of SpinCo complying with the rules and regulations of the Securities and Exchange Commission, including Rule 3-14 of Regulation S-X. Accordingly, the accompanying Combined Statement of Revenue has been prepared using the accrual method of accounting. Certain expenses which may not be in the proposed future operations of the Portfolio, such as depreciation, amortization, income taxes, certain mortgage interest expense and entity expenses are not reflected in the Combined Statement of Revenue in accordance with Rule 3-14 of Regulation S-X.

        The Combined Statement of Revenue is being presented for the most recent year available instead of the three most recent years based on the following factors: (1) the Portfolio was acquired from an unaffiliated party; and (2) management of the Portfolio is not aware of any material factors related to the Portfolio that would cause this financial information not to be indicative of future operating results.

2. Revenue Recognition

        The Portfolio's rental income consists of rent received from the tenants in its skilled nursing facilities. All of the Portfolio's leases are "triple-net" leases, which require the tenants to generally pay all property-related expenses, and therefore these expenses are not included in the accompanying Combined Statement of Revenue in accordance with ASC 605, Revenue Recognition. The Portfolio's leases provide for periodic increases in base rent. Certain leases provide for rent escalations that are contingent and therefore rental income is not recognized on a straight-line basis over the initial terms of the respective leases. Other leases provide for fixed rent escalations during the initial term of the lease and such escalations are recognized on a straight-line basis over the initial term of the lease.

3. Subsequent Events

        Subsequent events were evaluated through April 23, 2015, the date on which the Combined Statement of Revenue was issued.